As filed with the Securities and Exchange Commission on June 30, 2023.

Registration No. 333-271951

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1 TO

FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Signing Day Sports, Inc.

(Exact name of registrant as specified in its charter)

Delaware	7389	87-2792157
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

8355 East Hartford Rd., Suite 100

Scottsdale, AZ 85255

(480) 220-6814

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Daniel D. Nelson, Chief Executive Officer

8355 East Hartford Rd., Suite 100

Scottsdale, AZ 85255

(480) 220-6814

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Louis A. Bevilacqua, Esq. Bevilacqua PLLC 1050 Connecticut Avenue, NW, Suite 500 Washington, DC 20036 (202) 869-0888	Laura Anthony, Esq. Craig D. Linder, Esq. Anthony L.G., PLLC 625 N. Flagler Drive, Suite 600 West Palm Beach, FL 33401 (561) 514-0936

Approximate date of commencement of proposed sale to the public: As soon as practicable after the date this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

This registration statement contains two prospectuses, as set forth below.

●	Public Offering Prospectus. A prospectus to be used for the public offering of shares of common stock through the underwriter named on the cover page of this prospectus, which is referred to in this Explanatory Note as the Public Offering Prospectus.

●	The Resale Prospectus. A prospectus, which is referred to in this Explanatory Note as the Resale Prospectus, to be used for the resale by selling stockholders of up to 2,346,548 shares of common stock, consisting of (i) 746,548 shares of common stock held by the selling stockholders; (ii) 410,000 shares of common stock issuable upon the conversion of 6% convertible unsecured promissory notes issued to the selling stockholders; (iii) 250,000 shares of common stock issuable upon the conversion of 8% convertible unsecured promissory notes issued to the selling stockholders; and (iv) 940,000 shares of common stock issuable upon the exercise of warrants issued to the selling stockholders.

The Resale Prospectus is substantively identical to the Public Offering Prospectus, except for the following principal points:

●	they contain different front covers;

●	they contain different “Offering” sections in the Prospectus Summary;

●	they contain different “Use of Proceeds” sections;

●	the “Capitalization” and “Dilution” sections are deleted from the Resale Prospectus;

●	a “Selling Stockholders” section is included in the Resale Prospectus;

●	the “Underwriting” section from the Public Offering Prospectus is deleted from the Resale Prospectus and a “Plan of Distribution” section is inserted in its place; and

●	the “Legal Matters” section in the Resale Prospectus deletes the reference to counsel for the underwriters.

The registrant has included in this registration statement a set of alternate pages after the back cover page of the Public Offering Prospectus, which are referred to as the Alternate Pages, to reflect the foregoing differences in the Resale Prospectus as compared to the Public Offering Prospectus. The Public Offering Prospectus will exclude the Alternate Pages and will be used for the public offering by the Registrant. The Resale Prospectus will be substantively identical to the Public Offering Prospectus except for the addition or substitution of the Alternate Pages and will be used for the resale offering by the selling stockholders.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED JUNE 30, 2023

Signing Day Sports, Inc.

1,500,000 Shares of Common Stock

This is an initial public offering of our shares of common stock, $0.0001 par value per share (the “common stock”). We are offering 1,500,000 of our shares of common stock. It is currently estimated that the initial public offering price will be between $4.00 and $6.00. We have selected the lowest point of this range of $4.00 per share for use herein as the assumed sales price for our shares, given recent market volatility, for purposes of calculation of estimated use of proceeds, estimated dilution and other matters in this prospectus.

We are also seeking to register the issuance of warrants to purchase 120,750 shares of common stock (the “representative’s warrants”) to the underwriters (assuming the exercise of the over-allotment option by the underwriters in full) as well as the 120,750 shares of common stock issuable upon exercise by the underwriters of the representative’s warrants at an exercise price of $4.00 per share, based on the assumed public offering price of $4.00 per share, which is the low point of the estimated offering range set forth above.

Prior to this offering, there has been no public market for our shares.  We are in the process of applying to list our shares of common stock on NYSE American LLC (“NYSE American”) under the symbol “SGN”. NYSE American may or may not approve such application, and if our application is not approved, this offering cannot be completed.

Unless otherwise noted, the share and per share information in this prospectus have been adjusted to give effect to the one-for-five (1-for-5) reverse stock split (the “Reverse Stock Split”) of the outstanding common stock which became effective on April 14, 2023. See “Corporate History and Structure – Reverse Stock Split”.

We are an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act of 2012, under applicable U.S. federal securities laws, and are eligible for reduced public company reporting requirements. See “Prospectus Summary – Implications of Being an Emerging Growth Company” for more information.

Investing in our securities is highly speculative and involves a high degree of risk.  See “Risk Factors” beginning on page 15 for a discussion of information that should be considered in connection with an investment in our securities.

Neither the U.S. Securities and Exchange Commission nor any state or provincial securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses	$	$

(1)	Does not include a non-accountable expense allowance equal to 1% of the gross proceeds of this offering payable to Boustead Securities, LLC, the representative of the underwriters (“Boustead” or “the representative”), or the reimbursement of certain expenses of the underwriters. The representative will also receive other compensation in addition to underwriting discounts and commissions. See “Underwriting” for additional disclosure regarding underwriters’ compensation and offering expenses.

This offering is being conducted on a firm commitment basis.  The underwriters are obligated to take and purchase all of the shares of common stock offered under this prospectus if any such shares are taken.

We have granted the underwriters an option for a period of 45 days from the date of this prospectus to purchase up to 15% of the total number of our shares to be offered by us pursuant to this offering (excluding shares subject to this option), solely for the purpose of covering over-allotments, at the initial public offering price less the underwriting discounts, commissions and non-accountable expense allowance. If the underwriters exercise the option in full, the total estimated underwriting discounts, commissions and non-accountable expense allowance payable will be $552,000, and the total estimated gross proceeds to us, before underwriting discounts, commissions and non-accountable expense allowance will be $6,900,000.00, based on the assumed initial public offering price of $4.00 per share, which is the low point of the estimated offering range set forth above.  Net proceeds will be delivered to us on the closing date.

The underwriters expect to deliver the shares of common stock to purchasers in the offering on or about , 2023.

Boustead Securities, LLC

The date of this prospectus is                                  , 2023.

Please read this prospectus carefully. It describes our business, financial condition, results of operations and prospects, among other things. We are responsible for the information contained in this prospectus and in any free-writing prospectus we have authorized. Neither we nor the underwriter have authorized anyone to provide you with different information, and neither we nor the underwriter take responsibility for any other information others may give you. Neither we nor the underwriter are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date on the front of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of common stock. You should not assume that the information contained in this prospectus is accurate as of any date other than its date.

i

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

We use various trademarks, trade names and service marks in our business, including “Signing Day Sports™”, “The Hat Before The Hat™” and associated marks. For convenience, we may not include the SM, ® or ™ symbols, but such omission is not meant to indicate that we would not protect our intellectual property rights to the fullest extent allowed by law. Any other trademarks, trade names or service marks referred to in this prospectus are the property of their respective owners.

INDUSTRY AND MARKET DATA

We are responsible for the information contained in this prospectus. This prospectus includes industry and market data that we obtained from periodic industry publications, third-party studies and surveys, filings of public companies in our industry and internal company surveys. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed. The forecasts and projections are based on historical market data, and there is no assurance that any of the forecasts or projected amounts will be achieved. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. The market and industry data used in this prospectus involve risks and uncertainties that are subject to change based on various factors, including the COVID-19 pandemic and those discussed in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in, or implied by, the estimates made by independent parties and by us. Furthermore, we cannot assure you that a third party using different methods to assemble, analyze or compute industry and market data would obtain the same results.

ii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in common stock. You should carefully read the entire prospectus, including the risks associated with an investment in our company discussed in the “Risk Factors” section of this prospectus, before making an investment decision. Some of the statements in this prospectus are forward-looking statements. See the section titled “Cautionary Statement Regarding Forward-Looking Statements.”

In this prospectus, unless the context indicates otherwise, “we,” “us,” “our,” “Signing Day Sports,” “the Company,” “our company” and similar references refer to the consolidated operations of Signing Day Sports, Inc., a Delaware corporation.

Unless otherwise noted, the share and per share information in this prospectus reflects the Reverse Stock Split ratio of 1-for-5 as if it had occurred at the beginning of the earliest period presented.

Our Company

Overview

We are a technology company developing and operating platforms aiming to give significantly more student-athletes the opportunity to go to college and continue playing sports. Our platform, Signing Day Sports, is a digital ecosystem to help athletes get discovered and recruited by coaches and recruiters across the country. We fully support football, baseball, softball, and men’s and women’s soccer, and we plan to expand the Signing Day Sports platform to include additional sports. Each sport is led by former professional athletes and coaches who know what it takes to get to the big leagues.

Signing Day Sports launched in 2019, and as of June 2023, many high schools, sports clubs, and aspiring high school athletes have subscribed to the Signing Day Sports platform. Colleges in the National Collegiate Athletic Association (NCAA) Division I, Division II, and Division III, and the National Association of Intercollegiate Athletics (NAIA), have utilized our platform for recruitment purposes. Signing Day Sports initially supported football athletes, and now also offers a platform for baseball, softball, and men’s and women’s soccer, resulting in even more recruiter and athlete platform participants.

We founded Signing Day Sports to reinvent the high school and college sports recruiting process for the digital era. When we started the Company, recruiting was still being done largely as it had been done since before the mass availability of Internet-connected devices and was still limited by that model. We believe that we identified the flaws in the recruiting process and the unique opportunity it presented for us to become a solution provider in the industry. We developed and operated our platform with the objective of optimizing and enhancing the sports recruitment process across all sizes of colleges and athletic departments.

Our ability to leverage modern technologies to bring coaches and athletes together in a mutually beneficial ecosystem has shown significant benefits for both sides of the student-athlete recruitment process. Parents and athletes can use the platform to understand and provide what recruiters want to see, seek and gain offers of better athletic scholarships or other financial aid packages, and maximize the potential of an athlete’s career. Recruiters now have a comprehensive recruitment application that shows video verification of key attribute data and gives the recruiter the ability to narrow down their search with a highly optimized search engine and athlete screening process.

In short, we offer a comprehensive solution that services the needs of all participants in the sports recruitment process. We are aware of no other platform that offers what our platform does. Our goal is to change the way sports recruitment is done for the betterment of everyone.

Our Historical Performance

The Company’s current and former independent registered public accounting firms have expressed substantial doubt as to the Company’s ability to continue as a going concern. We have incurred losses for each period from our inception and a significant accumulated deficit. For the fiscal quarters ended March 31, 2023 and 2022, our net loss was approximately $0.9 million and $2.0 million, respectively, and our net cash used in operating activities was approximately $0.3 million and $2.2 million, respectively. As of March 31, 2023 and December 31, 2022, we had cumulative losses of approximately $19.0 million and $18.1 million, respectively. For the fiscal years ended December 31, 2022 and 2021, our net loss was approximately $6.7 million and $8.8 million, respectively, our cash used in operating activities was approximately $4.9 million and $5.7 million, respectively, and we had cumulative losses of approximately $18.1 million and $11.5 million, respectively. We expect to incur expenses and operating losses over the next several years. Accordingly, we will need additional financing to support our continuing operations. We will seek to fund our operations through public or private equity offerings, debt financings, government or other third-party funding, collaborations and licensing arrangements. Adequate additional financing may not be available to us on acceptable terms, or at all. Our failure to raise capital as and when needed would impact our going concern status and would have a negative impact on our financial condition and our ability to pursue our business strategy and continue as a going concern. We will need to generate significant revenues to achieve profitability, and we may never do so.

For further discussion, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Going Concern”.

The sports recruitment industry has a number of problems. Frequently, the best athletes in the world get overlooked because of a lack of exposure, promotion, and experience. The dominance of the top athletic programs reduces opportunities for talented student-athletes. Many student-athletes who do not know how to effectively promote themselves will get pushed down ranking sheets. Signing Day Sports has built an application to bring equal opportunity to all student-athletes looking to be recruited at every level.

We believe that our technology can help level the playing field for both student-athletes and recruiters. Any student-athlete can promote and demonstrate their talent to all of the recruiters on our platform. On the other side, every recruiter who uses the platform can access the same rich level of data that can be provided by our platform’s student-athletes.

We believe our technology will help move sports recruitment toward a truly fair experience for all parties involved.

Our Solution

Signing Day Sports is a platform in the form of an app available on Apple’s App Store and Google Play for student-athletes and desktops for coaches and recruiters. We believe Signing Day Sports is the first comprehensive sports recruitment platform. The platform interface is designed to be optimized for each participant in the sports recruitment process. The three-tiered technology platform serves student-athletes and their parents, high school and sports club coaches, and college and professional recruiters and scouts.

Student-athletes can upload key information and verified data that is critical in the recruitment process. The data fields in our player platform include the following: Video-verified measurables (such as height, weight, 40-yard dash, wingspan, hand size), academic information (such as official transcripts and SAT/ACT scores), and technical skill videos (such as drills and mechanics that exemplify player mechanics, coordination, and development).

College coaches, team managers and other recruiters can load in all athletes on their respective teams, sports clubs or programs. They can use the platform to communicate directly with athletes, track their progress in the weight room and training field, and manage other aspects of their athletes. Additionally, the platform serves as an important tool for recruitment and development. In particular, college coaches can manage their entire recruitment process through our platform. Our platform provides college coaches an optimized organizational system, communication tools, and verified data to make informed decisions and save program costs. Athletes and parents can use the platform to communicate with their coaches and managers as well as track individual performance and key metrics that are valuable to recruiters. The platform was built by athletes and recruiters for athletes and recruiters, and we believe it truly represents the future of sports recruitment.

Our Competitive Strengths

We believe our key competitive strengths include:

●	Massive Low-Cost Access to Recruiters. Recruiting events, camps, games and showcases such as those hosted by Next College Student Athlete, Gridiron Elite and Perfect Game strive to match high-level high school athletes for in-person competition. Attendees sometimes travel interstate to attend these events and typically pay an attendance fee as well. These events are typically costly to recruits’ families and present a number of practical challenges for recruits. Our app evens the playing field by allowing an athlete to get in front of numerous recruiters without any travel or significant costs.

●	More Objective and Fair Player Evaluations. Our platform fills a niche in the current competitive landscape by allowing recruits to put their best foot forward by submitting only their best interviews, verified athletic/academic measurables, verified drill footage, and actual game film. Recruiters can then better assess their prospects than in traditional in-person recruitment events where chance events can throw off even the best athletes’ performances.

●	Better Athlete Comparison Tools. Other digital sports recruitment apps such as Hudl do not allow coaches to evaluate prospects’ drill performances frame-by-frame, side-by-side. Additionally, these platforms do not have verified statistics within individual recruiting profiles. Our tool offers these and a number of other unique features that recruiters and their prospects find exceptionally valuable.

●	Designed for Coaches and Recruiters. Through our verified measurables, “Film Room,” “Big Board”, “Interview” and recruiter-athlete messaging features, our app’s coach/recruiter platform allows college coaches and recruiters to drive the recruitment process. At their desktops, recruiters can easily access and request verifiable information from thousands of athletes across the nation. After players submit their video-verified uploads, verified academics, and supplemental data like responses to interview questions, coaches can make well-informed decisions. Our in-app messaging allows coaches to communicate directly with prospective recruits. All of our app’s features are designed to produce an efficient, comprehensive and intuitive process for accessing, comparing, ranking and recruiting athletes by user coaches and recruiters.

●	Designed for Players and Parents. Our app’s player-facing mobile platform easily allows players to submit video-verified information, verified academic information, responses to interview questions, and other data, and be seen by hundreds of college coaches and recruiters. In the comfort of their own home or a nearby field, players can upload all the information coaches need to make a well-informed decision.

●	Educational Tools for Players and Parents. Signing Day Sports supports athletes and parents through the entirety of the recruiting process in three ways. First, our former college coaches, athletes, and player personnel directors are readily available through the Signing Day Sports app, website, and personal social media accounts. They support and communicate regularly with athletes to assist them throughout the recruiting process. The second way is The Wire, Signing Day Sports’ official blog. We regularly post educational and informative blog entries that consist of interviews, player features, in-depth dives into specific recruiting processes and events, and other relevant subjects. Thousands of visitors read The Wire’s entries every month to stay up to date regarding the most recent recruiting news and updates. The third way is called “Signing Day Sports University” or “SDS University”. SDS University is a Zendesk-based customer-facing knowledge base and is composed of short, educational videos. Athletes, parents, and coaches can learn about our app, the collegiate recruiting process from beginning to end, and more through the SDS University video catalog. Topics range from NIL, the transfer portal, and eligibility to more specific app tutorials like uploading videos or sharing the athlete’s profile link. SDS University helps leverage our internal knowledge to communicate more efficiently and with more people.

Our Growth Strategies

The key elements of our strategy to grow our business include:

●	Completion and Development of New Sports Platforms. Our app has offered fully-supported football and baseball platforms since before 2023. More recently, our official platform for softball launched in February 2023, and our men’s and women’s soccer platform launched in May 2023. We plan to continue to develop all of our platforms with additional features.

●	Investment in our Platform. We will continue to invest in our technology and infrastructure to improve our product and ability to present best-in-class technology in the recruitment space, with planned features such as player recommendations for coaches based on their specific requirements and preferences. We hired key employees and retained an onshore technology and development agency, Midwestern Interactive, LLC, or Midwestern, for product launches in baseball, softball, and soccer, in addition to continually improving the features and performance of our platform. Additionally, we will recruit, hire, and employ a high-quality offshore team to improve the efficiency and quality of our platform. We will also prioritize internal hires of engineers and developers to launch new features and sports platforms, while ensuring product stability and effectiveness.

●	Launch New Products and Expand Features. Over time, we will continue to launch new products and features to meet market demand. We will prioritize both the needs of college coaches and recruiters across the nation and the athletes seeking to be recruited in major sports verticals. Some of the planned features include:

●	Public Player Profile. By allowing athletes and their parents to share a public version of the athlete’s profile, we can ensure that the ultimate power of recruiting is in the athlete’s hands. We expect that the public version may be shared with coaches, other athletes and on social media and will contain all of the athlete’s data, including videos. The profile will be available to anyone, including recruiters and others that are not Signing Day Sports users. Additionally, our profile tracking is being designed to allow players to see who has viewed their profile and may be interested in recruiting them.

●	Social Community of Student-Athletes. Signing Day Sports plans to introduce social features on the platform. We expect these features will help athletes share and exchange videos, information, and bragging rights, and enhance the users’ sense of community. With a robust integration of LinkedIn and Facebook, athletes will be able to follow other athletes, see their profiles and videos in a feed, favorite other athletes, and exchange workout tips on our platform forums. Athletes will also be able to compete against one another for bragging rights on the leaderboard, complete tasks for badges, and take part in Signing Day Sports community challenges. These social features are expected to engage athletes with the Signing Day Sports app more holistically through these social connections.

●	Release of My Invites. With the first iterative release of our platform’s My Invites feature, coaches can drive player subscriptions and engagement by uploading unlimited lists of athletes and inviting them to our platform with as few as two mouse clicks. Our system analyzes the submitted data and tracks whether an athlete deleted their email, opened it or signed up for subscription. With this functionality, coaches can play a key role in the recruitment process by getting prospective athletes to not only join the platform but encourage them to upload verified information like transcripts, drill videos, and height and weight. This data upload from the coaches is simple, streamlined and provides them with key information to make data-informed decisions, communicate with prospects and even make offers and build their virtual team.

●	Increase Profitability through Multiple Revenue Streams. Signing Day Sports expects increased profitability as we launch digital marketing campaigns and sports platforms. We expect that a growing subscriber base will allow us to increase subscription margin, increase subscriber lifetime value, and increase monthly and annual renewal profits. An increase in profitability from a greater subscription base and multiple sports platforms can in turn support our branding, marketing, and operational spend.

●	Expand Sports Club Support. Prominent youth sports organizations in the United States are involved in many different sports including soccer, baseball, softball, lacrosse, basketball, and track and field. Sports clubs are often more competitive than high school athletic programs, and club players often demonstrate a commitment to continue playing sports at the next level. As we expand our platform to other sports, we will prioritize support for youth club sports organizations. Our support will be the expansion of a sales team to directly work with club coaches and organizations. We expect that club teams and organizations will embed our platform fees into their annual fees so that they can offer enhanced recruitment support for players and their parents, while providing their coaches with a tool to streamline the recruitment process.

●	Grow and Broaden Brand Awareness. Our brand awareness has developed primarily within our football vertical, particularly in the Southwestern United States and other areas where football is a dominant sport. With strategic partnerships with football associations and organizations, digital, social media, event marketing, and organizational partnerships, we expect to grow our brand throughout the United States. Additionally, as we launch new sports verticals, we will have many opportunities to increase brand and product awareness through additional markets. We will broaden our reach through educating players, parents, and coaches through best-in-class technology and compelling value.

●	Pursue Strategic Geographies for Product Expansion. With youth sports being played across the world, we will seek to expand our platform and technology to other countries across the globe. Through disciplined research, we will seek to expand our product to areas with significant children’s sport participation, technology adoption, and access to recruiters. We expect to prioritize the North America markets first, then replicate and introduce products suited to the local. For example, our anticipated soccer platform could provide a significant solution to inefficiencies in the student-athlete recruitment process in markets like Mexico and Europe.

●	Digital Marketing Campaigns

●	Business-to-consumer (B2C) digital marketing. Through our B2C digital marketing campaign, we will promote and advertise our products and services to thousands of high-school-aged football players and parents across the nation. With our planned combination of compelling content, brand influencers, and a marketing website, we expect significant growth in individual subscriber growth. In particular, we will prioritize parent-friendly social media platforms such as Facebook, Twitter, and Instagram, and our campaigns will support and educate parents on the recruitment process while providing our value proposition through our products, services and technology.

●	Business-to-business (B2B) digital marketing. Through our B2B digital marketing campaign, we will promote and advertise our products and services to high school and sports club coaches, athletic directors, sports club owners, and their business development teams.

●	Digital marketing techniques. Our digital marketing campaigns will utilize search engine optimization, pay per click, digital ads, and other effective techniques to increase team and organizational subscriptions.

●	Marketing and Sponsorship Agreements and Collaborations. Our focus on key sponsorship and marketing agreements will serve to both increase overall player subscriptions and marketing.

●	Louisville Slugger Hitting Science Center: We and Louisville Slugger Hitting Science Center LLC, or LSHSC, whose mission is to become the gold standard in baseball and fastpitch softball education and instruction, will collaborate on the joint marketing and promotion of each other’s products and services. LSHSC will offer subscriptions to our platform and subscription revenues will be shared between us. See “Business – Sales and Marketing – Marketing and Sponsorship Agreements” for further information regarding the terms of this agreement.

●	The U.S. Army Bowl: Over the course of our three-year agreement, we will be the official recruitment platform for the U.S. Army Bowl, or the Bowl, an annual national all-star game for U.S. high school football which was last held in December 2022 at Ford Center at The Star in Frisco, Texas. Aside from having priority on-site access to many of the top players in the game, we may potentially promote ourselves, advertise to, and onboard more than an estimated 30,000 athletes as a sponsor through the game’s advertising channels. The first Bowl event in December 2022 resulted in more than 600 player subscriptions. Bowl-related events planned for 2023 include, among others, the 2023 U.S. Army Bowl National Combine Series, which are scheduled from March 2023 to June 2023. Data collected and analyzed by our platform will be part of the selection process for determining whether athletes participating in the combines may advance to the Bowl and/or National Combine events in December 2023. Athletes participating in Bowl combines will receive three months of access to the Signing Day Sports app’s recruiting platform with registration, a Signing Day Sports recruiting profile with personal guidance from recruiting experts, video highlights from their combine, and tools to put their game highlights into their profiles on the Signing Day Sports app. See “Business – Sales and Marketing – Marketing and Sponsorship Agreements” for further information regarding the terms of this agreement.

●	State Athletic and Coaches Associations: We have sponsored a number of state athletic associations across the U.S., including the Texas High School Coaches Association, or THSCA, and the Arizona Football Coaches Association, or AZFCA. These associations have agreed to designate us as their exclusive recruitment platform for all coaches in their respective states. In addition, we have marketing rights to their coaches, athletes, and athletic events and combines throughout the year. Please see the details of our marketing and sponsorship agreements with these associations in “Business – Sales and Marketing – Marketing and Sponsorship Agreements”.

●	Potential Accretive Acquisitions. We are currently evaluating potential acquisition targets (although no such acquisition target has yet been identified) that could bolster subscriber growth, branding awareness, and revenue shares. These potential acquisitions range from owners of specific game events, athlete development programs, and technologies to boost subscriber growth and revenue.

●	Events and Marketing. Through key partnerships, our events team will conduct on-site Signing Day Sports app registration with high school-aged athletes and their parents. Specifically, at these events, athletes will have the opportunity to purchase, download, and upload key data and information on-site. These events will include football skills camps, soccer tournaments, 7v7 football tournaments, baseball showcases, and state-wide combines. In particular, our hosted combine events are expected to continue to be an effective means for gaining exposure to our brand and registering new users on our platform. We plan to increase the number of our hosted combine events and utilize media to increase attendance and exposure at these events.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

Upon the completion of the Company’s initial public offering, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As a result, we will be permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

●	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act;

●	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

●	being permitted to present only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in this prospectus;

●	submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

●	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1,235,000,000, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

To the extent that we continue to qualify as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), after we cease to qualify as an emerging growth company, certain of the exemptions available to us as an emerging growth company may continue to be available to us as a smaller reporting company, including: (i) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes Oxley Act; (ii) scaled executive compensation disclosures; and (iii) the requirement to provide only two years of audited financial statements, instead of three years.

Significant Voting Power of Certain Beneficial Owners, Executive Officers and Directors

Our executive officers and directors collectively will beneficially own approximately 12.2% of our outstanding common stock following the Company’s initial public offering if the underwriters do not exercise the over-allotment option, or approximately 12.0% if the underwriters exercise the over-allotment option in full (based on the assumed public offering price of $4.00 per share of common stock being sold in the Company’s initial public offering, which is the low point of the estimated offering range set forth on the cover page of this prospectus), and assuming, at the time of the initial public offering, the automatic conversion of the Company’s 6% convertible unsecured promissory notes into a total of 3,152,500 shares of common stock, the automatic conversion of the Company’s 8% convertible unsecured promissory notes into a total of 732,500 shares of common stock, and the exercise of certain warrants of the Company to purchase 940,000 shares of common stock. Management will collectively control the same percentage of the voting power following the offering. Dennis Gile, our largest stockholder and a former officer and director, will beneficially own approximately 15.5% of our outstanding common stock following the initial public offering, or approximately 15.3% if the underwriters exercise the over-allotment option in full, subject to the other assumptions described above, and will have the same percentage of the voting power following the offering. As a result, both Mr. Gile individually, and our executive officers and directors collectively, will be able to exercise significant influence over all matters requiring stockholder approval following the offering.

Our Corporate History and Structure

Signing Day Sports, LLC, an Arizona limited liability company (“SDS LLC – AZ”), was formed on January 21, 2019. SDS LLC – AZ formed two wholly-owned subsidiaries, Signing Day Sports Football, LLC, an Arizona limited liability company (“SDSF LLC”), and Signing Day Sports Baseball, LLC, an Arizona limited liability company (“SDSB LLC”), on September 29, 2020 and November 25, 2020, respectively.

On June 5, 2020, a process to change SDS LLC – AZ into a Delaware corporation was initiated (collectively, the “Arizona-to-Delaware Conversion Process”). On that date, a certificate of formation of Signing Day Sports, LLC, a Delaware limited liability company (“SDS LLC – DE”), and a certificate of conversion of SDS LLC – AZ into SDS LLC – DE, were filed with the Delaware Secretary of State. On September 9, 2021, a certificate of incorporation (as amended from time to time, the “Certificate of Incorporation”) of Signing Day Sports, Inc., a Delaware corporation (“SDS Inc. – DE”), and a certificate of conversion of SDS LLC – DE into SDS Inc. – DE were filed with the Delaware Secretary of State. From September 9, 2021 to July 11, 2022, SDS Inc. – DE operated as the successor entity to SDS LLC – AZ, and SDS LLC – AZ continued to be registered as an active entity with the Arizona Corporation Commission while its conversion into SDS LLC – DE pended.

A unanimous written consent of the board of directors of SDS Inc. – DE, dated as of March 25, 2022, approved the form of an Agreement and Plan of Merger between SDS LLC – AZ, SDSF LLC, SDSB LLC, and SDS Inc. – DE (the “Merger Agreement”) and related merger documents, the related merger transactions, the form of certain Settlement Agreements (as defined below), the form of a Shareholder Agreement among the Company and the stockholders of the Company (the “Shareholder Agreement”) (for a description of the terms of the Shareholder Agreement, see “Corporate History and Structure – Shareholder Agreement”), and a proposed capitalization table of SDS Inc. – DE, approved and ratified the Certificate of Incorporation and approved amended and restated bylaws of SDS Inc. – DE, and approved and ratified related matters. In anticipation of the execution of the Merger Agreement and its consummation, in April 2022 and May 2022, SDS LLC – AZ, SDS Inc. – DE, and each of the members or stockholders of SDS LLC – AZ, SDSF LLC, SDSB LLC, and SDS Inc. – DE, entered into a Settlement Agreement and Release (each individually, the “Settlement Agreement,” and collectively, the “Settlement Agreements”), which provided, among other things, for the mutual general release of all claims by the parties against and relating to SDS LLC – AZ, SDSF LLC, SDSB LLC, and SDS Inc. – DE, and confirmed the owners and related amounts of all outstanding shares of common stock of SDS Inc. represented by the capitalization table exhibit to the Settlement Agreements. The stockholders of SDS Inc. – DE and the members of SDS LLC – AZ executed unanimous written consents, dated as of May 17, 2022 and July 6, 2022, respectively, approving the Merger Agreement and related transactions, the form of the Settlement Agreements, the form of the Shareholder Agreement, an updated capitalization table of SDS Inc., and approved and ratified the Certificate of Incorporation, the amended and restated bylaws, the prior corporate actions that were taken in connection with the Arizona-to-Delaware Conversion Process, and certain related matters.

On July 11, 2022, the Merger Agreement was executed. On the same date, pursuant to the Merger Agreement, a certificate of merger was filed with the Delaware Secretary of State and a statement of merger was filed with the Arizona Secretary of State effecting the merger of SDS LLC – AZ, SDSF LLC, and SDSB LLC with and into SDS Inc. – DE, and SDS Inc. – DE succeeded to the rights, property, obligations, and liabilities of each of SDS LLC – AZ, SDSF LLC, and SDSB LLC.

The releases of claims under the Settlement Agreements with each of Dennis Gile, Dorsey Family Holdings, LLC, an Arizona limited liability company (“Dorsey LLC”), Joshua A. Donaldson Revocable Trust, and Zone Right, LLC, a California limited liability company (“Zone Right”) are subject to certain specific exceptions for claims under certain separate agreements or instruments, including rights under one convertible note held by Zone Right. For a further description of the Settlement Agreements, including the rights under the convertible note held by Zone Right and other rights subject to exceptions referenced in the Settlement Agreements, see “Certain Relationships and Related Party Transactions – Transactions With Related Persons”.

On March 13, 2023, the Reverse Stock Split, in which each five shares of the outstanding common stock were automatically combined and converted into one share of outstanding common stock, was approved by the board of directors, and was approved by stockholders holding a majority of the voting power of our issued and outstanding voting capital stock as of April 4, 2023. On April 14, 2023, we filed a certificate of amendment to the Certificate of Incorporation, which provided for the Reverse Stock Split, and the Reverse Stock Split became effective on the same date.

The Reverse Stock Split combined each five shares of our outstanding common stock into one share of common stock, without any change in the number of authorized shares of common stock or the par value per share of common stock. The Reverse Stock Split, correspondingly adjusted, among other things, the exercise price of our warrants, convertible notes and stock options. No fractional shares were issued in connection with the Reverse Stock Split, and any fractional shares resulting from the Reverse Stock Split were rounded up to the nearest whole share.

On May 5, 2023, the amendment and restatement of the Certificate of Incorporation was approved by stockholders holding a majority of the voting power of our issued and outstanding voting capital stock, and on May 9, 2023, the amended and restated Certificate of Incorporation was filed with the Delaware Secretary of State and became effective the same date. Effective the same date, the second amended and restated bylaws of the Company currently in effect (the “Amended and Restated Bylaws”) were adopted by unanimous written consent of the board of directors. The Certificate of Incorporation and Amended and Restated Bylaws contain certain provisions relating to limitations of liability and indemnification of directors and certain officers, provide advance notice procedures for stockholder proposals at stockholder meetings, and other matters. See “Description of Securities – Anti-Takeover Provisions” and “Management – Limitation on Liability and Indemnification of Directors and Certain Officers”.

See “Corporate History and Structure” for a further description of our corporate history and structure.

Corporate Information

Our principal executive offices are located at 8355 East Hartford Rd., Suite 100, Scottsdale, AZ 85255 and our telephone number is (480) 220-6814. We maintain a website at https://www.signingdaysports.com/. Information available on our website is not incorporated by reference in and is not deemed a part of this prospectus.

Retrospective Presentation of Reverse Stock Split

Except as otherwise indicated, all references to our common stock, share data, per share data and related information has been adjusted for the Reverse Stock Split ratio of 1-for-5 as if it had occurred at the beginning of the earliest period presented.

The Offering

Shares being offered:	1,500,000 shares of common stock (or 1,725,000 shares if the underwriters exercise the over-allotment option in full), assuming an initial public offering price of $4.00 per share (which is the low point of the estimated range of the initial public offering price shown on the cover page of this prospectus).

Offering price:	We currently estimate that the initial public offering price will be between $4.00 and $6.00 per share.

Shares outstanding after the offering(1):	9,091,152 shares of common stock (or 9,316,152 shares if the underwriters exercise the over-allotment option in full), assuming an initial public offering price of $4.00 per share (which is the low point of the estimated range of the initial public offering price shown on the cover page of this prospectus).

Over-allotment option:	We have granted to the underwriters a 45-day option to purchase from us up to an additional 15% of the shares sold in the offering (225,000 additional shares assuming an initial public offering price of $4.00 per share (which is the low point of the estimated range of the initial public offering price shown on the cover page of this prospectus)) at the initial public offering price, less the underwriting discounts and commissions.

Representative’s warrants:	We have agreed to issue to the representative warrants to purchase a number of shares of common stock equal in the aggregate to 7% of the total number of shares issued in the initial public offering. The representative’s warrants will be exercisable at a per share exercise price equal to 100% of the public offering price per share of common stock sold in the initial public offering. The representative’s warrants will be exercisable at any time and from time to time, in whole or in part, during the five-year period commencing on the commencement date of sales in the initial public offering. The registration statement of which this prospectus forms a part also registers the shares of common stock issuable upon exercise of the representative’s warrants. See “Underwriting” for more information.

Use of proceeds:	We expect to receive net proceeds of approximately $4.5 million from the initial public offering (or approximately $5.3 million if the underwriters exercise their over-allotment option in full), assuming an initial public offering price of $4.00 per share (which is the low point of the estimated range of the initial public offering price shown on the cover page of this prospectus), no exercise of the representative’s warrants, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We plan to use the net proceeds of the initial public offering for product and technology development, expansion of our sales team and marketing efforts, and general working capital and other corporate purposes. See “Use of Proceeds” for more information on the planned use of proceeds.

Risk factors:	Investing in our common stock involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 15 before deciding to invest in our common stock.

Lock-up	We, all of our directors and officers and stockholders holding 5% or more of our shares (as well as holders of convertible or exercisable securities which convert into or are exercisable into common stock) have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our common stock or securities convertible into or exercisable or exchangeable for our common stock for a period of 12 months, from the date on which the trading of our common stock commences as to our directors, officers and security holders, and from the closing date of the initial public offering as to us. The underwriters have agreed to waive the lock-up requirement for shares of common stock being sold by the selling stockholders named in the resale prospectus filed contemporaneously with this prospectus. See “Underwriting” for more information.

Proposed trading market and symbol	We are in the process of applying to list our common stock on NYSE American under the symbol “SGN”. We believe that upon the completion of the initial public offering, we will meet the standards for listing on NYSE American. The closing of the initial public offering is contingent upon the successful listing of our common stock on NYSE American.

Reverse Stock Split	The Reverse Stock Split, in which each five shares of the outstanding common stock were automatically combined and converted into one share of outstanding common stock, became effective on April 14, 2023. Except as otherwise indicated, all references to the common stock, share data, per share data and related information has been adjusted for the Reverse Stock Split ratio of 1-for-5 as if it had occurred at the beginning of the earliest period presented.

(1) The number of shares of common stock outstanding immediately following the initial public offering is based on 7,591,152 shares outstanding as of the date of this prospectus, after giving effect to the Reverse Stock Split at a ratio of 1-for-5, and excludes the following securities or rights to securities that were outstanding as of the date of this prospectus or that may be outstanding before the commencement of the initial public offering:

●	3,152,500 shares of common stock issuable upon conversion of outstanding 6% convertible unsecured promissory notes at a conversion price of $2.00 per share assuming that all are converted at the mandatory conversion price at the time of the initial public offering, based on the assumed initial public offering price of $4.00 per share, which is the low point of the price range set forth on the cover page of this prospectus, or up to 2,522,000 shares of common stock issuable upon the optional conversion of outstanding 6% convertible unsecured promissory notes at their optional conversion price of $2.50 per share;

●	732,500 shares of common stock issuable upon conversion of outstanding 8% convertible unsecured promissory notes at a conversion price of $2.00 per share assuming that all are converted at the mandatory conversion price at the time of the initial public offering, based on the assumed initial public offering price of $4.00 per share, which is the low point of the price range set forth on the cover page of this prospectus, or up to 444,842 shares of common stock issuable upon the optional conversion of outstanding 8% convertible unsecured promissory notes at their optional conversion price of approximately $3.29 per share;

●	732,500 shares of common stock issuable upon exercise of outstanding warrants at an exercise price of $2.00 per share, based on the assumed initial public offering price of $4.00 per share, which is the low point of the price range set forth on the cover page of this prospectus;

●	940,000 shares of common stock issuable upon exercise of outstanding warrants issued to private placement investors in our 8% unsecured promissory notes at an exercise price of $2.50 per share;

●	220,675 shares of common stock issuable to Boustead as placement agent upon exercise of placement agent’s warrants issued to Boustead at an exercise price of $2.00 per share with respect to outstanding 6% convertible unsecured promissory notes issued to private placement investors assuming that all such private placement securities are converted at the 6% convertible unsecured promissory notes’ mandatory conversion price at the time of the initial public offering, based on the assumed initial public offering price of $4.00 per share, which is the low point of the price range set forth on the cover page of this prospectus, or 176,540 shares of common stock issuable upon exercise of such placement agent’s warrants at an exercise price of $2.50 per share upon the optional conversion of outstanding 6% convertible unsecured promissory notes at their optional conversion price of $2.50 per share;

●	Up to 77,200 shares of common stock issuable to Boustead as placement agent in consideration for the waiver of its success fee and expense allowance for Company-introduced investors in outstanding 8% convertible unsecured promissory notes and respective warrants equal to 8% of the number of shares of common stock issuable to the Company-introduced investors upon conversion or exercise, as applicable, of their securities, based on the assumed initial public offering price of $4.00 per share, which is the low point of the price range set forth on the cover page of this prospectus;

●	65,800 shares of common stock issuable to Boustead as placement agent upon exercise of placement agent’s warrants issued to Boustead at an exercise price of $2.50 per share with respect to warrants issued to private placement investors in our 8% unsecured promissory notes;

●	13,375 shares of common stock upon the completion of the initial public offering assuming the offering is completed by November 15, 2023, based on the assumed initial public offering price of $4.00 per share, which is the low point of the price range set forth on the cover page of this prospectus, otherwise the number of shares of common stock equal to the number of shares derived by dividing $53,500 by the Fair Market Value, as defined by certain service provider agreements, of the common stock of the Company on November 15, 2023, pursuant to such service provider agreements;

●	248,350 total shares of common stock issuable upon the exercise of stock options at an exercise price per share equal to $3.10 per share and 243,000 total shares of common stock issuable upon the exercise of stock options at an exercise price per share equal to $2.50 per share which were granted to certain employees, consultants, officers, and directors under the Signing Day Sports, Inc. 2022 Equity Incentive Plan, or the Equity Incentive Plan, or the Plan;

●	10,000 shares of common stock issuable upon the exercise of a stock option to be granted to a consultant under the consultant’s consulting agreement under the Plan promptly following the consummation of the initial public offering, subject to the consultant’s continuing in service through the grant date, at an exercise price per share equal to the initial public offering price per share;

●	750,000 shares of common stock that are reserved for issuance under the Plan, which is inclusive of the 520,450 shares issuable upon the exercise of stock options that are granted under the Plan; and

●	120,750 shares of common stock issuable upon exercise of the representative’s warrants to be issued to the underwriters in connection with the initial public offering, based on the assumed initial public offering price of $4.00 per share, which is the low point of the price range set forth on the cover page of this prospectus, and assuming full exercise by the underwriters of the over-allotment option.

Summary Financial Information

The following tables summarize certain financial data regarding our business and should be read in conjunction with our financial statements and related notes contained elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our summary financial data as of and for the three months ended March 31, 2023 and 2022 are derived from our reviewed financial statements included elsewhere in this prospectus. Our summary financial data as of and for the fiscal years ended December 31, 2022 and 2021 are derived from our audited financial statements included elsewhere in this prospectus. All financial statements included in this prospectus are prepared and presented in accordance with generally accepted accounting principles in the United States (“GAAP”). The summary financial information is only a summary and should be read in conjunction with the historical financial statements and related notes contained elsewhere herein. The financial statements contained elsewhere fully represent our financial condition and operations; however, they are not indicative of our future performance.

	Three Months Ended March 31,		Year Ended December 31,	Year Ended December 31,
	2023	2022	2022	2021
	(Unaudited)	(Unaudited)		(Restated)
Statements of Operations Data
Revenue	$43,567	$71,848	$78,336	$340,984
Cost of revenues	71,439	275,768	783,064	504,342
Operating expenses	734,926	1,786,470	5,688,840	8,408,918
Total other income (expense)	(172,969)	(25,837)	(280,246)	(231,951)
Net earnings (loss)	$(935,767)	$(2,016,227)	$(6,673,814)	$(8,804,227)

	As of March 31, 2023	2022	As of December 31, 2021
Balance Sheet Data	(unaudited)		(restated)
Cash and cash equivalents	$248,855	$254,409	$4,687,550
Total current assets	254,231	301,332	4,855,223
Total assets	840,049	454,163	4,916,195
Total current liabilities	3,370,558	2,639,631	532,552
Total liabilities	10,500,031	8,556,711	8,477,180
Total stockholders’ (deficit)	(9,659,982)	(8,102,548)	(3,560,985)
Total liabilities and stockholders’ (deficit)	840,049	454,163	4,916,195

Summary of Risk Factors

An investment in our common stock involves a high degree of risk. You should carefully consider the risks summarized below. These risks are discussed more fully in the “Risk Factors” section immediately following this Prospectus Summary. These risks include, but are not limited to, the following:

Risks Related to the Company’s Business, Operations and Industry

●	The currently evolving situation related to the COVID-19 pandemic could adversely affect our business, financial condition and results of operations.

●	We have a limited operating history. There can be no assurance that we will be successful in growing our business.

●	We have a history of losses since our inception and may continue to incur losses for the foreseeable future.

●	Our management has concluded that factors raise substantial doubt about our ability to continue as a going concern and our current and former auditors have included an explanatory paragraph relating to our ability to continue as a going concern in their respective audit reports for the fiscal years ended December 31, 2022 and 2021.

●	We will need to obtain additional funding to continue operations. If we fail to obtain the necessary financing or fail to become profitable or are unable to sustain profitability on a continuing basis, then we may be unable to continue our operations and we may be forced to significantly delay, scale back or discontinue our operations.

●	Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

●	We operate in the highly competitive sports recruitment industry which is subject to rapid and significant technological changes.

●	If we fail to acquire new customers, we may not be able to increase net sales or achieve profitability.

●	Our software or services may not operate properly, which could damage our reputation, give rise to claims against us, or divert application of our resources from other purposes, any of which could harm our business and operating results.

●	If our security measures are breached or fail and unauthorized access is obtained to a customer’s data, our service may be perceived as insecure, the attractiveness of our services to current or potential customers may be reduced, and we may incur significant liabilities.

●	We depend on sophisticated information technology systems and data processing to operate our business. If we experience security or data privacy breaches or other unauthorized or improper access to, use of, or destruction of our proprietary or confidential data, customer data or personal data, we may face costs, significant liabilities, harm to our brand and business disruption.

●	Claims by others that we infringe their intellectual property could force us to incur significant costs or revise the way we conduct our business.

●	There may be challenges to our patents and proprietary technology.

●	If we fail to renew and/or expand our existing licenses, we may be required to discontinue or limit our use of the products that include or incorporate the licensed intellectual property.

●	Some aspects of our products and services incorporate open source software, and our use of open source software could negatively affect our business, results of operations, financial condition, and prospects.

●	Changes in government policy, legislation or regulatory or judicial interpretations could hinder or prevent our ability to conduct our business operations.

●	We are dependent on our management team, and the loss of any key member of this team may prevent us from implementing our business plan in a timely manner, or at all.

●	If we fail to effectively manage our growth, our business, financial condition and operating results could be harmed.

●	We are subject to complex and growing user data privacy use and other governmental laws and regulations, and any failure to comply with these laws and regulations may have a material negative effect on our business and results of operations.

●	Climate change and increased focus by governmental organizations on sustainability issues, including those related to climate change, may have a material adverse effect on our business and operations.

Risks Related to Our Common Stock and Initial Public Offering

●	There has been no public market for our common stock prior to the Company’s initial public offering, and an active market in which investors can resell their shares of our common stock may not develop.

●	The market price of our common stock may fluctuate, and you could lose all or part of your investment.

●	Certain recent initial public offerings of companies with relatively small public floats comparable to our anticipated public float have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company. Our common stock may potentially experience rapid and substantial price volatility, which may make it difficult for prospective investors to assess the value of our common stock.

●	We may not be able to satisfy listing requirements of NYSE American or maintain a listing of our common stock on NYSE American.

●	Investors in the Company’s initial public offering will experience immediate and substantial dilution.

●	Substantial future sales or issuances of our common stock or securities convertible into, or exercisable or exchangeable for, our common stock, or the perception in the public markets that these sales or issuances may occur, may depress our stock price. Also, future issuances of our common stock or rights to purchase common stock could result in additional dilution of the percentage ownership of our stockholders and could cause our share price to fall. The expiration of lock-up agreements that restrict the issuance of new common stock or the trading of outstanding common stock could also cause the market price of our common stock to decline.

●	We do not expect to declare or pay dividends in the foreseeable future.

●	If securities industry analysts do not publish research reports on us, or publish unfavorable reports on us, then the market price and market trading volume of our common stock could be negatively affected.

●	Future issuances of debt securities, which would rank senior to our common stock upon our bankruptcy or liquidation, and future issuances of preferred stock, which could rank senior to our common stock for the purposes of dividends and liquidating distributions, may adversely affect the level of return you may be able to achieve from an investment in our common stock.

●	We will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies and our stockholders could receive less information than they might expect to receive from more mature public companies.

●	Our internal controls over financial reporting currently may not meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act, and failure to achieve and maintain effective internal controls over financial reporting in accordance with Section 404 could impair our ability to produce timely and accurate financial statements or comply with applicable regulations and have a material adverse effect on our business.

●	Upon becoming a public company, we will incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

●	Our principal stockholder, executive officers and directors will beneficially own a significant percentage of the outstanding voting power of the Company following the Company’s initial public offering. As a result, they will be able to exercise significant influence over all matters requiring stockholder approval.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors, together with the other information contained in this prospectus, before purchasing our common stock. We have listed below (not necessarily in order of importance or probability of occurrence) what we believe to be the most significant risk factors applicable to us, but they do not constitute all of the risks that may be applicable to us. Any of the following factors could harm our business, financial condition, results of operations or prospects, and could result in a partial or complete loss of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section titled “Cautionary Statement Regarding Forward-Looking Statements”.

Risks Related to the Company’s Business, Operations and Industry

The currently evolving situation related to the COVID-19 pandemic could adversely affect our business, financial condition and results of operations.

In January 2020, the World Health Organization declared the COVID-19 outbreak to be a public health emergency and, in March 2020, it declared the outbreak to be a pandemic. The COVID-19 pandemic has caused severe global economic and societal disruptions and uncertainties. In response to the virus, countries and local governments instituted policies and measures to curtail the spread of the virus, including “stay at home” orders, travel restrictions and restrictions on the operation of non-essential businesses and services. Companies have also taken precautions, such as requiring employees to work remotely and temporarily closing or minimizing operations. Although some initial restrictions have been relaxed, some restrictions have also been re-imposed and the current restrictions and future prevention and mitigation measures imposed by governments and private companies are likely to continue to have a severe adverse impact on global economic conditions and consumer confidence and spending. The COVID-19 pandemic may negatively affect our business by causing or contributing to, among other things, the following:

●	Cessation or significant reductions in the operations of, or the inability, or significant disruptions in the ability, to meet obligations to us, of significant third-party suppliers, vendors, external manufacturers and other business or commercial partners, which may be caused by their business, operational or financial difficulties, among other reasons.

●	Significant decreases in sales of or demand for, or significant volatility in sales of or demand for, one or more of our significant products or service offerings due to, among other things, closure or reduction in occupancy of sporting events which could affect our key customers; changes in customer behavior or preference; any negative impact to our reputation resulting from an adverse perception of our response to the pandemic; or the worldwide, regional and local adverse economic and financial market conditions.

●	Significant disruptions to our business operations due to, among other things, unavailability of key employees, including our senior management team, as a result of illness to themselves or their families; cancellation or other disruptions of sales and marketing events; disruptions to trade promotion initiatives; and any delays or modifications to any significant strategic initiatives.

●	Additional or renewed significant governmental actions, including closures, quarantines or other restrictions on the ability of our employees to travel or perform necessary business functions or our ability to market or sell our products; changes in costs associated with governmental actions or general economic trends; or other limitations or restrictions on our ability to market or sell our products or the ability of our suppliers, customers or third-party partners to effectively run their operations, which may negatively impact demand and our ability to market and sell our products.

The Company does not believe that the COVID-19 pandemic has had a significant adverse impact on the Company’s business to date. As described under “Business – Market for Recruiting Services”, the ongoing COVID-19 global pandemic has increased both the need for, and familiarity with, remote interactions. As a result of the COVID-19 pandemic, the Company believes that its business can generate more revenues, at little or no additional cost, from more customers as a result of their search for alternatives to in-person recruiting events. Therefore, we do not believe that the COVID-19 pandemic has had an adverse impact on the Company’s business to date, or on the Company’s revenues or expenses. However, the ultimate extent of the COVID-19 pandemic’s effect on our operational and financial performance will depend on future developments, including the duration, spread and intensity of the pandemic and our continued ability to manufacture and distribute our products, as well as any future government actions affecting consumers and the economy generally, all of which are uncertain and difficult to predict, especially in light of the rapidly evolving social and political situations in response to the pandemic. We will continue to actively monitor the situation and may take further actions that alter our business operations as may be required by local, state or federal authorities or that we determine are in the best interests of our employees, consumers, customers or business partners. Although the potential effects that COVID-19 may have on us are not clear, such impacts could materially adversely affect our business, financial condition and results of operations.

We have a limited operating history. There can be no assurance that we will be successful in growing our business.

We have a limited history of operations. As a result, there can be no assurance that we will be successful in providing our sports recruitment technology services. Any potential for future growth will place additional demands on our executive officers, and any increased scope of our operations will present challenges due to our current limited management resources. There can be no assurance that we will be successful in our efforts. Our inability to locate additional opportunities, to hire additional management and other personnel, or to enhance our management systems, could have a material adverse effect on our results of operations. There can be no assurance that our operations will be profitable.

We have a history of losses since our inception and may continue to incur losses for the foreseeable future.

To date, we have been unable to sell its services in quantities sufficient to be operationally profitable. Consequently, we have sustained substantial losses. There can be no assurances that the Company will ever achieve the level of revenues needed to be operationally profitable in the future and if profitability is achieved, that it will be sustained. Our revenues have fluctuated and may likely continue to fluctuate significantly from quarter to quarter and from year to year. We will need to obtain additional capital and increase sales to become profitable.

Our management has concluded that factors raise substantial doubt about our ability to continue as a going concern and our current and former auditors have included an explanatory paragraph relating to our ability to continue as a going concern in their respective audit reports for the fiscal years ended December 31, 2022 and 2021.

Our management has concluded that our historical recurring losses from operations and negative cash flows from operations as well as our dependence on private equity and other financings raise substantial doubt about our ability to continue as a going concern and our current and former auditors have included an explanatory paragraph relating to our ability to continue as a going concern in their respective audit reports for the fiscal years ended December 31, 2022 and 2021.

Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. These adjustments would likely include substantial impairment of the carrying amount of our assets and potential contingent liabilities that may arise if we are unable to fulfill various operational commitments. In addition, the value of our securities, including common stock issued in the Company’s initial public offering, would be greatly impaired. Our ability to continue as a going concern is dependent upon generating sufficient cash flow from operations and obtaining additional capital and financing, including funds to be raised in the initial public offering. If our ability to generate cash flow from operations is delayed or reduced and we are unable to raise additional funding from other sources, we may be unable to continue in business even if the initial public offering is successful. For further discussion about our ability to continue as a going concern and our plan for future liquidity, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Going Concern.”

We will need to obtain additional funding to continue operations. If we fail to obtain the necessary financing or fail to become profitable or are unable to sustain profitability on a continuing basis, then we may be unable to continue our operations and we may be forced to significantly delay, scale back or discontinue our operations.

We will require additional capital to fund our operations, and if we fail to obtain necessary financing, our business plan may not be successful.

Our operations have consumed substantial amounts of cash since inception, and we expect they will continue to consume substantial amounts of cash as we aggressively build our platform and our internal marketing, compliance and other administrative functions. Although we believe the net proceeds from the Company’s initial public offering together with existing cash and cash equivalents will be sufficient to fund our projected operating expenses for some period of time, we will require additional capital to maintain our business operations, and we may also need to raise additional funds sooner if our operating and other expenses are higher than we expect.

Our forecast of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement and involves risks and uncertainties, and actual results could vary as a result of a number of factors. We have based this estimate on assumptions that may prove to be wrong, and we could exhaust our available capital resources sooner than we currently expect.

If a lack of available capital means that we are unable to expand our operations or otherwise capitalize on our business opportunities, our business, financial condition and results of operations could be materially adversely affected.

Adverse developments affecting the financial services industry, such as actual events or concerns involving liquidity, defaults, or non-performance by financial institutions or transactional counterparties, could adversely affect our current and projected business operations and our financial condition and results of operations.

Actual events involving limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions, transactional counterparties or other companies in the financial services industry or the financial services industry generally, or concerns or rumors about any events of these kinds or other similar risks, have in the past and may in the future lead to market-wide liquidity problems. For example, on March 10, 2023, Silicon Valley Bank (“SVB”), was closed by the California Department of Financial Protection and Innovation, which appointed the FDIC as receiver. Similarly, on March 12, 2023, Signature Bank Corp. (“Signature”), and Silvergate Capital Corp. were each swept into receivership. Although a statement by the Department of the Treasury, the Federal Reserve and the FDIC indicated that all depositors of SVB would have access to all of their money after only one business day of closure, including funds held in uninsured deposit accounts, borrowers under credit agreements, letters of credit and certain other financial instruments with SVB, Signature or any other financial institution that is placed into receivership by the FDIC may be unable to access undrawn amounts thereunder. In addition, on May 1, the FDIC announced that First Republic had been closed by the California Department of Financial Protection and Innovation and its assets seized by the FDIC. JPMorgan Chase eventually won the auction, paying the FDIC $10.6 billion for nearly all of First Republic’s assets. Although we are not a borrower under or party to any material letter of credit or any other such instruments with SVB, Signature or any other financial institution currently in receivership, if we enter into any such instruments and any of our lenders or counterparties to such instruments were to be placed into receivership, we may be unable to access such funds. In addition, if any of our customers, suppliers or other parties with whom we conduct business are unable to access funds pursuant to such instruments or lending arrangements with such a financial institution, such parties’ ability to pay their obligations to us or to enter into new commercial arrangements requiring additional payments to us could be adversely affected. In this regard, counterparties to credit agreements and arrangements with these financial institutions, and third parties such as beneficiaries of letters of credit (among others), may experience direct impacts from the closure of these financial institutions and uncertainty remains over liquidity concerns in the broader financial services industry. Similar impacts have occurred in the past, such as during the 2007-2008 financial crisis.

Inflation and rapid increases in interest rates have led to a decline in the trading value of previously-issued government securities with interest rates below current market interest rates. Although the U.S. Department of Treasury, FDIC and Federal Reserve Board have announced a program to provide up to $25 billion of loans to financial institutions secured by certain of such government securities held by financial institutions to mitigate the risk of potential losses on the sale of such instruments, widespread demands for customer withdrawals or other liquidity needs of financial institutions for immediately liquidity may exceed the capacity of such program.

Our access to funding sources and other credit arrangements in amounts adequate to finance or capitalize our current and projected future business operations could be significantly impaired by factors that affect us, any financial institutions with which we enter into credit agreements or arrangements directly, or the financial services industry or economy in general. These factors could include, among others, events such as liquidity constraints or failures, the ability to perform obligations under various types of financial, credit or liquidity agreements or arrangements, disruptions or instability in the financial services industry or financial markets, or concerns or negative expectations about the prospects for companies in the financial services industry. These factors could involve financial institutions or financial services industry companies with which we have financial or business relationships, but could also include factors involving financial markets or the financial services industry generally.

The results of events or concerns that involve one or more of these factors could include a variety of material and adverse impacts on our current and projected business operations and our financial condition and results of operations. These risks include, but may not be limited to, the following:

●	delayed access to deposits or other financial assets or the uninsured loss of deposits or other financial assets;

●	inability to enter into credit facilities or other working capital resources;

●	potential or actual breach of contractual obligations that require us to maintain letters of credit or other credit support arrangements; or

●	termination of cash management arrangements and/or delays in accessing or actual loss of funds subject to cash management arrangements.

In addition, investor concerns regarding the U.S. or international financial systems could result in less favorable commercial financing terms, including higher interest rates or costs and tighter financial and operating covenants, or systemic limitations on access to credit and liquidity sources, thereby making it more difficult for us to acquire financing on acceptable terms or at all. Any decline in available funding or access to our cash and liquidity resources could, among other risks, adversely impact our ability to meet our operating expenses or other obligations, financial or otherwise, result in breaches of our financial and/or contractual obligations, or result in violations of federal or state wage and hour laws. Any of these impacts, or any other impacts resulting from the factors described above or other related or similar factors, could have material adverse impacts on our liquidity and our current and/or projected business operations and financial condition and results of operations.

In addition, any further deterioration in the economy or financial services industry could lead to losses or defaults by our customers, service providers, vendors, or suppliers, which in turn, could have a material adverse effect on our current and/or projected business operations and results of operations and financial condition. For example, a customer may fail to make payments when due, default under their agreements with us, become insolvent or declare bankruptcy, or a service provider, vendor, or supplier may determine that it will no longer deal with us as a customer. In addition, a service provider, vendor or supplier could be adversely affected by any of the liquidity or other risks that are described above as factors that could result in material adverse impacts on us, including but not limited to delayed access or loss of access to uninsured deposits or loss of the ability to draw on existing credit facilities involving a troubled or failed financial institution. The bankruptcy or insolvency of any customers, service providers, vendors, or suppliers, or the failure of any customer to make payments when due, or any breach or default by a customer, service provider, vendor, or supplier, or the loss of any significant supplier relationships, could cause us to suffer material losses and may have a material adverse impact on our business.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

We have incurred net losses since our inception in 2019, and we may never achieve or sustain profitability. Federal net operating loss, or NOL, carryforwards we generated since our incorporation may be carried forward indefinitely but may only be used to offset 80% of our taxable income annually. Under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, if a corporation undergoes an “ownership change,” generally defined as a greater than 50 percentage point change (by value) in its equity ownership by certain stockholders over a three-year period, the corporation’s ability to use its pre-change NOL carryforwards and other pre-change tax attributes (such as research tax credits) to offset its post-change income or taxes may be limited. We have not completed a study to assess whether an ownership change for purposes of Section 382 or 383 has occurred, or whether there have been multiple ownership changes since our inception. For purposes of Section 382 or 383, we may have experienced ownership changes in the past and may experience ownership changes in the future as a result of shifts in our stock ownership (some of which shifts are outside our control). As a result, if we earn net taxable income, our ability to use our pre-change NOL carryforwards to offset such taxable income will be subject to limitations. Similar provisions of state tax law may also apply to limit our use of accumulated state tax attributes. Therefore, if we attain profitability, we may be unable to use a material portion of our NOL carryforwards and other tax attributes, which could adversely affect our future cash flows.

We operate in the highly competitive sports recruitment industry which is subject to rapid and significant technological changes.

The sports recruitment industry in which the Company is engaged is intensely competitive and characterized by rapid changes in technology, customer requirements, and industry standards, and by frequent new product and service offerings and improvements. We compete with an array of established and emerging recruiting solution providers. Conditions in our market could change rapidly and significantly as a result of technological advancements, partnerships, or acquisitions by our competitors or continuing market consolidation. With the introduction of new technologies and market entrants, we expect the competitive environment to remain intense. There can be no assurance that Company’s systems can be upgraded to meet future innovations in the industry or that new technologies will not emerge, or existing technologies will not be improved, which would render the Company’s offerings obsolete or non-competitive. Many of the companies we compete with enjoy significant competitive advantages over us, including but not limited to greater name recognition; greater financial, technical and service resources; established networks; additional product offerings; and greater resources for product development and sales and marketing. In addition, there can be no assurance that other established sports recruiting companies, any of which would likely have greater resources than the Company, will not enter the market. There can be no assurance that the Company will be able to compete successfully against any of its competitors.

If we fail to acquire new customers, we may not be able to increase net sales or achieve profitability.

We have invested in marketing and branding related to customer acquisition and expect to continue to do so. We must continue to acquire subscription customers in order to increase net sales and achieve profitability. In order to expand our customer base, we must appeal to and acquire customers who have historically used other means to recruit athletes and may prefer alternatives to do so. We cannot assure you that the net sales from new customers we acquire will ultimately exceed the cost of acquiring those customers. If consumers do not perceive the platform we offer to be of high value and quality, we may not be able to acquire new customers. If we are unable to acquire new customers, the net sales we generate may decrease, and our business, financial condition and operating results may be materially and adversely affected.

We use social networking sites, such as Facebook, Instagram and YouTube, online services, search engines, affiliate marketing websites, directories and other social media websites and ecommerce businesses to advertise, market and direct potential customers to use our platform. As social networking continues to rapidly evolve, we must continue to use social media channels that are used by our current and prospective customers and cost-effectively drive traffic to our platform. We believe that failure to utilize these channels as sources of traffic to our site to generate new customers would adversely affect our financial condition.

Our software or services may not operate properly, which could damage our reputation, give rise to claims against us, or divert application of our resources from other purposes, any of which could harm our business and operating results.

We may encounter human or technical obstacles that prevent our website and apps from operating properly. If our offerings do not function reliably or fail to achieve customer expectations in terms of performance, customers could assert liability claims against us or cancel their contracts with us. This could damage our reputation and impair our ability to attract or maintain customers. We cannot assure you that material performance problems or defects in our service offerings will not arise in the future. Errors may result from receipt, entry, or interpretation of customer information or from interface of our services. These defects and errors and any failure by us to identify and address them could result in loss of revenue or market share, liability to customers or others, failure to achieve market acceptance or expansion, diversion of development resources, injury to our reputation, and increased service and maintenance costs. The costs incurred in correcting any defects or errors or in responding to resulting claims or liability may be substantial and could adversely affect our operating results.

If our security measures are breached or fail and unauthorized access is obtained to a customer’s data, our service may be perceived as insecure, the attractiveness of our services to current or potential customers may be reduced, and we may incur significant liabilities.

Our services involve the Internet-based storage and transmission of customers’ information. We rely on proprietary and commercially available systems, software, tools and monitoring, as well as other processes, to provide security for processing, transmission and storage of such information. Because of the sensitivity of this information and due to requirements under applicable laws and regulations, the effectiveness of our security efforts is very important. If our security measures are breached or fail as a result of third-party action, acts of terror, social unrest, employee error, malfeasance or for any other reasons, someone may be able to obtain unauthorized access to customer data. Improper activities by third-parties, advances in computer and software capabilities and encryption technology, new tools and discoveries and other events or developments may facilitate or result in a compromise or breach of our security systems. Our security measures may not be effective in preventing unauthorized access to the customer data stored on our servers. If a breach of our security occurs, we could face damages for contract breach, penalties for violation of applicable laws or regulations, possible lawsuits by individuals affected by the breach and significant remediation costs and efforts to prevent future occurrences. In addition, whether there is an actual or a perceived breach of our security, the market perception of the effectiveness of our security measures could be harmed and we could lose current or potential customers.

We depend on sophisticated information technology systems and data processing to operate our business. If we experience security or data privacy breaches or other unauthorized or improper access to, use of, or destruction of our proprietary or confidential data, customer data or personal data, we may face costs, significant liabilities, harm to our brand and business disruption.

We rely on information technology systems and data processing that we or our service providers, collaborators, consultants, contractors or partners operate to collect, process, transmit and store electronic information in our day-to-day operations, including a variety of personal data, such as name, mailing address, email addresses, academic records, phone numbers and potentially other sensitive user information. Additionally, we, and our service providers, collaborators, consultants, contractors or partners, do or will collect, receive, store, process, generate, use, transfer, disclose, make accessible, protect and share personal information and other information to operate our business, for legal and marketing purposes, and for other business-related purposes. Our internal computer systems and data processing and those of our third-party vendors, consultants, collaborators, contractors or partners, may be vulnerable to a cyber-attack, malicious intrusion, breakdown, destruction, loss of data privacy, actions or inactions by our employees or contractors that expose security vulnerabilities, theft or destruction of intellectual property or other confidential or proprietary information, business interruption or other significant security incidents. As the cyber-threat landscape evolves, these attacks are growing in frequency, level of persistence, sophistication and intensity, and are becoming increasingly difficult to detect. In addition to traditional computer “hackers,” threat actors, software bugs, malicious code (such as viruses and worms), employee theft or misuse, denial-of-service attacks (such as credential stuffing), phishing and ransomware attacks, sophisticated nation-state and nation-state supported actors now engage in attacks (including advanced persistent threat intrusions). These risks may be increased as a result of COVID-19, owing to an increase in personnel working remotely and higher reliance on internet technology. Furthermore, because the techniques used to obtain unauthorized access to, or to sabotage, systems change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or implement adequate preventative measures. We may also experience security breaches that may remain undetected for an extended period.

There can be no assurance that we, our service providers, collaborators, consultants, contractors or partners will be successful in efforts to detect, prevent or fully recover systems or data from all breakdowns, service interruptions, attacks or breaches of systems that could adversely affect our business and operations and/or result in the loss of critical or sensitive data. Any failure by us or our service providers, collaborators, consultants, contractors or partners to detect, prevent, respond to or mitigate security breaches or improper access to, use of, or inappropriate disclosure of any of this information or other confidential or sensitive information, including customers’ personal data, or the perception that any such failure has occurred, could result in claims, litigation, regulatory investigations and other proceedings, significant liability under state, federal and international law, and other financial, legal or reputational harm to us. Further, such failures or perceived failures could result in liability and a material disruption of our development programs and our business operations, which could lead to significant delays, lost revenues or other adverse consequences, any of which could have a material adverse effect on our business, results of operations, financial condition, prospects and cashflow.

Additionally, applicable laws and regulations relating to privacy, data protection or cybersecurity, external contractual commitments and internal privacy and security policies may require us to notify relevant stakeholders if there has been a security breach, including affected individuals, business partners and regulators. Such disclosures are costly, and the disclosures or any actual or alleged failure to comply with such requirements could lead to a materially adverse impact on the business, including negative publicity, a loss of confidence in our services or security measures by our business partners or breach of contract claims. There can be no assurance that the limitations of liability in our contracts would be enforceable or adequate or would otherwise protect us from liabilities or damages if we fail to comply with applicable data protection laws, privacy policies or other data protection obligations related to information security or security breaches.

If we are unable to protect the confidentiality of our trade secrets, know-how and other proprietary and internally developed information, the value of our technology could be adversely affected.

We may not be able to protect our trade secrets, know-how and other internally developed information adequately. Although we use reasonable efforts to protect this internally developed information and technology, our employees, consultants and other parties (including independent contractors and companies with which we conduct business) may unintentionally or willfully disclose our information or technology to competitors. Enforcing a claim that a third party illegally disclosed or obtained and is using any of our internally developed information or technology is difficult, expensive and time-consuming, and the outcome is unpredictable. We rely, in part, on non-disclosure, confidentiality and assignment-of-invention agreements with our employees, independent contractors, consultants and companies with which we conduct business to protect our internally developed information. These agreements may not be self-executing, or they may be breached and we may not have adequate remedies for such breach. Moreover, third parties may independently develop similar or equivalent proprietary information or otherwise gain access to our trade secrets, know-how and other internally developed information.

Claims by others that we infringe their intellectual property could force us to incur significant costs or revise the way we conduct our business.

Our competitors protect their proprietary rights by means of patents, trade secrets, copyrights, trademarks and other intellectual property. We have not conducted an independent review of patents and other intellectual property issued to third-parties, who may have patents or patent applications relating to our proprietary technology. We have not received notice of any claims alleging infringement of third parties’ intellectual property. However, we may in the future receive letters from third parties alleging, or inquiring about, possible infringement, misappropriation or violation of their intellectual property rights. Any party asserting that we infringe, misappropriate or violate proprietary rights may force us to defend ourselves, and potentially our customers, against the alleged claim. These claims and any resulting lawsuit, if successful, could subject us to significant liability for damages and/or invalidation of our proprietary rights or interruption or cessation of our operations. Any such claims or lawsuit could:

●	be time-consuming and expensive to defend, whether meritorious or not;

●	require us to stop providing products or services that use the technology that allegedly infringes the other party’s intellectual property;

●	divert the attention of our technical and managerial resources;

●	require us to enter into royalty or licensing agreements with third-parties, which may not be available on terms that we deem acceptable;

●	prevent us from operating all or a portion of our business or force us to redesign our products, services or technology platforms, which could be difficult and expensive and may make the performance or value of our product or service offerings less attractive;

●	subject us to significant liability for damages or result in significant settlement payments; or

●	require us to indemnify our customers.

Furthermore, during the course of litigation, confidential information may be disclosed in the form of documents or testimony in connection with discovery requests, depositions or trial testimony. Disclosure of our confidential information and our involvement in intellectual property litigation could materially adversely affect our business. Some of our competitors may be able to sustain the costs of intellectual property litigation more effectively than we can because they have substantially greater resources. In addition, any litigation could significantly harm our relationships with current and prospective customers. Any of the foregoing could disrupt our business and have a material adverse effect on our business, operating results and financial condition.

There may be challenges to our patents and proprietary technology.

The Company holds one or more pending utility patent applications, know-how and trade secret rights relating to various aspects of its technologies, which are of material importance to the Company and its future prospects. Any patent we have obtained or do obtain may be challenged by re-examination or otherwise invalidated or eventually found unenforceable. Both the patent application process and the process of managing patent disputes can be time consuming and expensive. Competitors may attempt to challenge or invalidate our patents, or may be able to design alternative techniques or devices that avoid infringement of our patents, or develop products with functionalities that are comparable to ours. In the event a competitor infringes upon our patent or other intellectual property rights, litigation to enforce our intellectual property rights or to defend our patents against challenge, even if successful, could be expensive and time consuming and could require significant time and attention from our management. Furthermore, there can be no assurance that the Company’s products and services will not infringe on any patents of others. We may not have sufficient resources to enforce our intellectual property rights or to defend our patents against challenges from others.

If we fail to renew and/or expand our existing licenses, we may be required to discontinue or limit our use of the products that include or incorporate the licensed intellectual property.

Our third-party licenses, or support for such licensed products and technologies, may not continue to be available to us on commercially reasonable terms, if at all. In the event that we cannot renew and/or expand existing licenses, we may be required to discontinue or limit our use of the products that include or incorporate the licensed intellectual property. Although to date we have not encountered such issues, licensing requirements may preclude us from using technologies owned or developed by third parties if those parties are unwilling to allow us to comply with related disclosure requirements or other regulatory requirements. In any such event, we may be unable to operate on a profitable basis.

Some aspects of our products and services incorporate open source software, and our use of open source software could negatively affect our business, results of operations, financial condition, and prospects.

Some aspects of our app platform incorporate and are dependent on the use and development of open source software. Open source software is software licensed under an open source license, which may include a requirement that we make available, or grant licenses to, any modifications or derivative works created using the open source software, make our proprietary source code publicly available, or make our products or services available for free or for nominal amounts. If an author or other third party that uses or distributes such open source software were to allege that we had not complied with the legal terms and conditions of one or more of these open source licenses, we could incur significant legal expenses defending against such allegations, could be subject to significant damages, and could be required to comply with these open source licenses in ways that cause substantial competitive harm to our business.

The terms of various open source licenses have not been interpreted by U.S. and international courts, and there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our products or services. In such an event, we could be required to re-engineer all or a portion of our technologies, seek licenses from third parties in order to continue offering our products and services, discontinue the use of our platform in the event re-engineering cannot be accomplished, or otherwise be limited in the licensing of our technologies, each of which could reduce or eliminate the value of our technologies and loan products and services. If portions of our proprietary software are determined to be subject to an open source license, we could also be required to, under certain circumstances, publicly release or license, at no cost, our products or services that incorporate the open source software or the affected portions of our source code, which could allow our competitors or other third parties to create similar products and services with lower development effort, time, and costs, and could ultimately result in a loss of transaction volume for us. We cannot ensure that we have not incorporated open source software in our software in a manner that is inconsistent with the terms of the applicable license or our current policies, and our employees or our consultants, third party contractors or suppliers may inadvertently or willfully use open source in a manner that we do not intend or that could expose us to claims for breach of contract or intellectual property infringement, misappropriation, or other violation. If we fail to comply, or are alleged to have failed to comply, with the terms and conditions of our open source licenses, we could be required to incur significant legal expenses defending such allegations, be subject to significant damages, be enjoined from the sale of our products and services, and be required to comply with onerous conditions or restrictions on our products and services, any of which could be materially disruptive to our business.

In addition to risks related to license requirements, usage of open source software can lead to greater risks than use of third-party commercial software because open source licensors generally do not provide warranties or other contractual protections regarding infringement, misappropriation, or other violations, the quality of code, or the origin of the software. Many of the risks associated with the use of open source software cannot be eliminated and could adversely affect our business, results of operations, financial condition, and prospects. For instance, open source software is often developed by different groups of programmers outside of our control that collaborate with each other on projects. As a result, open source software may have security vulnerabilities, defects, or errors of which we are not aware. Even if we become aware of any security vulnerabilities, defects, or errors, it may take a significant amount of time for either us or the programmers who developed the open source software to address such vulnerabilities, defects, or errors, which could negatively impact our products and services, including by adversely affecting the market’s perception of our products and services, impairing the functionality of our products and services, delaying the launch of new products and services, or resulting in the failure of our products and services, any of which could result in liability to us, our vendors, and our service providers. Further, our adoption of certain policies with respect to the use of open source software may affect our ability to hire and retain employees, including engineers.

Changes in government policy, legislation or regulatory or judicial interpretations could hinder or prevent our ability to conduct our business operations.

Changes in government policy, legislation or regulatory or judicial interpretations could hinder or prevent our ability to conduct our business operations. For example, we could be deemed to be subject to insurance and other regulations, which in some circumstances may be applied retrospectively. Any other changes in or interpretations of current laws and regulations could also require us to increase our compliance expenditures, inhibit our ability to enter into new contracts or conduct our business operations. In addition, our failure to comply with applicable laws and regulations could lead to significant penalties, fines or other sanctions. If we are unable to effectively respond to any such changes or comply with existing and future laws and regulations, our competitive position, results of operations, financial condition and cash flows could be materially adversely impacted.

We are dependent on our management team, and the loss of any key member of this team may prevent us from implementing our business plan in a timely manner, or at all.

Our success depends largely upon the continued services of our executive officers and other key personnel, particularly Daniel D. Nelson, our Chief Executive Officer, Chairman and director; Damon Rich, our Interim Chief Financial Officer; and David O’Hara, our Chief Operating Officer. Our executive officers or key employees could terminate their employment with us at any time without penalty. In addition, we do not maintain key person life insurance policies on any of our employees or any of our contract parties. The loss of one or more of these executive officers or key employees could seriously harm our business and may prevent us from implementing our business plan in a timely manner, or at all.

The failure to attract and retain additional qualified personnel could harm our business and culture and prevent us from executing our business strategy.

To execute our business strategy, we must attract and retain highly qualified personnel. Competition for executives, software developers, sales personnel, and other key personnel in our industry is intense. In particular, we compete with many other companies for software developers with high levels of experience in designing, developing, and managing software for college sports recruitment technologies, as well as for skilled sales and operations professionals with connections and experience in the intensely competitive college sports recruitment system. Recently we have experienced, and we may continue to experience, employee turnover, and we may not be able to fill positions in a timely manner or at all. These risks may be exacerbated by perceptions of our recent restructuring actions in preparation for our initial public offering, including potential confusion or misgivings regarding the intent and effect of the Reverse Stock Split, changes in executive management, efforts to rapidly expand the utility of our platform, multiple capital raises through private placements of debt and equity at valuations of our common stock that are or may be the same or less than the implied valuations of our common stock upon which their equity awards were granted, and any similar future actions. In addition, our recruiting personnel, methodology, and approach may need to be altered to address a changing candidate pool and profile. We may not be able to identify or implement such changes in a timely manner. New hires and other personnel require training and take time before they achieve full productivity. New employees and other personnel may not become as productive as we expect, and we may be unable to hire or retain sufficient numbers of qualified individuals. If we fail to attract new personnel or fail to retain and motivate our current personnel, our business could be harmed.

Many of the companies with which we compete for experienced personnel have greater resources than we have, and some of these companies may offer more attractive compensation packages. In particular, job candidates and existing employees and other personnel carefully consider the value of the equity awards they receive in connection with their employment or engagement. If the perceived value of our equity awards declines, or if the mix of equity and cash compensation that we offer is unattractive, it may adversely affect our ability to recruit and retain highly skilled employees and other personnel. Job candidates may also be threatened with legal action under agreements with their existing employers if we attempt to hire them, which could impact hiring and result in a diversion of our time and resources. Additionally, laws and regulations, such as restrictive immigration laws, may limit our ability to recruit internationally. We must also continue to retain and motivate existing employees and other personnel through our compensation practices, company culture, and career development opportunities. If we fail to attract new personnel or to retain our current personnel, our business would be harmed.

If we fail to effectively manage our growth, our business, financial condition and operating results could be harmed.

To effectively manage our growth, we must continue to implement our operational plans and strategies, improve and expand our infrastructure of people and information systems and expand, train and manage our employee and contractor base. We have increased employee and contractor headcount since our inception to support the growth in our business, and we intend for this growth to continue for the foreseeable future. To support continued growth, we must effectively integrate, develop and motivate new employees, while maintaining our corporate culture. We face competition for qualified personnel. Additionally, we may not be able to hire new employees quickly enough to meet our needs. If we fail to effectively manage our hiring needs or successfully integrate our new hires, our efficiency and ability to meet our forecasts and our employee morale, productivity and retention could suffer, which may have a material adverse effect on our business, financial condition and operating results.

Additionally, the growth and expansion of our business and our product offerings in the future will place significant demands on our management. The growth of our business may require significant additional resources, which may not scale in a cost-effective manner or may negatively affect the quality of our customer experience. We are also required to manage multiple relationships with various vendors, customers and other third parties. Further growth of our operations, our vendor base, our fulfillment process, information technology systems or our internal controls and procedures may not be adequate to support our operations. If we are unable to manage the growth of our organization effectively, our business, financial condition and operating results may be materially and adversely affected.

We are subject to complex and growing user data privacy use and other governmental laws and regulations, and any failure to comply with these laws and regulations may have a material negative effect on our business and results of operations.

We are subject to substantial governmental regulations affecting our business. These include, but are not limited to, data privacy and protection laws, regulations, and policies that apply to the collection, transmission, storage, processing and use of personal information or personal data, which among other things, impose certain requirements relating to the privacy and security of personal information. The variety of laws and regulations governing data privacy and protection, and the use of the internet as a commercial medium are rapidly evolving, extensive, and complex, and may include provisions and obligations that are inconsistent with one another or uncertain in their scope or application.

Under our user agreements and certain sponsorship agreements, we collect certain information about student-athletes that have been submitted by the student-athletes and, if applicable, their coaches, recruiters, or other teaching professionals or institutions. This data includes or may include age, date of birth, name, email address, athletic statistics and educational data including student transcripts and SAT and other test scores, and payment information. We intend to use such data for purposes of providing platform services to the submitting student-athletes and, if applicable, their coaches, recruiters, and other teaching professionals and institutions. In order to provide such services, we may need to share certain data with certain third-party services providers. We do not intend to share such data for any other purposes. The collection, use and sharing of user data is subject to disclosures of our data collection, use and sharing practices and opt-out, access, correction, deletion, portability, and security provisions in our website and app user terms of service and privacy policy. All such data collection, use, and sharing is subject to our prior receipt of electronically- or physically-signed written consents or acceptance of terms of use and terms and conditions of our platform app software by student-athletes and, if applicable, their coaches, recruiters, or other teaching professionals or institutions, granting us rights to share such information for posting on our platform. Such consents or acceptances of terms of use and terms and conditions of our app software explicitly includes the student-athlete’s and, if applicable, their coach, recruiter, or other teaching professional or institution’s grant of a license to each coach, recruiter, or other teaching professional or institution on our platform to view, compare, analyze and store platform player data. Each coach, recruiter, or other teaching professional or institution on our platform is in turn required to agree to such terms of use and terms and conditions to access and use such player data only as permitted under all applicable international, national, state, and local law, including laws applicable to the use of data of minors. Regardless of these agreements and consents, however, we are subject to a number of data protection requirements relating to the management and safeguarding of information of users, including minors, including those described below.

Relevant U.S. federal data privacy laws include the Family Educational Rights and Privacy Act of 1974 (“FERPA”), which regulates the use and disclosure of student education records held by certain educational institutions; the Controlling the Assault of Non-Solicited Pornography And Marketing Act, as amended (the “CAN-SPAM Act”), which, among other things, restricts data collection and use in connection with CAN-SPAM Act’s opt-out process requirements for senders of commercial emails; and the U.S. Children’s Online Privacy Protection Act (“COPPA”), which regulates the collection of information by operators of websites and other electronic solutions that are directed to children under 13 years of age, although our website and app user terms of service and privacy policy expressly prohibit children under 13 from submitting information to or on our website or app. These laws and regulations promulgated under these laws restrict our collection, processing, storage, use and disclosure of personal information, may require us to notify individuals of our privacy practices and provide individuals with certain rights to prevent the use and disclosure of protected information, and mandate certain procedures with respect to safeguarding and proper description of stored information.

Moreover, certain laws and regulations of U.S states and the European Union (the “EU”) impose similar or greater data protection requirements and may also subject us to scrutiny or attention from regulatory authorities. For example, the EU and California have passed comprehensive data privacy laws, the EU General Data Protection Regulation (“GDPR”) and the California Consumer Privacy Act (“CCPA”) and regulations promulgated under the CCPA, respectively, which impose data protection obligations on enterprises, including limitations on data uses and constraints on certain uses of sensitive data. Of particular importance, the CCPA, which became effective on January 1, 2020, limits how we may collect and use personal information, including by requiring companies that process information relating to California residents to make disclosures to consumers about their data collection, use and sharing practices, provide consumers with rights to know and delete personal information and allow consumers to opt out of certain data sharing with third parties. The CCPA also creates an expanded definition of personal information, imposes special rules on the collection of consumer data from minors, and provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase the likelihood and cost of data breach litigation. The potential effects of this legislation are far-reaching and may require us to modify our data processing practices and policies and incur substantial costs and expenses in compliance and potential ligation efforts.

Effective January 1, 2023, we also became subject to the CPRA, which expands upon the consumer data use restrictions, penalties and enforcement provisions under the CCPA, and Virginia’s Consumer Data Protection Act (“VCDPA”), another comprehensive data privacy law, and regulations promulgated under the CPRA and the VCDPA.

In addition, effective July 1, 2023, we may also be subject to the Colorado Privacy Act (the “CPA”) and Connecticut’s An Act Concerning Personal Data Privacy and Online Monitoring (“CDPA”) and regulations promulgated under these laws, which are also comprehensive consumer privacy laws. Effective December 31, 2023, we may also become subject to the Utah Consumer Privacy Act (“UCPA”), regarding business handling of consumers’ personal data. Effective January 1, 2025, we may also become subject to the Iowa Consumer Privacy Act (“ICPA”), a similar consumer data privacy law. Further, there are several legislative proposals in the United States, at both the federal and state level, that could impose new privacy and security obligations. We cannot yet determine the impact that these future laws and regulations may have on our business.

We believe that our compliance programs include adequate business processes, procedures, including annual audits, and reliance on experts to ensure substantial compliance with applicable privacy law. Despite such safeguards, in the course of collecting the user data described above, our employees, independent contractors, suppliers, or service providers may have inadvertently or willfully used, and may in the future inadvertently or willfully use, protected user data in a manner that we do not intend or in a manner that could expose us to claims for violation of data privacy rights. In addition, our agreements with our employees, contractors, suppliers and service providers generally do not indemnify the Company against mis-use of regulated data or unauthorized practices. Therefore, these programs and agreements may have failed, or may in the future fail, to prevent violations of our users’ data privacy rights, or to protect us from damages relating to such failures.

If we fail to comply, or are alleged to have failed to comply, with any applicable user privacy laws or regulations, we could be required to incur significant legal expenses defending such allegations, be subject to significant damages, be enjoined from the sale of our products and services, and be required to comply with onerous conditions or restrictions on our products and services, any of which could be materially disruptive to our business.

In addition, our business is, and may in the future be, subject to a variety of other laws and regulations, including working conditions, labor, immigration and employment laws, and health, safety and sanitation requirements.

Our inability or failure to comply with these governmental laws and regulations, or to maintain necessary permits or licenses, could result in liability that could have a material negative effect on our business and results of operations.

Climate change and increased focus by governmental organizations on sustainability issues, including those related to climate change, may have a material adverse effect on our business and operations.

Federal, state and local governments are beginning to respond to climate change issues. This increased focus on sustainability may result in new legislation or regulations and vendor and customer requirements that could negatively affect us as we may incur additional costs or be required to make changes to our operations in order to comply with any new regulations. Legislation or regulations that potentially impose restrictions, caps, taxes, or other controls on emissions of greenhouse gases such as carbon dioxide, a by-product of burning fossil fuels could force us to incur additional costs and we may fail to pass such additional costs on to our customers, which could also have a material adverse effect on our business.

In addition, on March 21, 2022, the SEC proposed new rules requiring a range of climate-related disclosure that would be applicable to all companies that file annual reports or registration statements with the SEC, including the Company. The proposed climate-related disclosure framework is modeled in part on the Task Force on Climate Related Financial Disclosures’ recommendations, and also draws upon the Greenhouse Gas (“GHG”) Protocol (“GHG Protocol”). In particular, the proposed rules would require a registrant to disclose information about: The oversight and governance of climate-related risks by the registrant’s board and management; how any climate-related risks identified by the registrant have had or are likely to have a material impact on its business and consolidated financial statements, which may manifest over the short-, medium-, or long-term; how any identified climate-related risks have affected or are likely to affect the registrant’s strategy, business model, and outlook; the registrant’s processes for identifying, assessing, and managing climate-related risks and whether any such processes are integrated into the registrant’s overall risk management system or processes; the impact of climate-related events (severe weather events and other natural conditions as well as physical risks identified by the registrant) and transition activities (including transition risks identified by the registrant) on the line items of a registrant’s consolidated financial statements and related expenditures, and disclosure of financial estimates and assumptions impacted by such climate-related events and transition activities; “Scope 1” and “Scope 2” (as defined by the SEC’s proposed rule) GHG emissions metrics, separately disclosed, expressed both by disaggregated constituent greenhouse gases and in the aggregate, and in absolute and intensity terms; “Scope 3” (as defined by the SEC’s proposed rule) GHG emissions and intensity, if material, or if the registrant has set a GHG emissions reduction target or goal that includes its Scope 3 emissions; and the registrant’s climate-related targets or goals, and transition plan, if any. The proposed rules would be subject to certain accommodations and phase-in periods. For example, companies meeting the definition of “smaller reporting company” in Rule 12b-2 of the Exchange Act, which currently includes the Company (see below, “—We believe we will be considered a smaller reporting company and will be exempt from certain disclosure requirements, which could make our common stock less attractive to potential investors.” and “As a ‘smaller reporting company,’ we may choose to exempt our company from certain corporate governance requirements that could have an adverse effect on our public stockholders.”), would be exempt from the Scope 3 emissions disclosure requirement. The proposed rules would also require an attestation report provided by a third-party attestation service provider that satisfies a minimum level of attestation services for a company that meets the definition of “accelerated filer” or “large accelerated filer” in Rule 12b-2 of the Exchange Act, including: (1) limited assurance for Scopes 1 and 2 emissions disclosure that scales up to reasonable assurance after a specified transition period; (2) minimum qualifications and independence requirements for the attestation service provider; and (3) minimum requirements for the accompanying attestation report. A company that is not an “accelerated filer” or “large accelerated filer”, which currently includes the Company, would not be subject to this attestation requirement (see also “—As a non-accelerated filer, we will not be required to comply with the auditor attestation requirements of the Sarbanes-Oxley Act.” and “—We will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies and our stockholders could receive less information than they might expect to receive from more mature public companies.”).

Although we cannot predict the costs of implementation or any potential adverse impacts resulting from the proposed rule, the SEC estimated that compliance costs for a “smaller reporting company” in the first year of compliance would be $490,000 ($140,000 for internal costs and $350,000 for outside professional costs), while annual costs in the subsequent five years were estimated to be $420,000 ($120,000 for internal costs and $300,000 for outside professional costs). For non-“smaller reporting company” registrants, the costs in the first year of compliance were estimated to be $640,000 ($180,000 for internal costs and $460,000 for outside professional costs), while annual costs in the subsequent five years were estimated to be $530,000 ($150,000 for internal costs and $380,000 for outside professional costs). To the extent that this rule is finalized as proposed, we could therefore incur significant increased costs relating to the assessment and disclosure of climate-related matters.

These potential additional costs, forced changes in operations, or loss of revenues may have a material adverse effect on our business and operations.

Risks Related to Our Common Stock and Initial Public Offering

There has been no public market for our common stock prior to the Company’s initial public offering, and an active market in which investors can resell their shares of our common stock may not develop.

Prior to the Company’s initial public offering, there has been no public market for our common stock. We are in the process of applying to list our common stock on NYSE American under the symbol “SGN”. The closing of the initial public offering is contingent upon the successful listing of our common stock on NYSE American. There is no guarantee that NYSE American, or any other exchange or quotation system, will permit our common stock to be listed and traded.

Even if our common stock is approved for listing on NYSE American, a liquid public market for our common stock may not develop. The initial public offering price for our common stock has been determined by negotiation between us and the underwriters based upon several factors, including prevailing market conditions, our historical performance, estimates of our business potential and earnings prospects, and the market valuations of similar companies. The price at which the common stock is traded after the initial public offering may decline below the initial public offering price, meaning that you may experience a decrease in the value of your common stock regardless of our operating performance or prospects.

The market price of our common stock may fluctuate, and you could lose all or part of your investment.

After the Company’s initial public offering, the market price for our common stock is likely to be volatile, in part because our shares have not been traded publicly. In addition, the market price of our common stock may fluctuate significantly in response to several factors, most of which we cannot control, including:

●	actual or anticipated variations in our periodic operating results;

●	increases in market interest rates that lead investors of our common stock to demand a higher investment return;

●	changes in earnings estimates;

●	changes in market valuations of similar companies;

●	actions or announcements by our competitors;

●	adverse market reaction to any increased indebtedness we may incur in the future;

●	additions or departures of key personnel;

●	actions by stockholders;

●	speculation in the media, online forums, or investment community; and

●	our intentions and ability to list our common stock on NYSE American and our subsequent ability to maintain such listing.

The public offering price of our common stock has been determined by negotiations between us and the underwriters based upon many factors and may not be indicative of prices that will prevail following the closing of the initial public offering. Volatility in the market price of our common stock may prevent investors from being able to sell their common stock at or above the initial public offering price. As a result, you may suffer a loss on your investment.

Certain recent initial public offerings of companies with relatively small public floats comparable to our anticipated public float have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company. Our common stock may potentially experience rapid and substantial price volatility, which may make it difficult for prospective investors to assess the value of our common stock.

In addition to the risks addressed above under “— The market price of our common stock may fluctuate, and you could lose all or part of your investment,” our common stock may be subject to rapid and substantial price volatility. Recently, companies with comparably small public floats and initial public offering sizes have experienced instances of extreme stock price run-ups followed by rapid price declines, and such stock price volatility was seemingly unrelated to the respective company’s underlying performance. Although the specific cause of such volatility is unclear, our anticipated public float may amplify the impact the actions taken by a few stockholders have on the price of our stock, which may cause our stock price to deviate, potentially significantly, from a price that better reflects the underlying performance of our business. Our common stock may experience run-ups and declines that are seemingly unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our common stock. In addition, investors in shares of our common stock may experience losses, which may be material, if the price of our common stock declines after the Company’s initial public offering or if such investors purchase shares of our common stock prior to any price decline. For example, if the trading volumes of our common stock are low, persons buying or selling in relatively small quantities may easily influence prices of our common stock. This low volume of trades could also cause the price of our common stock to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our common stock may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our common stock. As a result of this volatility, investors may experience losses on their investment in our common stock. A decline in the market price of our common stock also could adversely affect our ability to sell additional shares of common stock or other securities and our ability to obtain additional financing in the future. No assurance can be given that an active market in our common stock will develop or be sustained. If an active market does not develop, holders of our common stock may be unable to readily sell the common stock they hold or may not be able to sell their common stock at all.

We may not be able to satisfy listing requirements of NYSE American or maintain a listing of our common stock on NYSE American.

If our common stock is listed on NYSE American we must meet certain financial and liquidity criteria to maintain such listing. If we violate NYSE American’s listing requirements, or if we fail to meet any of NYSE American’s listing standards, our common stock may be delisted. In addition, our board of directors may determine that the cost of maintaining our listing on a national securities exchange outweighs the benefits of such listing. A delisting of our common stock from NYSE American may materially impair our stockholders’ ability to buy and sell our common stock and could have an adverse effect on the market price of, and the efficiency of the trading market for, our common stock. The delisting of our common stock could significantly impair our ability to raise capital and the value of your investment.

We have considerable discretion as to the use of the net proceeds from the Company’s initial public offering and we may use these proceeds in ways with which you may not agree.

We intend to use the proceeds from the Company’s initial public offering for product and technology development, expansion of our sales team and marketing efforts, and general working capital and other corporate purposes. However, we have considerable discretion in the application of the proceeds. Because of the number and variability of factors that will determine our use of our net proceeds from the initial public offering, their ultimate use may vary substantially from their currently intended use. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of the initial public offering. The net proceeds may be used for corporate or other purposes with which you do not agree or that do not improve our profitability or increase our share price. The net proceeds from the initial public offering may also be placed in investments that do not produce income or that lose value. Please see “Use of Proceeds” below for more information.

Investors in the Company’s initial public offering will experience immediate and substantial dilution.

As of March 31, 2023, our net tangible book value was $(10,228,018), or approximately $(1.26) per share. Since the effective price per share of our common stock being offered in the Company’s initial public offering is substantially higher than the net tangible book value per share of our common stock, you will suffer substantial dilution with respect to the net tangible book value of the common stock you purchase in the initial public offering. Based on the assumed public offering price of $4.00 per share of common stock being sold in the initial public offering, which is the low point of the estimated offering range set forth on the cover page of this prospectus, our net tangible book value per share as of March 31, 2023, and certain other events that have occurred or that we have assumed will occur prior to or at the time of the initial public offering, if you purchase shares of common stock in the initial public offering, you will suffer immediate and substantial dilution of approximately $3.72 per share (or approximately $3.67 per share if the underwriters exercise the over-allotment option in full) with respect to the net tangible book value of the common stock. See the section titled “Dilution” for a more detailed discussion of the dilution you will incur if you purchase securities in the initial public offering.

Substantial future sales or issuances of our common stock or securities convertible into, or exercisable or exchangeable for, our common stock, or the perception in the public markets that these sales or issuances may occur, may depress our stock price. Also, future issuances of our common stock or rights to purchase common stock could result in additional dilution of the percentage ownership of our stockholders and could cause our share price to fall. The expiration of lock-up agreements that restrict the issuance of new common stock or the trading of outstanding common stock could also cause the market price of our common stock to decline.

Future issuances of our common stock or securities convertible into, or exercisable or exchangeable for, our common stock, or the expiration of lock-up agreements that restrict the issuance of new common stock or the trading of outstanding common stock, could cause the market price of our common stock to decline. We cannot predict the effect, if any, of future issuances of our securities, or the future expirations of lock-up agreements, on the price of our common stock. In all events, future issuances of our common stock would result in the dilution of your holdings. In addition, the perception that new issuances of our securities could occur, or the perception that locked-up parties will sell their securities when the lock-ups expire, could adversely affect the market price of our common stock. In connection with the Company’s initial public offering, we, our executive officers, directors and stockholders holding 5% or more of our shares (as well as holders of convertible or exercisable securities which convert into or are exercisable into common stock) will enter into lock-up agreements that prevent us and the other locked-up parties, subject to certain exceptions, from offering or selling shares of capital stock for up to 12 months, from the date on which the trading of our common stock commences as to our directors, officers and security holders, and from the closing date of the initial public offering as to us, as further described in the section titled “Underwriting.” In addition to any adverse effects that may arise upon the expiration of these lock-up agreements, the lock-up provisions in these agreements may be waived, at any time and without notice. If the restrictions under the lock-up agreements are waived, our common stock may become available for resale, subject to applicable law, including without notice, which could reduce the market price for our common stock.

In addition, the number of shares of common stock that will be issued upon conversion of outstanding 6% convertible unsecured notes with a total principal amount of $6,305,000 plus accrued interest are issuable at the option of the holders at the price per share equal to $2.50 if converted prior to the initial public offering is 2,522,000 shares of common stock, or 3,152,500 shares of common stock (assuming an initial public offering price of $4.00 per share, the low point of the price range set forth on the cover page of this prospectus), based on an automatic conversion price equal to 50% of the offering price per share in the initial public offering pursuant to the applicable convertible note terms, if such notes convert automatically pursuant to mandatory conversion upon the initial public offering, in either case without further payments by such notes’ holders. In addition, the number of shares of common stock that will be issued upon conversion of outstanding 8% convertible unsecured notes with a total principal amount of $1,465,000 plus accrued interest are issuable at the option of the holders at the price per share determined by dividing $25 million by the total number of outstanding shares of the Company if converted prior to the initial public offering is 444,842 shares of common stock, or 732,500 shares of common stock (assuming an initial public offering price of $4.00 per share, the low point of the price range set forth on the cover page of this prospectus), based on an automatic conversion price equal to 50% of the offering price per share in the initial public offering pursuant to the applicable convertible note terms, if such notes convert automatically pursuant to mandatory conversion upon the initial public offering, in either case without further payments by such notes’ holders. In addition, the number of shares of common stock that will be issued upon exercise of certain outstanding investor warrants that were issued to the initial holders of the outstanding 8% convertible unsecured promissory notes representing the right to purchase shares of up a value equal to $1,465,000 in shares of common stock at an exercise price equal to 50% of the offering price per share in the initial public offering is 732,500 shares of common stock (assuming an initial public offering price of $4.00 per share, the low point of the price range set forth on the cover page of this prospectus). In addition, the number of shares of common stock that will be issued upon exercise of certain investor warrants that were issued to the initial holders of the outstanding 8% unsecured promissory notes is 940,000 shares of common stock at an exercise price $2.50 per share, which may be voluntarily exercised for cash, or, upon the occurrence of certain events, including this initial public offering, automatically exercised as to the unexercised portion for the deemed repayment in the amount of the exercise price of the balance under related outstanding 8% unsecured promissory notes. Additionally, Boustead, as the placement agent in the private placements of these securities, has been issued warrants to purchase an amount equal to 7% of the shares issuable under the above securities other than the 8% convertible unsecured promissory notes and respective warrants, including 220,675 shares upon the automatic conversion of the 6% convertible unsecured promissory notes or 176,540 shares at the 6% convertible unsecured promissory convertible notes’ optional conversion, plus 65,800 shares upon exercise of the warrants issued to the initial holders of the 8% unsecured promissory notes, at the exercise price equal to the conversion or exercise price of the investor securities in connection with which each placement agent warrant will be issued. All of these shares will be issuable at a lower price per share than the initial public offering price, which may cause further dilution of the shares issued in the initial public offering.

We will also issue 13,375 shares of common stock upon the completion of the initial public offering to certain vendors, assuming the offering is completed by November 15, 2023, based on the assumed initial public offering price of $4.00 per share, which is the low point of the price range set forth on the cover page of this prospectus, otherwise the number of shares of common stock equal to the number of shares derived by dividing $53,500 by the Fair Market Value, as defined by certain service provider agreements, of the common stock of the Company on November 15, 2023, pursuant to such service provider agreements. These shares will be issued in exchange for legal services and no cash payments, which may cause further dilution of your shares.

We have also granted options to certain employees, consultants, officers and directors that may be exercised to purchase up to 248,350 shares of common stock at an exercise price per share equal to $3.10 per share and 243,000 shares of common stock at an exercise price per share equal to $2.50 per share, not including stock options or portions of stock options that subsequently terminated due to employee, officer, or director departures. The dilutive effect of these grants on the value of your shares may therefore be substantial.

Following the initial public offering, we will have 14,006,727 shares of common stock outstanding (at the assumed public offering price of $4.00 per share, the low point of the price range set forth on the cover page of this prospectus), assuming no exercise of the underwriters’ over-allotment option, and further assuming, at the time of the initial public offering, the automatic conversion of the Company’s 6% convertible unsecured promissory notes into a total of 3,152,500 shares of common stock, the automatic conversion of the Company’s 8% convertible unsecured promissory notes into a total of 732,500 shares of common stock, and the exercise of certain warrants of the Company to purchase 940,000 shares of common stock, or 14,231,727 shares of common stock outstanding assuming the over-allotment amount is exercised in full and subject to the other assumptions described above. Upon the closing of the initial public offering, all of the shares of common stock to be sold in the initial public offering or by the selling stockholders named in the resale prospectus filed contemporaneously with this prospectus will be freely tradable without restriction or further registration under the federal securities laws. All of the shares of common stock outstanding prior to the initial public offering are believed to be subject to restrictions on resale under U.S. securities laws, including Securities Act Rule 144, or will be subject to lock-up agreements. Following the initial public offering, including both the shares of common stock offered by the Company and the shares of common stock offered by the selling stockholders named in the Company’s resale prospectus, 3,846,548 shares, or 27.5%, if the underwriters’ over-allotment option is not exercised (or 4,071,548 shares, or 28.6% assuming the underwriters’ over-allotment amount is exercised in full), subject to the other assumptions described above, of our outstanding common stock may not be subject to restrictions on resale under U.S. securities laws or lock-up agreements. If the representative’s warrants being registered in this offering are exercised, up to an additional 120,750 shares of common stock will become outstanding and freely tradable, subject to a lock-up period and the other assumptions described above. After applicable lock-up periods have expired, and the holding periods of restricted shares have elapsed, additional shares will be eligible for sale in the public market. The market price of shares of our common stock may drop significantly when the lock-up agreements and other restrictions on resale by our existing stockholders and beneficial owners lapse.

Moreover, in addition to the shares issuable upon exercise of the warrants related to the 8% unsecured promissory notes, which are being registered for resale contemporaneously with this initial public offering as required by such warrants, any shares issuable upon conversion of the 6% convertible unsecured promissory notes not being registered contemporaneously with the initial public offering must be registered by a resale registration statement within the period required by such notes, and any shares issuable upon conversion of the 8% convertible unsecured promissory notes not being registered contemporaneously with the initial public offering and shares issuable upon exercise of the placement agent’s warrants are required to be registered for resale with such shares pursuant to the piggyback registration rights of the holders of such warrants. Upon the registration of the resale of such shares, up to 4,243,975 additional shares of common stock will be registered for resale without restrictions, or 30.3%, of our outstanding common stock, if the underwriters’ over-allotment option is not exercised (or 29.8% assuming the underwriters’ over-allotment amount is exercised in full), subject to the other assumptions described above with respect to shares outstanding following the initial public offering.

In addition, if we file a registration statement after the initial public offering, certain beneficial owners of our common stock may be entitled to require us to register, for public sale in the United States, the shares of common stock beneficially owned by them, including shares issuable upon conversion or exercise of our 8% convertible unsecured promissory notes and respective warrants. We may also file a registration statement on Form S-8 to register shares, including shares under stock options or other equity compensation previously granted to our officers, directors, employees and service providers or reserved for future issuance under our Stock Incentive Plan after the completion of the initial public offering. Subject to the satisfaction of vesting conditions and the expiration of lock-up agreements, shares registered under the registration statement on Form S-8 will be available for resale immediately in the public market without restriction other than those restrictions imposed on sales by affiliates pursuant to Rule 144. Resales of our common stock as restrictions end or pursuant to registration rights may make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. These sales could also cause the trading price of our common stock to decline and make it more difficult for you to sell shares of our common stock. See “Shares Eligible for Future Sale – Registration Rights” for a description of our obligations to file registration statements following the initial public offering.

Additionally, certain of our employees, executive officers, and directors may enter into Rule 10b5-1 trading plans providing for sales of shares of our common stock from time to time. Under a Rule 10b5-1 trading plan, a broker executes trades pursuant to parameters established by the employee, director, or officer when entering into the plan, without further direction from the employee, officer, or director. A Rule 10b5-1 trading plan may be amended or terminated in some circumstances. Our employees, executive officers, and directors also may buy or sell additional shares outside of a Rule 10b5-1 trading plan when they are not in possession of material, non-public information, subject to the expiration of the lock-up agreements and Rule 144 requirements referred to above.

We expect that significant additional capital will be needed in the future to continue our planned operations, including expanding research and development, funding clinical trials, purchasing of capital equipment, hiring new personnel, commercializing our products, and continuing activities as an operating public company. To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution. We may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common stock, convertible securities, or other equity securities in more than one transaction, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to our existing stockholders, and new investors could gain rights superior to our existing stockholders.

In the event that the market price of shares of our common stock drops significantly when the restrictions on resale by our existing stockholders lapse, existing stockholders’ dilution might be reduced to the extent that the decline in the price of shares of our common stock impedes our ability to raise capital through the issuance of additional shares of our common stock or other equity securities. However, in the event that our capital-raising ability is weakened as a result of a lower stock price, we may be unable to continue to fund our operations, which may further harm the value of our stock price.

We do not expect to declare or pay dividends in the foreseeable future.

We do not expect to declare or pay dividends in the foreseeable future, as we anticipate that we will invest future earnings in the development and growth of our business. Therefore, holders of our common stock will not receive any return on their investment unless they sell their securities, and holders may be unable to sell their securities on favorable terms or at all.

If securities industry analysts do not publish research reports on us, or publish unfavorable reports on us, then the market price and market trading volume of our common stock could be negatively affected.

Any trading market for our common stock may be influenced in part by any research reports that securities industry analysts publish about us. We do not currently have and may never obtain research coverage by securities industry analysts. If no securities industry analysts commence coverage of us, the market price and market trading volume of our common stock could be negatively affected. In the event we are covered by analysts, and one or more of such analysts downgrade our securities, or otherwise reports on us unfavorably, or discontinues coverage of us, the market price and market trading volume of our common stock could be negatively affected.

Future issuances of debt securities, which would rank senior to our common stock upon our bankruptcy or liquidation, and future issuances of preferred stock, which could rank senior to our common stock for the purposes of dividends and liquidating distributions, may adversely affect the level of return you may be able to achieve from an investment in our common stock.

In the future, we may attempt to increase our capital resources by offering debt securities. Upon bankruptcy or liquidation, holders of our debt securities, and lenders with respect to other borrowings we may make, would receive distributions of our available assets prior to any distributions being made to holders of our common stock. Moreover, if we authorize and issue preferred stock, the holders of such preferred stock could be entitled to preferences over holders of common stock in respect of the payment of dividends and the payment of liquidating distributions. Because our decision to issue debt or preferred stock in any future offering, or borrow money from lenders, will depend in part on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any such future offerings or borrowings. Holders of our common stock must bear the risk that any future offerings we conduct or borrowings we make may adversely affect the level of return, if any, they may be able to achieve from an investment in our common stock.

If our shares of common stock become subject to the penny stock rules, it would become more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not retain a listing on NYSE American or another national securities exchange and if the price of our common stock is less than $5.00, our common stock could be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stockholders may have difficulty selling their shares.

The offering price of the Company’s initial public offering and resale offering could differ.

The offering price of the common stock in the Company’s initial public offering has been determined by negotiations between the Company and the underwriters based upon several factors, including our prospects and the history and prospects for the industry in which we compete; an assessment of our management; our prospects for future revenue and earnings; the recent prices of, and demand for, shares sold by us prior to the initial public offering; the general condition of the securities markets at the time of the initial public offering; the recent market prices of, and demand for, publicly traded securities of generally comparable companies; and other factors deemed relevant by us and the underwriters. The offering price in the initial public offering bears no relationship to our assets, earnings or book value, or any other objective standard of value. Additionally, the assumed offering price in the initial public offering of $4.00 per share (which is the low point of the estimated range of the initial public offering price shown on the cover page of this prospectus) is substantially higher than the prices at which the selling stockholders named in the resale prospectus filed contemporaneously with this prospectus acquired their shares (at a weighted-average price per share of approximately $1.74), and we recently sold securities that may convert into or be exercised to purchase shares of common stock at a per-share conversion or exercise price ($2.00 per share) substantially less than the initial public offering price. Our recent share issuances at prices substantially less than the initial public offering price occurred while we were a non-public company, and the shares we issued were subject to transfer restrictions imposed by the Securities Act, and by lock-up restrictions, whereas shares issued in the initial public offering will be issued after we are a public company and will be issued without restriction.

The selling stockholders may sell the resale shares at prevailing market prices or privately negotiated prices after close of the initial public offering and listing of our common stock on the Nasdaq Capital Market. Therefore, the offering prices of our common stock in the initial public offering and the Company’s contemporaneous resale offering could differ. As a result, purchasers in the resale offering could pay more or less than the offering price in the initial public offering.

The resale by the selling stockholders may cause the market price of our common stock to decline.

The resale of shares of our common stock by the selling stockholders named in the resale prospectus filed contemporaneously with this prospectus for the Company’s contemporaneous resale offering could result in resales of our common stock by our other stockholders concerned about selling volume. In addition, the resale by the selling stockholders could have the effect of depressing the market price for our common stock.

We will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies and our stockholders could receive less information than they might expect to receive from more mature public companies.

Upon the completion of the Company’s initial public offering, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not emerging growth companies, including but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an emerging growth company for up to five years, although if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an emerging growth company as of the following December 31.

Because we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies, our stockholders could receive less information than they might expect to receive from more mature public companies. We cannot predict if investors will find our common stock less attractive if we elect to rely on these exemptions, or if taking advantage of these exemptions would result in less active trading or more volatility in the price of our common stock.

We believe we will be considered a smaller reporting company and will be exempt from certain disclosure requirements, which could make our common stock less attractive to potential investors.

Rule 12b-2 of the Exchange Act defines a “smaller reporting company” as an issuer that is not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent that is not a smaller reporting company and that:

●	had a public float of less than $250 million as of the last business day of its most recently completed second fiscal quarter, computed by multiplying the aggregate worldwide number of shares of its voting and non-voting common equity held by non-affiliates by the price at which the common equity was last sold, or the average of the bid and asked prices of common equity, in the principal market for the common equity; or

●	in the case of an initial registration statement under the Securities Act or the Exchange Act for shares of its common equity, had a public float of less than $250 million as of a date within 30 days of the date of the filing of the registration statement, computed by multiplying the aggregate worldwide number of such shares held by non-affiliates before the registration plus, in the case of a Securities Act registration statement, the number of such shares included in the registration statement by the estimated public offering price of the shares; or

●	in the case of an issuer whose public float as calculated under paragraph (1) or (2) of this definition was zero or whose public float was less than $700 million, had annual revenues of less than $100 million during the most recently completed fiscal year for which audited financial statements are available.

If a company determines that it does not qualify for smaller reporting company status because it exceeded one or more of the above thresholds, it will remain unqualified unless when making its annual determination it meets certain alternative threshold requirements which will be lower than the above thresholds if its prior public float or prior annual revenues exceed certain thresholds.

As a smaller reporting company, we will not be required and may not include a Compensation Discussion and Analysis section in our proxy statements; we will provide only two years of financial statements; and we need not provide the table of selected financial data. We also will have other “scaled” disclosure requirements that are less comprehensive than issuers that are not smaller reporting companies which could make our common stock less attractive to potential investors, which could make it more difficult for our stockholders to sell their shares.

As a “smaller reporting company,” we may choose to exempt our company from certain corporate governance requirements that could have an adverse effect on our public stockholders.

Under Nasdaq rules, a “smaller reporting company,” as defined in Rule 12b-2 under the Exchange Act, is not subject to certain corporate governance requirements otherwise applicable to companies listed on Nasdaq. For example, a smaller reporting company is exempt from the requirement of having a compensation committee composed solely of directors meeting certain enhanced independence standards, as long as the compensation committee has at least two members who do meet such standards. Although we have not yet determined to avail ourselves of this or other exemptions from Nasdaq requirements that are or may be afforded to smaller reporting companies, while we will seek to maintain our shares on Nasdaq in the future we may elect to rely on any or all of them. By electing to utilize any such exemptions, our company may be subject to greater risks of poor corporate governance, poorer management decision-making processes, and reduced results of operations from problems in our corporate organization. Consequently, our stock price may suffer, and there is no assurance that we will be able to continue to meet all continuing listing requirements of Nasdaq from which we will not be exempt, including minimum stock price requirements.

As a non-accelerated filer, we will not be required to comply with the auditor attestation requirements of the Sarbanes-Oxley Act.

We will not be an “accelerated filer” or a “large accelerated filer” under the Exchange Act. Rule 12b-2 under the Exchange Act defines an “accelerated filer” to mean any company that first meets the following conditions at the end of each fiscal year: The company had a public float of $75 million or more, but less than $700 million, as of the last business day of the company’s most recently completed second fiscal quarter; the company has been subject to the reporting requirements of the Exchange Act for at least twelve calendar months; the company has filed at least one annual report under the Exchange Act; and the company is not eligible to use the requirements for a “smaller reporting company” under the revenue test in paragraph (2) or (3)(iii)(B), as applicable, of the “smaller reporting company” definition in Rule 12b-2 of the Exchange Act. Rule 12b-2 under the Exchange Act defines a “large accelerated filer” in the same way except that the company meeting the definition must have a public float of $700 million or more as of the last business day of the company’s most recently completed second fiscal quarter.

A non-accelerated filer is not required to file an auditor attestation report on internal control over financial reporting that is otherwise required under Section 404(b) of the Sarbanes-Oxley Act.

Therefore, our internal control over financial reporting will not receive the level of review provided by the process relating to the auditor attestation included in annual reports of issuers that are subject to the auditor attestation requirements. In addition, we cannot predict if investors will find our common stock less attractive because we are not required to comply with the auditor attestation requirements. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and trading price for our common stock may be negatively affected.

Our internal controls over financial reporting currently may not meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act, and failure to achieve and maintain effective internal controls over financial reporting in accordance with Section 404 could impair our ability to produce timely and accurate financial statements or comply with applicable regulations and have a material adverse effect on our business.

Upon becoming a public company, we will have significant requirements for enhanced financial reporting and internal controls. The process of designing and implementing effective internal controls is a continuous effort that will require us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. If we are unable to establish or maintain appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations on a timely basis, result in material misstatements in our consolidated financial statements, and harm our operating results. In addition, we will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting in the second annual report on Form 10-K following the completion of this offering. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. The rules governing the standards that must be met for our management to assess our internal control over financial reporting are complex and require significant documentation, testing, and possible remediation through the implementation of new internal controls and procedures and hiring accounting or internal audit staff. Testing and maintaining internal controls may divert management’s attention from other matters that are important to our business. If we are not able to complete our initial assessment of our internal controls and otherwise implement the requirements of Section 404 in a timely manner or with adequate compliance, we may not be able to certify as to the adequacy of our internal controls over financial reporting.

Moreover, in the course of our former auditor’s audit of our financial statements as of and for the year ended December 31, 2021, several material weaknesses in our internal control over financial reporting were identified: (i) Ineffective controls over period end financial disclosures and reporting process: Due to resource constraints, we have not formally defined internal controls over the period end financial disclosure and reporting process, including the identification of subsequent events, which increases susceptibility to fraud or error; and (ii) Revenue recognition – customer contracts: In connection with our former auditor’s testing of revenue, several test selections did not have documentation such as a corresponding contract or third party written documentation of the customer’s order. While management is in the process of developing measures intended to remediate these material weaknesses in internal control, there can be no assurance that these measures will succeed.

Matters impacting our internal controls may cause us to be unable to report our financial information on a timely basis and thereby be required to restate our financial statements or otherwise be subject to adverse regulatory consequences, including sanctions by the SEC or violations of applicable stock exchange listing rules, which may result in a breach of the covenants under existing or future financing arrangements. If we fail to meet our public reporting obligations, investors could lose confidence in us and the reliability of our financial statements, which could have a negative effect on the trading price of our common stock. Confidence in the reliability of our financial statements also could suffer if we report a material weakness in our internal controls over financial reporting. This could materially adversely affect us and lead to a decline in the market price of our common stock.

Upon becoming a public company, we will incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

Upon becoming a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act has imposed various requirements on public companies including requiring establishment and maintenance of effective disclosure and financial controls. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations have increased and will continue to increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain directors’ and officers’ liability insurance, which could make it more difficult for us to attract and retain qualified members of our board of directors. We cannot predict or estimate the amount of additional costs we will incur as a public company or the timing of such costs.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. In particular, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. In addition, we will be required to have our independent registered public accounting firm attest to the effectiveness of our internal control over financial reporting the later of our second annual report on Form 10-K or the first annual report on Form 10-K following the date on which we are no longer an emerging growth company or a smaller reporting company. Our compliance with Section 404 of the Sarbanes-Oxley Act will require that we incur substantial accounting expense and expend significant management efforts. We currently do not have an internal audit group, and we will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. If we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identify deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the value of our securities could decline and we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

Our ability to successfully implement our business plan and comply with Section 404 requires us to be able to prepare timely and accurate financial statements. We expect that we will need to continue to improve existing, and implement new operational and financial systems, procedures and controls to manage our business effectively. Any delay in the implementation of, or disruption in the transition to, new or enhanced systems, procedures or controls, may cause our operations to suffer and we may be unable to conclude that our internal control over financial reporting is effective and to obtain an unqualified report on internal controls from our auditors as required under Section 404 of the Sarbanes-Oxley Act. This, in turn, could have an adverse impact on value of our securities, and could adversely affect our ability to access the capital markets.

Our principal stockholder, executive officers and directors will beneficially own a significant percentage of the outstanding voting power of the Company following the Company’s initial public offering. As a result, they will be able to exercise significant influence over all matters requiring stockholder approval.

As of the date of this prospectus, our executive officers and directors, in the aggregate, beneficially own shares representing approximately 18.7% of our common stock. Dennis Gile, our largest stockholder and a former officer and director, beneficially owns approximately 28.7% of our common stock. Our executive officers and directors collectively will beneficially own approximately 12.2% of our outstanding common stock following the Company’s initial public offering if the underwriters do not exercise their over-allotment option, or approximately 12.0% if the underwriters exercise the over-allotment option in full (based on the assumed public offering price of $4.00 per share of common stock being sold in the Company’s initial public offering, which is the low point of the estimated offering range set forth on the cover page of this prospectus), and assuming, at the time of the initial public offering, the automatic conversion of the Company’s 6% convertible unsecured promissory notes into a total of 3,152,500 shares of common stock, the automatic conversion of the Company’s 8% convertible unsecured promissory notes into a total of 732,500 shares of common stock, and the exercise of certain warrants of the Company to purchase 940,000 shares of common stock. Management will collectively control the same percentage of the voting power following the offering. Mr. Gile will beneficially own and have voting power over approximately 15.5% of our outstanding common stock following the initial public offering if the underwriters do not exercise their over-allotment option, or approximately 15.3% if the underwriters exercise the over-allotment option in full, subject to the other assumptions described above. Beneficial ownership includes shares over which an individual or entity has investment or voting power and includes shares that could be issued upon the exercise of options, convertible notes and warrants within 60 days after the date of determination. On matters submitted to our stockholders for approval, holders of our common stock are entitled to one vote per share. Mr. Gile, individually, and our executive officers and directors collectively if they choose to act together, would have significant influence over all matters submitted to our stockholders for approval, as well as our management and affairs. For example, these individuals would have significant influence on the election of directors and approval of any merger, consolidation, or sale of all or substantially all of our assets. This concentration of voting power could delay or prevent an acquisition of our company on terms that other stockholders may desire.

Anti-takeover provisions contained in our Amended and Restated Bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

We are subject to Section 203 of the Delaware General Corporation Law, or DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

●	before such date, the Board of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or after such date, the business combination is approved by the Board and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 662∕3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; and

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

A Delaware corporation may “opt out” of these provisions with an express provision in its certificate of incorporation. We have not opted out of these provisions, which may, as a result, discourage or prevent mergers or other takeover or change of control attempts of us.

In addition, our Amended and Restated Bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of our company or changing our board of directors and management. Our Certificate of Incorporation provides that a majority of the board of directors has the sole authority to establish the number of directors and fill any vacancies and newly created directorships. These provisions may prevent a stockholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees. In addition, our Amended and Restated Bylaws provide that in addition to any other vote required by law, no member of our board of directors may be removed from office by our stockholders without the approval of not less than the majority of the total voting power of all of our outstanding shares of capital stock then entitled to vote in the election of directors. Our Amended and Restated Bylaws also do not provide our stockholders with the power to call a special meeting of stockholders and contain certain advance notice provisions for the submission and presentation of stockholder meeting proposals or director nominations at a stockholder meeting, which may limit the ability of stockholders to influence the composition and business decisions of our management.

Our Amended and Restated Bylaws expressly provide for a right of first refusal of the Company for any proposed sale or transfer of stock by a stockholder. As provided, any stockholder may only sell or transfer stock after first giving written notice of the proposed terms of the transfer and a 30-day option to the Company or any designee(s) to purchase the shares on such terms. To the extent that the Company and any designee(s) do not exercise the right of first refusal, the stockholder will have 60 days to sell or transfer the shares as proposed. Certain transfers are exempt from the right of first refusal, including to immediate family, pledges of shares, or to another stockholder or an officer or director of the Company. However, this right of first refusal will terminate upon the date securities of the Company are first offered to the public pursuant to a registration statement or offering statement filed with, and declared effective or qualified by, as applicable, the SEC under the Securities Act. It is expected that upon the completion of the Company’s initial public offering, the right of first refusal under the Amended and Restated Bylaws will terminate in accordance with its terms.

Our Amended and Restated Bylaws also provide that the Company may agree with any stockholders to restrict the sale or other disposal of the stock of the Company owned by such stockholders. Our Amended and Restated Bylaws are expressly subject to the restrictions set forth in the Shareholder Agreement. As discussed in “Corporate History and Structure – Shareholder Agreement” and “Shares Eligible For Future Sale – Shareholder Agreement”, the Shareholder Agreement provides certain restrictions, rights and obligations relating to the proposed sale, transfer or other disposition of the shares of the Company. These restrictions, rights and obligations include certain provisions that may have anti-takeover effects and prevent a third party from acquiring control of the Company, including the Company’s right of first refusal for proposed sales of shares by any stockholder; each of the stockholder parties’ right to purchase up to their relative percentage ownership of the Company’s common stock of any common stock or securities convertible into or exercisable to purchase common stock that the Company may from time to time issue, including in an initial public offering, at the proposed price and other offering terms; and tag-along rights of the stockholder parties to a proposed Change of Control (as defined in “Corporate History and Structure – Shareholder Agreement – Drag-Along Right and Tag-Along Rights”, which may limit the Company’s ability to negotiate a Change of Control transaction. However, the Shareholder Agreement provides that it will terminate on the earliest of (i) the written consent of the board of directors and vote of two-thirds of the holders of the outstanding common stock of the Company; (ii) the Company’s dissolution, filing of a petition in bankruptcy under Chapter 7 of the United States Bankruptcy Code or insolvency of the Company; (iii) upon the closing of the Company’s first underwritten public offering of its common stock on Nasdaq, the New York Stock Exchange or other exchange or marketplace approved by the board of directors; or (iv) at such time as only one stockholder party remains. It is expected that upon the completion of the initial public offering, the Shareholder Agreement will terminate in accordance with its terms.

Furthermore, the holders of our common stock do not have cumulative voting rights in the election of our directors. The combination of the present ownership by a few stockholders of a significant portion of our issued and outstanding common stock and lack of cumulative voting makes it more difficult for other stockholders to replace our board of directors or for a third party to obtain control of our company by replacing its board of directors.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to us. All statements other than statements of historical facts are forward-looking statements. The forward-looking statements are contained principally in, but not limited to, the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

●	our anticipated ability to obtain additional funding to develop additional services and offerings;

●	expected market acceptance of our existing and new offerings;

●	anticipated competition from existing online offerings or new offerings that may emerge;

●	our expected ability to attract new users and customers;

●	our expected ability and third parties’ abilities to protect intellectual property rights;

●	our expected ability to adequately support future growth;

●	anticipated legal and regulatory requirements and our ability to comply with such requirements; and

●	our expected ability to attract and retain key personnel to manage our business effectively.

In some cases, you can identify forward-looking statements by terms such as “may,” “could,” “will,” “should,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the heading “Risk Factors” and elsewhere in this prospectus. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Although we will become a public company after the Company’s initial public offering and have ongoing disclosure obligations under United States federal securities laws, we do not intend to update or otherwise revise the forward-looking statements in this prospectus, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

After deducting the estimated underwriting discounts, commissions and non-accountable expense allowance and other offering expenses payable by us, and assuming no exercise of the representative’s warrants, we expect to receive net proceeds of approximately $4.5 million from the Company’s initial public offering (or approximately $5.3 million if the underwriters exercise the over-allotment option in full), based on an assumed public offering price of $4.00 per share, which is the low point of the estimated offering range set forth on the cover page of this prospectus.

We plan to use the net proceeds of the initial public offering as follows:

●	50% of the net proceeds (approximately $2.2 million if the underwriters do not exercise the over-allotment option, or approximately $2.7 million if the underwriters exercise the over-allotment option in full), for product and technology development;

●	40% of the net proceeds (approximately $1.8 million if the underwriters do not exercise the over-allotment option, or approximately $2.1 million if the underwriters exercise the over-allotment option in full), for expansion of our sales team and marketing efforts; and

●	10% of the net proceeds (approximately $0.4 million if the underwriters do not exercise the over-allotment option, or approximately $0.5 million if the underwriters exercise the over-allotment option in full), for general working capital and other corporate purposes, including repayment of indebtedness used for working capital consisting of $40,000 in principal outstanding under a promissory note due within ten business days of the closing of the initial public offering and any balance outstanding under 8% unsecured promissory notes issued for the aggregate principal amount of $2,350,000 bearing interest at 8% per annum, due on the earlier to occur of the second anniversary of the initial closing date of the respective private placement (March 17, 2025 as to $1,500,000 principal and May 2, 2025 as to $850,000 principal), the closing of the initial public offering and listing of the common stock on a national stock exchange, or other Liquidity Event (defined in the same manner as “Alternative Liquidity Event,” except such term also applies to an initial public offering and national stock exchange listing of the common stock) (see “Description of Securities – 6% Convertible Unsecured Promissory Notes”).

Each $1.00 increase or decrease in the assumed initial public offering price of $4.00 per share, which is the low point of the estimated offering price range set forth on the cover page of this prospectus, would increase or decrease the net proceeds that we receive from the initial public offering by approximately $1.4 million if the underwriters do not exercise the over-allotment option (or approximately $1.6 million if the underwriters exercise the over-allotment option in full), assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts, commissions and non-accountable expense allowance, and other offering expenses payable by us.

The foregoing represents our current intentions to use and allocate the net proceeds of the initial public offering based upon our present plans and business conditions. Our management, however, will have broad discretion in the way that we use the net proceeds of the initial public offering. Pending the final application of the net proceeds of the initial public offering, we intend to invest the net proceeds of the initial public offering in short-term, interest-bearing, investment-grade securities. See “Risk Factors—Risks Related to Our Common Stock and the Initial Public Offering—We have considerable discretion as to the use of the net proceeds from the initial public offering and we may use these proceeds in ways with which you may not agree.”

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends on our common stock in the near future. We may also enter into credit agreements or other borrowing arrangements in the future that will restrict our ability to declare or pay cash dividends on our common stock. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, contractual restrictions, general business conditions and other factors that our board of directors may deem relevant. See also “Risk Factors—Risks Related to Our Common Stock and Initial Public Offering—We do not expect to declare or pay dividends in the foreseeable future.”

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2023:

●	on an actual basis;

●	on a pro forma basis to reflect (i) the issuance of 15,000 shares of common stock as partial payment for legal services subsequent to March 31, 2023; (ii) the issuance of 8% unsecured promissory notes for principal of $1,100,000 subsequent to March 31, 2023; and (iii) a grant of 90,000 shares of common stock to an executive officer under the Plan subsequent to March 31, 2023; and

●	on a pro forma as-adjusted basis to reflect (i) the issuance of 1,500,000 shares by us in the Company’s initial public offering at an assumed price to the public of $4.00 per share, which is the low point of the estimated offering range set forth on the cover page of this prospectus, resulting in net proceeds to us of approximately $4.5 million after deducting (a) underwriting discounts and commissions and non-accountable expense allowance of approximately $0.5 million and (b) our estimated other offering expenses of approximately $1.0 million (assuming no exercise of the underwriters’ over-allotment option), and assuming no exercise of the representative’s warrants; (ii) the assumed conversion upon the closing of the initial public offering of the outstanding 6% convertible unsecured promissory notes in the principal amount of $6,305,000 into an aggregate of 3,152,500 shares of common stock assuming a mandatory conversion price of $2.00 per share, based on the assumed initial public offering price of $4.00 per share, which is the low point of the price range set forth on the cover page of this prospectus; (iii) the assumed conversion upon the closing of the initial public offering of the outstanding 8% convertible unsecured promissory notes in the principal amount of $1,465,000 into an aggregate of 732,500 shares of common stock assuming a mandatory conversion price of $2.00 per share, based on the assumed initial public offering price of $4.00 per share, which is the low point of the price range set forth on the cover page of this prospectus; (iv) the assumed automatic exercise of warrants upon the closing of the initial public offering for the issuance of 940,000 shares of common stock; (v) the assumed deemed repayment of the principal amount of the 8% unsecured promissory notes upon such automatic exercise of warrants; (vi) the assumed nominal cash repayment of any amount remaining outstanding under the 8% unsecured promissory notes as of the date of this prospectus; (vii) the issuance of up to 77,200 shares of common stock to Boustead as placement agent in consideration for the waiver of its success fee and expense allowance for Company-introduced investors in the private placement of the Company’s 8% convertible unsecured promissory notes and respective warrants equal to 8% of the number of shares of common stock issuable to the Company-introduced investors upon conversion or exercise, as applicable, of their securities, based on the assumed initial public offering price of $4.00 per share, which is the low point of the price range set forth on the cover page of this prospectus; (viii) the payment of an aggregate $20,000 in deferred success fees and non-accountable expense allowance to Boustead relating to the private placement of the 8% convertible unsecured promissory notes and respective warrants; (ix) the issuance of 13,375 shares of common stock to certain vendors pursuant to service provider agreements; and (x) the repayment of the balance of $30,000 due under a promissory note by the earlier of the tenth business day following the initial public offering or July 1, 2023.

The pro forma as-adjusted information below is illustrative only and our capitalization following the completion of the initial public offering is subject to adjustment based on the initial public offering price of our common stock and other terms of the initial public offering determined at pricing. You should read this table together with our financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of March 31, 2023
	Actual	Pro Forma	Pro Forma As Adjusted
Cash and cash equivalents	$248,855	$1,296,958	$5,739,913
Convertible notes - current maturities	1,465,000	1,465,000	-
Convertible and nonconvertible notes - net of current maturities, less unamortized debt issuance costs	7,129,473	8,229,473	-
Stockholders’ (deficit):
Common stock, $0.0001 par value per share, 150,000,000 shares authorized, 7,486,152 shares issued and outstanding, actual, 7,591,152 shares issued and outstanding, pro forma, 14,006,727 shares issued and outstanding, pro forma as adjusted	749	760	1,401
Additional paid-in capital	2,755,852	2,755,842	16,892,628
Accumulated deficit	(12,416,583)	(12,456,583)	(12,796,583)
Total stockholders’ (deficit)	(9,659,982)	(9,699,982)	4,097,446
Total capitalization	$(2,530,509)	$(1,470,509)	$4,097,446

Each $1.00 increase or decrease in the assumed offering price per share of $4.00 would increase or decrease the net proceeds that we receive in the initial public offering and each of total stockholders’ equity and total capitalization by approximately $1.4 million (or approximately $1.6 million if the over-allotment option is exercised in full), assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions and non-accountable expense allowance and offering expenses payable by us.

The table above is based on 7,486,152 shares of our common stock outstanding as of March 31, 2023, after giving effect to the Reverse Stock Split at a ratio of 1-for-5 which became effective on April 14, 2023, and excludes the following securities or rights to securities that were outstanding as of March 31, 2023:

●	2,522,000 shares of common stock issuable upon the optional conversion of outstanding 6% convertible unsecured promissory notes at their adjusted optional conversion price of $2.50 per share;

●	438,689 shares of common stock issuable upon the optional conversion of outstanding 8% convertible unsecured promissory notes at their optional conversion price of approximately $3.34 per share;

●	500,000 shares of common stock issuable upon exercise of warrants issued to private placement investors in our 8% unsecured promissory notes at an exercise price of $2.50 per share;

●	176,540 shares of common stock issuable upon exercise of placement agent’s warrants at an exercise price of $2.50 per share upon the optional conversion of outstanding 6% convertible unsecured promissory notes at their optional conversion price of $2.50 per share;

●	24,970 shares of common stock issuable to Boustead as placement agent in consideration for the waiver of its success fee and expense allowance for Company-introduced investors in outstanding 8% convertible unsecured promissory notes upon the optional conversion of outstanding 8% convertible unsecured promissory notes;

●	35,000 shares of common stock issuable to Boustead as placement agent upon exercise of placement agent’s warrants issued to Boustead at an exercise price of $2.50 per share with respect to warrants issued to private placement investors in our 8% unsecured promissory notes;

●	299,130 total shares of common stock issuable upon the exercise of stock options that were granted to certain employees, consultants, officers, and directors under the Equity Incentive Plan, at an exercise price per share equal to $3.10 per share;

●	10,000 shares of common stock issuable upon the exercise of a stock option to be granted to a consultant under the consultant’s consulting agreement under the Plan promptly following the consummation of the initial public offering, subject to the consultant’s continuing in service through the grant date, at an exercise price per share equal to the initial public offering price per share;

●	750,000 shares of common stock that are reserved for issuance under the Plan, which is inclusive of the 299,130 shares issuable upon the exercise of stock options that were granted under the Plan; and

●	120,750 shares of common stock issuable upon exercise of representative’s warrants to be issued to the underwriters in connection with the initial public offering, based on the assumed initial public offering price of $4.00 per share, which is the low point of the price range set forth on the cover page of this prospectus, and assuming full exercise by the underwriters of the over-allotment option.

DILUTION

Dilution in net tangible book value per share to new investors is the amount by which the offering price paid by the purchasers of the shares of common stock sold in the Company’s initial public offering exceeds the pro forma net tangible book value per share of common stock after the initial public offering. Net tangible book value per share is determined at any date by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares of common stock deemed to be outstanding at that date.

The net tangible book value of our common stock as of March 31, 2023 was $(10,228,018), or approximately $(1.26) per share.

Pro forma as adjusted net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of common stock in the initial public offering and the pro forma as adjusted net tangible book value per share of common stock immediately after completion of the initial public offering. Investors participating in the initial public offering will incur immediate, substantial dilution. After giving effect to (i) the issuance of 15,000 shares of common stock as partial payment for legal services subsequent to March 31, 2023; (ii) the issuance of 8% unsecured promissory notes for principal of $1,100,000 subsequent to March 31, 2023; (iii) a grant of 90,000 shares of common stock to an executive officer under the Plan subsequent to March 31, 2023; (iv) the issuance of 1,500,000 shares by us in the initial public offering at an assumed price to the public of $4.00 per share, which is the low point of the estimated offering range set forth on the cover page of this prospectus, resulting in net proceeds to us of approximately $4.5 million after deducting (a) underwriting discounts and commissions and non-accountable expense allowance of approximately $0.5 million and (b) our estimated other offering expenses of approximately $1.0 million (assuming no exercise of the underwriters’ over-allotment option), and assuming no exercise of the representative’s warrants; (v) the assumed conversion upon the closing of the initial public offering of the outstanding 6% convertible unsecured promissory notes in the principal amount of $6,305,000 into an aggregate of 3,152,500 shares of common stock assuming a mandatory conversion price of $2.00 per share, based on the assumed initial public offering price of $4.00 per share, which is the low point of the price range set forth on the cover page of this prospectus; (vi) the assumed conversion upon the closing of the initial public offering of the outstanding 8% convertible unsecured promissory notes in the principal amount of $1,465,000 into an aggregate of 732,500 shares of common stock assuming a mandatory conversion price of $2.00 per share, based on the assumed initial public offering price of $4.00 per share, which is the low point of the price range set forth on the cover page of this prospectus; (vii) the assumed automatic exercise of warrants upon the closing of the initial public offering for the issuance of 940,000 shares of common stock; (viii) the assumed deemed repayment of the full principal amount of the 8% unsecured promissory notes upon such automatic exercise of warrants; (ix) the assumed nominal cash repayment of any amount remaining outstanding under the 8% unsecured promissory notes as of the date of this prospectus; (x) the issuance of up to 77,200 shares of common stock to Boustead as placement agent in consideration for the waiver of its success fee and expense allowance for Company-introduced investors in the private placement of the Company’s 8% convertible unsecured promissory notes and respective warrants equal to 8% of the number of shares of common stock issuable to the Company-introduced investors upon conversion or exercise, as applicable, of their securities, based on the assumed initial public offering price of $4.00 per share, which is the low point of the price range set forth on the cover page of this prospectus; (xi) the payment of an aggregate $20,000 in deferred success fees and non-accountable expense allowance to Boustead relating to the private placement of the 8% convertible unsecured promissory notes and respective warrants; (xii) the issuance of 13,375 shares of common stock to certain vendors pursuant to service provider agreements; and (xiii) the repayment of the balance of $30,000 due under a promissory note by the earlier of the tenth business day following the initial public offering or July 1, 2023, our pro forma as adjusted net tangible book value as of March 31, 2023 would have been approximately $3.9 million, or approximately $0.28 per share. This amount represents an immediate increase in pro forma net tangible book value of approximately $1.54 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of approximately $3.72 per share to purchasers of common stock in the initial public offering, as illustrated in the following table.

Assumed public offering price per share		$4.00
Historical net tangible book value per share as of March 31, 2023	$(1.26)
Increase in pro forma as adjusted net tangible book value per share attributable to new investors purchasing shares in the initial public offering	1.54
Pro forma as adjusted net tangible book value per share after giving effect to the initial public offering		0.28
Dilution per share to new investors purchasing shares in the initial public offering		$3.72

If the underwriters exercise their over-allotment option in full, the pro forma as adjusted net tangible book value per share of our common stock, as adjusted to give effect to the initial public offering, would be approximately $0.33 per share, and the dilution in pro forma net tangible book value per share to new investors purchasing shares of common stock in the initial public offering would be approximately $3.67 per share.

The pro forma information discussed above is illustrative only. Our net tangible book value following the completion of the initial public offering is subject to adjustment based on the actual initial public offering price of our common stock and other terms of the initial public offering determined at pricing.

The following table sets forth, as of March 31, 2023 on a pro forma as adjusted basis, the total number of shares of common stock previously issued and sold to existing investors, the total consideration paid for the foregoing and the average price per share of common stock paid, or to be paid, by existing owners and by the new investors. The calculation below is based on the assumed initial public offering price of $4.00 per share, which is the low point of the estimated offering price range set forth on the cover page of this prospectus, before deducting estimated underwriter commissions and offering expenses, in each case payable by us, and assumes no exercise of the underwriters’ over-allotment option or representative’s warrants.

	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	Per Share
Shares held by existing stockholders	7,591,152	54.2%	$759	0.0%	$0.0001
Shares issuable upon certain events upon the consummation of the initial public offering(1)	4,915,575	35.1%	$10,210,000	63.0%	$2.08
Shares issued to investors in the initial public offering	1,500,000	10.7%	$6,000,000	37.0%	$4.00
Total	14,006,727	100.0%	$16,210,759	100.0%	$1.16

(1)	Consists of (i) the assumed conversion upon the closing of the initial public offering of the outstanding 6% convertible unsecured promissory notes in the principal amount of $6,305,000 into an aggregate of 3,152,500 shares of common stock assuming a mandatory conversion price of $2.00 per share, based on the assumed initial public offering price of $4.00 per share, which is the low point of the price range set forth on the cover page of this prospectus; (ii) the assumed conversion upon the closing of the initial public offering of the outstanding 8% convertible unsecured promissory notes in the principal amount of $1,465,000 into an aggregate of 732,500 shares of common stock assuming a mandatory conversion price of $2.00 per share, based on the assumed initial public offering price of $4.00 per share, which is the low point of the price range set forth on the cover page of this prospectus; (iii) the assumed automatic exercise of warrants upon the closing of the initial public offering for the issuance of 940,000 shares of common stock; (iv) the issuance of up to 77,200 shares of common stock to Boustead as placement agent in consideration for the waiver of its success fee and expense allowance for Company-introduced investors in the private placement of the Company’s 8% convertible unsecured promissory notes and respective warrants equal to 8% of the number of shares of common stock issuable to the Company-introduced investors upon conversion or exercise, as applicable, of their securities, based on the assumed initial public offering price of $4.00 per share, which is the low point of the price range set forth on the cover page of this prospectus; and (v) the issuance of 13,375 shares of common stock to certain vendors pursuant to service provider agreements.

The table above is based on 7,486,152 shares of our common stock outstanding as of December 31, 2022, after giving effect to the Reverse Stock Split at a ratio of 1-for-5 which became effective on April 14, 2023, and excludes the following securities or rights to securities that were outstanding as of December 31, 2022:

●	2,522,000 shares of common stock issuable upon the optional conversion of outstanding 6% convertible unsecured promissory notes at their adjusted optional conversion price of $2.50 per share;

●	438,689 shares of common stock issuable upon the optional conversion of outstanding 8% convertible unsecured promissory notes at their optional conversion price of approximately $3.34 per share;

●	176,540 shares of common stock issuable upon exercise of placement agent’s warrants at an exercise price of $2.50 per share upon the optional conversion of outstanding 6% convertible unsecured promissory notes at their optional conversion price of $2.50 per share;

●	24,970 shares of common stock issuable to Boustead as placement agent in consideration for the waiver of its success fee and expense allowance for Company-introduced investors in outstanding 8% convertible unsecured promissory notes upon the optional conversion of outstanding 8% convertible unsecured promissory notes;

●	35,000 shares of common stock issuable to Boustead as placement agent upon exercise of placement agent’s warrants issued to Boustead at an exercise price of $2.50 per share with respect to warrants issued to private placement investors in our 8% unsecured promissory notes;

●	299,130 total shares of common stock issuable upon the exercise of stock options that were granted to certain employees, consultants, officers, and directors under the Equity Incentive Plan, at an exercise price per share equal to $3.10 per share;

●	10,000 shares of common stock issuable upon the exercise of a stock option to be granted to a consultant under the consultant’s consulting agreement under the Plan promptly following the consummation of the initial public offering, subject to the consultant’s continuing in service through the grant date, at an exercise price per share equal to the initial public offering price per share;

●	750,000 shares of common stock that are reserved for issuance under the Plan, which is inclusive of the 299,130 shares issuable upon the exercise of stock options that were granted under the Plan; and

●	120,750 shares of common stock issuable upon exercise of representative’s warrants to be issued to the underwriters in connection with the initial public offering, based on the assumed initial public offering price of $4.00 per share, which is the low point of the price range set forth on the cover page of this prospectus, and assuming full exercise by the underwriters of the over-allotment option.

To the extent that any outstanding stock options or warrants are exercised, convertible notes are converted, or new stock options, restricted stock units or other securities are granted under the Plan, or we issue additional shares of common stock in the future, there will be further dilution to investors participating in the initial public offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis summarizes the significant factors affecting our operating results, financial condition, liquidity and cash flows of our company as of and for the periods presented below. The following discussion and analysis should be read in conjunction with our financial statements and the related notes thereto included elsewhere in this prospectus. The discussion contains forward-looking statements that are based on the beliefs of management, as well as assumptions made by, and information currently available to, our management. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements”.

Overview

We are a technology company developing and operating platforms to give significantly more student-athletes the opportunity to go to college and continue playing sports. Our platform, Signing Day Sports, is a digital ecosystem to help athletes get discovered and recruited by coaches and recruiters across the country. We fully support football, baseball, softball, and men’s and women’s soccer, and we plan to expand the Signing Day Sports platform to include additional sports. Each sport is led by former professional athletes and coaches who know what it takes to get to the big leagues.

Signing Day Sports launched in 2019, and as of June 2023, many high schools, sports clubs, and aspiring high school athletes have subscribed to the Signing Day Sports platform. Colleges in the NCAA Division I, Division II, and Division III, and the NAIA, have utilized our platform for recruitment purposes. Signing Day Sports initially supported football athletes, and now also offers a platform for baseball, softball, and men’s and women’s soccer, resulting in even more recruiter and athlete platform participants.

We founded Signing Day Sports to reinvent the high school and college sports recruiting process for the digital era. When we started the Company, recruiting was still being done largely as it had been done since before the mass availability of Internet-connected devices and was still limited by that model. We identified the flaws in the recruiting process and the unique opportunity it presented for us to become a solution provider in the industry. We developed and operated our platform with the objective of optimizing and enhancing the sports recruitment process across all sizes of colleges and athletic departments.

Our ability to leverage modern technologies to bring coaches and athletes together in a mutually beneficial ecosystem has shown significant benefits for both sides of the student-athlete recruitment process. Parents and athletes can use the platform to understand and provide what recruiters want to see, seek and gain offers of better athletic scholarships or other financial aid packages, and maximize the potential of an athlete’s career. Recruiters now have a comprehensive recruitment application that shows video verification of key attribute data and gives the recruiter the ability to narrow down their search with a highly optimized search engine and athlete screening process.

In short, we offer a comprehensive solution that services the needs of all participants in the sports recruitment process. We are aware of no other platform that offers what our platform does. Our goal is to change the way sports recruitment is done for the betterment of everyone.

Our Historical Performance

The Company’s current and former independent registered public accounting firms have expressed substantial doubt as to the Company’s ability to continue as a going concern. We have incurred losses for each period from our inception and a significant accumulated deficit. For the fiscal quarters ended March 31, 2023 and 2022, our net loss was approximately $0.9 million and $2.0 million, respectively, and our net cash used in operating activities was approximately $0.3 million and $2.2 million, respectively. As of March 31, 2023 and December 31, 2022, we had cumulative losses of approximately $19.0 million and $18.1 million, respectively. For the fiscal years ended December 31, 2022 and 2021, our net loss was approximately $6.7 million and $8.8 million, respectively, our cash used in operating activities was approximately $4.9 million and $5.7 million, respectively, and we had cumulative losses of approximately $18.1 million and $11.5 million, respectively. We expect to incur expenses and operating losses over the next several years. Accordingly, we will need additional financing to support our continuing operations. We will seek to fund our operations through public or private equity offerings, debt financings, government or other third-party funding, collaborations and licensing arrangements. Adequate additional financing may not be available to us on acceptable terms, or at all. Our failure to raise capital as and when needed would impact our going concern status and would have a negative impact on our financial condition and our ability to pursue our business strategy and continue as a going concern. We will need to generate significant revenues to achieve profitability, and we may never do so.

For further discussion, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Going Concern”.

Emerging Growth Company

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

●	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

●	being permitted to present only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in this prospectus;

●	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

●	submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

●	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1,235,000,000, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Principal Factors Affecting Our Financial Performance

Our operating results are primarily affected by the following factors:

●	our ability to acquire new customers and users or retain existing customers and users;

●	our ability to offer competitive product pricing;

●	our ability to broaden product offerings;

●	our ability to leverage technology and use and develop efficient processes;

●	our ability to attract and retain talented employees; and

●	industry demand and competition; and

●	market conditions and our market position.

Results of Operations

Comparison of the Three Months Ended March 31, 2023 and 2022

The following table sets forth key components of our results of operations during the three months ended March 31, 2023 and 2022.

	Three Months Ended
	March 31, 2023	March 31, 2022
Revenues, net	$43,567	$71,848
Cost of revenues	71,439	275,768
Gross profit (loss)	(27,872)	(203,920)

Operating cost and expenses
Advertising and marketing	58,241	341,136
General and administrative	676,685	1,445,334

Total operating expenses	734,926	1,786,470

Net income (loss) from operations	(762,798)	(1,990,390)

Other Income (expense)
Interest expense	(202,651)	(2,069)
Interest income	1,100	812
Other expense	-	(53,640)
Other Income	28,582	29,060

Total other income (expense)	(172,969)	(25,837)

Net loss	$(935,767)	$(2,016,227)

Revenues, Net

Net revenues for the three months ended March 31, 2023 and 2022 were approximately $0.04 million and $0.07 million, respectively. Net revenues decreased approximately $0.03 million, or approximately 39.4%, due to approximately $52,000 in revenue recognized in the first quarter of 2022 that had been received and deferred in the fourth quarter of 2021.

The following table presents information about the number of users of our website and app under subscriptions by type of subscription plan for each of the three-month periods ended March 31, 2023 and 2022. Subscriptions to our website and app require payment prior to website and app access except that group subscriptions may make payments on a monthly installment basis. Due to the unavailability of user records from certain high school sports program subscriptions for the three months ended March 31, 2022, the number of users in such subscriptions for that period is separately presented below and represents the estimated, not actual, number of users for this subscription type for that period. See also “—Critical Accounting Policies – Payment Terms”.

	Users with Subscriptions
Subscription Type	Three Months Ended March 31, 2023		Three Months Ended March 31, 2022
Monthly	512		353
Annual	7		4
Semi-Annual	-	(1)	1
Group – High School	-		150	(2)
Group – General	192		-
Total:	711		508	(2)

(1)	Semi-annual subscriptions were not offered after 2022.

(2)	Estimated.

The following table presents information about the number of users of our website and app under a former free use arrangement and the number of users with subscriptions for each of the three-month periods ended March 31, 2023 and 2022. Due to the unavailability of user records from certain high school sports program subscriptions and the former free use arrangement for the three months ended March 31, 2022, the number of users presented below for that period is estimated, not actual.

	Number of Users
User Type	Three Months Ended March 31, 2023	Three Months Ended March 31, 2022
Free Use Arrangement	-	13,583	(1)
Subscription	1,201	508	(1)
Total:	1,201	14,091	(1)

(1)	Estimated.

As indicated in the above tables, the decrease in revenues from the three-month period ended March 31, 2022 to the three-month period ended March 31, 2023 was not related to the number of users with subscriptions during each period. The decline in revenues was instead due to approximately $52,000 in revenue recognized in the first quarter of 2022 that had been received and deferred in the fourth quarter of 2021.

In addition, we anticipate that the number of users with subscriptions and revenues will increase in future periods due to four strategic changes to our business during the fourth quarter of 2022. First, our former promotional free use program for certain high school organizations was discontinued, and since that time we have required that all users at organizations be covered under a subscription after a temporary trial period. Second, we reextended our app and website design and related marketing approach from the prior model of a recruitment tool for college sports recruiters to restore a major direct-to-consumer component including through increasing in-person recruiting events, reducing the monthly subscription fee from $29.99 to $24.99, and enhancing education resources on our website. Third, we gained marketing and sponsorship agreements with significant college sports recruiting industry participants, including GOAT Farm Sports, the owner of the U.S. Army Bowl, providing preferential access to student-athletes at many sports combines and events throughout the year for which we have committed to act as an official events sponsor and college sports recruitment platform, initially primarily for college football recruitment-related events due to our historic strengths in this sport and eventually for other college sports recruitment-related events. Fourth, we determined to extend our app and website to support baseball, softball, and men’s and women’s soccer recruitment as well as football, and apply the other aspects of our business model to the end of generating revenues from the significant markets for these major college sports areas. These changes are anticipated to increase first-time subscriptions by both individual users and groups, increase the rate of subscription renewals by individual monthly subscribers, and slow individual user attrition due to the inherently limited college recruiting cycle for each student-athlete. Therefore, we do not anticipate the decrease in revenues in the three months ended March 31, 2023 compared to the three months ended March 31, 2022 to be indicative of future results.

However, we caution that the extent and timing of any favorable impacts from the strategic changes to our business described above on our net sales, revenues, income from continuing operations, or other results of operations, are subject to, and may be offset by unfavorable impacts on our results of operations due to, many other factors and uncertainties that are discussed throughout this prospectus, including under “Risk Factors”, “Cautionary Statement Regarding Forward-Looking Statements”, and, in this section, “—Our Historical Performance”, “—Principal Factors Affecting Our Financial Performance”, and “—Liquidity and Capital Resources – Going Concern”, in the notes to the financial statements accompanying this prospectus, and in the reports of our current and former independent registered public accounting firms included with this prospectus.

Cost of Revenues

Cost of revenues for the three months ended March 31, 2023 and 2022 was approximately $0.07 million and $0.3 million, respectively. Cost of revenue decreased approximately $0.23 million, or approximately 74.1%, due to a decrease in the number of employees in our internal sales and marketing teams.

Advertising and Marketing

Advertising and marketing expenses were approximately $0.06 million and $0.3 million for the three months ended March 31, 2023 and 2022, respectively. The decrease of approximately $0.24 million, or 82.9%, was due to decreased advertising and marketing for social media platforms and content creation.

General and Administrative

General and administrative expenses were approximately $0.7 million and $1.4 million for the three months ended March 31, 2023 and 2022, respectively. The decrease of approximately $0.7 million, or 53.2%, was due to a reduction of nonessential employees and the move of our corporate headquarters to office space under a lower rental rate.

Interest Expense

Interest expense was approximately $0.2 million and $2,000 for the three months ended March 31, 2023 and 2022, respectively. The increase of approximately $0.2 million, or 9,694.6%, was due to an increase in convertible notes payable.

Other Expense

Other expense was $0 and approximately $0.5 million for the three months ended March 31, 2023 and 2022, respectively. The decrease was due to a decrease in events-related equipment expense.

Comparison of Fiscal Years Ended December 31, 2022 and 2021

The following table sets forth key components of our results of operations during the years ended December 31, 2022 and 2021.

	Years Ended
	December 31,	December 31,
	2022	2021
Revenues, net	$78,336	$340,984
Cost of revenues	783,064	504,342
Gross profit (loss)	(704,728)	(163,358)

Operating cost and expenses
Advertising and marketing	1,842,666	1,104,939
General and administrative	3,025,223	5,027,820
Impairment charge	820,951	2,276,159

Total operating expenses	5,688,840	8,408,918

Net income (loss) from operations	(6,393,568)	(8,572,276)

Other Income (expense)
Interest expense	(597,747)	(78,503)
Interest income	1,100	1,187
Deferred tax income	100,000	-
Change in fair value of SAFE Agreements	154,635	(154,635)
Other expense	(53,640)	-
Other Income	115,406	-

Total other income (expense)	(280,246)	(231,951)

Net loss	$(6,673,814)	$(8,804,227)

Revenues, Net

Net revenues for the years ended December 31, 2022 and 2021 were approximately $0.08 million and $0.3 million, respectively. Net revenues decreased approximately $0.26 million, or approximately 77.0%, due to an increase in the proportion of customers using our technology platform under a former free use arrangement.

The following table presents information about the number of users of our website and app under subscriptions by type of subscription plan for each of the fiscal years ended December 31, 2022 and 2021. Subscriptions to our website and app require payment prior to website and app access except that group subscriptions may make payments on a monthly installment basis. Due to the unavailability of user records from certain high school sports program subscriptions, the number of users in such subscriptions is separately presented below and represents the estimated, not actual, number of users for this subscription type per period presented. See also “—Critical Accounting Policies – Payment Terms”.

	Number of Users with Subscriptions
Subscription Type	Year Ended December 31, 2022		Year Ended December 31, 2021
Monthly	1,193		1,214
Annual	33		47
Semi-Annual	27		7
PRO+(1)	13		-
Group – High School	256	(2)	2,250	(2)
Group – General	3		292
Total:	1,525	(2)	3,810	(2)

(1)	PRO+ subscriptions were offered during the fourth quarter of 2022 only.

(2)	Estimated.

The following table presents information about the number of users of our website and app under a former free use arrangement and the number of users with subscriptions for each of the fiscal years ended December 31, 2022 and 2021. Due to the unavailability of user records from certain high school sports program subscriptions and the former free use arrangement, the number of users presented below is estimated, not actual.

	Number of Users (Estimated)
User Type	Year Ended December 31, 2022	Year Ended December 31, 2021
Free Use Arrangement	46,961	26,808
Subscription	1,525	3,810
Total:	48,486	30,618

As indicated in the above tables, the decrease in revenues in 2022 compared to 2021 was primarily due to a sharp decline in subscriptions by organizations and an increase in users given free use arrangements that may have otherwise been in group subscriptions.

However, we anticipate that the number of users with subscriptions and revenues will increase in future periods due to four strategic changes to our business during the fourth quarter of 2022. First, our former promotional free use program for certain high school organizations was discontinued, and since that time we have required that all users at organizations be covered under a subscription after a temporary trial period. Second, we reextended our app and website design and related marketing approach from the prior model of a recruitment tool for college sports recruiters to restore a major direct-to-consumer component including through increasing in-person recruiting events, reducing the monthly subscription fee from $29.99 to $24.99, and enhancing education resources on our website. Third, we gained marketing and sponsorship agreements with significant college sports recruiting industry participants, including GOAT Farm Sports, the owner of the U.S. Army Bowl, providing preferential access to student-athletes at many sports combines and events throughout the year for which we have committed to act as an official events sponsor and college sports recruitment platform, initially primarily for college football recruitment-related events due to our historic strengths in this sport and eventually for other college sports recruitment-related events. Fourth, we determined to extend our app and website to support baseball, softball, and men’s and women’s soccer recruitment as well as football, and apply the other aspects of our business model to the end of generating revenues from the significant markets for these major college sports areas. These changes are anticipated to increase first-time subscriptions by both individual users and groups, increase the rate of subscription renewals by individual monthly subscribers, and slow individual user attrition due to the inherently limited college recruiting cycle for each student-athlete. Therefore, we do not anticipate the decrease in revenues in 2022 compared to 2021 to be indicative of future results.

However, we caution that the extent and timing of any favorable impacts from the strategic changes to our business described above on our net sales, revenues, income from continuing operations, or other results of operations are subject to, and could be offset by unfavorable impacts on our results of operations due to, many other factors and uncertainties that are discussed throughout this prospectus, including under “Risk Factors”, “Cautionary Statement Regarding Forward-Looking Statements”, and, in this section, “—Our Historical Performance”, “—Principal Factors Affecting Our Financial Performance”, and “—Liquidity and Capital Resources – Going Concern”, in the notes to the financial statements accompanying this prospectus, and in the reports of our current and former independent registered public accounting firms included with this prospectus.

Cost of Revenues

Cost of revenues for the years ended December 31, 2022 and 2021 was approximately $0.8 million and $0.5 million, respectively. Cost of revenue increased approximately $0.3 million, or approximately 55.3%, due to an increase in the number of employees in our internal engineering and development team.

Advertising and Marketing

Advertising and marketing expenses were approximately $1.8 million and $1.1 million for the years ended December 31, 2022 and 2021, respectively. The increase of approximately $0.7 million, or 66.8%, was due to increased advertising and marketing on social media platforms.

General and Administrative

General and administrative expenses were approximately $3.0 million and $5.0 million for the years ended December 31, 2022 and 2021, respectively. The decrease of approximately $2.0 million, or 41.2%, was due to a reduction of nonessential employees and the move of our corporate headquarters to office space under a lower rental rate.

Impairment Charge

An impairment charge of approximately $0.8 million and $2.3 million was recorded for the years ended December 31, 2022 and 2021, respectively. The decrease of approximately $1.5 million, or 63.9%, was due to an increase in the proportion of customers using our technology platform under a free trial arrangement. For the reasons discussed under “—Revenues, Net” above, these results may not be indicative of future periods.

Interest Expense

Interest expense was approximately $0.6 million and $0.08 million for the years ended December 31, 2022 and 2021, respectively. The increase of approximately $0.52 million, or 661.4%, was due to an increase in convertible notes payable.

Deferred Tax Income

Deferred tax income was $0.1 million and none for the years ended December 31, 2022 and 2021, respectively. The increase was due to recognition of deferred tax assets.

Change in Fair Value of SAFE Agreements

Change in fair value of SAFE Agreements was approximately $0.2 million and $(0.2 million) for the years ended December 31, 2022 and 2021, respectively. The change was due to a change in fair value measurement.

Other Expense

Other expense was approximately $0.05 million and none for the years ended December 31, 2022 and 2021, respectively. The increase was due to an increase in events-related equipment expense.

Other Income

Other income was approximately $0.1 million and none for the years ended December 31, 2022 and 2021, respectively. The increase was due to tax deductions relating to employee travel expenses.

Liquidity and Capital Resources

As of March 31, 2023, we had cash and cash equivalents of $248,855. To date, we have financed our operations primarily through revenue generated from operations and private placements of securities.

We believe that our current levels of cash, with the proceeds of the Company’s initial public offering, will be sufficient to meet our anticipated cash needs for our operations and other cash requirements until at least March 31, 2024, including our anticipated costs associated with becoming a public reporting company. Without the proceeds of the Company’s initial public offering, we will require additional cash resources due to our current capital requirements, changing business conditions, implementation of our strategy to expand our business, or other investments or acquisitions we may decide to pursue. If our own financial resources are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities in private placements or credit facilities. The sale of additional equity securities could result in dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

Going Concern

Our current auditor and former auditor’s opinions included in our audited financial statements for the years ended December 31, 2022 and 2021 contain an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. For the fiscal quarters ended March 31, 2023 and 2022, our net loss was approximately $0.9 million and $2.0 million, respectively, and our net cash used in operating activities was approximately $0.3 million and $2.2 million, respectively. As of March 31, 2023 and December 31, 2022, we had cumulative losses of approximately $19.0 million and $18.1 million, respectively. For the fiscal years ended December 31, 2022 and 2021, our net loss was approximately $6.7 million and $8.8 million, respectively, our cash used in operating activities was approximately $4.9 million and $5.7 million, respectively, and we had cumulative losses of approximately $18.1 million and $11.5 million, respectively. In recent years, we have suffered recurring losses from operations, have negative working capital and cash outflows from operating activities, and therefore we are dependent upon external sources for financing our operations.

Our transition to profitable operations is dependent on generating a level of revenue adequate to support our cost structure. We must continue our path to profitability through increased business development, marketing and sales of the Company’s multiple lines of subscriptions. Our management has evaluated the significance of these conditions as well as the time in which we have to complete these tasks and has determined that we can meet our operating obligations for the foreseeable future. We plan to finance our operations using primarily proceeds from private placements of securities and our initial public offering. There can be no assurance that we will succeed in generating sufficient revenues from our product sales to continue our operations as a going concern.

Our management expects to have the required funds in order to continue to operate as a going concern for at least 12 months from the initial public offering. Nonetheless, there can be no assurance that necessary financing will be available on satisfactory terms, if at all. If we are unable to secure needed financing, management may be forced to take additional restructuring actions, which may include significantly reducing our anticipated level of expenditures. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

SAFEs

From March 2021 through July 2021, the Company entered into eight agreements consisting of a “Simple Agreement for Future Equity” (the “SAFE agreements”) totaling $1,980,000. The SAFE agreements provided a right to the holder to future equity in the Company in the form of these agreements.

In September 2022 and October 2022, all of the SAFE agreements were canceled and in exchange a total of 591,048 shares of common stock were issued to the former SAFE holders pursuant to cancellation and exchange agreements with the former SAFE holders.

If the Company had conducted an Equity Financing (as defined in the SAFE agreements), the SAFE agreements would have automatically converted into the number of shares of preferred stock equal to the Purchase Amount (as defined in the SAFE agreements) divided by the conversion price per share.

If there had been a SAFE Liquidity Event (as defined in the “Description of Securities – SAFEs – Specific Conversion Terms”), the holder of the SAFE agreement would have been automatically entitled to receive a portion of the proceeds equal to the greater of (i) the Purchase Amount or (ii) an amount equal to a percentage of the proceeds to be received in a SAFE Liquidity Event with such percentage calculated by dividing the Purchase Amount by the Liquidity Event Amount (as defined in the SAFE agreements).

If there had been a Dissolution Event (as defined in the SAFE agreements), the holder of the SAFE agreement will automatically receive a portion of the Proceeds equal to the Purchase Amount/Cash-out Amount, due and payable immediately prior to the consummation of the Dissolution Event.

If after eighteen months, there had been no Equity Financing, SAFE Liquidity Event, or Dissolution Event, the SAFE agreement would have automatically converted into the number of shares of common stock equal to the Purchase Amount divided by the Valuation Discount Price Per Share (as defined in the SAFE agreements) resulting in an approximate 20% discount.

The SAFE agreements were not subject to mandatory redemption, and they could have required the Company to issue a variable number of shares. Management of the Company determined that the SAFE agreements contained a liquidity event provision that embodied an obligation indexed to the fair value of the equity shares and that could have required the Company to settle the SAFE obligation by transferring assets or cash. The SAFE agreements represented a recurring measurement that is classified within Level 3, disclosed and defined in Note 4 to the financial statements accompanying this prospectus of the fair value hierarchy wherein fair value is estimated using significant unobservable inputs.

Equity Incentive Plan

On August 31, 2022, the Company adopted the Equity Incentive Plan for the purpose of granting restricted stock, stock options, and other forms of incentive compensation to officers, employees, directors, and consultants of the Company. A total of 750,000 shares of common stock are reserved for issuance under the Plan. In September 2022, stock options were granted under the Plan to certain officers, directors and employees that may be exercised to purchase a total of 209,000 shares of common stock, not including stock options or portions of stock options that subsequently terminated due to employee, officer, or director departures. Subsequent to March 31, 2023, stock options were granted under the Plan to certain employees and a director that may be exercised to purchase a total of 243,000 shares of common stock, not including stock options or portions of stock options that subsequently terminated due to employee, officer, or director departures, and 90,000 shares of restricted common stock was granted to an officer. See “Executive Compensation – 2022 Equity Incentive Plan” for a summary of the principal features of the Plan.

Summary of Cash Flow

The following table provides detailed information about our net cash flow for all financial statement periods presented in this prospectus:

Cash Flow

	Three Months		Ended Year Ended
	March 31, 2023	March 31, 2022	December 31, 2022	December 31, 2021 (Restated)
Net cash provided by (used in) operating activities	$(302,607)	$(2,235,598)	$(4,928,461)	$(5,729,483)
Net cash provided by (used in) investing activities	(435,340)	(301,723)	(855,480)	(1,086,278)
Net cash provided by (used in) financing activities	732,393	-	1,350,800	10,452,434
Net increase (decrease) in cash and cash equivalents	(5,554)	(2,537,321)	(4,433,141)	3,636,673
Cash and cash equivalents, beginning of period	254,409	4,687,550	4,687,550	1,050,877
Cash and cash equivalents, end of period	$248,855	$2,150,229	$254,409	$4,687,550

Net cash used in operating activities was approximately $0.3 million for the three months ended March 31, 2023, as compared to net cash used in operating activities of approximately $2.2 million for the three months ended March 31, 2022. The decrease was primarily due to a decrease of $1.0 million from a reduction of nonessential employees, an increase of approximately $0.6 million in accounts payable, and a decrease of $0.3 million from decreased advertising and marketing expenses.

Net cash used in operating activities was approximately $4.9 million for the year ended December 31, 2022, as compared to net cash used in operating activities of approximately $5.7 million for the year ended December 31, 2021. The decrease was primarily due to a reduction of nonessential employees and movement into office space at a reduced rental rate.

Net cash used in investing activities was approximately $0.4 million for the three months ended March 31, 2023 and approximately $0.3 million for the three months ended March 31, 2022. The increase was primarily due to an increase in software development expenditures.

Net cash used in investing activities was approximately $0.9 million for the year ended December 31, 2022 and approximately $1.1 million for the year ended December 31, 2021. The decrease was primarily due to reductions in computer equipment.

Net cash provided by financing activities was approximately $0.7 million for the three months ended March 31, 2023 and $0 for the three months ended March 31, 2022. The increase was primarily due to an increase in proceeds from private placements of debt securities and loans, offset in part by the purchase of stock from a stockholder.

Net cash provided by financing activities was approximately $1.4 million for the year ended December 31, 2022 and approximately $10.4 million for the year ended December 31, 2021. The decrease was primarily due to a decrease in proceeds from private placements of debt and equity securities.

Recent Developments

8% Unsecured Promissory Notes and Warrants Private Placements Subsequent to March 31, 2023

In April 2023 we completed one private placement, and in May 2023 we completed a subsequent private placement in which we entered into subscription agreements with a number of accredited investors, pursuant to which we issued 8% unsecured promissory notes in the aggregate principal amount of $1,100,000, which bear interest at the annual rate of 8%, and respective warrants to purchase an aggregate of 440,000 shares of common stock exercisable at $2.50 per share, subsequent to March 31, 2023. The warrants may be voluntarily exercised for cash prior to the maturity date of the promissory notes or will be automatically exercised as described below. The amount outstanding under the 8% unsecured promissory notes must be repaid upon the earlier to occur of the consummation of a Liquidity Event or the second anniversary of the initial closing date of the respective private placement (March 17, 2025 as to $1,500,000 principal and May 2, 2025 as to $850,000 principal). If a Liquidity Event occurs before the second anniversary of the initial closing date of the applicable private placement, the warrants will be automatically exercised as to the unexercised portion of the warrants, the outstanding balance under the 8% unsecured promissory notes will be deemed repaid in the amount of the exercise price for the automatic exercise of the unexercised portion of the respective warrants, with any remaining balance owed on the promissory notes to be repaid in cash. If a Liquidity Event does not occur before the second anniversary of the initial closing date of the applicable private placement, then both principal and interest outstanding under the notes must be repaid in cash. The Company agreed to register the resale all of the shares of common stock that such warrants may or shall be exercised to purchase with the shares being registered for sale in the registration statement of which this prospectus forms a part. The Company must generally keep the registration statement effective for a period as shall be required to permit the investors to complete the offer and sale of their shares. The Company and the investors also provided customary mutual indemnification relating to any damages arising from such registration.

Boustead has acted as placement agent in these private placements. Pursuant to our engagement letter agreement with Boustead, in addition to a commission equal to 7% of the gross proceeds raised in the private placements, a non-accountable expense allowance equal to 1% of the gross proceeds raised in the private placements, and payment of certain other expenses, we agreed to issue Boustead five-year warrants to purchase a number of shares of common stock equal to 7% of the common stock underlying the respective warrants issued with the 8% unsecured promissory notes at an exercise price equal to the exercise price as defined in such warrants. Under the engagement letter with Boustead, its placement agent’s warrants must be registered for resale with the Company’s initial public offering. However, Boustead has notified the Company that it has waived these registration rights with respect to the Company’s registration statement for its initial public offering.

Under the subscription agreements with the investors in the first of these two private placements, the Company was required to use the first $450,000 of the net proceeds from the private placement to expand its current operations, including its technology and intellectual property portfolio, and to fund the costs of its initial public offering. The Company was required to use the next $800,000 of the net proceeds from the private placement to repurchase up to 600,000 shares of common stock that were held by Dennis Gile, our largest stockholder and a former officer and director of the Company, at a price equal to approximately $1.35 per share. The repurchase was required to be consummated only to the extent that it does not impair the Company’s capital within the meaning of Section 160 of the DGCL or the Company’s ability to pay down its debts as they become due. The Company was required to enter into an agreement with Mr. Gile providing that Mr. Gile will use the proceeds of the repurchase to settle an existing lawsuit filed against Mr. Gile by John Dorsey, a former officer and director of the Company, subject to a full release of Mr. Gile and the Company, and that Mr. Gile will resign from the board of directors of the Company and from any officer position with the Company upon the repurchase. The Company was required to use any remaining net proceeds from the private placement, which consisted of $250,000 less placement agent fees and expenses, for working capital and other general corporate purposes. Subsequently, the Company used the net proceeds as required. For discussion of related developments, see “—Repurchase of Shares, Settlement and Release” below.

Contractual Obligations

Convertible Notes

As of March 31, 2023, December 31, 2022 and December 31, 2021, the outstanding convertible unsecured promissory notes of the Company consisted of the following:

	March 31, 2023	December 31, 2022	December 31, 2021
4, 0 and 0 8% unsecured promissory notes, maturity date March 17, 2025	$1,250,000	$-	$-
15, 13 and 0 8% convertible unsecured promissory notes, maturity date August 8, 2023	1,465,000	1,315,000	3,300,000
9 6% convertible notes payable, maturity date October 15, 2024	3,300,000	3,300,000	-
12 6% convertible notes payable, maturity date November 15, 2024	1,205,000	1,205,000	1,205,000
6 6% convertible notes payable, maturity date December 23, 2024	1,800,000	1,800,000	1,800,000
	9,020,000	7,620,000	6,305,000
Less unamortized debt issuance costs	425,527	(387,920)	(495,007)
Long-term debt, less unamortized debt issuance costs	$8,594,473	$7,232,080	$5,809,993

For a description of the terms of the Company’s 6% convertible unsecured promissory notes, see “Description of Securities – 6% Convertible Unsecured Promissory Notes”. For a description of the terms of the Company’s 8% convertible unsecured promissory notes, see “Description of Securities – 8% Convertible Unsecured Promissory Notes”. For a description of the terms of the Company’s 8% unsecured promissory notes, see “Description of Securities – 8% Unsecured Promissory Notes”.

As of March 31, 2023, the Company’s unsecured promissory notes will mature and require repayment in future years with respect to the total principal amounts indicated below:

Years ending December 31,	Amount
2023 (remaining 9 months)	$1,465,000
2024	6,305,000
2025	1,250,000
Total	$9,020,000

Leases

The Company formerly leased office space under a lease agreement with a term from January 2022 to December 2026. The office space was owned by a former chief executive officer and director of the Company. The lease agreement required monthly payments of approximately $20,800 plus tax and certain operating expenses, with an increase of 3% at the beginning of every calendar year following the first year of the term of the lease agreement through January 2026. As of December 31, 2021, a security deposit was paid in the amount of $23,411. In August 2022, the Company entered into a lease termination agreement in which both parties agreed to terminate the lease and release each other from all future obligations.

The Company currently leases its corporate offices consisting of approximately 3,154 square feet under a lease agreement dated November 1, 2022, as amended by an addendum dated November 2, 2022, and as further amended under a first amendment to lease dated April 1, 2023. As amended, the lease’s initial term from November 1, 2022 to April 30, 2023 was extended for a 39-month term beginning on May 4, 2023 and ending on August 3, 2026. Under the amended lease agreement, rent for the first month was $6,741.90 and was $7,491.00 for each subsequent month through April 2023, plus applicable rental taxes, sales taxes, and operating expenses. Monthly rent will be $7,359 from May 4, 2023 to May 3, 2024, abated for the first three months of this period; $7,580 from May 4, 2024 to May 3, 2025; $7,808 from May 4, 2025 to May 3, 2026; and $8,042 from May 4, 2026 to August 3, 2026, plus applicable rental taxes. Parking fees were $290.50 for the first month and will be $325.00 for each subsequent month. The Company also paid an initial security deposit of $8,000.00 in November 2022 and a second security deposit of $16,000 in May 2023. The initial security deposit will be refunded and credited toward monthly rent for the months beginning May 4, 2024 and May 4, 2025 if the Company has performed all obligations under the amended lease agreement including making all rent payments when due. The Company may exercise a one-time option to extend the amended lease agreement for an additional three-year term upon 9-12 months’ notice for the fair market rent at the time of the extension, as determined in accordance with the amended lease agreement and which will not be less than 103% of the final rent amount under the current term. Under the amended lease agreement, the Company must pay for any tenant improvements above the allowance provided for such improvements of $37,848 or that are not in compliance with the terms of the amended lease agreement.

The Company also leased office space under a lease agreement that expired on May 31, 2023. Monthly rent was $12,075 and included annual escalations. In December 2021, the Company entered into an agreement to sublease its office space. The sublease ended on May 31, 2023 and included fixed rent of $9,894 per month. As a result of the sublease, the Company incurred a loss on the transaction of $43,785 during the year ended December 31, 2021, which is included within accrued liabilities in the balance sheet included with the audited financial statements accompanying this prospectus. The lease liability will be amortized over the remainder of the lease. As of March 31, 2023 and December 31, 2022, the unamortized balance was $0 and $13,924, respectively.

Total rental expense to non-related parties in three months ended March 31, 2023 and 2022 was $53,817 and $63,804 respectively. Total rental expense to non-related parties in 2022 and 2021 was $158,621 and $174,437, respectively. Total rental expense to related parties in three months ended March 31, 2023 and 2022 was $0 and $0 respectively. Total rental expense to related parties in 2022 and 2021 was $148,876 and $0, respectively.

As of March 31, 2023 and December 31, 2022, there are no future maturities of non-cancelable leases with a term longer than one year.

January 2023 Settlement

On or about November 29, 2022, John Dorsey, a former Chief Executive Officer and director of the Company, through his counsel, sent the Company a letter demanding full payment on a $50,000 loan that Mr. Dorsey allegedly made to the Company on or about July 21, 2022 while Mr. Dorsey was the Chief Executive Officer of the Company that was due and payable two weeks thereafter (the “Alleged Loan”). The Company has generally denied entering into a binding agreement with Mr. Dorsey on those terms and that payment is due and owing (the “Loan Dispute”). Under a Settlement Agreement, Release of Claims, and Covenant Not To Sue between the Company and Mr. Dorsey, dated as of January 12, 2023 (the “January 2023 Dorsey Settlement Agreement”), Mr. Dorsey agreed to a discharge of the Alleged Loan and waiver and release of claims relating to the Alleged Loan and Loan Dispute and covenant not to sue on the basis of such claims or otherwise commence any action or proceeding that would be inconsistent with the release of such claims. The Company agreed to pay Mr. Dorsey $10,000 and issue a promissory note to Mr. Dorsey in the principal amount of $40,000 payable on the earlier of ten business days following the successful closing of an initial public offering of the Company’s common stock that generates at least $1 million in net proceeds to the Company or July 1, 2023. The net balance of this promissory note as of March 31, 2023 was $30,000.

Repurchase of Shares, Settlement and Release

On March 31, 2023, under the terms of a Repurchase and Resignation Agreement, dated March 21, 2023, with Dennis Gile (the “Repurchase Agreement”), we paid an aggregate purchase price of $800,000 for the repurchase (the “Repurchase”) of 600,000 shares of common stock from Dennis Gile, our largest stockholder and a former Chief Executive Officer, President, Secretary, Chairman, and director of the Company, at approximately $1.33 per share. Pursuant to the Repurchase Agreement, $695,000 of the $800,000 payment was made to the attorneys for John Dorsey, a former officer and director of the Company (the “Dorsey/Gile Settlement Payment”), as part of the settlement of a private lawsuit under a settlement agreement between Mr. Gile and Mr. Dorsey (the “Dorsey/Gile Lawsuit”) between these individuals and Dorsey LLC (the “Dorsey/Gile Settlement Agreement”). Pursuant to the Repurchase Agreement, the balance of the aggregate purchase price was paid to the attorneys for Mr. Gile. Pursuant to the Repurchase Agreement, Mr. Gile agreed to resign his position as Chairman and every other director and officer position he held with the Company effective as of March 21, 2023. Prior to such date, on March 20, 2023, Mr. Gile delivered notice of resignation from such positions, which stated that it was effective March 19, 2023. Pursuant to the Repurchase Agreement, Mr. Gile will not receive any severance payments in connection with any other agreement with the Company as a result of his resignation. The Repurchase was also conditioned on the Company’s prior review of and consent to the Dorsey/Gile Settlement Agreement prior to its execution, and receipt of a certificate from the Chief Financial Officer of the Company that the Repurchase will not impair the Company’s capital within the meaning of Section 160 of the DGCL or the Company’s ability to pay down its debts as they become due (the “CFO Certificate”). Under the Repurchase Agreement, the Dorsey/Gile Settlement Agreement was required to fully resolve, settle and dismiss the Gile/Dorsey Lawsuit and contain a general release of claims by all the plaintiffs in the Dorsey/Gile Lawsuit in favor of Mr. Gile, the Company, the Company’s affiliates, stockholders, and certain other Company releasees. Under the Repurchase Agreement, Mr. Gile agreed to indemnify the Company for claims arising out of based upon the Repurchase Agreement. Pursuant to the Repurchase Agreement, a copy of the Dorsey/Gile Settlement Agreement was reviewed and consented to by the Company and entered into as of March 20, 2023. Under the Dorsey/Gile Settlement Agreement, between Mr. Gile, Mr. Dorsey, and Dorsey LLC, Mr. Gile agreed to pay the Dorsey/Gile Settlement Payment, transfer 40,000 shares of the Company to Mr. Dorsey. The Company consented to the transfer and waived the application of the Company’s rights of first refusal under the Shareholder Agreement, to which Mr. Gile was a party. Pursuant to the requirements of the Shareholder Agreement, Mr. Dorsey also agreed to become a party to the Shareholder Agreement. Mr. Gile, Mr. Dorsey and Dorsey LLC agreed to mutual releases of all claims relating to the Dorsey/Gile Lawsuit and to dismiss the Dorsey/Gile Lawsuit. Although the Dorsey/Gile Settlement Agreement did not contain a release of the Company and did not contain releases by the plaintiffs of Mr. Gile other than with respect to the Lawsuit, the Company waived any related requirements under the Repurchase Agreement in light of the expected execution of the Mutual Release Agreement (as defined below). The CFO Certificate was received as of March 21, 2023. The repurchased shares were cancelled as of March 31, 2023. The transfer of 40,000 shares by Mr. Gile to Mr. Dorsey occurred on April 4, 2023, after waiver of the board of directors of the repurchase rights and purchase rights provided for under the Shareholder Agreement by resolutions adopted on March 24, 2023.

Effective March 29, 2023, a Confidential Mutual General Release and Covenant Not to Sue Agreement was entered into between the Company and Mr. Dorsey (the “Mutual Release Agreement”). Under the Mutual Release Agreement, Mr. Dorsey agreed to a general release of claims against and covenant not to sue the Company, the Company’s affiliates, stockholders, and certain other Company releasees, and the Company agreed to a general release of claims against and covenant not to sue Mr. Dorsey, Mr. Dorsey’s affiliates, and certain other releasees, subject to payment of the Dorsey/Gile Settlement Payment, which, as indicated above, was made on March 31, 2023. The releases of claims and covenants not to sue under the Mutual Release Agreement do not apply to breach of the Dorsey/Gile Settlement Agreement or to the January 2023 Dorsey Settlement Agreement.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies

The following discussion relates to critical accounting policies for our company. The preparation of financial statements in conformity with GAAP requires our management to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of our financial condition and results of operations and require management’s difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements:

Concentrations of Credit Risk

The Company maintains its cash account in several deposit accounts, the balances of which are periodically more than federally insured limits. At March 31, 2023 and December 31, 2022, the Company had no amounts uninsured. At December 31, 2021, the uninsured amount approximated $4,000,000.

Receivables and Credit Policy

The Company estimates an allowance for doubtful accounts based upon an evaluation of the status of receivables, historical experience, and other factors as necessary. It is reasonably possible that the Company’s estimate of the allowance for doubtful accounts will change. There were $650 of open receivables at March 31, 2023, $15,670 at December 31, 2022, and approximately $5,000 at December 31, 2021. At March 31, 2023, December 31, 2022 and December 31, 2021, the Company believes the accounts receivable are fully collectable and has no reserve established.

Payment Terms

Users may access the Company’s website and application on either a free-trial or paid basis. During 2022 and 2021, certain organizations were also permitted to access the Company’s website and application under a separate free use arrangement. This free use arrangement was discontinued as of December 31, 2022. Users that are not eligible or no longer eligible for free-trial access are required to have subscriptions by making payment to the Company prior to access to the Company’s website and application, except that user organizations may have subscriptions by agreeing to make payment on a monthly installment basis. If a required payment is not made, access to the Company’s website and application is suspended until the required payment is received.

Property and Equipment

Property and equipment is recorded at cost. Expenditures for renewals and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Expenditures for maintenance and repairs are charged to expense. When equipment is retired or sold, the cost and related accumulated depreciation are eliminated from the accounts and the resultant gain or loss is reflected in income.

Depreciation is provided using the straight-line method, based on useful lives of the assets which range from three to five years.

The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors. Based on this assessment there was no impairment at March 31, 2023, December 31, 2022 and December 31, 2021.

Internally Developed Software

Software consists of an internally developed information system for use by the Company in matching athletes with qualified coaches. The Company has capitalized costs incurred with development and upgrades of the information systems in accordance with applicable accounting standards. Costs incurred up to and including the feasibility stage of development as well as maintenance costs are expensed as incurred. The Company amortizes these capitalized costs on a straight-line basis over the estimated useful life of the asset of five years.

The Company periodically performs reviews of the recoverability of such capitalized technology costs. At the time a determination is made that capitalized amounts are not recoverable based on estimated cash flows to be generated from technology; any remaining capitalized amounts are written off. During the three months ended March 31, 2023 and 2022, the Company did not have an impairment charge. During the years ended December 31, 2022, and 2021, the Company wrote off net capitalized software development costs of $820,951 and $2,276,159 respectively. An impairment charge for this write-off is reflected in the operating expenses in the accompanying audited statement of operations.

Intangible Assets

Intangible assets consist of development software, patented technology, customer lists, trademarks, software IP, and customer data in the form of verifiable video uploads, player statistics, and academic records. Intangible assets are stated at cost less accumulated amortization. For intangible assets that have finite lives, the assets are amortized using the straight-line method over the estimated useful lives of the related assets. For intangible assets with indefinite lives, the assets are tested periodically for impairment.

Fair Value Measurements

The Company uses the fair value framework that prioritizes the inputs to valuation techniques for recognizing financial assets and liabilities measured on a recurring basis and for non-financial assets and liabilities when these items are re-measured. Fair value is considered to be the exchange price in an orderly transaction between market participants, to sell an asset or transfer a liability at the measurement date. The hierarchy below lists three levels of fair value based on the extent to which inputs used in measuring fair value are observable in the market. The Company categorizes each of its fair value measurements in one of these three levels based on the lowest level input that is significant to the fair value measurement in its entirety.

These levels are:

Level 1 – This level consists of valuation techniques in which all significant inputs are unadjusted quoted prices from active markets for assets or liabilities that are identical to the assets or liabilities being measured.

Level 2 – This level consists of valuation techniques in which significant inputs include quoted prices from active markets for assets or liabilities that are similar to the assets or liabilities being measured and/or quoted prices for assets or liabilities that are identical or similar to the assets or liabilities being measured from markets that are not active. Also, model-derived valuations in which all significant inputs and significant value drivers are observable in active markets are Level 2 valuation techniques.

Level 3 – This level consists of valuation techniques in which one or more significant inputs or significant value drivers are unobservable. Unobservable inputs are valuation technique inputs that reflect assumptions about inputs that market participants would use in pricing an asset or liability.

The Company’s financial instruments also include accounts and receivable, accounts payable, and accrued liabilities. Due to the short-term nature of these instruments, their fair values approximate their carrying values on the balance sheet.

Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 825-10, “Financial Instruments,” allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (fair value option). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable unless a new election date occurs. If the fair value option is elected for an instrument, unrealized gains and losses for that instrument should be reported in earnings at each subsequent reporting date.

The Company did not identify any assets or liabilities that are required to be presented on the balance sheets at fair value in accordance with FASB ASC Topic 820.

Due to the short-term nature of all financial assets and liabilities, their carrying value approximates their fair value as of the balance sheet dates.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of internally developed software and net operating loss and research and development tax credit carry forwards for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company converted to a C corporation in August of 2021. As a limited liability company for the 2020 year and through the date of conversion in 2021, the Company’s taxable loss was allocated to members in accordance with their respective percentage of ownership. Therefore, no provision for income taxes has been included in the financial statements for the period prior to the Company’s conversion to a C corporation.

The Company evaluates its tax positions that have been taken or are expected to be taken on income tax returns to determine if an accrual is necessary for uncertain tax positions. As of March 31, 2023 and December 31, 2022, the unrecognized tax benefits accrual was zero. The Company will recognize future accrued interest and penalties related to unrecognized tax benefits in income tax expense if incurred. As of December 31, 2022 and 2021, the unrecognized tax benefits accrual was zero. As of March 31, 2022, the 2020 through 2022 tax years generally remain subject to examination by federal and state authorities.

Deferred Revenue

Deferred revenues are contract liabilities for collections on subscription agreements in excess of revenue recognized.

Revenue Recognition

The Company accounts for revenue under the guidance of FASB ASC Topic 606, “Revenue from Contracts from Customers” (“ASC 606”).

ASC 606 prescribes a five-step model that focuses on transfer of control and entitlement to payment when determining the amount of revenue to be recognized. Under the ASC 606 guidance, an entity is required to perform the following five steps:

(1) identify the contract(s) with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when (or as) the entity satisfies a performance obligation.

Revenue from performance obligations satisfied at a point in time consist of sales to individuals representing a one-month subscription and are recognized at the end of the subscription.

Revenue from performance obligations satisfied over time consists of the sale of subscription agreements to individual organizations or customers that are more than one month in duration and are recognized on a monthly basis over the life of the subscription agreement.

Debt Issuance Costs

Debt issuance costs are amortized over the period the related obligation is outstanding using the straight-line method. The straight-line method is a reasonable estimate of the effective interest method due to the relatively short maturities of the related debt. Debt issuance costs are included within long-term debt on the balance sheet. Amortization of debt issuance costs is included in interest expense in the accompanying financial statements. As of March 31, 2023, December 31, 2022, and December 31, 2021, unamortized debt issuance costs are $425,527, $387,920, and $495,007, respectively.

Advertising Costs

Advertising and marketing costs are expensed as incurred. Such costs amounted to $58,241 and $341,136 for the three months ended March 31 2023 and 2022, respectively, and $1,842,666 and $1,104,939 for the years ended December 31, 2022 and 2021, respectively. Advertising costs are included in advertising and marketing expenses in the statements of operations.

Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Contract Costs

Incremental costs of obtaining a contract are expensed as incurred as the amortization period of the asset that otherwise would have been recognized is estimated to be one year or less.

Stock-Based Compensation

The Company accounts for stock-based compensation costs under the provisions of ASC 718, Compensation—Stock Compensation, which requires the measurement and recognition of compensation expense related to the fair value of stock-based compensation awards that are ultimately expected to vest. Stock-based compensation expense recognized includes the compensation cost for all stock-based payments granted to employees, officers, and directors based on the grant date fair value estimated in accordance with the provisions of ASC 718. ASC 718 is also applied to awards modified, repurchased, or cancelled during the periods reported. Stock-based compensation is recognized as expense over the employee’s requisite vesting period and over the nonemployee’s period of providing goods or services.

Basic and Diluted Net Loss per Common Share

Basic loss per common share is computed by dividing the net loss by the weighted average number of shares of common stock outstanding for each period. Diluted loss per share is computed by dividing the net loss by the weighted average number of shares of common stock outstanding plus the dilutive effect of shares issuable through the common stock equivalents. The weighted-average number of common shares outstanding excludes common stock equivalents because their inclusion would be anti-dilutive. As of March 31, 2023, December 31, 2022, and December 31, 2021, 253,000, 253,000 and zero stock options, respectively, were excluded from dilutive earnings per share as their effects were anti-dilutive.

Leases

At the inception or modification of a contract, the Company determines whether a lease exists and classifies its leases as an operating or finance lease at commencement. Right-of-use (“ROU”) assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent their obligation to make lease payments arising from the lease.

As most of the Company’s leases do not provide an implicit interest rate, the lease liability is calculated at lease commencement as the present value of unpaid lease payments using the Company’s estimated incremental borrowing rate. The incremental borrowing rate represents the rate of interest that the Company would have to pay to borrow an amount equal to the lease payments on a collateralized basis over a similar term and is determined using a portfolio approach based on information available at the commencement date of the lease.

The lease asset also reflects any prepaid rent, initial direct costs incurred and lease incentives received. The Company’s lease terms may include optional extension periods when it is reasonably certain that those options will be exercised.

Leases with an initial expected term of 12 months or less are not recorded in the Balance Sheet and the related lease expense is recognized on a straight-line basis over the lease term. For certain classes of underlying assets, the Company has elected to not separate fixed lease components from the fixed non-lease components. As of March 31, 2023, December 31, 2022, and December 31, 2021, there were no leases with an expected term greater than 12 months.

CORPORATE HISTORY AND STRUCTURE

Our Corporate History

SDS LLC – AZ was formed on January 21, 2019. SDS LLC – AZ formed two wholly-owned subsidiaries, SDSF LLC, and SDSB LLC, on September 29, 2020 and November 25, 2020, respectively.

On June 5, 2020, the Arizona-to-Delaware Conversion Process was initiated. On that date, a certificate of formation of SDS LLC – DE, and a certificate of conversion of SDS LLC – AZ into SDS LLC – DE, were filed with the Delaware Secretary of State. On September 9, 2021, the Certificate of Incorporation of SDS Inc. – DE, and a certificate of conversion of SDS LLC – DE into SDS Inc. – DE were filed with the Delaware Secretary of State. From September 9, 2021 to July 11, 2022, SDS Inc. – DE operated as the successor entity to SDS LLC – AZ, and SDS LLC – AZ continued to be registered as an active entity with the Arizona Corporation Commission while its conversion into SDS LLC – DE pended.

A unanimous written consent of the board of directors of SDS Inc. – DE, dated as of March 25, 2022, approved the Merger Agreement and related merger documents, the related merger transactions, the form of the Settlement, the form of the Shareholder Agreement (for a description of the terms of the Shareholder Agreement, see “Corporate History and Structure – Shareholder Agreement”), and a proposed capitalization table of SDS Inc. – DE, approved and ratified the Certificate of Incorporation and approved amended and restated bylaws of SDS Inc. – DE, and approved and ratified related matters. In anticipation of the execution of the Merger Agreement and its consummation, in April 2022 and May 2022, SDS LLC – AZ, SDS Inc. – DE, and each of the members or stockholders of SDS LLC – AZ, SDSF LLC, SDSB LLC, and SDS Inc. – DE, entered into the Settlement Agreements, which provided, among other things, for the mutual general release of all claims by the parties against and relating to SDS LLC – AZ, SDSF LLC, SDSB LLC, and SDS Inc. – DE, and confirmed the owners and related amounts of all outstanding shares of common stock of SDS Inc. represented by the capitalization table exhibit to the Settlement Agreements. The stockholders of SDS Inc. – DE and the members of SDS LLC – AZ executed unanimous written consents, dated as of May 17, 2022 and July 6, 2022, respectively, approving the Merger Agreement and related transactions, the form of the Settlement Agreements, the form of the Shareholder Agreement, an updated capitalization table of SDS Inc., and approved and ratified the Certificate of Incorporation, the Amended and Restated Bylaws, and the prior corporate actions that were taken in connection with the Arizona-to-Delaware Conversion Process, and certain related matters.

On July 11, 2022, the Merger Agreement was executed. On the same date, pursuant to the Merger Agreement, a certificate of merger was filed with the Delaware Secretary of State and a statement of merger was filed with the Arizona Secretary of State effecting the merger of SDS LLC – AZ, SDSF LLC, and SDSB LLC with and into SDS Inc. – DE, and SDS Inc. – DE succeeded to the rights, property, obligations, and liabilities of each of SDS LLC – AZ, SDSF LLC, and SDSB LLC.

The releases of claims under the Settlement Agreements with each of Dennis Gile, Dorsey LLC, Joshua A. Donaldson Revocable Trust, and Zone Right are subject to certain specific exceptions for claims under certain separate agreements or instruments, including rights under one convertible note held by Zone Right. For a further description of the Settlement Agreements, including the rights under the convertible note held by Zone Right and other rights subject to exceptions referenced in the Settlement Agreements, see “Certain Relationships and Related Party Transactions – Transactions With Related Persons”.

Reverse Stock Split

On March 13, 2023, the Reverse Stock Split, in which each five shares of the outstanding common stock were automatically combined and converted into one share of outstanding common stock, was approved by the board of directors, and was approved by stockholders holding a majority of the voting power of our issued and outstanding voting capital stock as of April 4, 2023. On April 14, 2023, we filed a certificate of amendment to the Certificate of Incorporation, which provided for the Reverse Stock Split, and the Reverse Stock Split became effective on the same date.

Except as otherwise indicated, all references to our common stock, share data, per share data and related information has been adjusted for the Reverse Stock Split ratio of 1-for-5 as if it had occurred at the beginning of the earliest period presented. The Reverse Stock Split combined each five shares of our outstanding common stock into one share of common stock, without any change in the number of authorized shares of common stock or the par value per share of common stock. The Reverse Stock Split, correspondingly adjusted, among other things, the exercise price of our warrants, convertible notes and stock options. No fractional shares were issued in connection with the Reverse Stock Split, and any fractional shares resulting from the Reverse Stock Split were rounded up to the nearest whole share.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

On May 5, 2023, the amendment and restatement of the Certificate of Incorporation was approved by stockholders holding a majority of the voting power of our issued and outstanding voting capital stock, and on May 9, 2023, the amended and restated Certificate of Incorporation was filed with the Delaware Secretary of State and became effective the same date. Effective the same date, the Amended and Restated Bylaws were adopted by unanimous written consent of the board of directors. The Certificate of Incorporation and Amended and Restated Bylaws contain certain provisions relating to limitations of liability and indemnification of directors and certain officers, provide advance notice procedures for stockholder proposals at stockholder meetings, and other matters. See “Description of Securities – Anti-Takeover Provisions” and “Management – Limitation on Liability and Indemnification of Directors and Certain Officers”.

Private Placements

SAFEs Financing

From March 2021 to July 2021, we raised an aggregate of $1,980,000 from investors in exchange for securities called Simple Agreements for Future Equity (collectively, the “SAFEs”). For a description of the terms of the SAFEs, see “Description of Securities – SAFEs”.

SAFE Cancellations and Exchanges

From September 22, 2022 to October 11, 2022, we entered into cancellation and exchange agreements with the holders of the SAFEs. Under these agreements, each SAFE holder agreed to cancel and exchange the holder’s SAFE for a number of shares of common stock equal to the purchase amount under the SAFE divided by approximately $3.35, based on a $25 million valuation for the Company. As a result, SAFEs that were purchased in the aggregate amount of $1,980,000 were cancelled and exchanged for a total of 591,048 shares of common stock.

Convertible Notes and Warrants

6% Convertible Unsecured Promissory Notes

From October 2021 to December 2021, we conducted a private placement of 6% convertible unsecured promissory notes due three years from the date of execution and entered into related subscription agreements and investor rights and lockup agreements with a number of accredited investors. Pursuant to the agreements, we issued 27 convertible notes for aggregate loans of $6,305,000. The convertible notes bear interest at 6% annually. For a further description of the terms of these convertible notes, see “Description of Securities – 6% Convertible Unsecured Promissory Notes”.

8% Convertible Unsecured Promissory Notes and Warrants

From August 2022 to January 2023, we conducted a private placement of the Company’s 8% convertible unsecured promissory notes and respective warrants under subscription agreements with a number of accredited investors. Pursuant to the agreements, we issued 15 convertible notes and respective warrants for aggregate loans of $1,465,000. The convertible notes bear interest at 8% annually, and are due August 8, 2023 unless converted in accordance with their terms. For a further description of the terms of these convertible notes and warrants, see “Description of Securities – 8% Convertible Unsecured Promissory Notes” and “Description of Securities – Warrants – Investor Warrants – Warrants Issued With 8% Convertible Unsecured Promissory Notes”, respectively.

8% Unsecured Promissory Notes and Warrants

In March 2023 and April 2023 we conducted one private placement, and in May 2023 we completed a subsequent private placement, in which we issued 8% unsecured promissory notes and respective warrants to a number of accredited investors under subscription agreements. Pursuant to the agreements, we issued promissory notes for aggregate loans of $2,350,000. The notes will be due by the earlier of the second anniversary of the initial closing date of the respective private placement (March 17, 2025 as to $1,500,000 principal and May 2, 2025 as to $850,000 principal) or the date of a Liquidity Event. For a further description of the private placement and the terms of these notes and warrants, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Recent Developments – 8% Unsecured Promissory Notes and Warrants Private Placements Subsequent to March 31, 2023”, “Description of Securities – 8% Unsecured Promissory Notes”, and “Description of Securities – Warrants – Investor Warrants – Warrants Issued With 8% Unsecured Promissory Notes”.

Placement Agent Services

Boustead acted as placement agent in our private placements of the convertible promissory notes, promissory notes, and warrants described above. Pursuant to our engagement letter agreement with Boustead, in addition to a commission equal to 7% of the gross proceeds raised in the private placements, a non-accountable expense allowance equal to 1% of the gross proceeds raised in the private placements, and payment of certain other expenses, we agreed to issue Boustead five-year warrants to purchase a number of shares of common stock at an exercise price equal to the conversion price as defined in the convertible notes in an amount equal to 7% of the common stock underlying the securities sold in the private placements. Accordingly, a warrant to purchase common stock was issued in December 2021 in connection with our private placement of 6% convertible unsecured promissory notes, exercisable to purchase 7% of the original principal amount of the Company’s 6% convertible unsecured promissory notes divided by the convertible notes’ applicable conversion price, at an exercise price equal to the convertible notes’ applicable per-share conversion price. Warrants to purchase shares of common stock have also been issued to Boustead in March 2023, April 2023 and May 2023 in connection with our private placements of 8% unsecured promissory notes and respective investor warrants. The warrants may be exercised to purchase an aggregate of 7% of the common stock underlying the warrants that were issued to the initial 8% unsecured promissory note holders at an exercise price equal to the exercise price as defined in such warrants. Each of the placement agent’s warrants will terminate five years after issuance. Boustead has waived its rights to warrants to purchase shares of common stock in connection with our private placement of 8% convertible unsecured promissory notes and respective investor warrants. Under the engagement letter with Boustead, its placement agent’s warrants must be registered for resale with the Company’s initial public offering. However, Boustead has notified the Company that it has waived these registration rights with respect to the Company’s registration statement for its initial public offering.

Boustead agreed to waive its success fee and expense allowance for any Company-introduced investors in the private placement of the Company’s 8% convertible unsecured promissory notes and respective warrants and in consideration of such waiver Boustead will receive a number of shares of common stock of the Company that is equal to 8% of the number of shares of common stock issuable to the Company-introduced investors upon conversion or exercise, as applicable, of their securities. A total of $965,000 were invested by Company-introduced investors in that private placement. Accordingly, Boustead will receive a total of up to 77,200 shares of common stock based on the number of shares of common stock that will be issued upon the automatic conversion of the 8% convertible promissory notes and issuable to the holders of the respective warrants upon the Company’s initial public offering, based on the assumed initial public offering price of $4.00 per share, which is the low point of the price range set forth on the cover page of the prospectus. Further, Boustead agreed to defer 50% of its total success fee and 50% of its expense allowance for the other investors in the private placement of the Company’s 8% convertible unsecured promissory notes and respective warrants until the closing of the initial public offering. Based on a total of $500,000 invested by non-Company-introduced investors in that private placement, such deferred fees and non-accountable expense allowance total $20,000.

Shareholder Agreement

On May 17, 2022, the Shareholder Agreement was entered into by and among the Company and the stockholders of the Company. The Shareholder Agreement provides certain restrictions, rights and obligations relating to the proposed sale, transfer or other disposition of the shares of the Company.

Rights of First Refusal

If a stockholder party proposes to sell their shares, or the ownership of the shares would change as a result of a marital divorce or separation, death, bankruptcy or similar proceeding, or the stockholder party engages in fraud, a felony or bad-faith violation of the implied contractual covenant of good faith and fair dealing, the Company may repurchase the shares within a certain period. If the Company does not repurchase any of the shares within the prescribed period, the other stockholder parties may then purchase the unpurchased shares within a certain period. The purchase price would be the seller’s proposed price, or, in the event of a purchase pursuant to a change in the ownership of the shares for one of the reasons stated above, at the Company or other stockholder party buyer’s proposed price, and if not accepted by the disposing stockholder or their spouse, representative or successor, as applicable, then the fair market value of the shares. The purchase price must be paid at the proposed price for proposed sales; in cash as to dispositions pursuant to marital divorce or separation; and for the other events described above, must be paid in cash or with a 5-year nonnegotiable promissory note bearing interest at the rate per annum equal to The Wall Street Journal prime rate of interest as quoted in the Money Rates section of The Wall Street Journal, compounded annually on each anniversary of the note. These purchase rights are subject to certain notice, timing and other provisions set forth in the Shareholder Agreement. The board of directors of the Company may waive the application of the repurchase rights of the Company and the purchase rights of the other stockholder parties described above. Dispositions subject to the tag-along right or drag-along rights described below are subject to the requirements described below and are not subject to the purchase rights and repurchase rights described above.

Drag-Along Right and Tag-Along Rights

If the Company proposes a transaction or series of related transactions resulting in (i) the sale of all or substantially all of the assets of the Company to a non-affiliated third party; (ii) a sale resulting in more than 50% of the voting power of the Company being held by one or a non-affiliated third parties; or (iii) a merger, consolidation, recapitalization or reorganization of the Company with or into a non-affiliate third party after which the stockholder parties will be unable to designate or elect a majority of the board of directors or similar governing body (a “Change of Control”), the Company may require the other stockholders to transfer all of their shares to the proposed transferee for the same consideration and otherwise on the same terms and conditions upon which the Company is arranging for the sale of shares. Likewise, in the event of such a proposed transaction or series of transactions, subject to the Company’s repurchase rights described above, any stockholder party may cause the Company to effect a disposition of such stockholder’s shares in the transaction. The drag-along right and tag-along rights are subject to certain notice, timing, payment, and other provisions set forth in the Shareholder Agreement.

Participation Rights

Each of the stockholder parties generally has the right to purchase up to their relative percentage ownership of the Company’s common stock of any common stock or securities convertible into or exercisable to purchase common stock that the Company may from time to time issue, including in an initial public offering, at the proposed price and other offering terms. These purchase rights are subject to certain notice and timing provisions set forth in the Shareholder Agreement.

Other Provisions

The stockholder parties are subject to certain confidentiality requirements. The Shareholder Agreement will terminate on the earliest of (i) the written consent of the board of directors and vote of two-thirds of the holders of the outstanding common stock of the Company; (ii) the Company’s dissolution, filing of a petition in bankruptcy under Chapter 7 of the United States Bankruptcy Code or insolvency of the Company; (iii) upon the closing of the Company’s first underwritten public offering of its common stock on The Nasdaq Stock Market LLC, or Nasdaq, the New York Stock Exchange or other exchange or marketplace approved by the board of directors; or (iv) at such time as only one stockholder party remains.

BUSINESS

Overview

We are a technology company developing and operating platforms to give significantly more student-athletes the opportunity to go to college and continue playing sports. Our platform, Signing Day Sports, is a digital ecosystem to help athletes get discovered and recruited by coaches and recruiters across the country. We fully support football, baseball, softball, and men’s and women’s soccer, and we plan to expand the Signing Day Sports platform to include additional sports. Each sport is led by former professional athletes and coaches who know what it takes to get to the big leagues.

Signing Day Sports launched in 2019, and as of June 2023, many high schools, sports clubs, and aspiring high school athletes have subscribed to the Signing Day Sports platform. Colleges in the National Collegiate Athletic Association (NCAA) Division I, Division II, and Division III, and the National Association of Intercollegiate Athletics (NCIA), have utilized our platform for recruitment purposes. Signing Day Sports initially supported football athletes, and now also offers a platform for baseball, softball, and men’s and women’s soccer, resulting in even more recruiter and athlete platform participants.

We founded Signing Day Sports to reinvent the high school and college sports recruiting process for the digital era. When we started the Company, recruiting was still being done largely as it had been done since before the mass availability of Internet-connected devices and was still limited by that model. We identified the flaws in the recruiting process and the unique opportunity it presented for us to become a solution provider in the industry. We developed and operated our platform with the objective of optimizing and enhancing the sports recruitment process across all sizes of colleges and athletic departments.

Our ability to leverage modern technologies to bring coaches and athletes together in a mutually beneficial ecosystem has shown significant benefits for both sides of the student-athlete recruitment process. Parents and athletes can use the platform to understand and provide what recruiters want to see, seek and gain offers of better athletic scholarships or other financial aid packages, and maximize the potential of an athlete’s career. Recruiters now have a comprehensive recruitment application that shows video verification of key attribute data and gives the recruiter the ability to narrow down their search with a highly optimized search engine and athlete screening process.

In short, we offer a comprehensive solution that services the needs of all participants in the sports recruitment process. We are aware of no other platform that offers what our platform does. Our goal is to change the way sports recruitment is done for the betterment of everyone.

A Problem Worth Solving

The sports recruitment industry has a number of problems. Frequently, the best athletes in the world get overlooked because of a lack of exposure, promotion, and experience. The dominance of the top athletic programs reduces opportunities for talented student-athletes. Many student-athletes who do not know how to effectively promote themselves will get pushed down ranking sheets. Signing Day Sports has built an application to bring equal opportunity to all student-athletes looking to be recruited at every level.

We believe that our technology can help level the playing field for both student-athletes and recruiters. Any student-athlete can promote and demonstrate their talent to all of the recruiters on our platform. On the other side, every recruiter who uses the platform can access the same rich level of data that can be provided by our platform’s student-athletes.

We believe our technology will help move sports recruitment toward a truly fair experience for all parties involved.

Our Solution

Signing Day Sports is a platform in the form of an app available on Apple’s App Store and Google Play for student-athletes and desktops for coaches and recruiters. We believe Signing Day Sports is the first comprehensive sports recruitment platform. The platform interface is designed to be optimized for each participant in the sports recruitment process. The three-tiered technology platform serves student-athletes and their parents, high school and sports club coaches, and college and professional recruiters and scouts.

Student-athletes can upload key information and verified data that is critical in the recruitment process. The data fields in our player platform include the following: Video-verified measurables (such as height, weight, 40-yard dash, wingspan, hand size), academic information (such as official transcripts and SAT/ACT scores), and technical skill videos (such as drills and mechanics that exemplify player mechanics, coordination, and development).

College coaches, team managers and other recruiters can load in all athletes on their respective teams, sports clubs or programs. They can use the platform to communicate directly with athletes, track their progress in the weight room and training field, and manage other aspects of their athletes. Additionally, the platform serves as an important tool for recruitment and development. In particular, college coaches can manage their entire recruitment process through our platform. Our platform provides college coaches an optimized organizational system, communication tools, and verified data to make informed decisions and save program costs. Athletes and parents can use the platform to communicate with their coaches and managers as well as track individual performance and key metrics that are valuable to recruiters. The platform was built by athletes and recruiters for athletes and recruiters, and we believe it truly represents the future of sports recruitment.

Market for Recruiting Services

The youth sports market was $28.7 billion in the U.S. in 2019 before it declined to $6.7 billion in the wake of the pandemic, and it was projected that it would start to recover in 2021 (Wintergreen Research, Inc., “Global Youth Team, League, and Tournament Sports Market Report 2021: The $28.7 Billion Market Declined to $6.7 Billion in 2020 in the Wake of the Pandemic with Recovery Expected in 2021,” May 2021). Prior to the pandemic, it was reported that the youth sports market was projected to reach $77.6 billion by 2026 (Business Wire, “Youth Sports: Market Shares, Strategies and Forecasts, Worldwide, 2019-2026 - ResearchAndMarkets.com”, December 26, 2019). In the United States alone, in the 13-17 age-range only, as of 2020, there are 1,845,000 youth baseball players, 1,437,000 youth tackle football players, 1,208,000 outdoor soccer players, and 353,000 youth fastpitch softball players (Sports & Fitness Industry Association, 2020). Additionally, sports families spent an average of $693 per child, per sport annually (Project Play – An Initiative of the Aspen Institute, “State of Play – 2019,” September 4, 2019).

Globally, we believe that the number is likely in the hundreds of millions. This grouping includes school-affiliated athletic programs, sports clubs, and recreational participants. In 2020, in the United States alone there were 8 million student-athletes competing in high school sports (NCAA, “Probability of Competing Beyond High School”). In most sports, less than 10% of high school athletes compete in college athletics, and the probability of NCAA athletes making it to the professional leagues ranges from about 2% to essentially zero (NCAA, “2020 Probability of Competing Beyond High School Figures and Methodology”).

Parents of recruitable student-athletes are also an important demographic. According to a survey conducted by The Harris Poll for TD Ameritrade, sports parents say a third of their income goes toward covering children’s expenses, including sports (TD Ameritrade, “Cost of Youth Sports Delaying Retirement for Parents,” May 15, 2019). According to the survey, the majority (62%) of sports parents believe college scholarships will cover more than half of tuition. Yet from 2016 to 2019, according to the report, the number of sports parents’ children who secured an athletic scholarship has declined by more than half (24% in 2016; 11% in 2019).

Historically, only those parents with the necessary knowledge and resources could access the private coaches, training camps, and other services often needed to ensure that their student-athletes would have the best opportunities in the traditional recruitment process. Long-distance traveling, an essential part of the traditional recruitment process, has always presented unique difficulties for student-athletes, parents, and coaches, both as a major expense and distraction from academic or job priorities. However, most student-athletes and their parents do not have the necessary resources or know-how to overcome the challenges in the recruitment process, and may be at a severe disadvantage as a result.

In the past several years, online recruiting services have emerged to improve the reach and accessibility of the recruiting process for coaches and athletes. The overall technology, familiarity and overall usage of online recruiting has developed, and the number of users leveraging appears to be growing. Additionally, the ongoing COVID-19 global pandemic has increased both the need for, and familiarity with, remote interactions. As a result, we believe a significant business opportunity exists to provide these opportunities to existing and new customers as alternatives to in-person recruiting events.

Our proprietary and custom technology allows coaches and athletes to bypass that process by providing a platform that allows coaches to effectively evaluate talent without having to see the athletes in person.

Competitive Strengths

We believe our key competitive strengths include:

●	Massive Low-Cost Access to Recruiters. Recruiting events, camps, games and showcases such as those hosted by Next College Student Athlete, Gridiron Elite and Perfect Game strive to match high-level high school athletes for in-person competition. Attendees sometimes travel interstate to attend these events and typically pay an attendance fee as well. These events are typically costly to recruits’ families and present a number of practical challenges for recruits. Our app evens the playing field by allowing an athlete to get in front of numerous recruiters without any travel or significant costs.

●	More Objective and Fair Player Evaluations. Our platform fills a niche in the current competitive landscape by allowing recruits to put their best foot forward by submitting only their best interviews, verified athletic/academic measurables, verified drill footage, and actual game film. Recruiters can then better assess their prospects than in traditional in-person recruitment events where chance events can throw off even the best athletes’ performances.

●	Better Athlete Comparison Tools. Other digital sports recruitment apps such as Hudl do not allow coaches to evaluate prospects’ drill performances frame-by-frame, side-by-side. Additionally, these platforms do not have verified statistics within individual recruiting profiles. Our tool offers these and a number of other unique features that recruiters and their prospects find exceptionally valuable.

●	Designed for Coaches and Recruiters. Through our verified measurables, “Film Room,” “Big Board”, “Interview” and recruiter-athlete messaging features, our app’s coach/recruiter platform allows college coaches and recruiters to drive the recruitment process. At their desktops, recruiters can easily access and request verifiable information from thousands of athletes across the nation. After players submit their video-verified uploads, verified academics, and supplemental data like responses to interview questions, coaches can make well-informed decisions. Our in-app messaging allows coaches to communicate directly with prospective recruits. All of our app’s features are designed to produce an efficient, comprehensive and intuitive process for make accessing, comparing, ranking and recruiting athletes by user coaches and recruiters.

●	Designed for Players and Parents. Our app’s player-facing mobile platform easily allows players to submit video-verified information, verified academic information, responses to interview questions, and other data, and be seen by hundreds of college coaches and recruiters. In the comfort of their own home or a nearby field, players can upload all the information coaches need to make a well-informed decision.

●	Educational Tools for Players and Parents. Signing Day Sports supports student-athletes and parents through the entirety of the recruiting process in three ways. First, our former college coaches, athletes, and player personnel directors are readily available through the Signing Day Sports app, website, and personal social media accounts. They support and communicate regularly with student-athletes to assist them throughout the recruiting process. The second way is The Wire, Signing Day Sports’ official blog. We regularly post educational and informative blog entries that consist of interviews, player features, in-depth dives into specific recruiting processes and events, and other relevant subjects. Thousands of visitors read The Wire’s entries every month to stay up to date regarding the most recent recruiting news and updates. The third way is called “Signing Day Sports University” or “SDS University”. SDS University is a Zendesk-based customer-facing knowledge base and is composed of short, educational videos. Student-athletes, parents, and coaches can learn about our app, the collegiate recruiting process from beginning to end, and more through the SDS University video catalog. Topics range from NIL, the transfer portal, and eligibility to more specific app tutorials like uploading videos or sharing the student-athlete’s profile link. SDS University helps leverage our internal knowledge to communicate more efficiently and with more people.

Growth Strategies

The key elements of our strategy to grow our business include:

●	Completion and Development of New Sports Platforms. Our app has offered fully-supported football and baseball platforms since before 2023. More recently, our official platform for softball launched in February 2023, and our men’s and women’s soccer platform launched in May 2023. We plan to continue to develop all of our platforms with additional features.

●	Investment in our Platform. We will continue to invest in our technology and infrastructure to improve our product and ability to present best-in-class technology in the recruitment space, with planned features such as player recommendations for coaches based on their specific requirements and preferences. We hired key employees and retained an onshore technology and development agency, Midwestern, for product launches in baseball, softball, and soccer, in addition to continually improving the features and performance of our platform. Additionally, we will recruit, hire, and employ a high-quality offshore team to improve the efficiency and quality of our platform. We will also prioritize internal hires of engineers and developers to launch new features and sports platforms, while ensuring product stability and effectiveness.

●	Launch New Products and Expand Features. Over time, we will continue to launch new products and features to meet market demand. We will prioritize both the needs of college coaches and recruiters across the nation and the athletes seeking to be recruited in major sports verticals. Some of the planned features include:

●	Public Player Profile. By allowing athletes and their parents to share a public version of the athlete’s profile, we can ensure that the ultimate power of recruiting is in the athlete’s hands. We expect that the public version may be shared with coaches, other athletes and on social media and will contain all of the athlete’s data, including videos. The profile will be available to anyone, including recruiters and others that are not Signing Day Sports users. Additionally, our profile tracking is being designed to allow players to see who has viewed their profile and may be interested in recruiting them.

●	Social Community of Student-Athletes. Signing Day Sports plans to introduce social features on the platform. We expect these features will help athletes share and exchange videos, information, and bragging rights, and enhance the users’ sense of community. With a robust integration of LinkedIn and Facebook, athletes will be able to follow other athletes, see their profiles and videos in a feed, favorite other athletes, and exchange workout tips on our platform forums. Athletes will also be able to compete against one another for bragging rights on the leaderboard, complete tasks for badges, and take part in Signing Day Sports community challenges. These social features are expected to engage athletes with the Signing Day Sports app more holistically through these social connections.

●	Release of My Invites. With the first iterative release of our platform’s My Invites feature, coaches can drive player subscriptions and engagement by uploading unlimited lists of athletes and inviting them to our platform with as few as two mouse clicks. Our system analyzes the submitted data and tracks whether an athlete deleted their email, opened it or signed up for subscription. With this functionality, coaches can play a key role in the recruitment process by getting prospective athletes to not only join the platform but encourage them to upload verified information like transcripts, drill videos, and height and weight. This data upload from the coaches is simple, streamlined and provides them with key information to make data-informed decisions, communicate with prospects and even make offers and build their virtual team.

●	Increase Profitability through Multiple Revenue Streams. Signing Day Sports expects increased profitability as we launch digital marketing campaigns and sports platforms. We expect that a growing subscriber base will allow us to increase subscription margin, increase subscriber lifetime value, and increase monthly and annual renewal profits. An increase in profitability from a greater subscription base and multiple sports platforms can in turn support our branding, marketing, and operational spend.

●	Expand Sports Club Support. Prominent youth sports organizations in the United States are involved in many different sports including soccer, baseball, softball, lacrosse, basketball, and track and field. Sports clubs are often more competitive than high school athletic programs, and club players often demonstrate a commitment to continue playing sports at the next level. As we expand our platform to other sports, we will prioritize support for youth club sports organizations. Our support will be the expansion of a sales team to directly work with club coaches and organizations. We expect that club teams and organizations will embed our platform fees into their annual fees so that they can offer enhanced recruitment support for players and their parents, while providing their coaches with a tool to streamline the recruitment process.

●	Grow and Broaden Brand Awareness. Our brand awareness has developed primarily within our football vertical, particularly in the Southwestern United States and other areas where football is a dominant sport. With strategic partnerships with football associations and organizations, digital, social media, event marketing, and organizational partnerships, we expect to grow our brand throughout the United States. Additionally, as we launch new sports verticals, we will have many opportunities to increase brand and product awareness through additional markets. We will broaden our reach through educating players, parents, and coaches through best-in-class technology and compelling value.

●	Pursue Strategic Geographies for Product Expansion. With youth sports being played across the world, we will seek to expand our platform and technology to other countries across the globe. Through disciplined research, we will seek to expand our product to areas with significant children’s sport participation, technology adoption, and access to recruiters. We expect to prioritize the North America markets first, then replicate and introduce products suited to the local. For example, our anticipated soccer platform could provide a significant solution to inefficiencies in the student-athlete recruitment process in markets like Mexico and Europe.

●	Digital Marketing Campaigns

●	Business-to-consumer (B2C) digital marketing. Through our B2C digital marketing campaign, we will promote and advertise our products and services to thousands of high-school-aged football players and parents across the nation. With our planned combination of compelling content, brand influencers, and a marketing website, we expect significant growth in individual subscriber growth. In particular, we will prioritize parent-friendly social media platforms such as Facebook, Twitter, and Instagram, and our campaigns will support and educate parents on the recruitment process while providing our value proposition through our products, services and technology.

●	Business-to-business (B2B) digital marketing. Through our B2B digital marketing campaign, we will promote and advertise our products and services to high school and sports club coaches, athletic directors, sports club owners, and their business development teams.

●	Digital marketing techniques. Our digital marketing campaigns will utilize search engine optimization, pay per click, digital ads, and other effective techniques to increase team and organizational subscriptions.

●	Marketing and Sponsorship Agreements and Collaborations. Our focus on key sponsorship and marketing agreements will serve to both increase overall player subscriptions and marketing.

●	Louisville Slugger Hitting Science Center: We and LSHSC, whose mission is to become the gold standard in baseball and fastpitch softball education and instruction, will collaborate on the joint marketing and promotion of each other’s products and services. LSHSC will offer subscriptions to our platform and subscription revenues will be shared between us. See “Business – Sales and Marketing – Marketing and Sponsorship Agreements” for further information regarding the terms of this agreement.

●	The U.S. Army Bowl: Over the course of our three-year agreement, we will be the official recruitment platform for the Bowl, an annual national all-star game for U.S. high school football which was last held in December 2022 at Ford Center at The Star in Frisco, Texas. Aside from having priority on-site access to many of the top players in the game, we may potentially promote ourselves, advertise to, and onboard more than an estimated 30,000 athletes as a sponsor through the game’s advertising channels. The first Bowl event in December 2022 resulted in more than 600 player subscriptions. Bowl-related events planned for 2023 include, among others, the 2023 U.S. Army Bowl National Combine Series, which are scheduled from March 2023 to June 2023. Data collected and analyzed by our platform will be part of the selection process for determining whether athletes participating in the combines may advance to the Bowl and/or National Combine events in December 2023. Athletes participating in Bowl combines will receive three months of access to the Signing Day Sports app’s recruiting platform with registration, a Signing Day Sports recruiting profile with personal guidance from recruiting experts, video highlights from their combine, and tools to put their game highlights into their profiles on the Signing Day Sports app. See “Business – Sales and Marketing – Marketing and Sponsorship Agreements” for further information regarding the terms of this agreement.

●	State Athletic and Coaches Associations: We have sponsored a number of state athletic associations across the U.S., including the THSCA and the AZFCA. These associations have agreed to designate us as their exclusive recruitment platform for all coaches in their respective states. In addition, we have marketing rights to their coaches, athletes, and athletic events and combines throughout the year. Please see the details of our marketing and sponsorship agreements with these associations in “Business – Sales and Marketing – Marketing and Sponsorship Agreements”.

●	Potential Accretive Acquisitions. We are currently evaluating potential acquisition targets (although no such acquisition target has yet been identified) that could bolster subscriber growth, branding awareness, and revenue shares. These potential acquisitions range from owners of specific game events, athlete development programs, and technologies to boost subscriber growth and revenue.

●	Event and Marketing. Through key partnerships, our events team will conduct on-site Signing Day Sports app registration with high school-aged athletes and their parents. Specifically, at these events, athletes will have the opportunity to purchase, download, and upload key data and information on-site. These events will include football skills camps, soccer tournaments, 7v7 football tournaments, baseball showcases, and state-wide combines. In particular, our hosted combine events are expected to continue to be an effective means for gaining exposure to our brand and registering new users on our platform. We plan to increase the number of our hosted combine events and utilize media to increase attendance and exposure at these events.

Our Platform’s Features

Our recruitment platform allows athletes to manage their recruitment profile, upload drills and evaluation metrics, interview, and communicate directly with recruiters in our proprietary ecosystem. Among the features our platform provides are:

Manage Athlete’s Profile

Athletes can easily set up an account to start completing a profile by uploading their measurables, testing stats, academics, and demographic information.

Upload Key Drills and Statistics for Recruiters to Evaluate

Athletes can easily upload key drills and valuable gameplay statistics that recruiters at all levels will need to review to make a decision on proceeding with the recruitment process.

Keep Track of Athlete Stats and Get Verified

Users can upload their game logs after each game or each week to keep their season stats up to date. We verify this data to potentially increase an athlete’s chances to get recruited. Recruiters will need to see and validate an athlete’s key attributes such as:

●	Height;

●	Weight;

●	Hand-size;

●	Wing-span;

●	Academic information; and

●	Other sport specific attributes.

By having this baseline information verified with digital transcripts (image, video, document), a recruiter can establish a baseline of trust establishing a highly educated decision on how to proceed with a student-athlete. Without this kind of verification, a recruiter must trust what was input on a spreadsheet by an athlete or a paid recruitment consultant. This reliance can lead to confusion, false starts, wasted time, and loss of confidence in the information. This reliance can also cause, unfairly at times, the recruiter to lose trust in the athlete that may have inappropriately mis-recorded key attributes.

Let Recruiters Meet the Real Athlete

Through our platform, athletes can introduce themselves to a recruiter before they have even stepped on a facility’s grounds. The platform’s interview process gives recruiters a first look at the player behind the film. This function is important because recruiters want to get a sense of an athlete’s personality before they take the next step in the recruitment process.

Actual Game Film

The platform also allows recruiters to view actual game film of athletes by integrating with verified game film distribution services.

Pricing

All platform users can freely download the app. Individual student-athletes can use its basic features without payment or upgrade to use premium features of the platform; coach-recruiters can access basic features of the app’s backend to evaluate potential recruits without payment. Basic features include building a profile, filling in measurables, uploading academic information, and testing their skills. Premium features include filming measurables, viewing pro day script tutorials, viewing pro day videos, gaining access to interview features, and others. Athletic departments or other group organizations may be eligible for reduced pricing per athlete if the whole team participates. Premium subscriptions for individual athletes are currently $249.99 for an annual plan and $24.99 for a monthly plan. During 2021 and 2022, college coaches and high school and club coaches and their teams were generally provided free access to the platform free of charge to encourage participation. Since the first quarter of 2023, the Company has reduced free-trial access for all users other than college coaches and generally requires users to become subscribers by making payment after the initial trial-period expires.

Technology

We intend to invest in the development and expansion of our technology with the goal of continuously supporting our products and services. Our current technology’s basic attributes are listed below, and may change as we continue to develop it.

Infrastructure

●	Hosted on: Microsoft Azure cloud infrastructure

●	Primary OS: Nginx/Linux

●	Primary database: MySQL

●	Primary programming language: PHP

CI/CD - Continuous Integration, Continuous Deployment

●	TDD with PHPUNIT tests

●	Bitbucket code repository

●	Pipelines for clean, downtime-less deployments using Envoyer

Code Stack

●	NPM

●	Composer

●	Laravel

●	Vue

●	jQuery

●	Webpack

●	MIX

●	React Native

Microservices Model

●	Passport

●	OAuth 2.0

●	Postman

Customers

As of June 2023, many high schools, sports clubs, and aspiring high school athletes have subscribed to the Signing Day Sports platform. Colleges in the NCAA Division I, Division II, and Division III, and the NAIA, have utilized our platform for recruitment purposes. Signing Day Sports initially supported football athletes, and now also offers a platform for baseball, softball, and men’s and women’s soccer, resulting in even more recruiter and athlete platform participants.

Our customers are primarily medium and large-sized sports clubs ranging from 100 to 5,000 athletes, school districts, and statewide/nationwide sports organizations, particularly those that use our free trial model. We solicit feedback from our customers and coaches on a regular basis, allowing us to understand their evolving needs. We have used this feedback to develop new applications and we intend to continue to develop new offerings based on customer feedback. Our business is not dependent on any particular end customer.

Our Intellectual Property and License Agreements

We believe that our intellectual property rights are valuable and important to our business. We rely on trademarks, patents, copyrights, trade secrets, license agreements, intellectual property assignment agreements, confidentiality procedures, non-disclosure agreements, and employee non-disclosure and invention assignment agreements to establish and protect our proprietary rights. Though we rely in part upon these legal and contractual protections, we believe that factors such as the skills and ingenuity of our employees and the functionality and frequent enhancements to our solutions are larger contributors to our success in the marketplace.

Signing Day Sports currently has a pending utility patent for its video analysis and review of a student-athlete tool. This tool allows recruiters to analyze and compare performance of a drill by two athletes, side-by-side, frame-by-frame. We believe that no other recruiting service can provide this level of athlete comparison tracking.

We also use products, technologies, and intellectual property that we license from third parties for use in our business-to-business and business-to-consumer offerings. Substantially all our offerings and services use intellectual property licensed from third parties. While we intend to develop our own intellectual property, the future success of our business may depend, in part, on our ability to obtain, retain, or expand licenses for popular technologies in a competitive market.

Research and Development

Our research and development team is responsible for the design, architecture, operation and quality of our platform. In addition to improving on the platform’s features, functionality and scalability, the Company’s R&D team is tasked with coordinating with our cloud operations staff to ensure that our platform is available, reliable, and stable.

Our success will depend on our continuous drive for innovation. We plan to invest substantial resources in research and development to enhance our platform and develop new features and functionality. We believe timely development and enhancement of products, services, and features is essential to maintaining our competitive position. Our technical staff must monitor and regularly test our platform, and may on occasion use third-party quality control software. We also maintain a regular release process to update and enhance our existing solutions. In addition, we engage security consulting firms to perform periodic vulnerability analysis of our solutions.

Additional Markets

We currently operate primarily in the United States. We believe that there will be opportunities within the next 12-24 months to expand our operations into other parts of the Americas and globally in order to address recruitment technology gaps in these other sports markets. Expansion beyond our current market may require changes to effectively penetrate international markets, such as translations of our website and apps into several additional languages, offer customer services and technical support in the local language of foreign key markets, and implement data-privacy and other relevant compliance procedures of non-U.S. regulatory regimes.

Technology and Human Resources Vendor Relationships

We maintain key relationships with certain vendors to provide critical infrastructure and services to enable us to provide a full suite of services for our customers and human resources. We also make every effort to ensure that risk is appropriately managed with each vendor. For example, we may use redundant accounts or deployments for a given vendor’s services, or maintain a backup strategy in case a vendor fails to provide the contracted services. These strategies enable us and our platform to continue to function without complete service disruption for our users and staff if a vendor encounters any issues.

The following are some of our key vendor relationships:

●	Under a work for hire agreement with Midwestern, dated December 21, 2022, which replaced two previous contracts with Midwestern dated August 17, 2022 and December 6, 2022, respectively, we engage Midwestern to perform contract engineering-related projects to utilize agile development and/or design processes, define two- or one-week sprints that consist of development and/or design tasks and priorities set by the parties to move their project forward, continually improve the Company’s platform, and add new features and sports. Midwestern will include the full-time equivalent services of nine engineers, one security and DevOps engineer, one designer and one-half project manager per month. We will pay Midwestern’s current rate of $163,466 per month for specific development and/or design services provided to us pursuant to the agreement, reasonable and pre-approved travel and/or other expenses related to the project, and reasonable and pre-approved paid time off and vacation time to the same extent offered to our full-time employees. These amounts can vary depending on the status of our proposed initial public offering and our ability to pay in full each month. We will own all works created or developed by Midwestern under the agreement. Our rights with respect to such works may be freely assigned and licensed at our sole discretion. The term under our former contracts with Midwestern began on September 1, 2022 and, under our current contract, will continue indefinitely subject to 90-day notice of cancellation by either party. We may also terminate the contract upon a material breach or default by Midwestern upon thirty days’ written notice and opportunity to cure such breach or default. The contract is subject to certain confidentiality, non-compete, and non-solicitation provisions.

●	Under a client service agreement with Tilson HR, Inc., or Tilson, dated June 18, 2020, Tilson agreed to pay wages and benefits, withhold employment taxes, maintain workers’ compensation, and provide certain other employment-related services to certain designated employees of the Company and co-employed by Tilson. We agreed to provide certain information to Tilson and meet certain employment conditions for any co-employed employees. We will generally remain solely responsible for co-employed employees’ acts, errors or omissions with respect to the business activities of the Company. Both parties will cooperate, develop, and implement employment policies and practices relating to co-employed employees, administer paid time off and report any claim, accident, injury, or complaint to the other in relation to co-employed employees. Under the agreement, we paid Tilson an initial enrollment fee, gross payroll and benefits for each co-employed employee each pay period, and a service fee of $500.00 per month for groups of 6 or under, following which time the administrative fee will convert to $1,075.00 per employee per year, which will increase 4% annually after the initial contract term. We must maintain certain general liability insurance, comprehensive automobile liability insurance, and certain professional liability insurance if applicable. The agreement also has customary mutual employee non-solicitation provisions. The agreement also requires an annual irrevocable letter of credit guarantee from our bank. The agreement has a two-year term and automatically renews for additional two-year terms until terminated by either party providing at least sixty days of written notice, by Tilson immediately without notice upon certain material breaches by the Company, or by the Company immediately with payment of an early termination penalty.

●	Under an order for services with Paycor Services, or Paycor, dated May 23, 2022, Paycor provides employee payroll and benefit support services. We must pay an annualized fee of $11,786. The agreement is subject to an early termination fee if terminated prior to the six-month anniversary of the effective date.

Sales and Marketing

Our sales and events and marketing teams work together closely to drive market awareness, build a strong sales pipeline and cultivate customer relationships to drive revenue growth.

Marketing Overview

Our marketing organization is focused on building our brand reputation, increasing the awareness and reputation of our platform, and driving customer demand. We also engage in paid media and web marketing, attend industry and trade conferences, and host events and jamborees for athletes, coaches, parents, and other stakeholders. We employ a wide range of digital programs, including search engine marketing, online and social media initiatives, and content syndication to increase traffic to our website and encourage new customers to sign up. We also harness targeted radio advertising to drive down our cost of acquisition and increase awareness of the brand.

Additionally, we plan to engage in more joint marketing activities with our sports and technology alliance partners along with pursuing an affiliate marketing program focused on our core sports domains and individual social media influencers. As part of our efforts to market our online recruiting services, we will attempt to enter into affiliate marketing agreements with individuals and groups within the high school, sports club, and college sports community. We expect this affiliate marketing system will allow us to spend fewer resources on direct advertising, provide enhanced direct or targeted marketing, and lead to increased traffic on our website.

Marketing and Sponsorship Agreements

As of June 2023, we had marketing and sponsorship agreements with or relating to LSHSC, The U.S. Army Bowl, THSCA, and AZFCA. The following are summaries of our agreements with these organizations and our rights and obligations under the agreements.

Collaboration and Revenue-Sharing Agreement with Louisville Slugger Hitting Science Center LLC. LSHSC is in the business of putting on and offering “LSHSC Events,” i.e., membership programs, classes, camps, clinics, and similar events to baseball and softball players and their parents. Under this agreement, dated October 31, 2022, we and LSHSC will collaborate on the joint marketing and promotion of LSHSC Events and the “SDS Platform,” i.e., the web-based technology platform that we offer to help athletes get discovered and recruited by coaches. Under the agreement, we and LSHSC agreed to issue a joint press release regarding our collaboration. As part of this collaboration, we and LSHSC are to jointly create emails, digital ads, and social media posts in furtherance of our collaboration, which each party will issue through its regular channels to its typical target audiences for its own products and services. We and LSHSC will also jointly create and maintain co-branded educational content (to be supported by us), including content for athletes and their parents on training, development, and recruiting.

Under the agreement, we will be LSHSC’s exclusive provider of athlete recruitment technology substantially similar to the SDS Platform for the term of the agreement. LSHSC will include an advertisement for the SDS Platform and information on how persons can subscribe to it in all emails and written materials related to LSHSC Events that LSHSC sends to its customers and prospective customers. LSHSC has also agreed to permit our representatives to present information on the SDS Platform at LSHSC Events and to list us as “Our Partner” on LSHSC’s websites for the term of the agreement.

As part of this agreement, LSHSC will also offer individuals a 1-year subscription license to the SDS Platform at a price to be set by LSHSC not below $30.00 per month, and we will provide each person whom LSHSC enrolls for the SDS Platform (each an “LSHSC Referral”) a 1-year subscription license to the SDS Platform. LSHSC must pay us a “Revenue Share Payment” every month for each LSHSC Referral that pays LSHSC in that month his/her monthly fee on his/her 1-year subscription license for the SDS Platform, as follows:

●	For the first 100,000 LSHSC Referrals, the Revenue Share Payment is $25.00 per LSHSC Referral;

●	For the next 149,999 LSHSC Referrals, the Revenue Share Payment is $20.00 per LSHSC Referral; and

●	For the 250,000th LSHSC Referral and beyond, the Revenue Share Payment is $17.50 per LSHSC Referral.

LSHSC will pay Revenue Share Payments to us for each LSHSC Referral for the life of the 1-year subscription license to the SDS Platform associated with such LSHSC Referral. LSHSC must send Signing Day Sports all Revenue Share Payments due for a month within 15 days after the month ends and include a statement on how it calculated that payment. The agreement requires LSHSC to keep complete and accurate books and records according to U.S. GAAP for the LSHSC Referrals which it enrolls to the SDS Platform and the license subscription fees for the SDS Platform charged to and paid by the LSHSC Referrals, and we may examine and audit those books and records.

Under the agreement, LSHSC will collect and provide us with the first and last name, email address, and all “Player Profile” data for each LSHSC Referral and obtain the written consent from each LSHSC Referral or his/her parent or guardian, in a form reasonably acceptable to us, for LSHSC to share that information with SDS and for his/her Player Profile to be posted to the SDS Platform. Under the agreement, a “Player Profile” is the collection of athletic-related data for a particular LSHSC Referral, such as the LSHSC Referral’s first and last names and athletic statistics. We will upload onto the SDS Platform the Player Profile for each LSHSC Referral and host the data in that Player Profile on the SDS Platform. We must include an LSHSC leaderboard in the SDS Platform or specified Player Profiles in Signing Day Sports influencer promotions.

The term of the agreement is one year, with three renewal periods of one year each. Either party may terminate the agreement for cause, defined as a material breach of the agreement that is not cured or cannot be cured within 30 days, or without cause if 30 days’ advance written notice is provided to the other party. The agreement also contains mutual limited trademark license grants, confidentiality and indemnification provisions.

Sponsorship Agreement for The U.S. Army Bowl. Over the course of our three-year sponsorship agreement, dated as of September 9, 2022, we will be the exclusive national recruiting partner in 2022, 2023 and 2024 for the Bowl, an annual national all-star game for U.S. high school football along with a branded football combine, fiesta event, all-star youth championship, 7v7 and flag championship, and National Signing Day event, which is traditionally the first day that a high school senior can sign a binding National Letter of Intent committing to attend a year at a NCAA member school in exchange for athletics financial aid. The first Bowl held during the term of the sponsorship agreement was held in December 2022 at Ford Center at The Star in Frisco, Texas. Aside from having priority on-site access to many of the top players in the game, we will be able to promote ourselves, advertise to, and onboard more than an estimated 30,000 athletes as a sponsor through the game’s advertising channels. At the game event alone, we expect to be able to subscribe and onboard more than 4,000 players onto our platform.

Under our sponsorship agreement with GOAT Farm Sports, the owner of the Bowl, we will have onsite marketing rights at every Bowl event and football event during the week of Bowl events in the Frisco region at all such events operated by GOAT Farm Sports, as well as onsite marketing nationally or internationally, wherever GOAT Farm Sports produces and owns such football events, which can include showcases/training camp, combine, 7v7, College Football All-America Team honors selection and other events, rankings shows, and reality show series dedicated to high school football athletes that GOAT Farm Sports owns and produces. We will also have a national presence at The Ladies Ball, a girls’ basketball tournament owned by GOAT Farm Sports, for 2023 and 2024 with branding rights, access to athlete data and on-site education.

Under our agreement, we will have unlimited rights to reuse all Bowl-related media in social media and other media, including on-air content packages, pre-game promos and other footage taken at the Bowl featuring the Company’s apparel or recruiting services. Our branding benefits include Bowl-provided Company signage at the Bowl including eight sideline banners at Bowl events; having our logo, tagline and “National Recruiting Partner” status featured on all official Bowl-related materials including tickets and lanyards; and Bowl-provided Company-branded non-game day apparel for athletes and coaches. We may provide other promotional materials to all athletes, coaches and media members at each regional and national event. The Bowl’s website will feature our logo, tagline, and key messaging; we will be featured in Bowl social and digital media in the months leading up to Bowl events, every day in the week prior to an event and at least twice on the date of an event. During a Bowl event, we will be recognized as “National Partner” with a script provided by us on the Bowl’s schedule. We may construct and place a booth at or near Bowl registration and at all Bowl events to promote the Company and hand out materials to attendees. We may have a sales representative at the booth to sell services or products at Bowl events and meet coaches, players and spectators. We may also have breakout functions for speaking opportunities with coaches, athletes and parents at Bowl events. We will receive a complete database after each Bowl event with all athlete and parent information. In addition, we will receive 500 game tickets to use for any purpose and 25 VIP tickets. The television broadcasting rights will include featuring our national sponsorship status with the official Bowl logo on all U.S. television packages and certain international broadcasts, six Company TV spots, opening, middle and closing billboards, and a detailed $100,000 media plan promoting us at the Bowl and all events where Bally Sports Network is producing media.

In addition, both parties will work towards creating event sales packages with baked-in services by the Company as well as incentives for additional revenue opportunities for The U.S. Army Bowl from our sales, and revenue sharing opportunities for both parties from clients or partners who can access or leverage our ability, technology, services or expertise (including The U.S. Army).

During 2023, the 2023 U.S. Army Bowl National Combine Series will feature a series of drills and assessments to measure participating athletes’ athleticism and football skills. Data collected and analyzed by our platform from these drills and assessments will be part of the selection process for determining whether athletes participating in the combines may advance to the Bowl and/or National Combine events in December 2023. Each athlete will be reviewed based on physical ability, skills, game film, combine numbers, and, most importantly, their character, values and leadership. Athletes participating in Bowl combines will receive three months of access to the Signing Day Sports app’s recruiting platform with registration, a Signing Day Sports recruiting profile with personal guidance from recruiting experts, video highlights from their combine, and tools to put their game highlights into their profiles on the Signing Day Sports app.

We agreed to make sponsorship payments consisting of a total of $325,000 for 2022 Bowl events, and equity grants. We agreed to make an initial contribution of $100,000 to GOAT Farm Sports; provide valuable product or service donations to athletes and participants at our breakout speaking functions with coaches, athletes and parents; pay $25,000 to Noel Mazzone by December 15, 2022 for partnership activation purposes; and pay an additional $200,000 to GOAT Farm Sports by December 15, 2022. In addition, we agreed that we will grant Richard McGinness Company stock with a value of $175,000 for a role to be determined, and that Mr. McGuinness will provide Noel Mazzone with $50,000 of Company stock with rights to purchase an additional $25,000 of Company stock through Bowl activities, pursuant to a separate agreement outlining such terms. We will also pay for all expenses relating to our sponsorship except as otherwise provided. Upon the Company’s request, Bowl will secure commercial insurance and add the Company as an additional insured for Bowl events. The agreement will terminate on December 31, 2024. At the end of the contract term, we will have a first right of negotiation for future years. The agreement may be terminated immediately in the event of notice of breach by either party and the other party’s failure to cure within 20 business days of such notice.

Marketing Agreement with Texas High School Coaches Association. The THSCA is the principal advocate and leadership organization for more than 20,000 coaches across all high school sports in Texas. As their official recruitment platform, and in our three-year agreement, we are therefore the official recruitment platform for more than 20,000 coaches across all high school sports in Texas. Our agreement with the THSCA, dated June 22, 2021, began July 1, 2021 and ends June 30, 2024 with an option to renew annually. Under the agreement, we will become a Cornerstone Sponsor of the THSCA. We will receive first-choice-priority convention booth space, recognition as a sponsor on the THSCA’s website and related rights, advertising rights in the THSCA’s Texas Coach magazine, digital ad rights on the THSCA’s website, rights to send quarterly email blasts to the THSCA members with the THSCA’s prior approval of content, up to four social media posts per month, and other sponsorship rights. We may receive payments for platform services from schools only and not directly from individual students or their families in Texas under the agreement. The THSCA will assist with setting up eight locations at the National Football League’s Super Regional Combines in late May or early June during each contract year. Sign up for the combines may be done only by athletes at participating schools. We will make sponsorship payments to the THSCA totaling $100,000 per contract year.

Marketing Agreement with Arizona Football Coaches Association. The AZFCA focuses on advancing Arizona high school athletic and academic competitions through governance, coaching, officiating and community advocacy. Under our marketing agreement, dated May 23, 2022, we agreed to be the official and exclusive recruiting platform sponsor of the AZFCA beginning June 1, 2022 for a term of three years, expiring on June 1, 2025, with an option to renew annually. As the title sponsor, for the AZFCA coaches clinic/showcase series except in cases where participation would be considered out of compliance with the NCAA. In addition to AZFCA’s commitment to endorse us as the official recruiting platform for the AZFCA, we will receive booth space for AZFCA coaches clinics, ad space in AZFCA digital newsletters, monthly email promotions about us for high school coaches, website promotions on all AZFCA-related websites, and access to AZFCA’s email and cell phone contact list for head coaches. AZFCA will also coordinate with us to identify locations in Arizona for potential combines to take place each year. We will make an annual sponsorship payment to the AZFCA of $2,500. In addition, we agreed to provide introductory premium subscriptions to our app for Arizona high school teams at no charge from June 1, 2022 to December 31, 2022 for up to 30 participating schools. After that time, ongoing premium subscriptions to our app for Arizona high school teams would be $49.99 per player per year for 5-30 players per team, and $29.99 per player for 31 or more players per team, not to exceed $3,000 per team. Participating teams on either our basic or premium subscription plans will be required to provide their full team roster and current player prospect list as part of account activation.

Marketing Communications

As we continue to educate players, parents, coaches, and recruiters about our product and value propositions, we are confident that we will see a rise in profitability and brand awareness.

The following statements are examples of how we may communicate the attributes of our app to student-athletes:

●	Take control of your recruiting journey: Get discovered and recruited by coaches across the country. Set up a profile with the information college coaches need to evaluate you all in one place.

●	Share your recruiting information: After completing your profile, set it to Public, share it on social media and send it directly to college coaches!

●	Prove yourself to college coaches: Upload your video-verified measurables to confirm your data. This is what college coaches need to see to evaluate you accurately.

●	Showcase your talent: Once you have chosen your primary and secondary positions, you can upload a variety of position-specific drills that college coaches want to see.

●	Show college coaches who you are: The Signing Day Sports’ interview process was designed by college coaches to get to know you better.

The following statements are examples of how we may communicate the attributes of our app to high school coaches:

●	Give your program an edge: Signing Day Sports supports athletes in football, baseball, softball, and soccer. Coaches have the capability to maximize each athlete’s recruiting journey all in one place.

●	Share your athletes’ profiles with colleges: You can create a digital prospect list at the click of a button. Share this list easily with college coaches.

●	Manage your roster: Upload and manage your roster all in one place within the Signing Day Sports platform and track your teams’ profile completion.

●	Maximize your teams’ visibility: Your players can complete their Signing Day Sports’ profiles – including uploading video-verified data, position-specific drills and interview questions.

●	Get your athletes seen by college coaches: Your athletes can set their completed profiles to Public, and you can share their public link with college coaches.

The following statements are examples of how we may communicate the attributes of our app to college coaches and recruiters:

●	View verifiable information: Using the “My Invites” feature, you can request accurate data on prospects all in one place.

●	Find the perfect fit: Use advanced search tools to find prospects that fit your program’s criteria.

●	Manage your prospects: Build multiple comprehensive prospect lists that you can customize and track throughout the season.

●	Skip the trip: Save yourself time and travel by using our side-by-side technology to compare prospects’ drills and video-verified data simultaneously.

●	Communicate easily, all in one place: Send messages directly within the Signing Day Sports’ platform to coaches and prospects.

Sales

We primarily sell subscriptions to our recruiting platform through our direct sales and events team, which is comprised of area sales managers who are segmented by sport and geography. Our sales and events team also leverages our network of schools, sports associations and clubs, consultants, and other potential partners. By segmenting our sales and events team, we can deploy a low-touch sales model that efficiently identifies prospective customers.

Security Procedures

Data Collection Practices

Under our user agreements and certain sponsorship agreements, we collect certain information about student-athletes that have been submitted by the student-athletes and, if applicable, their coaches, recruiters, or other teaching professionals or institutions. This data includes or may include age, date of birth, name, email address, athletic statistics and educational data including student transcripts and SAT and other test scores, and payment information. We intend to use such data for purposes of providing platform services to the submitting student-athletes and, if applicable, their coaches, recruiters, and other teaching professionals and institutions. In order to provide such services, we may need to share certain data with certain third-party services providers. We do not intend to share such data for any other purposes. The collection, use and sharing of user data is subject to disclosures of our data collection, use and sharing practices and opt-out, access, correction, deletion, portability, and security provisions in our website and app’s user terms of service and privacy policy. All such data collection, use, and sharing is subject to our prior receipt of electronically- or physically-signed written consents or acceptance of terms of use and terms and conditions of our platform app software by student-athletes and, if applicable, their coaches, recruiters, or other teaching professionals or institutions, granting us rights to share such information for posting on our platform. Such consents or acceptances of terms and use and terms and conditions of our app software explicitly includes the student-athlete’s and, if applicable, their coach, recruiter, or other teaching professional or institution’s grant of a license to each coach, recruiter, or other teaching professional or institution on our platform to view, compare, analyze and store platform player data. Each coach, recruiter, or other teaching professional or institution on our platform is in turn required to agree to such terms and use and terms of conditions to access and use such player data only as permitted under all applicable international, national, state, and local law, including laws applicable to the use of data of minors. Regardless of these agreements and consents, however, we are subject to a number of data protection requirements relating to the management and safeguarding of information of users, including minors, including those described in “Risk Factors – Risks Related to the Company’s Business, Operations and Industry – We are subject to complex and growing user data privacy use and other governmental laws and regulations, and any failure to comply with these laws and regulations may have a material negative effect on our business and results of operations.”

We adhere to internal data governance procedures. Because our users include minors, we comply with heightened disclosure requirements and best practices for how we can use and protect their information. We give guidance to our users and their guardians on their rights to delete and be forgotten from our application.

Every year we will engage in penetration testing of our applications to ensure that we maintain a very high degree of protection from bad actors looking to steal information. We also employ secure coding standards and annual training to our engineering team and product managers. We encrypt all data that we transmit, and any data that we receive and that is legally or generally considered sensitive, such as personally identifiable information (PII) and academic records. We regularly rotate private encryption keys used to sign and secure data.

We closely monitor relationships with third-party vendors that we rely on for critical services, such as Microsoft and Salesforce. We also use a set of observability tools and monitoring software with the aim of identifying problems as they occur. We believe that our compliance programs include adequate business processes, procedures, including annual audits, and reliance on experts to ensure substantial compliance with applicable privacy law.

Business continuity and disaster recovery are ongoing projects for our operations and engineering teams. Ensuring outages and other catastrophic failures of service are mitigated effectively is among our highest priorities. We use Structured Query Language, or SQL, a specialized programming language designed for interacting with a database, and maintain seven days of trailing SQL data retention. As of the end of 2022, we had increased our SQL data’s backup retention to 35 days. Our file/content storage system has geo-replicated data, and we plan to enable the system’s file/content backup data retention function to 30 days. Data retention allows data to be restored without any data loss as of a specified point in time within the trailing retention period.

At this time, we are not aware of any significant failures to maintain submitted personal data in compliance with applicable law, including laws governing the collection and use of the data of minors. However, there are significant regulatory and legal consequences for such failures and related risks to our business. For further discussion, see “Risk Factors – Risks Related to the Company’s Business, Operations and Industry – We are subject to complex and growing user data privacy use and other governmental laws and regulations, and any failure to comply with these laws and regulations may have a material negative effect on our business and results of operations.”

Employees

As of June 23, 2023, we had 13 employees, all of whom are full-time. We also engage consultants as needed to support our operations.

We do not believe any of our employees are represented by labor unions, and we believe that we have an excellent relationship with our employees.

Legal Proceedings and Claims

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. Other than as described below, we are not aware of any such legal proceedings or claims against us.

Betterdays Media, Inc. v. Signing Day Sports, LLC, Case No. 2:21-cv-07442-DMG-JDE (United States District Court for the Central District of California, September 17, 2021)

The plaintiff, Betterdays Media, Inc. commenced this case in the Superior Court of California for Los Angeles County. Thereafter, the defendant, SDS LLC – AZ, removed the case to U.S. District Court for the Central District of California on September 17, 2021. The plaintiff’s complaint in the case alleges that it entered into a contract with the defendant pursuant to which the plaintiff was to perform film production work on a sports documentary for the defendant and that the defendant breached that contract by failing to pay the full amount owed under the contract to the plaintiff. The plaintiff claimed damages in the amount of $138,062.97 plus interest. In its answer to the complaint, SDS LLC – AZ denied the plaintiff’s allegations. On February 1, 2022, the parties filed a joint notice stating that they had agreed to settle the case, were preparing a written settlement agreement and stipulation of dismissal, and that by February 28, 2022 they would file such stipulated dismissal or a report why such stipulated dismissal was not filed. On February 4, 2022, the court entered an order providing that, by March 1, 2022, the parties were to file either (1) a stipulation and proposed order for dismissal of the action or judgment, or (2) a motion to reopen if settlement has not been consummated and that upon the failure to timely comply with this order, the action would be deemed to be dismissed as of March 2, 2022. That was the last docket entry in the case. Therefore, pursuant to that order, the case was deemed dismissed as neither a stipulation and proposed order of dismissal nor a motion to reopen was filed by March 1, 2022.

Claim of John Dorsey

On or about November 29, 2022, John Dorsey, a former Chief Executive Officer and director of the Company, through his counsel, sent the Company a letter demanding full payment on the Alleged Loan in connection with the Loan Dispute. Under the January 2023 Dorsey Settlement Agreement, Mr. Dorsey agreed to a discharge of the Alleged Loan and waiver and release of claims relating to the Alleged Loan and Loan Dispute and covenant not to sue on the basis of such claims or otherwise commence any action or proceeding that would be inconsistent with the release of such claims. The Company agreed to pay Mr. Dorsey $10,000 and issue a promissory note to Mr. Dorsey in the principal amount of $40,000 payable on the earlier of ten business days following the successful closing of an initial public offering of the Company’s common stock that generates at least $1 million in net proceeds to the Company or July 1, 2023.

Properties

Our corporate offices are located in Scottsdale, Arizona. We leased our former corporate offices consisting of approximately 7,800 square feet in October 2021 for a term of five years beginning January 1, 2022 and ending December 31, 2026 for a monthly rent of $20,800 plus tax, with an increase of 3% at the beginning of every calendar year following the first year of the term of the lease agreement through January 2026. As of December 31, 2021, a security deposit was paid in the amount of $23,411. On August 31, 2022, we entered into a Lease Termination Agreement to terminate this lease.

On September 1, 2022, our corporate offices temporarily moved to offices owned by Daniel D. Nelson, our Chief Executive Officer, Chairman and director. We did not have a lease agreement for this facility.

We currently lease our corporate offices consisting of approximately 3,154 square feet under a lease agreement dated November 1, 2022, as amended by an addendum dated November 2, 2022, and as further amended under a first amendment to lease dated April 1, 2023. As amended, the lease’s initial term from November 1, 2022 to April 30, 2023 was extended for a 39-month term beginning on May 4, 2023 and ending on August 3, 2026. Under the amended lease agreement, rent for the first month was $6,741.90 and was $7,491.00 for each subsequent month through April 2023, plus applicable rental taxes, sales taxes, and operating expenses. Monthly rent will be $7,359 from May 4, 2023 to May 3, 2024, abated for the first three months of this period; $7,580 from May 4, 2024 to May 3, 2025; $7,808 from May 4, 2025 to May 3, 2026; and $8,042 from May 4, 2026 to August 3, 2026, plus applicable rental taxes. Parking fees were $290.50 for the first month and will be $325.00 for each subsequent month. We also paid an initial security deposit of $8,000.00 in November 2022 and a second security deposit of $16,000 in May 2023. The initial security deposit will be refunded and credited toward monthly rent for the months beginning May 4, 2024 and May 4, 2025 if we have performed all obligations under the amended lease agreement including making all rent payments when due. We may exercise a one-time option to extend the amended lease agreement for an additional three-year term upon 9-12 months’ notice for the fair market rent at the time of the extension, as determined in accordance with the amended lease agreement and which will not be less than 103% of the final rent amount under the current term. Under the amended lease agreement, we must pay for any tenant improvements above the allowance provided for such improvements of $37,848 or that are not in compliance with the terms of the amended lease agreement.

The Company previously also leased office space containing 4,025 square feet at another location in Scottsdale, Arizona under a lease which began on February 1, 2021 and ended on May 31, 2023. Monthly rent was $12,075 and included annual escalations. The lease also provided for additional rent based on our proportionate share of certain increases in building operating expenses and taxes. A $25,491.67 security deposit was required. The lease provided for the abatement of rent during the first four months. In December 2021, the Company entered into an agreement to sublease its office space. The sublease ended on May 31, 2023 and included fixed rent of $9,894.

Charity

We have a history of providing pro bono service and giving back to our local community through sports and sports related activities. We would expect to continue and grow these efforts moving forward in many of the markets that we serve.

Competition

The market for our services is intensely competitive and characterized by rapid changes in technology, customer requirements, and industry standards, and by frequent new product and service offerings and improvements. We compete with an array of established and emerging recruiting solution providers. Conditions in our market could change rapidly and significantly as a result of technological advancements, partnerships, or acquisitions by our competitors or continuing market consolidation. With the introduction of new technologies and market entrants, we expect the competitive environment to remain intense.

Laws and Regulations

We are subject to domestic and foreign laws and regulations that pertain to our business practices. In order to grow and maintain our business, we will continue to adhere to the laws, regulations, association rules, and licenses that we need to maintain our business.

College Athlete Recruiting Regulations

We are required to adhere to applicable rules and regulations of the recruitment of high school and college-level athletes. In particular, we must comply with Article 13 of each of the NCAA Division I Manual and NCAA Division II Manual, and related NCAA rules, regulations, and bylaws, which govern the locations, periods, manner, persons, and other matters involved in student-athlete recruitment of NCAA member institutions and their recruitment prospects. We must also comply with applicable sections of the National Association of Intercollegiate Athletics Official Handbook & Policy Handbook.

Data Protection and Information Security Regulations

We are subject to several laws and regulations that affect companies conducting business on the Internet and in the athletic recruitment industry, many of which are still evolving and could be interpreted in ways that could harm our business. The way existing laws and regulations will be applied to the Internet and athletes in general and how they will relate to our business, are often unclear. For example, we often cannot be certain how existing laws will apply in the e-commerce and online context, including with respect to such topics as data privacy, defamation, pricing, credit card fraud, advertising, taxation, promotions, content regulation, financial aid, scholarships, student matriculation and student-athlete recruitment, quality of products and services, and intellectual property ownership and infringement. In addition, we may be subject to state oversight for the recruiting, admissions, and marketing activities associated with the business.

Numerous laws and regulatory schemes have been adopted at the national and state level in the United States, and in some cases internationally, that have a direct impact on our business and operations. For example:

●	The CAN-SPAM Act, and similar laws adopted by several states, regulate unsolicited commercial emails, create criminal penalties for emails containing fraudulent headers, and control other abusive online marketing practices. The law also restricts data collection and use in connection with its opt-out process requirements for senders of commercial emails. Similarly, the U.S. Federal Trade Commission (“FTC”) has guidelines that impose responsibilities on us with respect to communications with consumers and impose fines and liability for failure to comply with rules with respect to advertising or marketing practices it may deem misleading or deceptive.

●	The federal Telephone Consumer Protection Act of 1991 (“TCPA”) restricts telemarketing and the use of automated telephone equipment. The TCPA limits the use of automatic dialing systems, artificial or prerecorded voice messages, SMS text messages, and fax machines. It also applies to unsolicited text messages advertising the commercial availability of goods or services. Additionally, several states have enacted statutes that address telemarketing. For example, some states, such as California, Illinois, and New York, have created do-not-call lists. Other states, such as Oregon and Washington, have enacted “no rebuttal statutes” that require the telemarketer to end the call when the consumer indicates that he or she is not interested in the product being sold. Restrictions on telephone marketing, including calls and text messages, are enforced by the FTC, the Federal Communications Commission, states, and through the availability of statutory damages and class action lawsuits for violations of the TCPA.

●	The federal Credit Card Accountability Responsibility and Disclosure Act of 2009, or CARD Act, and similar laws and regulations adopted by several states regulate credit card and gift certificate use fairness, including expiration dates and fees. Our business also requires that we comply with payment card industry data security and other standards. We are subject to payment card association operating rules, certification requirements, and rules governing electronic funds transfers, which could change or be reinterpreted to make it difficult or impossible for us to comply. If we fail to comply with these rules or requirements, or if our data security systems are breached or compromised, we may be liable for card issuing banks’ costs, subject to fines and higher transaction fees, and lose our ability to accept credit and debit card payments from our customers, process electronic funds transfers, or facilitate other types of online payments, and our business and results of operations could be adversely affected.

●	Regulations related to the Program Participation Agreement of the U.S. Department of Education and other similar laws that regulate the recruitment of students to colleges and other institutions of higher learning.

●	The federal Digital Millennium Copyright Act provides relief for claims of circumvention of copyright protected technologies and includes a safe harbor intended to reduce the liability of online service providers for hosting, listing, or linking to third-party content that infringes copyrights of others.

●	The federal Communications Decency Act provides that online service providers will not be considered the publisher or speaker of content provided by others, such as individuals who post content on an online service provider’s website.

●	The federal FERPA regulates the use and disclosure of student education records held by certain educational institutions.

●	The CCPA, which went into effect on January 1, 2020, provides California consumers the right to know what personal data companies collect, how it is used, and the right to access, delete, and opt out of the sale of their personal information to third parties. It also expands the definition of personal information and gives consumers increased privacy rights and protections for that information. The CCPA also includes special requirements for California consumers under the age of 16. Effective January 1, 2023, we also became subject to the CPRA, which expands upon the consumer data use restrictions, penalties and enforcement provisions under the CCPA.

●	The VCDPA establishes rights for Virginia consumers to control how companies use individuals’ personal data. The VCDPA dictates how companies must protect personal data in their possession and respond to consumers exercising their rights, as prescribed by the law, regarding such personal data. The VCDPA went into effect on January 1, 2023.

●	The CPA and the CDPA, effective as of July 1, 2023, are similar comprehensive consumer privacy laws in Colorado and Connecticut, respectively.

●	Effective as of December 31, 2023 and January 1, 2025, the UCPA and the ICPA will also regulate business handling of consumers’ personal data in Utah and Iowa, respectively.

●	The EU’s GDPR imposes stringent requirements for controllers and processors of personal data of persons in the EU, including, for example, more robust disclosures to individuals and a strengthened individual data rights regime, shortened timelines for data breach notifications, limitations on retention of information, increased requirements pertaining to special categories of data, and additional obligations when we contract with third-party processors in connection with the processing of the personal data. The GDPR also imposes strict rules on the transfer of personal data out of the EU to the United States and other third countries. In addition, the GDPR provides that EU member states may make their own further laws and regulations limiting the processing of personal data.

The GDPR applies extraterritorially, and we may be subject to the GDPR because of our data processing activities that involve the personal data of individuals located in the EU, such as in connection with our EU-based students. Failure to comply with the requirements of the GDPR and the applicable national data protection laws of the EU member states may result in fines of up to €20,000,000 or up to 4% of the total worldwide annual turnover of the preceding financial year, whichever is higher, and other administrative penalties. GDPR regulations may impose additional responsibility and liability in relation to the personal data that we process, and we may be required to put in place additional mechanisms to ensure compliance with the new data protection rules.

Following the withdrawal of the United Kingdom from the EU and the expiry of the transition period, from January 1, 2021, the United Kingdom Data Protection Act 2018 (“UK GDPR”) retains in large part the GDPR in United Kingdom national law. The UK GDPR mirrors the fines under the GDPR, e.g., we could be fined up to the greater of €20 million/£17.5 million or 4% of global turnover under each regime.

●	The federal COPPA, the GDPR, and the UK GDPR impose additional restrictions on the ability of online services to collect information from minors. In addition, certain states, including Utah and Massachusetts, have laws that impose criminal penalties on the production and distribution of content that is “harmful to a minor.”

MANAGEMENT

Directors and Executive Officers

Set forth below is information regarding our directors and executive officers as of the date of this prospectus.

Name	Age	Position
Daniel D. Nelson	60	Chief Executive Officer, Chairman and Director
Damon Rich	53	Interim Chief Financial Officer
David O’Hara	42	Chief Operating Officer and Secretary
Glen Kim	40	Director
Martin Lanphere	48	Director
Roger Mason Jr.	42	Director
Greg Economou	58	Director

Daniel D. Nelson. Mr. Nelson has been a member of our board of directors since July 2022, was our President from August 2022 to November 2022, has been our Chief Executive Officer since November 2022, and has been our Chairman since March 2023. Mr. Nelson began working in the financial services industry in 1986. In 1997, Mr. Nelson formed, and has since served as chief executive officer of, Nelson Financial Services Inc., which focuses on the employee benefits market. For more than 30 years, Mr. Nelson has acquired extensive knowledge and experience in the financial services arena. Mr. Nelson also formed Nelson Financial Services to provide financial guidance for all individuals. We believe that Mr. Nelson is qualified to serve on our board of directors due to his experience in finance, particularly with respect to the sports management division of Nelson Financial Services.

Damon Rich. Damon Rich has served as our Interim Chief Financial Officer since April 2023. Since February 2019, Mr. Rich has also been Chief Financial Officer of Nelson Financial Services Inc. From July 2011 to February 2019, Mr. Rich was Accounting Manager – General Ledger/Financial Reporting at Safeway, Inc. From July 2005 to July 2011, Mr. Rich was Accounting Manger – Warehouse Payables, at Safeway, Inc.  From May 2001 to July 2005, Mr. Rich was an accountant for Safeway, Inc. From February 1999 to May 2001, Mr. Rich was the Controller of North Phoenix Baptist Church in Phoenix, Arizona. Mr. Rich holds a Bachelor of Accountancy and a Bachelor of Business Administration from New Mexico State University, and earned his CPA designation in 1999.

David O’Hara. Mr. O’Hara has served as our Chief Operating Officer since July 2022 and has served as our Secretary since March 2023. Mr. O’Hara also served as our interim Chief Executive Officer and Chief Financial Officer in July 2022, and as our Chief Administrative Officer from September 2021 to July 2022. Mr. O’Hara joined Signing Day Sports as General Manager in April 2021. Prior to joining the Company, from March 2019 to March 2021, Mr. O’Hara served as Chief of Education and Operations at Harlem Village Academies, a network of charter schools in Harlem, New York, where he oversaw operations, academics, recruitment, hiring, and talent development. From July 2017 to February 2019, Mr. O’Hara supported nonprofit organizations via his work as Senior Director of District Leadership with the Buck Institute for Education, a nonprofit organization, where Mr. O’Hara also supported charter management organizations, school districts in leadership development, operations, organizational leadership, and strategic planning. From September 2011 to July 2017, Mr. O’Hara additionally served as the school principal of Leaders High School in Brooklyn, NY. Mr. O’Hara was also a member of the cohort of New Leaders, a national leadership program. Mr. O’Hara is a former collegiate athlete having been an All-Arizona wide receiver recruited to play at a Division I school. Mr. O’Hara is a graduate of Arizona State University, has a MSEd in Science Education from Lehman College, a MSEd in Organizational Leadership from Baruch College, and is a graduate of the Cahn Fellows Program at Columbia University.

Glen Kim. Mr. Kim has served as a member of our board of directors since July 2022. Mr. Kim has over 15 years of experience in digital media, software, SaaS, and various technology industries where he has led corporate financial planning and analysis efforts, built business operating models, and led many corporate development activities, including M&A and post-acquisition integration. Since October 2020, Mr. Kim has been the chief financial officer at Longevity Nutrition Inc., a plant-based food company, and since September 2019, Mr. Kim has been the chief financial officer at Performa Labs Inc., a government technology company. Since September 2021, Mr. Kim has also been the chief financial officer at Apollo Education Systems Inc., an education software company. Since November 2016, Mr. Kim has also served as Vice President of Finance, Accounting Analytics of Cie Digital Labs, a Technology Development & Venture Studio. From September 2017 to November 2020, Mr. Kim was the chief financial officer of Titan School Solutions Inc., a school nutrition software company, wholly acquired by EMS LINQ. From June 2010 to November 2016, Mr. Kim served as the Director of Finance of Internet Brands, Inc., a former public software-as-a-service, or SaaS, and Internet media portfolio company. Mr. Kim graduated from Claremont McKenna College with a Bachelor of Arts in 2004 and majored in Economics. Mr. Kim is a former collegiate athlete in football and track and field, and served as captain of his college football team. We believe that Mr. Kim is qualified to serve on our board of directors due to his extensive experience in digital media and SaaS-based companies, his background in mergers and acquisitions, private equity and venture capital-based financing, in addition to firsthand experience in coaching, recruiting, and playing sports at the NCAA level.

Martin Lanphere. Mr. Lanphere has been a member of our board of directors since September 2022. Mr. Lanphere was also Vice-President of the Company from August 2022 to February 2023. Mr. Lanphere is the Owner/President of Timberline Drilling Inc., an industry leader in underground and surface core drilling. Mr. Lanphere was hired as President of Timberline Drilling in 2007 to take on the task of turning around a company near insolvency. Due to his ability to quickly gauge the pulse of an organization and internally maximize potential opportunities, Mr. Lanphere was able to quickly execute and turn the company around. After Mr. Lanphere purchased Timberline Drilling in 2011, it has grown to more than 200 employees. Prior to Mr. Lanphere’s success with Timberline Drilling, Mr. Lanphere was District Sales Manager at HSBC (NYSE: HSBC), where he led and managed numerous teams and employees. During his time with the bank, Mr. Lanphere led the restructuring of branches from Washington State to Southern California. As a veteran of the United States Marine Corps, Mr. Lanphere earned several Merits, Service and Campaign Metals and Leadership awards. We believe that Mr. Lanphere is qualified to serve on our board of directors due to his enthusiastic leadership style and years of experience implementing efficient processes and managing and motivating people.

Roger Mason Jr. Mr. Mason has been a member of our board of directors since September 2022. Mr. Mason is a former professional basketball player for the National Basketball Association, or NBA. Mr. Mason was selected with the 31st overall pick by the Chicago Bulls in the 2002 NBA draft and continued his NBA player career with various NBA teams through January 2014. Mr. Mason also played professional basketball internationally for Olympiacos of Greece during the 2004–05 season and Hapoel Jerusalem in Israel during the 2005–06 season. From August 2013 to September 2014, Mr. Mason served as First Vice President of the National Basketball Players Association, or NBPA, and from November 2014 to December 2016, was the NBPA’s Deputy Executive Director. In March 2018, Mr. Mason co-founded and has since served as the Chief Executive Officer of Vaunt. Vaunt, based in New York City, creates in-person, once-in-a-lifetime destination programming and alternative competitions with pro athletes and entertainers. Mr. Mason earned a Bachelor of Science in Architecture/Business from the University of Virginia in 2002, a Bachelor of Science in Business/Management from Union Institute & University, and an MBA from Columbia Business School in 2017. We believe that Mr. Mason is qualified to serve on our board of directors due to his business acumen and success in numerous organizations. Additionally, with Mr. Mason’s knowledge and skills as a former NBA player and Deputy Executive Director of the NBPA, Mr. Mason will be able to provide insights, leadership, and expertise as it pertains to our technology, recruitment, and marketplace.

Greg Economou. Mr. Economou has been a member of our board of directors since May 2023. Since March 2023, Mr. Economou has been Managing Director of Greg Economou Consulting. From July 2019 to March 2023, Mr. Economou was co-founder and Chief Executive Officer of game1, LLC. From April 2017 to June 2019, Mr. Economou was Chief Commercial Officer and Head of Sports of Live Nation Entertainment, Inc. Mr. Economou earned a BA in History and Communications. We believe that Mr. Economou is qualified to serve on our board of directors due to Mr. Economou’s executive-level experience with sports-related businesses.

Our directors currently have terms which will end at our next annual meeting of the stockholders or until their successors are elected and qualify, subject to their prior death, resignation or removal. Officers serve at the discretion of the board of directors. There is no arrangement or understanding between any director or executive officer and any other person pursuant to which he was or is to be selected as a director, nominee or officer.

Family Relationships

There are no family relationships among any of our executive officers or directors.

Involvement in Certain Legal Proceedings

To the best of our knowledge, except as described above, none of our directors or executive officers has, during the past ten years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

●	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, such director or executive officer’s involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●	been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Corporate Governance

The Board’s Role in Risk Oversight

The board of directors oversees that the assets of our company are properly safeguarded, that the appropriate financial and other controls are maintained, and that our business is conducted wisely and in compliance with applicable laws and regulations and proper governance. Included in these responsibilities is the board’s oversight of the various risks facing our company. In this regard, our board seeks to understand and oversee critical business risks. Our board does not view risk in isolation. Risks are considered in virtually every business decision and as part of our business strategy. Our board recognizes that it is neither possible nor prudent to eliminate all risk. Indeed, purposeful and appropriate risk-taking is essential for our company to be competitive on a global basis and to achieve its objectives.

While the board oversees risk management, company management is charged with managing risk. Management communicates routinely with the board and individual directors on the significant risks identified and how they are being managed. Directors are free to, and indeed often do, communicate directly with senior management.

Our board administers its risk oversight function as a whole by making risk oversight a matter of collective consideration. Much of this work will be delegated to committees, which will meet regularly and report back to the full board beginning on the date of this prospectus. The Audit Committee will oversee risks related to our financial statements, the financial reporting process, accounting and legal matters, and related party transactions; the Compensation Committee will evaluate the risks and rewards associated with our compensation philosophy and programs, and the Nominating and Corporate Governance Committee will evaluate risk associated with management decisions and strategic direction.

Independent Directors

NYSE American’s rules generally require that a majority of an issuer’s board of directors consist of independent directors. Our board of directors currently consists of six directors, four of whom, Roger Mason Jr., Glen Kim, Greg Economou, and Martin Lanphere, have each been determined to be an “independent director” within the meaning of NYSE American’s rules, and one of whom, Daniel D. Nelson, has not been determined to be an “independent director” within the meaning of NYSE American’s rules. We have entered into an independent director agreement with each of Mr. Mason, Mr. Kim, Mr. Economou, and Mr. Lanphere.

Committees of the Board of Directors

Our board of directors has established the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee, each with its own charter approved by the board. The committee charters have been filed as exhibits to the registration statement of which this prospectus is a part. Upon completion of the Company’s initial public offering, we intend to make each committee’s charter available on our website at https://www.signingdaysports.com/.

In addition, our board of directors may, from time to time, designate one or more additional committees, which shall have the duties and powers granted to it by our board of directors.

Audit Committee

Glen Kim, Roger Mason Jr., and Greg Economou, each of whom has been determined by our board of directors to meet the “independence” requirements of Rule 10A-3 under the Exchange Act and the definition of an “independent director” under NYSE American’s rules, will serve on the Audit Committee effective as of the date of this prospectus, with Mr. Kim serving as the chairman. Our board has determined that Mr. Kim qualifies as an “audit committee financial expert” as defined by Item 407(d)(5) of Regulation S-K. The Audit Committee oversees our accounting and financial reporting processes and the audits of the financial statements of our company.

The Audit Committee will be responsible for, among other things: (i) the integrity of the Company’s and its subsidiaries’ financial statements and financial reporting process and the Company’s and its subsidiaries’ systems of internal accounting and financial controls, (ii) the performance of the internal audit services function, (iii) the annual independent audit of the Company’s and subsidiaries’ financial statements, the engagement of the independent auditors and the evaluation of the independent auditors’ qualifications, independence and performance, (iv) the compliance by the Company with legal and regulatory requirements, including the Company’s disclosure of controls and procedures, (v) the approval of related party transactions, (vi) the evaluation of enterprise risk issues, and (vii) the fulfillment of the other responsibilities set out in its charter.

Compensation Committee

Glen Kim, Roger Mason Jr., and Greg Economou, each of whom has been determined by our board of directors to meet the “independence” requirements of Rule 10C-1 under the Exchange Act and the definition of an “independent director” under NYSE American’s rules, will serve on the Compensation Committee effective as of the date of this prospectus, with Mr. Mason serving as the chairman. The members of the Compensation Committee will also be “non-employee directors” within the meaning of Section 16 of the Exchange Act. The Compensation Committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers.

The Compensation Committee will be responsible for, among other things: (i) reviewing and approving the compensation of the Company’s Chief Executive Officer, Interim Chief Financial Officer and any other executive officers that serve in executive officer capacities for the Company, (ii) evaluating and making recommendations to the board of directors regarding the compensation of the directors of the Company; (iii) evaluating and making recommendations to the board regarding equity- based and incentive-compensation plans, policies and programs that are subject to board approval; and (iv) the fulfillment of the other responsibilities set out in its charter.

Nominating and Corporate Governance Committee

Glen Kim, Roger Mason Jr., and Greg Economou, each of whom has been determined by our board of directors to meet the definition of an “independent director” under NYSE American’s rules, will serve on the Nominating and Corporate Governance Committee effective as of the date of this prospectus, with Mr. Economou serving as the chairman. The Nominating and Corporate Governance Committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees.

The Nominating and Corporate Governance Committee will be responsible for, among other things: (i) identifying and evaluating individuals qualified to become members of the board by reviewing nominees for election to the board submitted by stockholders and recommending to the board director nominees for each annual meeting of stockholders and for election to fill any vacancies on the board, (ii) advising the board with respect to board organization, desired qualifications of board members, the membership, function, operation, structure and composition of committees (including any committee authority to delegate to subcommittees), and self-evaluation and policies, (iii) advising on matters relating to corporate governance in each case, subject to the requirements of the Amended and Restated Bylaws of the Company and monitoring developments in the law and practice of corporate governance, (iv) overseeing compliance with the Company’s Code of Ethics and Business Conduct and conduct of the Company’s officers and directors; and (v) the fulfillment of the other responsibilities set out in its charter.

The Nominating and Corporate Governance Committee’s methods for identifying candidates for election to our board of directors (other than those proposed by our stockholders, as discussed below) will include the solicitation of ideas for possible candidates from a number of sources – members of our board of directors, our executives, individuals personally known to the members of our board of directors, and other research. The Nominating and Corporate Governance Committee may also, from time-to-time, retain one or more third-party search firms to identify suitable candidates.

In making director recommendations, the Nominating and Corporate Governance Committee may consider some or all of the following factors: (i) the candidate’s judgment, skill, experience with other organizations of comparable purpose, complexity and size, and subject to similar legal restrictions and oversight; (ii) the interplay of the candidate’s experience with the experience of other board members; (iii) the extent to which the candidate would be a desirable addition to the board and any committee thereof; (iv) whether or not the person has any relationships that might impair his or her independence; and (v) the candidate’s ability to contribute to the effective management of our company, taking into account the needs of our company and such factors as the individual’s experience, perspective, skills and knowledge of the industry in which we operate. The Nominating and Corporate Governance Committee will also develop, reevaluate at least annually and modify as appropriate a set of specific considerations outlining the skills, experiences (whether in business or in other areas such as public service, academia or scientific communities), particular areas of expertise, specific backgrounds, and other characteristics for which there is a specific need on the board of directors and which would enhance the effectiveness of the board and its committees given its current composition.

Code of Ethics and Business Conduct

We have adopted a Code of Ethics and Business Conduct that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. Such Code of Ethics and Business Conduct addresses, among other things, honesty and ethical conduct, conflicts of interest, compliance with laws, regulations and policies, including disclosure requirements under the federal securities laws, and reporting of violations of the code.

A copy of the Code of Ethics and Business Conduct has been filed as an exhibit to the registration statement of which this prospectus is a part. We are required to disclose any amendment to, or waiver from, a provision of the Code of Ethics and Business Conduct applicable to our principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions. We intend to use our website as a method of disseminating this disclosure as well as by SEC filings, as permitted or required by applicable SEC rules. Any such disclosure will be posted to our website within four (4) business days following the date of any such amendment to, or waiver from, a provision of the Code of Ethics and Business Conduct.

Limitation on Liability and Indemnification of Directors and Certain Officers

Limitation on Liability of Directors and Certain Officers

Section 102(b)(7) of the DGCL authorizes a corporation to limit or eliminate the personal liability of directors and certain officers to the corporation and its stockholders for monetary damages for breaches of directors’ and officers’ fiduciary duties, subject to certain limitations. However, directors and officers remain liable for breaches of duties of loyalty, failing to act in good faith, engaging in intentional misconduct, knowingly violating a law, or obtaining an improper personal benefit. Directors also remain liable for paying a dividend or approving a stock repurchase which was illegal under DGCL Section 174, and officers remain liable for any action by or in the right of the corporation. Liability may be limited under Section 102(b)(7) for an officer only if the officer meet the requirements of Section 3114 of the DGCL, including that such officer is or was the president, chief executive officer, chief operating officer, chief financial officer, chief legal officer, controller, treasurer or chief accounting officer of the corporation at any time during the course of conduct alleged in the action or proceeding to be wrongful; Is or was identified in a reporting company’s SEC filings as one of the corporation’s most highly compensated executives at any time during the allegedly wrongful conduct; or has agreed in writing with the corporation to be identified as an officer for these purposes. In addition, equitable remedies for breach of fiduciary duty of care, such as injunction or recession, are available. The Certificate of Incorporation eliminates the personal liability of the Company’s directors and officers to the fullest extent permitted by the DGCL.

Indemnification of Directors and Executive Officers

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our Certificate of Incorporation authorizes the Company to indemnify, and advance expenses to, to the fullest extent permitted by law, any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

The Amended and Restated Bylaws require that we indemnify our directors and executive officers to the fullest extent permitted by law, provided that we may modify the extent of such indemnification by individual contracts with directors and executive officers, and also provided that we are not required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the our board of directors, (iii) such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the Company under the DGCL or any other applicable law, or (iv) such indemnification is required to be made under the indemnification rights enforcement provision of the Amended and Restated Bylaws. Our obligation, if any, to indemnify any person pursuant to our Amended and Restated Bylaws who was or is serving at its request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise, or nonprofit entity.

Our Amended and Restated Bylaws also provide for advancement of expenses to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director or executive officer of the Company, or is or was serving at the request of the Company as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses actually and reasonably incurred by any director or executive officer in defending such proceeding, upon receipt of an undertaking by or on behalf of such person to repay all amounts advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses. Notwithstanding the foregoing, generally no advance shall be made by the Company to an executive officer of the Company (except by reason of the fact that such executive officer is or was a director of the Company) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of a quorum consisting of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the Company’s interest. The Company’s obligation, if any, to indemnify any person pursuant to the Amended and Restated Bylaws who was or is serving at its request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise, or nonprofit entity. Our Amended and Restated Bylaws also permit the Company to indemnity its other officers, employees and other agents as set forth in the DGCL. The board of directors has the power to delegate the determination of whether indemnification shall be given to any such person except executive officers to such officers or other persons as the board of directors shall determine.

We have also separately entered into an indemnification agreement with each of our directors and executive officers. Each indemnification agreement provides for indemnification to the fullest extent permitted by law, including: (i) all expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by a director or executive officer, or on their behalf, in connection with any proceeding other than proceedings by or in the right of the Company or any claim, issue or matter therein, if the director or executive officer acted in good faith and in a manner the director or executive officer reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal proceeding, had no reasonable cause to believe the director or executive officer’s conduct was unlawful; (ii) all expenses actually and reasonably incurred by a director or executive officer, or on their behalf, in connection with a proceedings by or in the right of the Company if the director or executive officer acted in good faith and in a manner the director or executive officer reasonably believed to be in or not opposed to the best interests of the Company, provided that if applicable law so provides, no indemnification against such expenses shall be made in respect of any claim, issue or matter in such proceeding as to which the director or executive officer shall have been adjudged to be liable to the Company unless and to the extent that the Court of Chancery of the State of Delaware shall determine that such indemnification may be made; (iii) to the extent that a director or executive officer is, by reason of the director or executive officer’s director or executive officer status, a party to and is successful, on the merits or otherwise, in any proceeding, including by dismissal of such proceeding with or without prejudice, then the director or executive officer shall be indemnified to the maximum extent permitted by law, as such may be amended from time to time, against all expenses actually and reasonably incurred by the director or executive officer or on the director or executive officer’s behalf in connection therewith; and (iv) all expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by a director or executive officer or on a director or executive officer’s behalf if, by reason of the director or executive officer’s status as a director or executive officer, the director or executive officer is, or is threatened to be made, a party to or participant in any proceeding (including a proceeding by or in the right of the Company), including, without limitation, all liability arising out of the negligence or active or passive wrongdoing of the director or executive officer, except where the payment is finally determined (under the procedures, and subject to the presumptions, set forth in the indemnification agreements) to be unlawful. The Company shall also advance all such expenses incurred by or on behalf of each director or executive officer in connection with any of the above proceedings by reason of the director or executive officer’s director or executive officer status within 30 days after the receipt by the Company of a statement or statements from the director or executive officer requesting such advance or advances from time to time, whether prior to or after final disposition of such proceeding. Such statement or statements shall reasonably evidence the expenses incurred by the director or executive officer and shall include or be preceded or accompanied by a written undertaking by or on behalf of the director or executive officer to repay any expenses advanced if it shall ultimately be determined that the director or executive officer is not entitled to be indemnified against such expenses. Any advances and undertakings to repay shall be unsecured and interest free. The indemnification agreements also provide for payments by the Company for the entire amount of any judgment or settlement of any action, suit or proceeding in which it is liable or would be liable if joined in such action, subject to the other terms and provisions of the indemnification agreements, and certain other indemnification and payment obligations. The indemnification agreements also provide that if we maintain a directors’ and officers’ liability insurance policy, that each director and executive officer will be covered by the policy to the maximum extent of the coverage available for any of the Company’s directors or executive officers.

We have obtained standard directors and officers liability insurance under which coverage is provided (a) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to us with respect to payments which we may make to such officers and directors pursuant to the indemnification agreements described above or otherwise as a matter of law.

The underwriting agreement, filed as Exhibit 1.1 to the registration statement of which this prospectus forms a part, will provide for indemnification, under certain circumstances, by the underwriter of us and our officers and directors for certain liabilities arising under the Securities Act or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE COMPENSATION

Summary Compensation Table - Years Ended December 31, 2022 and 2021

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods. No other executive officers received total compensation in excess of $100,000 during the fiscal year ended December 31, 2022.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)		All Other Compensation ($)	Total ($)
Daniel D. Nelson, Chief Executive Officer(1)	2022	-	-	-	108,500	(2)	-	108,500
Dennis Gile, former President and Chief Executive Officer(3)	2022	-	-	-	108,500	(4)	-	108,500
	2021	240,000	-	-	-		-	240,000
John Dorsey, former Chief Executive Officer(5)	2022	120,000	-	-	-		-	120,000
	2021	240,000	-	-	-		-	240,000
David O’Hara, Chief Operating Officer and former Interim Chief Executive Officer(6)	2022	194,993	-	-	186,000	(7)	-	186,000
	2021	200,000	-	-	-		-	200,000

(1)	Daniel D. Nelson became Chief Executive Officer in November 2022. Mr. Nelson was not a named executive officer in 2021.

(2)	Daniel D. Nelson was granted options to purchase a total of 35,000 shares of common stock on September 28, 2022. A portion of the options is subject to certain vesting conditions. The aggregate grant date fair value was computed in accordance with FASB ASC Topic 718 based on the assumptions described in footnotes 1 and 12 to the Company’s audited financial statements included with this prospectus.

(3)	Dennis Gile was Chief Executive Officer from January 2019 to April 2021 and from July 2022 to November 2022 and was President from November 2022 to March 2023. See also “Certain Relationships and Related Party Transactions – Transactions with Related Persons”.

(4)	Dennis Gile was granted options to purchase a total of 35,000 shares of common stock on September 28, 2022. The options may be exercised at a price per share equal to $3.10 per share. A portion of the options is subject to certain vesting conditions. The aggregate grant date fair value was computed in accordance with FASB ASC Topic 718 based on the assumptions described in footnotes 1 and 12 to the Company’s audited financial statements included with this prospectus.

(5)	John Dorsey was Chief Executive Officer from April 2021 to June 2022.

(6)	David O’Hara was General Manager from April 2021 to September 2021, Chief Administrative Officer from September 2021 to July 2022; interim Chief Executive Officer from July 5, 2022 to July 31, 2022; and Chief Financial Officer from July 8, 2022 to July 31, 2022.

(7)	David O’Hara was granted options to purchase 30,000 shares of common stock on each of September 9, 2022 and September 28, 2022. The options may be exercised at $3.10 per share. A portion of the options is subject to certain vesting conditions. The aggregate grant date fair value was computed in accordance with FASB ASC Topic 718 based on the assumptions described in footnotes 1 and 12 to the Company’s audited financial statements included with this prospectus.

Management Employment and Consulting Agreements

Under our employment letter agreement with John Dorsey, a former Chief Executive Officer of the Company, dated January 13, 2022, Mr. Dorsey was employed on an at-will basis until his resignation on June 28, 2022. Under the agreement, Mr. Dorsey’s base salary was $240,000 per year paid according to the Company’s normal payroll cycle. The agreement provided for a grant of a non-statutory stock option to purchase shares of common stock equal to 1% of the Company’s equity on a fully-diluted basis as of the date of grant within three months of the date of the agreement, at an exercise price equal to the fair market value of a share of common stock determined consistent with Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and subject to vesting and other terms and conditions. Mr. Dorsey was eligible for an annual cash incentive between 50% and 200% of base salary, based on the achievement of certain written performance goals established by the Company’s board of directors, and subject to the board’s certification of achievement of such goals. Mr. Dorsey was eligible for standard benefit and vacation plans. The agreement contained standard provisions for non-solicitation of customers or employees, non-competition, confidentiality, and non-disparagement.

Under an employment letter agreement with George Weathers, a former Chief Financial Officer of the Company, dated October 8, 2021, Mr. Weathers’ salary was $175,000 per year. Mr. Weathers was also provided health care coverage, flexible paid time off, and eligibility to participate in the Company’s employee stock option plan for up to 60,000 shares. Mr. Weathers resigned on July 7, 2022.

Under an employment contract with David O’Hara, our Chief Operating Officer and former General Manager, dated March 30, 2021 (the “Original O’Hara Employment Contract”), Mr. O’Hara was employed as General Manager on an at-will basis beginning April 5, 2021. Mr. O’Hara’s salary was $200,000 per year. Mr. O’Hara was entitled to available standard employee benefits, which are subject to change without compensation. Mr. O’Hara was also entitled to a $25,000 bonus dependent upon performance review once every 90 days. The agreement contained non-competition, non-solicitation, and confidentiality provisions.

Under an amended and restated employment offer letter agreement with Mr. O’Hara, dated March 14, 2022 (the “Amended O’Hara Agreement”), Mr. O’Hara agreed to continue to be responsible for duties customary for a Chief Operating Officer. Effective March 14, 2023, Mr. O’Hara’s salary was changed to $170,000 per year. Upon the consummation of the Company’s initial public offering, Mr. O’Hara’s salary will be $185,000 per year. Mr. O’Hara will also receive an initial cash bonus of $35,000. Under the agreement, on March 14, 2023, Mr. O’Hara was granted 90,000 shares of restricted stock, which vested as to 45,000 shares on March 29, 2023, and will vest as to 11,250 shares on March 29, 2024, 937 shares at the end of each of the following 35 calendar months, and 955 shares of common stock at the end of the 36th calendar month following the anniversary of the grant date, provided that he remains in continuous service with the Company. Mr. O’Hara will be eligible to participate in standard employee benefits plans. The Amended O’Hara Agreement contains customary confidentiality requirements. Mr. O’Hara was also required to sign an Employee Confidential Information and Inventions Assignment Agreement, which prohibits unauthorized use or disclosure of the Company’s proprietary information and related provisions, and contains customary non-competition and non-disparagement provisions during the term of employment and non-solicitation terms for one year after the end of employment, and which was fully executed and dated as of April 3, 2023. The Amended O’Hara Agreement supersedes the Original O’Hara Employment Contract.

Under an Executive Employment Agreement with Richard Symington, dated as of April 5, 2023, the Company agreed to employ Mr. Symington as its President and Chief Marketing Officer. Mr. Symington was also appointed as a director. Mr. Symington’s base salary was $200,000 per year. The agreement provided that Mr. Symington may receive any comprehensive benefits plans offered by the Company, including medical, dental and life insurance options. In addition, pursuant to the agreement, Mr. Symington was granted a stock option to purchase 100,000 shares of common stock of the Company under the Equity Incentive Plan. One-third (1/3) of the option will vest on each of the six-month anniversary, the 18-month anniversary, and the 30-month anniversary of the date of the consummation of the Company’s initial public offering, provided that Mr. Symington remains in continuous service with the Company, and will have an exercise price of $2.50 per share. The agreement provided that Mr. Symington’s employment is on an at-will basis, and may be terminated by the board of directors of the Company at any time for any or no reason, upon written notice to Mr. Symington. On May 26, 2023, Mr. Symington resigned from his positions as President and Chief Marketing Officer and a director, and terminated the executive employment agreement. Accrued and unpaid compensation to Mr. Symington as of the date of termination was $5,000. Mr. Symington has been engaged to provide certain services on a consulting basis beginning after the closing of this initial public offering. The consulting agreement may be terminated at any time before or after that point in time.

We have separately entered into an indemnification agreement with each of our directors and executive officers. Each indemnification agreement provides for indemnification to the fullest extent permitted by law, including: (i) all expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by an executive officer, or on their behalf, in connection with any proceeding other than proceedings by or in the right of the Company or any claim, issue or matter therein, if the executive officer acted in good faith and in a manner the executive officer reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal proceeding, had no reasonable cause to believe the executive officer’s conduct was unlawful; (ii) all expenses actually and reasonably incurred by an executive officer, or on their behalf, in connection with a proceedings by or in the right of the Company if the executive officer acted in good faith and in a manner the executive officer reasonably believed to be in or not opposed to the best interests of the Company, provided that if applicable law so provides, no indemnification against such expenses shall be made in respect of any claim, issue or matter in such proceeding as to which the executive officer shall have been adjudged to be liable to the Company unless and to the extent that the Court of Chancery of the State of Delaware shall determine that such indemnification may be made; (iii) to the extent that a executive officer is, by reason of the executive officer’s executive officer status, a party to and is successful, on the merits or otherwise, in any proceeding, including by dismissal of such proceeding with or without prejudice, then the executive officer shall be indemnified to the maximum extent permitted by law, as such may be amended from time to time, against all expenses actually and reasonably incurred by the executive officer or on the executive officer’s behalf in connection therewith; and (iv) all expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by an executive officer or on an executive officer’s behalf if, by reason of the executive officer’s status as an executive officer, the executive officer is, or is threatened to be made, a party to or participant in any proceeding (including a proceeding by or in the right of the Company), including, without limitation, all liability arising out of the negligence or active or passive wrongdoing of the executive officer, except where the payment is finally determined (under the procedures, and subject to the presumptions, set forth in the indemnification agreements) to be unlawful. The Company shall also advance all such expenses incurred by or on behalf of each executive officer in connection with any of the above proceedings by reason of the executive officer’s executive officer status within 30 days after the receipt by the Company of a statement or statements from the executive officer requesting such advance or advances from time to time, whether prior to or after final disposition of such proceeding. Such statement or statements shall reasonably evidence the expenses incurred by the executive officer and shall include or be preceded or accompanied by a written undertaking by or on behalf of the executive officer to repay any expenses advanced if it shall ultimately be determined that the executive officer is not entitled to be indemnified against such expenses. Any advances and undertakings to repay shall be unsecured and interest free. The indemnification agreements also provide for payments by the Company for the entire amount of any judgment or settlement of any action, suit or proceeding in which it is liable or would be liable if joined in such action, subject to the other terms and provisions of the indemnification agreements, and certain other indemnification and payment obligations. The indemnification agreements also provide that if we maintain a directors’ and officers’ liability insurance policy, that each director and executive officer will be covered by the policy to the maximum extent of the coverage available for any of the Company’s directors or executive officers.

We have obtained standard directors and officers liability insurance under which coverage is provided (a) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to us with respect to payments which we may make to such officers and directors pursuant to the indemnification agreements described above or otherwise as a matter of law.

Outstanding Equity Awards at Fiscal Year-End

The executive officers named above had the following unexercised options, stock that has not vested or equity incentive plan awards outstanding as of December 31, 2022.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Daniel D. Nelson, Chief Executive Officer(1)	17,000	18,000	-	$3.10	September 28, 2032	-	-	-	-
Dennis Gile, former President and Chief Executive Officer(2)	17,000	18,000	-	$3.10	September 28, 2032	-	-	-	-
David O’Hara, Chief Operating Officer(3)	7,500	22,500	-	$3.10	September 9, 2032	-	-	-	-
David O’Hara, Chief Operating Officer(4)	7,500	22,500	-	$3.10	September 28, 2032	-	-	-	-
John Dorsey, former Chief Executive Officer	-	-	-	-	-	-	-	-	-

(1)	Daniel D. Nelson was granted options to purchase a total of 35,000 shares of common stock on September 28, 2022. The options vested as to 11,000 shares in aggregate immediately upon grant. As of December 31, 2022, one of the options remained subject to vesting as to 18,000 shares, which vest in 6,000-share increments on a quarterly basis for one year ending September 28, 2023. No other options, shares of stock or equity incentive plan awards subject to vesting were held by Mr. Nelson on December 31, 2022.

(2)	Dennis Gile was granted options to purchase a total of 35,000 shares of common stock on September 28, 2022. The options vested as to 11,000 shares in aggregate immediately upon grant. As of December 31, 2022, one of the options remained subject to vesting as to 18,000 shares, which vest in 6,000-share increments on a quarterly basis for one year ending September 28, 2023. No other options, shares of stock or equity incentive plan awards subject to vesting were held by Mr. Gile on December 31, 2022.

(3)	David O’Hara was granted an option to purchase 30,000 shares of common stock on September 9, 2022. The option vested as to 7,500 shares immediately upon grant. As of December 31, 2022, the option remained subject to vesting as to 22,500 shares, of which 5,625 shares vest on September 9, 2023, with the balance vesting in 36 equal monthly increments of approximately 468 shares each (subject to rounding adjustments). Other than as described in the following footnote, no other options, shares of stock or equity incentive plan awards subject to vesting were held by Mr. O’Hara on December 31, 2022.

(4)	David O’Hara was granted an option to purchase 30,000 shares of common stock on September 28, 2022. The option vested as to 7,500 shares immediately upon grant. As of December 31, 2022, the option remained subject to vesting as to 22,500 shares, of which 5,625 shares vest on September 28, 2023, with the balance vesting in 36 equal monthly increments of approximately 468 shares each (subject to rounding adjustments). Other than as described in the preceding footnote, no other options, shares of stock or equity incentive plan awards subject to vesting were held by Mr. O’Hara on December 31, 2022.

Additional Narrative to Named Executive Officer Compensation

Retirement Benefits

We have not maintained, and do not currently maintain, a defined benefit pension plan, nonqualified deferred compensation plan or other retirement benefits.

Potential Payments Upon Termination or Change in Control

None of our named executive officers was entitled to severance compensation during the fiscal year ended December 31, 2022, except as described below.

Under the Settlement Agreement with Dennis Gile, a former Chief Executive Officer, President, Secretary, Chairman, and director of the Company, dated as of May 12, 2022, we and Mr. Gile agreed, among other things, to a general release and discharge of claims against us, our officers and directors, certain other affiliates and related parties, and our stockholders as listed on an exhibit to the agreement, including without limitation, claims relating to Mr. Gile’s direct or indirect ownership of shares of SDS Inc. – DE’s capital stock, or Mr. Gile’s direct or indirect ownership of membership interests of SDS LLC – AZ, SDS LLC – DE, SDSF LLC, or SDSB LLC, as applicable, provided, however, that nothing in the Settlement Agreement was intended to release any rights that any party or Mr. Gile may have under the terms of that certain Severance General Waiver and Release Agreement between Mr. Gile and the Company, dated March 22, 2022, including the releases of any and all claims against the Company and certain related parties as contained therein, Mr. Gile’s agreement to be terminated effective on January 1, 2022 and receive a severance payment of $53,500 pursuant to Section 1 of the Severance Agreement, paid in March 2022, all of which terms were to remain in force notwithstanding the provisions of the Settlement Agreement. Further, Mr. Gile irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever released and waived their rights to any claim, distributions, payments, or other amounts that Mr. Gile believed should have been paid or were owed to Mr. Gile by SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE. Each party also agreed, in order to make sure there was a clear understanding regarding the capitalization of SDS Inc. – DE, irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely to forever release and waive any claims that they may have had with respect to ownership interests in SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE, whether past, present, future, or contingent, and affirmed that he, she, or it did not own any interests in SDS Inc. – DE beyond that set forth on the capitalization table attached as an exhibit to the Settlement Agreement. The parties therefore agreed that Mr. Gile owned 2,816,377 shares of common stock pursuant to the Settlement Agreement. Mr. Gile also irrevocably covenanted that he would not sue us or the other released parties in respect of any of the matters released and discharged.

Under the terms of the Repurchase Agreement, on March 31, 2023, we paid an aggregate purchase price of $800,000 for 600,000 shares of common stock formerly held by Dennis Gile, a former Chief Executive Officer, President, Secretary, Chairman, and director of the Company, at approximately $1.33 per share. Pursuant to the Repurchase Agreement, the Dorsey/Gile Settlement Payment was made to John Dorsey as part of the settlement of the Dorsey/Gile Lawsuit under the Dorsey/Gile Settlement Agreement. Pursuant to the Repurchase Agreement, the balance of the aggregate purchase price was paid to the attorneys for Mr. Gile. Pursuant to the Repurchase Agreement, Mr. Gile agreed to resign his position as Chairman and every other director and officer position he held with the Company effective as of March 21, 2023. Prior to such date, on March 20, 2023, Mr. Gile delivered notice of resignation from such positions, which stated that it was effective March 19, 2023. Pursuant to the Repurchase Agreement, Mr. Gile will not receive any severance payments in connection with any other agreement with the Company as a result of his resignation. The Repurchase was also conditioned on the Company’s prior review of and consent to the Dorsey/Gile Settlement Agreement prior to its execution, and receipt of the CFO Certificate. Under the Repurchase Agreement, the Dorsey/Gile Settlement Agreement was required to fully resolve, settle and dismiss the Gile/Dorsey Lawsuit and contain a general release of claims by all the plaintiffs in the Dorsey/Gile Lawsuit in favor of Mr. Gile, the Company, the Company’s affiliates, stockholders, and certain other Company releasees. Under the Repurchase Agreement, Mr. Gile agreed to indemnify the Company for claims arising out of based upon the Repurchase Agreement. Pursuant to the Repurchase Agreement, a copy of the Dorsey/Gile Settlement Agreement was reviewed and consented to by the Company and entered into as of March 20, 2023. Under the Dorsey/Gile Settlement Agreement, between Mr. Gile, Mr. Dorsey, and Dorsey LLC, Mr. Gile agreed to pay the Dorsey/Gile Settlement Payment, transfer 40,000 shares of the Company to Mr. Dorsey. The Company consented to the transfer and waived the application of the Company’s rights of first refusal under the Shareholder Agreement, to which Mr. Gile was a party. Pursuant to the requirements of the Shareholder Agreement, Mr. Dorsey also agreed to become a party to the Shareholder Agreement. Mr. Gile, Mr. Dorsey and Dorsey LLC agreed to mutual releases of all claims relating to the Dorsey/Gile Lawsuit and to dismiss the Dorsey/Gile Lawsuit. Although the Dorsey/Gile Settlement Agreement did not contain a release of the Company and did not contain releases by the plaintiffs of Mr. Gile other than with respect to the Lawsuit, the Company waived any related requirements under the Repurchase Agreement in light of the expected execution of the Mutual Release Agreement. The CFO Certificate was received as of March 21, 2023. The repurchased shares were cancelled as of March 31, 2023. The transfer of 40,000 shares by Mr. Gile to Mr. Dorsey occurred on April 4, 2023, after waiver of the board of directors of the repurchase rights and purchase rights provided for under the Shareholder Agreement by resolutions adopted on March 24, 2023.

Director Compensation

The directors of the Company during the fiscal year ended December 31, 2022 were compensated for services as directors as follows:

	Fees Earned or Paid	Stock	Option	Non-Equity Incentive Plan	Nonqualified Deferred Compensation	All Other
Name	in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Clayton Adams(1)	$-	$-	$93,000	$-	$-	$-	$93,000

Glen Kim(2)	$-	$-	$15,500	$-	$-	$-	$15,500

Martin Lanphere(3)	$-	$-	$83,700	$-	$-	$-	$83,700

Roger Mason Jr.(4)	$-	$-	$74,400	$-	$-	$-	$74,400

Noah (Jed) Smith(5)	$-	$-	$15,500	$-	$-	$-	$15,500

(1)	Clayton Adams was a director of the Company from July 2022 to April 2023. Mr. Adams was granted options to purchase a total of 30,000 shares of common stock on September 28, 2022. The options may be exercised at $3.10 per share. The aggregate grant date fair value was computed in accordance with FASB ASC Topic 718 based on the assumptions described in footnotes 1 and 12 to the Company’s audited financial statements included with this prospectus. The options vested as to 10,000 shares in aggregate immediately upon grant. As of December 31, 2022, one of the options remained subject to vesting as to 15,000 shares, in 5,000-share increments on a quarterly basis for one year ending September 28, 2023. No other options, shares of stock or equity incentive plan awards subject to vesting were held by Mr. Adams on December 31, 2022.

(2)	Glen Kim was granted an option to purchase 5,000 shares of common stock on September 28, 2022. The option may be exercised at $3.10 per share. The aggregate grant date fair value was computed in accordance with FASB ASC Topic 718 based on the assumptions described in footnotes 1 and 12 to the Company’s audited financial statements included with this prospectus. The option vested immediately upon grant. No other options, shares of stock or equity incentive plan awards subject to vesting were held by Mr. Kim on December 31, 2022.

(3)	Martin Lanphere was granted an option to purchase 27,000 shares of common stock on September 28, 2022. The option may be exercised at $3.10 per share. The aggregate grant date fair value was computed in accordance with FASB ASC Topic 718 based on the assumptions described in footnotes 1 and 12 to the Company’s audited financial statements included with this prospectus. The option remains subject to vesting as to 16,200 shares as of December 31, 2022, which vest in 5,400-share increments on each subsequent quarter following September 28, 2022. No other options, shares of stock or equity incentive plan awards subject to vesting were held by Mr. Lanphere on December 31, 2022.

(4)	Roger Mason Jr. was granted an option to purchase 24,000 shares of common stock on September 9, 2022. The option may be exercised at $3.10 per share. The aggregate grant date fair value was computed in accordance with FASB ASC Topic 718 based on the assumptions described in footnotes 1 and 12 to the Company’s audited financial statements included with this prospectus. The option remains subject to vesting as to 22,000 shares as of December 31, 2022, which vest in 2,000-share increments over three years on each subsequent 9th of March, June, September, and December. No other options, shares of stock or equity incentive plan awards subject to vesting were held by Mr. Mason on December 31, 2022.

(5)	Noah (Jed) Smith was a director of the Company from July 2022 to April 2023. Mr. Smith was granted an option to purchase 5,000 shares of common stock on September 28, 2022. The option may be exercised at $3.10 per share. The aggregate grant date fair value was computed in accordance with FASB ASC Topic 718 based on the assumptions described in footnotes 1 and 12 to the Company’s audited financial statements included with this prospectus. The option vested immediately upon grant. No other options, shares of stock or equity incentive plan awards subject to vesting were held by Mr. Smith on December 31, 2022.

Additional Narrative to Director Compensation

Each of the Company’s independent directors, Roger Mason Jr., Glen Kim, Greg Economou, and Martin Lanphere, has entered into an independent director agreement. In accordance with their independent director agreements, we have granted equity awards to each independent director. During 2022, an option to purchase 24,000 shares of common stock was awarded to Mr. Mason, an option to purchase 5,000 shares of common stock was awarded to Mr. Kim, and an option to purchase 27,000 shares of common stock was awarded to Mr. Lanphere, each at a price $3.10 per share. A portion of Mr. Mason and Mr. Lanphere’s options are subject to certain vesting conditions. In addition, during 2022, we granted an option to purchase 30,000 shares of common stock to former director Clayton Adams and an option to purchase 5,000 shares of common stock to former director Noah (Jed) Smith. A portion of Mr. Adams’ option was subject to certain vesting conditions and terminated as to such portion at the time of Mr. Adams’ resignation in April 2023. We will also reimburse each independent director for pre-approved reasonable business-related expenses incurred in good faith in connection with the performance of the independent director’s duties for us.

In accordance with our independent director agreements, we have separately entered into an indemnification agreement with each of our current independent directors. Each indemnification agreement provides for indemnification to the fullest extent permitted by law, including: (i) all expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by a director, or on their behalf, in connection with any proceeding other than proceedings by or in the right of the Company or any claim, issue or matter therein, if the director acted in good faith and in a manner the director reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal proceeding, had no reasonable cause to believe the director’s conduct was unlawful; (ii) all expenses actually and reasonably incurred by a director, or on their behalf, in connection with a proceedings by or in the right of the Company if the director acted in good faith and in a manner the director reasonably believed to be in or not opposed to the best interests of the Company, provided that if applicable law so provides, no indemnification against such expenses shall be made in respect of any claim, issue or matter in such proceeding as to which the director shall have been adjudged to be liable to the Company unless and to the extent that the Court of Chancery of the State of Delaware shall determine that such indemnification may be made; (iii) to the extent that a director is, by reason of the director’s director status, a party to and is successful, on the merits or otherwise, in any proceeding, including by dismissal of such proceeding with or without prejudice, then the director shall be indemnified to the maximum extent permitted by law, as such may be amended from time to time, against all expenses actually and reasonably incurred by the director or on the director’s behalf in connection therewith; and (iv) all expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by a director or on a director’s behalf if, by reason of the director’s status as a director, the director is, or is threatened to be made, a party to or participant in any proceeding (including a proceeding by or in the right of the Company), including, without limitation, all liability arising out of the negligence or active or passive wrongdoing of the director, except where the payment is finally determined (under the procedures, and subject to the presumptions, set forth in the indemnification agreements) to be unlawful. The Company shall also advance all such expenses incurred by or on behalf of each director in connection with any of the above proceedings by reason of the director’s director status within 30 days after the receipt by the Company of a statement or statements from the director requesting such advance or advances from time to time, whether prior to or after final disposition of such proceeding. Such statement or statements shall reasonably evidence the expenses incurred by the director and shall include or be preceded or accompanied by a written undertaking by or on behalf of the director to repay any expenses advanced if it shall ultimately be determined that the director is not entitled to be indemnified against such expenses. Any advances and undertakings to repay shall be unsecured and interest free. The indemnification agreements also provide for payments by the Company for the entire amount of any judgment or settlement of any action, suit or proceeding in which it is liable or would be liable if joined in such action, subject to the other terms and provisions of the indemnification agreements, and certain other indemnification and payment obligations. The indemnification agreements also provide that if we maintain a directors’ and officers’ liability insurance policy, that each director and executive officer will be covered by the policy to the maximum extent of the coverage available for any of the Company’s directors or executive officers.

Directors and Officers Liability Insurance

We have obtained standard directors and officers liability insurance under which coverage is provided (a) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to us with respect to payments which we may make to such officers and directors pursuant to the indemnification agreements described above or otherwise as a matter of law.

2022 Equity Incentive Plan

On August 31, 2022, we established the Signing Day Sports, Inc. 2022 Equity Incentive Plan. The Plan was established to advance our interests and the interests of our stockholders by providing an incentive to attract, retain and reward persons performing services for us and by motivating such persons to contribute to our growth and profitability. Under the Plan, we may grant restricted stock, stock options and other forms of incentive compensation to our officers, employees, directors and consultants. The maximum number of shares of common stock that may be issued pursuant to awards granted under the Plan is 750,000 shares. Cancelled and forfeited stock options and stock awards may again become available for grant under the Plan. As of the date of this prospectus, 168,550 shares remain available for issuance under the Plan. The Plan and all awards granted under the Plan are intended to comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan and all awards agreements shall be interpreted and administered to be in compliance therewith.

The following summary briefly describes the principal features of the Plan and is qualified in its entirety by reference to the full text of the Plan.

Awards that may be granted include: (a) Incentive Stock Options, (b) Non-qualified Stock Options, (c) Stock Appreciation Rights, (d) Restricted Awards, (e) Performance Share Awards, and (f) Performance Compensation Awards. These awards offer our officers, employees, consultants and directors the possibility of future value, depending on the long-term price appreciation of our common stock and the award holder’s continuing service with our company.

Stock options give the option holder the right to acquire from us a designated number of shares of common stock at a purchase price that is fixed upon the grant of the option. The exercise price generally will not be less than the market price of the common stock on the date of grant. Stock options granted may be either incentive stock options or non-statutory stock options.

Stock appreciation rights, or SARs, may be granted alone or in tandem with options, and have an economic value similar to that of options. When a SAR for a particular number of shares is exercised, the holder receives a payment equal to the difference between the fair market value of the shares on the date of exercise and the exercise price of the shares under the SAR. The exercise price for SARs is normally the market price of the shares on the date the SAR is granted. Under the Plan, holders of SARs may receive this payment — the appreciation value — either in cash or shares of common stock valued at the fair market value on the date of exercise. The form of payment will be determined by the administrator.

Restricted awards are awards of shares of common stock or rights to shares of common stock to participants at no cost. Restricted stock awards represent issued and outstanding shares of common stock which may be subject to vesting criteria under the terms of the award within the discretion of the administrator. Restricted stock units represent the right to receive shares of common stock which may be subject to satisfaction of vesting criteria under the terms of the award within the discretion of the administrator. Restricted stock and the rights under restricted stock units are forfeitable and non-transferable until they vest. The vesting date or dates and other conditions for vesting are established when the shares are awarded.

The Plan also provides for performance compensation awards, representing the right to receive a payment, which may be in the form of cash, shares of common stock, or a combination, based on the attainment of pre-established goals.

All of the permissible types of awards under the Plan are described in more detail as follows:

Purposes of Plan:    The purposes of the Plan are (a) to enable the Company and any affiliate company to attract and retain the types of employees, consultants and directors who will contribute to the Company’s long-term success; (b) provide incentives that align the interests of employees, consultants and directors with those of the stockholders of the Company; and (c) promote the success of the Company’s business.

Administration of the Plan:    The Plan is currently administered by our board of directors and will be administered by the Compensation Committee effective the date of this prospectus. In this summary, we refer to the board of directors or the Compensation Committee, as applicable, as the administrator. Among other things, the administrator has the authority to select persons who will receive awards, determine the types of awards and the number of shares to be covered by awards, and to establish the terms, conditions, performance criteria, restrictions and other provisions of awards. The administrator has authority to establish, amend and rescind rules and regulations relating to the Plan.

Eligible Recipients:    Persons eligible to receive awards under the Plan are employees (including officers or directors who are also treated as employees); consultants, i.e., persons engaged to provide consulting or advisory services to the Company; and directors.

Shares Available Under the Plan:    The maximum number of shares of our common stock that may be delivered to participants under the Plan is 750,000, subject to adjustment for certain corporate changes affecting the shares, such as stock splits. Shares subject to an award under the Plan which is canceled, forfeited or expires again become available for grants under the Plan.

Stock Options:

General. Subject to the provisions of the Plan, the administrator has the authority to determine all grants of stock options. That determination will include: (i) the number of shares subject to any option; (ii) the exercise price per share; (iii) the expiration date of the option; (iv) the manner, time and date of permitted exercise; (v) other restrictions, if any, on the option or the shares underlying the option; and (vi) any other terms and conditions as the administrator may determine.

Option Price. The exercise price for stock options will be determined at the time of grant. Normally, the exercise price will not be less than the fair market value on the date of grant. As a matter of tax law, the exercise price for any incentive stock option awarded may not be less than the fair market value of the shares on the date of grant. However, incentive stock option grants to any person owning more than 10% of our voting stock must have an exercise price of not less than 110% of the fair market value on the grant date.

Exercise of Options. An option may be exercised only in accordance with the terms and conditions of the option agreement as established by the administrator at the time of the grant. The option must be exercised by notice to us, accompanied by payment of the exercise price. Payments may be made in cash or, at the option of the administrator, by actual or constructive delivery of shares of common stock based upon the fair market value of the shares on the date of exercise.

Expiration or Termination. Options, if not previously exercised, will expire on the expiration date established by the administrator at the time of grant. In the case of incentive stock options, such term cannot exceed ten years provided that in the case of holders of more than 10% of our voting stock, such term cannot exceed five years. Options will terminate before their expiration date if the holder’s service with the Company or an affiliate company terminates before the expiration date. The option may remain exercisable for specified periods after certain terminations of employment, including terminations as a result of death, disability or retirement, with the precise period during which the option may be exercised to be established by the administrator and reflected in the grant evidencing the award.

Incentive and Non-Statutory Options. As described elsewhere in this summary, an incentive stock option is an option that is intended to qualify under certain provisions of the Code for more favorable tax treatment than applies to non-statutory stock options. Only employees may be granted incentive stock options. Any option that does not qualify as an incentive stock option will be a non-statutory stock option. Under the Code, certain restrictions apply to incentive stock options. For example, the exercise price for incentive stock options may not be less than the fair market value of the shares on the grant date and the term of the option may not exceed ten years. In addition, an incentive stock option may not be transferred, other than by will or the laws of descent and distribution, and is exercisable during the holder’s lifetime only by the holder. In addition, no incentive stock options may be granted to a holder that is first exercisable in a single year if that option, together with all incentive stock options previously granted to the holder that also first become exercisable in that year, relate to shares having an aggregate market value in excess of $100,000, measured at the grant date.

Stock Appreciation Rights:    Awards of SARs may be granted alone or in tandem with stock options. SARs provide the holder with the right, upon exercise, to receive a payment, in cash or shares of stock, having a value equal to the excess of the fair market value on the exercise date of the shares covered by the award over the exercise price of those shares. Essentially, a holder of a SAR benefits when the market price of the common stock increases, to the same extent that the holder of an option does, but, unlike an option holder, the SAR holder need not pay an exercise price upon exercise of the award.

Restricted Stock Awards. A restricted stock award is a grant of shares of common stock. These awards may be subject to such vesting conditions, restrictions and contingencies as the administrator shall determine at the date of grant. Those may include requirements for continuous service and/or the achievement of specified performance goals. Restricted stock is forfeitable and generally non-transferable until it vests. The vesting date or dates and other conditions for vesting are established when the shares are awarded. The administrator may remove any vesting or other restrictions from restricted stock whenever it may determine that, by reason of changes in applicable laws or other changes in circumstances arising after the date of grant, such action is appropriate. Holders of restricted stock otherwise generally have the rights of stockholders of the Company, including voting and dividend rights, to the same extent as other stockholders of the Company.

Restricted Stock Units. A restricted stock unit is a right to receive stock on a future date, at which time the restricted stock unit will be settled and the stock to which it granted rights will be issued to the restricted stock unit holder.  These awards may be subject to such vesting conditions, restrictions and contingencies as the administrator shall determine at the date of grant. Restricted stock units are forfeitable and generally non-transferable until they vest. The administrator may remove any vesting or other restrictions from a restricted stock unit whenever it may determine that, by reason of changes in applicable laws or other changes in circumstances arising after the date of grant, such action is appropriate. A restricted stock unit holder has no rights as a stockholder. The administrator may exercise discretion to credit a restricted stock unit with cash and stock dividends, with or without interest, and distribute such credited amounts upon settlement of a restricted stock unit, and if the restricted stock unit is forfeited, such dividend equivalents will also be forfeited.

Performance Share Awards and Performance Compensation Awards:    The administrator may grant performance share awards and performance compensation awards. A performance share means the grant of a right to receive a number of actual shares of common stock or share units based upon the performance of the Company during a performance period, as determined by the administrator. The administrator may determine the number of shares subject to the performance share award, the performance period, the conditions to be satisfied to warn an award, and the other terms, conditions and restrictions of the award. No payout of a performance share award will be made except upon written certification by the administrator that the minimum threshold performance goal(s) have been achieved.

The administrator may also designate any of the other awards described above as a performance compensation award (other than stock options and SARs granted with an exercise price equal to or greater than the fair market value per share of common stock on the grant date). In addition, the administrator shall have the authority to make an award of a cash bonus to any participant and designate such award as a performance compensation award. The participant must be employed by the Company on the last day of the performance period to be eligible for payment in respect of a performance compensation award unless otherwise provided in the applicable award agreement. A performance compensation award will be paid only to the extent that the administrator certifies in writing whether and the extent to which the applicable performance goals for the performance period have been achieved and the applicable performance formula determines that the performance compensation award has been earned. A performance formula means, for a performance period, the one or more objective formulas applied against the relevant performance goal to determine, with regard to the performance compensation award of a particular participant, whether all, some portion but less than all, or none of the performance compensation award has been earned for the performance period. The administrator will not have the discretion to grant or provide payment in respect of a performance compensation award for a performance period if the performance goals for such performance period have not been attained.

The administrator will establish performance goals for each performance compensation award based upon the performance criteria that it has selected. The performance criteria shall be based on the attainment of specific levels of performance of the Company and may include the following: (a) net earnings or net income (before or after taxes); (b) basic or diluted earnings per share (before or after taxes); (c) net revenue or net revenue growth; (d) gross revenue; (e) gross profit or gross profit growth; (f) net operating profit (before or after taxes); (g) return on assets, capital, invested capital, equity, or sales; (h) cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital); (i) earnings before or after taxes, interest, depreciation and/or amortization; (j) gross or operating margins; (k) improvements in capital structure; (l) budget and expense management; (m) productivity ratios; (n) economic value added or other value added measurements; (o) share price (including, but not limited to, growth measures and total stockholder return); (p) expense targets; (q) margins; (r) operating efficiency; (s) working capital targets; (t) enterprise value; (u) safety record; (v) completion of acquisitions or business expansion; (w) achieving research and development goals and milestones; (x) achieving product commercialization goals; and (y) other criteria as may be set by the administrator from time to time.

The administrator will also determine the performance period for the achievement of the performance goals under a performance compensation award. At any time during the first 90 days of a performance period (or such longer or shorter time period as the administrator shall determine) or at any time thereafter, in its sole and absolute discretion, to adjust or modify the calculation of a performance goal for such performance period in order to prevent the dilution or enlargement of the rights of participants based on the following events: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (d) any reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 (or any successor or pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (f) acquisitions or divestitures; (g) any other specific unusual or nonrecurring events, or objectively determinable category thereof; (h) foreign exchange gains and losses; and (i) a change in the Company’s fiscal year.

Any one or more of the performance criteria may be used on an absolute or relative basis to measure the performance of our company, as the administrator may deem appropriate, or as compared to the performance of a group of comparable companies, or published or special index that the administrator deems appropriate.

In determining the actual size of an individual performance compensation award, the administrator may reduce or eliminate the amount of the award through the use of negative discretion if, in its sole judgment, such reduction or elimination is appropriate. The administrator shall not have the discretion to (i) grant or provide payment in respect of performance compensation awards if the performance goals have not been attained or (ii) increase a performance compensation award above the maximum amount payable under the Plan.

Other Material Provisions:    Awards will be evidenced by a written agreement, in such form as may be approved by the administrator. In the event of various changes to the capitalization of our company, such as stock splits, stock dividends and similar re-capitalizations, an appropriate adjustment will be made by the administrator to the number of shares covered by outstanding awards or to the exercise price of such awards. The administrator generally has the power to accelerate the exercise or vesting period of an award. The administrator is also permitted to include in the written agreement provisions that provide for certain changes in the award in the event of a change of control of our company, including acceleration of vesting or payment of the value of the award in cash or stock. Except as otherwise determined by the administrator at the date of grant, awards will generally not be transferable, other than by will or the laws of descent and distribution. Prior to any award distribution, to the extent provided by the terms of an award agreement and subject to the discretion of the administrator, a participant may satisfy any employee withholding tax requirements relating to the exercise or acquisition of common stock under an award by tendering a cash payment authorizing the Company to withhold shares of common stock otherwise issuable to the participant as a result of the exercise or acquisition of common stock under the award (in addition to the Company’s right to withhold from any compensation paid to the participant by the Company). Our board has the authority, at any time, to discontinue the granting of awards. The board also has the authority to alter or amend the Plan or any outstanding award or may terminate the Plan as to further grants, provided that no amendment to the Plan will be made, without the approval of our stockholders, to the extent that such approval is required by law or the rules of an applicable securities exchange, or such alteration or amendment would change the number of shares available under the Plan or change the persons eligible for awards under the Plan. No amendment to an outstanding award made under the Plan that would adversely affect the award may be made without the consent of the holder of such award.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Related Persons

The following includes a summary of transactions since the beginning of our fiscal year ended December 31, 2020, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation” above). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

●	Under a Secondary Stock Purchase Agreement, dated June 28, 2023, between Clayton Adams, a former director and a beneficial owner of more than 5% of the common stock of the Company, and Matthew Atkinson, a former director and a former beneficial owner of more than 5% of the issued and outstanding shares of the Company, Mr. Adams agreed to purchase 333,000 shares of common stock from Mr. Atkinson for $250,000. The Company consented to the sale and waived the application of the Company’s rights of first refusal under the Shareholder Agreement, to which Mr. Adams and Mr. Atkinson were parties.

●	Under a Securities Purchase Agreement, dated June 19, 2023, between Clayton Adams, a former director and a beneficial owner of more than 5% of the common stock of the Company, and Kimsey Ventures LLC (“Kimsey Ventures”), Mr. Adams agreed to sell 100,000 shares of common stock to Kimsey Ventures for $250,000. The Company consented to the sale and waived the application of the Company’s rights of first refusal under the Shareholder Agreement, to which Mr. Adams was a party. Pursuant to the requirements of the Shareholder Agreement, Kimsey Ventures also agreed to become a party to the Shareholder Agreement.

●	On April 10, 2023, the Company issued Richard Symington, our former President and Chief Marketing Officer and a former director, an 8% unsecured promissory note in the amount of $250,000 and a warrant to purchase 100,000 shares of common stock at an exercise price of $2.50 per share in a private placement. The promissory note bears interest at 8% annually and will mature on the earlier to occur of March 17, 2025 or a Liquidity Event. If a Liquidity Event occurs before March 17, 2025, the warrant will be automatically exercised as to the unexercised portion of the warrant, the outstanding balance due under the 8% unsecured promissory note will be deemed repaid in the amount of the unexercised portion of the warrant from the automatic exercise of the unexercised portion of the warrant, and any remaining balance outstanding under the promissory note must be repaid in cash. If a Liquidity Event does not occur before March 17, 2025, then both principal and interest outstanding under the note must be repaid in cash. The warrant may be voluntarily exercised for cash prior to the maturity date of the promissory note or, as indicated above, will be automatically exercised for shares of common stock upon the consummation of a Liquidity Event. The warrant has a five-year term. Mr. Symington also entered into a subscription agreement which provided certain registration rights with respect to the shares underlying the warrant.

●	Under the terms of the Repurchase Agreement, on March 31, 2023, we paid an aggregate purchase price of $800,000 for 600,000 shares of common stock formerly held by Dennis Gile, our largest stockholder and a former Chief Executive Officer, President, Secretary, Chairman, and director of the Company, at approximately $1.33 per share. Pursuant to the Repurchase Agreement, the Dorsey/Gile Settlement Payment was made to John Dorsey as part of the settlement of the Dorsey/Gile Lawsuit under the Dorsey/Gile Settlement Agreement. Pursuant to the Repurchase Agreement, the balance of the aggregate purchase price was paid to the attorneys for Mr. Gile. Pursuant to the Repurchase Agreement, Mr. Gile agreed to resign his position as Chairman and every other director and officer position he held with the Company effective as of March 21, 2023. Prior to such date, on March 20, 2023, Mr. Gile delivered notice of resignation from such positions, which stated that it was effective March 19, 2023. Pursuant to the Repurchase Agreement, Mr. Gile will not receive any severance payments in connection with any other agreement with the Company as a result of his resignation. The Repurchase was also conditioned on the Company’s prior review of and consent to the Dorsey/Gile Settlement Agreement prior to its execution, and receipt of the CFO Certificate. Under the Repurchase Agreement, the Dorsey/Gile Settlement Agreement was required to fully resolve, settle and dismiss the Gile/Dorsey Lawsuit and contain a general release of claims by all the plaintiffs in the Dorsey/Gile Lawsuit in favor of Mr. Gile, the Company, the Company’s affiliates, stockholders, and certain other Company releasees. Under the Repurchase Agreement, Mr. Gile agreed to indemnify the Company for claims arising out of based upon the Repurchase Agreement. Pursuant to the Repurchase Agreement, a copy of the Dorsey/Gile Settlement Agreement was reviewed and consented to by the Company and entered into as of March 20, 2023. Under the Dorsey/Gile Settlement Agreement, between Mr. Gile, Mr. Dorsey, and Dorsey LLC, Mr. Gile agreed to pay the Dorsey/Gile Settlement Payment, transfer 40,000 shares of the Company to Mr. Dorsey. The Company consented to the transfer and waived the application of the Company’s rights of first refusal under the Shareholder Agreement, to which Mr. Gile was a party. Pursuant to the requirements of the Shareholder Agreement, Mr. Dorsey also agreed to become a party to the Shareholder Agreement. Mr. Gile, Mr. Dorsey and Dorsey LLC agreed to mutual releases of all claims relating to the Dorsey/Gile Lawsuit and to dismiss the Dorsey/Gile Lawsuit. Although the Dorsey/Gile Settlement Agreement did not contain a release of the Company and did not contain releases by the plaintiffs of Mr. Gile other than with respect to the Lawsuit, the Company waived any related requirements under the Repurchase Agreement in light of the expected execution of the Mutual Release Agreement. The CFO Certificate was received as of March 21, 2023. The repurchased shares were cancelled as of March 31, 2023. The transfer of 40,000 shares by Mr. Gile to Mr. Dorsey occurred on April 4, 2023, after waiver of the board of directors of the repurchase rights and purchase rights provided for under the Shareholder Agreement by resolutions adopted on March 24, 2023.

●	Under the Mutual Release Agreement, as of March 29, 2023, Mr. Dorsey agreed to a general release of claims against and covenant not to sue the Company, the Company’s affiliates, stockholders, and certain other Company releasees, and the Company agreed to a general release of claims against and covenant not to sue Mr. Dorsey, Mr. Dorsey’s affiliates, and certain other releasees, subject to payment of the Dorsey/Gile Settlement Payment, which, as indicated above, was made on March 31, 2023. The releases of claims and covenants not to sue under the Mutual Release Agreement do not apply to breach of the Dorsey/Gile Settlement Agreement or to the January 2023 Dorsey Settlement Agreement.

●	Under our Settlement Agreement with Dennis Gile, our largest stockholder and a former Chief Executive Officer, President, Secretary, Chairman, and director of the Company, dated as of May 12, 2022, the parties agreed, among other things, to a general release and discharge of claims against us, our officers and directors, certain other affiliates and related parties, and our stockholders as listed on an exhibit to the agreement, including without limitation, claims relating to Mr. Gile’s direct or indirect ownership of shares of SDS Inc. – DE’s capital stock, or Mr. Gile’s direct or indirect ownership of membership interests of SDS LLC – AZ, SDS LLC – DE, SDSF LLC, or SDSB LLC, as applicable, provided, however, that nothing in the Settlement Agreement was intended to release any rights that any party or Mr. Gile may have under the terms of that certain Severance General Waiver and Release Agreement between Mr. Gile and the Company, dated March 22, 2022, including the releases of any and all claims against the Company and certain related parties as contained therein, Mr. Gile’s agreement to be terminated effective on January 1, 2022 and receive a severance payment of $53,500 pursuant to Section 1 of the Severance Agreement, paid in March 2022, all of which terms were to remain in force notwithstanding the provisions of the Settlement Agreement. Further, Mr. Gile irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever released and waived their rights to any claim, distributions, payments, or other amounts that Mr. Gile believed should have been paid or were owed to Mr. Gile by SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE. Each party also agreed, in order to make sure there was a clear understanding regarding the capitalization of SDS Inc. – DE, irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely to forever release and waive any claims that they may have had with respect to ownership interests in SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE, whether past, present, future, or contingent, and affirmed that he, she, or it did not own any interests in SDS Inc. – DE beyond that set forth on the capitalization table attached as an exhibit to the Settlement Agreement. The parties therefore agreed that Mr. Gile owned 2,816,377 shares of common stock pursuant to the Settlement Agreement. Mr. Gile also irrevocably covenanted that he would not sue us or the other released parties in respect of any of the matters released and discharged. Notwithstanding the Severance Agreement referenced above, Mr. Gile has not had a written employment agreement with the Company, has not been terminated, and has not received a salary since 2021, but has continued to receive standard employee benefits on a monthly basis.

●	Under our Settlement Agreement with Dorsey LLC, John Dorsey, in his individual capacity, and who was formerly Chief Executive Officer and a director of the Company, and his spouse, Elena Dorsey, to the extent of such spouse’s community property interest, if any (together, “Dorsey”), dated as of April 25, 2022, the parties agreed, among other things, (1) that Dorsey had held 959,940 shares of SDS Inc. – DE’s common stock at that time, (2) that prior to the anticipated redomestication of SDS LLC – AZ to Delaware as a Delaware limited liability company and conversion to a Delaware corporation, Dorsey was a member of SDS LLC – AZ and was a party to SDS LLC – AZ’s Fourth Amended Limited Liability Company Operating Agreement dated July 16, 2021 (the “SDS LLC – AZ Operating Agreement”), (3) that the SDS LLC – AZ Operating Agreement provided Dorsey, among other things, certain anti-dilution protections whereby SDS LLC – AZ would have been required to issue additional equity to Dorsey if SDS LLC – AZ were to have issued additional equity which would have the effect of reducing Dorsey’s ownership below 11% of SDS LLC – AZ’s outstanding equity (the “Dorsey Anti-Dilution Provision”), (4) that on April 25, 2022, Dorsey LLC would receive a total of 350,000 shares of common stock of SDS Inc. – DE in exchange for Dorsey’s cancellation, waiver, and release of all of Dorsey’s rights under the Dorsey Anti-Dilution Provision in the SDS LLC – AZ Operating Agreement, (5) to a general release and discharge of claims against us, our officers and directors, certain other affiliates and related parties, and our stockholders as listed on an exhibit to the agreement, including without limitation, claims relating to the Dorsey Anti-Dilution Provision, Dorsey’s direct or indirect ownership of shares of SDS Inc. – DE’s capital stock, or Dorsey’s direct or indirect ownership of membership interests of SDS LLC – AZ, SDS LLC – DE, SDSF LLC, or SDSB LLC, as applicable, provided, however, that nothing in the Settlement Agreement was intended to release any rights that any party or Dorsey may have under the terms of that certain Offer of Employment between John Dorsey and SDS LLC – AZ, dated January 13, 2022, or that certain Simple Agreement for Future Equity and/or Convertible Note, as applicable. As of the date of this prospectus, the Company has no agreements with Dorsey otherwise relating to, and has not issued to Dorsey, any simple agreement for future equity or convertible note. Further, Dorsey irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever released and waived their rights to any claim, distributions, payments, or other amounts that Dorsey believed should have been paid or were owed to Dorsey by SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE. Each party also agreed, in order to make sure there was a clear understanding regarding the capitalization of SDS Inc. – DE, irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely to forever release and waive any claims that they may have had with respect to ownership interests in SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE, whether past, present, future, or contingent, and affirmed that he, she, or it did not own any interests in SDS Inc. – DE beyond that set forth on the capitalization table attached as an exhibit to the Settlement Agreement. The parties therefore agreed that Dorsey LLC owned 1,309,940 shares of common stock pursuant to the Settlement Agreement. Dorsey also irrevocably covenanted that they would not sue us or the other released parties in respect of any of the matters released and discharged. Mr. Dorsey is deemed to beneficially own the shares of common stock owned by Dorsey LLC and has sole voting and dispositive power over its shares.

●	On or about November 29, 2022, John Dorsey, a former Chief Executive Officer and director of the Company, through his counsel, sent the Company a letter demanding full payment on the Alleged Loan in connection with the Loan Dispute. Under the January 2023 Dorsey Settlement Agreement, Mr. Dorsey agreed to a discharge of the Alleged Loan and waiver and release of claims relating to the Alleged Loan and Loan Dispute and covenant not to sue on the basis of such claims or otherwise commence any action or proceeding that would be inconsistent with the release of such claims. The Company agreed to pay Mr. Dorsey $10,000 and issue a promissory note to Mr. Dorsey in the principal amount of $40,000 payable on the earlier of ten business days following the successful closing of an initial public offering of the Company’s common stock that generates at least $1 million in net proceeds to the Company or July 1, 2023. The net balance of this promissory note as of March 31, 2023 was $30,000.

●	Under our Settlement Agreement with Noah (Jed) Smith, a former director and a beneficial owner of more than 5% of the outstanding common stock of the Company, and his spouse, Glory Smith, to the extent of such spouse’s community property interest, if any (together, “Smith”), dated as of May 13, 2022, the parties agreed, among other things, (1) that Dennis Gile, the founder of SDS LLC – AZ, our largest stockholder, and a former Chief Executive Officer, President, Secretary, and Chairman of the Company, agreed and contracted to fulfill certain obligations to Smith, including, but not limited to, granting a profits interest that was intended to be a membership interest in SDS LLC – AZ as well as a percentage of future profits from the operations or sale of SDS LLC – AZ, pursuant to that certain Contribution and Profit-Sharing Agreement between Mr. Gile and Smith, dated April 5, 2019, as amended by that certain First Amendment to Contribution and Profit-Sharing Agreement dated December 9, 2019, and that certain Second Amendment to Contribution and Profit-Sharing Agreement dated August 21, 2020, all attached as an exhibit to the Settlement Agreement (collectively, the “Smith Contribution and Profit-Sharing Agreement”), (2) that Mr. Smith held 300,000 shares of common stock in SDS Inc. – DE in exchange for Smith’s previous contributions to SDS LLC – AZ, (3) that on May 13, 2022, Mr. Smith would receive an additional 100,000 shares of common stock of SDS Inc. – DE in exchange for the termination of Smith’s rights under the Smith Contribution and Profit-Sharing Agreement, (4) that following such receipt of such additional shares, Mr. Smith would have a total of 400,000 shares of common stock, and (5) to a general release and discharge of claims against us, our officers and directors, certain other affiliates and related parties, and our stockholders as listed on an exhibit to the agreement, including without limitation, claims relating to the Smith Contribution and Profit-Sharing Agreement, Smith’s direct or indirect ownership of shares of SDS Inc. – DE’s capital stock, or Smith’s direct or indirect ownership of membership interests of SDS LLC – AZ, SDS LLC – DE, SDSF LLC, or SDSB LLC, as applicable, provided, however, that nothing in the Settlement Agreement was intended to release any rights that any party or Smith may have under that certain Simple Agreement for Future Equity and/or Convertible Note, as applicable. As of the date of this prospectus, the Company has no agreements with Smith otherwise relating to, and has not issued to Smith, any simple agreement for future equity or convertible note. Further, Smith irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever released and waived their rights to any claim, distributions, payments, or other amounts that Smith believed should have been paid or were owed to Smith by SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE. Each party also agreed, in order to make sure there was a clear understanding regarding the capitalization of SDS Inc. – DE, irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely to forever release and waive any claims that they may have had with respect to ownership interests in SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE, whether past, present, future, or contingent, and affirmed that he, she, or it did not own any interests in SDS Inc. – DE beyond that set forth on the capitalization table attached as an exhibit to the Settlement Agreement. The parties therefore agreed that Mr. Smith owned 400,000 shares of common stock pursuant to the Settlement Agreement. Smith also irrevocably covenanted that they would not sue us or the other released parties in respect of any of the matters released and discharged.

●	Under our Settlement Agreement with Virginia Byrd, an individual, and Byrd Enterprises of Arizona, Inc., an Arizona corporation (“Byrd Enterprises”), dated as of May 13, 2022 (together, “Byrd”), the parties agreed, among other things, to a general release and discharge of claims against us, our officers and directors, certain other affiliates and related parties, and our stockholders as listed on an exhibit to the agreement, including without limitation, claims relating to Byrd’s direct or indirect ownership of shares of SDS Inc. – DE’s capital stock, or Byrd’s direct or indirect ownership of membership interests of SDS LLC – AZ, SDS LLC – DE, SDSF LLC, or SDSB LLC, as applicable, provided, however, that nothing in the Settlement Agreement was intended to release any rights that any party or Byrd may have under that certain Simple Agreement for Future Equity and/or Convertible Note, as applicable. As of the date of this prospectus, the Company has no agreements with Byrd otherwise relating to, and has not issued to Byrd, any simple agreement for future equity or convertible note. Further, Byrd irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever released and waived their rights to any claim, distributions, payments, or other amounts that Byrd believed should have been paid or were owed to Byrd by SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE. Each party also agreed, in order to make sure there was a clear understanding regarding the capitalization of SDS Inc. – DE, irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely to forever release and waive any claims that they may have had with respect to ownership interests in SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE, whether past, present, future, or contingent, and affirmed that he, she, or it did not own any interests in SDS Inc. – DE beyond that set forth on the capitalization table attached as an exhibit to the Settlement Agreement. The parties therefore agreed that Byrd Enterprises owned 767,785 shares of common stock pursuant to the Settlement Agreement. Byrd also irrevocably covenanted that they would not sue us or the other released parties in respect of any of the matters released and discharged.

●	On November 15, 2021, the Company issued a 6% convertible unsecured promissory note in the amount of $565,000 to Zone Right in a private placement. Glen Kim, a director of the Company and the managing member of Zone Right, is deemed to beneficially own the shares of common stock owned by Zone Right and has sole voting and dispositive power over its shares. The convertible note bears interest at 6% annually and matures on November 15, 2024. The convertible note contains provisions for optional and mandatory conversion and conversion price adjustments. In the event that the Company’s initial public offering occurs prior to such convertible note’s maturity date or optional conversion, 282,500 shares of common stock will be issuable upon the automatic conversion of such convertible note, based on the assumed initial public offering price of $4.00 per share, which is the low point of the price range set forth on the cover page of this prospectus. The purchaser also entered into a subscription agreement and investor rights and lockup agreement which provided information and inspection rights, registration rights, lock-up provisions, participation rights in subsequent securities offerings and private placements, and typical “drag along” and “tag along” rights. See “Description of Securities – 6% Convertible Unsecured Promissory Notes” for a further description of the terms of the convertible note and related agreements.

●	Under our Settlement Agreement with Zone Right, Mr. Kim, a director of the Company, and his spouse, Jessica Lee, to the extent of such spouse’s community property interest, if any, dated as of April 26, 2022 (the “Zone Right Parties”), the parties agreed, among other things, to a general release and discharge of claims against us, our officers and directors, certain other affiliates and related parties, and our stockholders as listed on an exhibit to the agreement, including without limitation, claims relating to the Zone Right Parties’ direct or indirect ownership of shares of SDS Inc. – DE’s capital stock, or the Zone Right Parties’ direct or indirect ownership of membership interests of SDS LLC – AZ, SDS LLC – DE, SDSF LLC, or SDSB LLC, as applicable, provided, however, that nothing in the Settlement Agreement was intended to release any rights that any party or the Zone Right Parties may have under that certain Simple Agreement for Future Equity and/or Convertible Note, as applicable. As of the date of this prospectus, other than as otherwise disclosed above, the Company has no agreements with the Zone Right Parties otherwise relating to, and has not issued to the Zone Right Parties, any Simple Agreement for Future Equity or convertible note. Further, the Zone Right Parties irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever released and waived their rights to any claim, distributions, payments, or other amounts that the Zone Right Parties believed should have been paid or were owed to the Zone Right Parties by SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE. Each party also agreed, in order to make sure there was a clear understanding regarding the capitalization of SDS Inc. – DE, irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely to forever release and waive any claims that they may have had with respect to ownership interests in SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE, whether past, present, future, or contingent, and affirmed that he, she, or it did not own any interests in SDS Inc. – DE beyond that set forth on the capitalization table attached as an exhibit to the Settlement Agreement. The parties therefore agreed that Zone Right owned 483,833 shares of common stock pursuant to the Settlement Agreement. The Zone Right Parties also irrevocably covenanted that they would not sue us or the other released parties in respect of any of the matters released and discharged. Glen Kim is deemed to beneficially own the shares of common stock owned by Zone Right and has sole voting and dispositive power over its shares.

●	Under a lease agreement dated as of October 7, 2021 and an addendum dated the same date, we leased our former corporate offices consisting of approximately 7,800 square feet for a term of five years beginning January 1, 2022 and ending December 31, 2026 for a monthly rent of $20,800 plus tax and certain operating expenses, with an increase of 3% at the beginning of every calendar year following the first year of the term of the lease agreement through January 2026. As of December 31, 2021, a security deposit was paid in the amount of $23,411. The office space was owned by John Dorsey, a former chief executive officer and director of the Company. On August 31, 2022, we entered into a Lease Termination Agreement in which both parties agreed to terminate the lease and release each other from all future obligations. The total approximate dollar value of this transaction was $420,992 plus tax and certain operating expenses. The approximate dollar value of the interest of Mr. Dorsey in this transaction was $420,992.

●	On August 7, 2021, SDS LLC – AZ agreed to issue Clayton Adams, a former director and a beneficial owner of more than 5% of the common stock of the Company, 4.3% of its membership interests in a private placement for total proceeds of $250,000 under a membership interest purchase agreement. The agreement stated that SDS LLC – AZ intended to convert into a corporation in connection with a going public transaction by way of an initial public offering or reverse merger (“Going Public Transaction”), and that the membership interest would be converted into or exchanged for shares of common stock in connection with the Going Public Transaction. The agreement indicates that the number of shares of common stock that Mr. Adams would hold upon an initial public offering would be 363,274 shares of common stock. Under the agreement, SDS LLC – AZ reserved the right to reduce Mr. Adams’ membership interest from the pre-Going Public Transaction valuation of our most recent SAFE round of $42,000,000. The parties also agreed that, notwithstanding the foregoing, the membership interest would not be adjusted based on the final capital structure following a Going Public Transaction.

●	Under our Settlement Agreement with Clayton Adams, a former director and a beneficial owner of more than 5% of the common stock of the Company, dated as of May 3, 2022, the parties agreed, among other things, to a general release and discharge of claims against us, our officers and directors, certain other affiliates and related parties, and our stockholders as listed on an exhibit to the agreement, including without limitation, claims relating to Mr. Adams’ direct or indirect ownership of shares of SDS Inc. – DE’s capital stock, or Mr. Adams’ direct or indirect ownership of membership interests of SDS LLC – AZ, SDS LLC – DE, SDSF LLC, or SDSB LLC, as applicable, provided, however, that nothing in the Settlement Agreement was intended to release any rights that any party or Mr. Adams may have under that certain Simple Agreement for Future Equity and/or Convertible Note, as applicable. As of the date of this prospectus, the Company has no agreements with Mr. Adams otherwise relating to, and has not issued to Mr. Adams, any simple agreement for future equity or convertible note. Further, Mr. Adams irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever released and waived their rights to any claim, distributions, payments, or other amounts that Mr. Adams believed should have been paid or were owed to Mr. Adams by SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE. Each party also agreed, in order to make sure there was a clear understanding regarding the capitalization of SDS Inc. – DE, irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely to forever release and waive any claims that they may have had with respect to ownership interests in SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE, whether past, present, future, or contingent, and affirmed that he, she, or it did not own any interests in SDS Inc. – DE beyond that set forth on the capitalization table attached as an exhibit to the Settlement Agreement. The parties therefore agreed that Mr. Adams owned 363,274 shares of common stock pursuant to the Settlement Agreement. Mr. Adams also irrevocably covenanted that they would not sue us or the other released parties in respect of any of the matters released and discharged.

●	On July 21, 2022, the date that Clayton Adams, a former director and a beneficial owner of more than 5% of the common stock of the Company, was appointed as a member of our board of directors, Mr. Adams agreed to provide $100,000 in financing to the Company. The Company has not borrowed any funds from Mr. Adams and does not expect that it will need to do so as of the date of this prospectus. Mr. Adams resigned from his position on the board of directors effective April 27, 2023.

●

On August 9, 2021, SDS LLC – AZ agreed to issue Matthew Atkinson, a former director and a former beneficial owner of more than 5% of the issued and outstanding shares of the Company, 4.3% of its membership interests in a private placement for total proceeds of $250,000 under a membership interest purchase agreement. The agreement stated that SDS LLC – AZ intended to convert into a corporation in connection with a Going Public Transaction, and that the membership interest would be converted into or exchanged for shares of common stock in connection with the Going Public Transaction. The agreement indicates that the number of shares of common stock that Mr. Atkinson would hold upon an initial public offering would 363,274 shares of common stock. Under the agreement, SDS LLC – AZ reserved the right to reduce Mr. Atkinson’s membership interest from the pre-Going Public Transaction valuation of the Company’s most recent SAFE round of $42,000,000. The parties also agreed that, notwithstanding the foregoing, the membership interest would not be adjusted based on the final capital structure following a Going Public Transaction.

●	Under our Settlement Agreement with Mr. Atkinson and his spouse, Penny Atkinson, to the extent of such spouse’s community property interest, if any (together, “Atkinson”), dated as of May 13, 2022, the parties agreed, among other things, to a general release and discharge of claims against us, our officers and directors, certain other affiliates and related parties, and our stockholders as listed on an exhibit to the agreement, including without limitation, claims relating to Atkinson’s direct or indirect ownership of shares of SDS Inc. – DE’s capital stock, or Atkinson’s direct or indirect ownership of membership interests of SDS LLC – AZ, SDS LLC – DE, SDSF LLC, or SDSB LLC, as applicable, provided, however, that nothing in the Settlement Agreement was intended to release any rights that any party or Atkinson may have under that certain Simple Agreement for Future Equity and/or Convertible Note, as applicable. As of the date of this prospectus, the Company has no agreements with Atkinson otherwise relating to, and has not issued to Atkinson, any simple agreement for future equity or convertible note. Further, Atkinson irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever released and waived their rights to any claim, distributions, payments, or other amounts that Atkinson believed should have been paid or were owed to Atkinson by SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE. Each party also agreed, in order to make sure there was a clear understanding regarding the capitalization of SDS Inc. – DE, irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely to forever release and waive any claims that they may have had with respect to ownership interests in SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE, whether past, present, future, or contingent, and affirmed that he, she, or it did not own any interests in SDS Inc. – DE beyond that set forth on the capitalization table attached as an exhibit to the Settlement Agreement. The parties therefore agreed that Mr. Atkinson owned 383,274 shares of common stock pursuant to the Settlement Agreement. Atkinson also irrevocably covenanted that they would not sue us or the other released parties in respect of any of the matters released and discharged.

●	Under our Settlement Agreement with 35’sNextChapters, LLC (“35’sNextChapters”), dated as of May 13, 2022, the parties agreed, among other things, to a general release and discharge of claims against us, our officers and directors, certain other affiliates and related parties, and our stockholders as listed on an exhibit to the agreement, including without limitation, claims relating to 35’sNextChapters’ direct or indirect ownership of shares of SDS Inc. – DE’s capital stock, or 35’sNextChapters’ direct or indirect ownership of membership interests of SDS LLC – AZ, SDS LLC – DE, SDSF LLC, or SDSB LLC, as applicable, provided, however, that nothing in the Settlement Agreement was intended to release any rights that any party or 35’sNextChapters may have under the terms of that certain Invitation to Join the Board of Directors between Ronald Saslow and the Company or that certain Simple Agreement for Future Equity and/or Convertible Note, as applicable. As of the date of this prospectus, the Company has no agreements with 35’sNextChapters otherwise relating to, and has not issued to 35’sNextChapters, any convertible note or Invitation to Join the Board of Directors between Ronald Saslow and the Company. Further, 35’sNextChapters irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever released and waived their rights to any claim, distributions, payments, or other amounts that 35’sNextChapters believed should have been paid or were owed to 35’sNextChapters by SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE. Each party also agreed, in order to make sure there was a clear understanding regarding the capitalization of SDS Inc. – DE, irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely to forever release and waive any claims that they may have had with respect to ownership interests in SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE, whether past, present, future, or contingent, and affirmed that he, she, or it did not own any interests in SDS Inc. – DE beyond that set forth on the capitalization table attached as an exhibit to the Settlement Agreement. The parties therefore agreed that 35’sNextChapters owned 150,000 shares of common stock pursuant to the Settlement Agreement. 35’sNextChapters also irrevocably covenanted that they would not sue us or the other released parties in respect of any of the matters released and discharged. Ronald Saslow, a former director of the Company, as Manager of 35’sNextChapters, is deemed to beneficially own the shares of common stock owned by 35’sNextChapters and has sole voting and dispositive power over its shares.

●	In July 2021, we issued a SAFE to 35’snextchapters, LLC, whose Manager, Ronald Saslow, is a former director of the Company, and is deemed to beneficially own the securities and interests in securities owned by 35’sNextChapters and has sole voting and dispositive power over its securities. In October 2022, we entered into a cancellation and exchange agreement with 35’snextchapters, LLC in which we agreed to cancel its SAFE in exchange for the issuance of 74,627 shares of common stock. The number of shares was equal to the purchase amount under the SAFE divided by approximately $3.35, based on a $25 million valuation for the Company.

●	In April 2021, we issued a SAFE to The Nelson Revocable Living Trust (the “Nelson Trust”), one of whose co-trustees is Daniel D. Nelson, our Chief Executive Officer, Chairman, and a director of the Company, in exchange for a payment of $100,000. See “Description of Securities – SAFEs” for a further description of the terms of the SAFE. In October 2022, we entered into a cancellation and exchange agreement with the Nelson Trust in which we agreed to cancel its SAFE in exchange for the issuance of 29,851 shares of common stock. The number of shares was equal to the purchase amount under the SAFE divided by approximately $3.35, based on a $25 million valuation for the Company.

●	On October 15, 2021, the Company issued a 6% convertible unsecured promissory note in a private placement in the amount of $1,500,000 to the Nelson Trust, whose co-trustees are Daniel D. Nelson, our Chief Executive Officer, Chairman, and a director of the Company, and Jodi B. Nelson. The convertible note bears interest at 6% annually and matures on October 15, 2024. The convertible note contains provisions for optional and mandatory conversion and conversion price adjustments. In the event that the Company’s initial public offering occurs prior to such convertible note’s maturity date or optional conversion, 750,000 shares of common stock will be issuable upon the automatic conversion of such convertible note, based on the assumed initial public offering price of $4.00 per share, which is the low point of the price range set forth on the cover page of this prospectus. The purchaser also entered into a subscription agreement and investor rights and lockup agreement which provided information and inspection rights, registration rights, lock-up provisions, participation rights in subsequent securities offerings and private placements, and typical “drag along” and “tag along” rights. See “Description of Securities – 6% Convertible Unsecured Promissory Notes” for a further description of the terms of the convertible note and related agreements.

●	In April 2022, Nelson Financial Services Inc. became the insurance agent providing group benefits for the Company. Total dollar benefits provided to the Company under the group benefits plan in 2022 were approximately $48,374. Total dollar payments to Nelson Financial Services Inc. in 2022 under the group benefits plan were approximately $2,790. As Chief Executive Officer and sole owner of Nelson Financial Services Inc., the approximate dollar value of Mr. Nelson’s interest in this transaction was approximately $2,790.

Promoters and Certain Control Persons

Each of Dennis Gile, our largest stockholder and a former Chief Executive Officer, President, Secretary, Chairman, and director of the Company, and John Dorsey, a former Chief Executive Officer and director of the Company, may be deemed a “promoter” as defined by Rule 405 of the Securities Act. For information regarding compensation and other items of value that have been provided or that may be provided to these individuals, please refer to “Executive Compensation” and “Certain Relationships and Related Party Transactions – Transactions with Related Persons”.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of the date of this prospectus for (i) each of our named executive officers, other executive officers, directors and director nominees; (ii) all of our executive officers and directors as a group; and (iii) each other stockholder known by us to be the beneficial owner of more than 5% of our outstanding common stock. The following table assumes that the underwriters do not exercise the over-allotment option.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person or any member of such group has the right to acquire within sixty (60) days of the date of this prospectus. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within sixty (60) days of the date of this prospectus are deemed to be outstanding for such person, but not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership by any person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Signing Day Sports, Inc., 8355 East Hartford Rd., Suite 100, Scottsdale, AZ 85255.

		Prior to the Company’s Initial Public Offering			After the Company’s Initial Public Offering
Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (%)(1)	Amount and Nature of Beneficial Ownership		Percent of Class (%) (2)
Common Stock	Daniel D. Nelson, Chief Executive Officer, Chairman, and Director	658,851	(3)	8.0	808,851	(3)	5.5
-	Damon Rich, Interim Chief Financial Officer	-		-	-		-
Common Stock	David O’Hara, Chief Operating Officer and Secretary	105,000	(4)	1.4	105,000	(4)	0.7
Common Stock	Glen Kim, Director	714,833	(5)	9.1	771,333	(5)	5.5
Common Stock	Martin Lanphere, Director	24,600	(6)	*	24,600	(6)	*
Common Stock	Roger Mason Jr., Director	6,000	(7)	*	6,000	(7)	*
Common Stock	Greg Economou, Director	2,000	(8)	*	2,000	(8)	*
Common Stock	All directors and executive officers (7 persons)	1,611,284		18.7%	1,717,784		12.2%
Common Stock	Dennis Gile(9)	2,205,377		28.7	2,205,377		15.5
Common Stock	Dorsey Family Holdings, LLC(10)	1,309,940	(10)	17.3	1,309,940	(10)	9.4
Common Stock	John Dorsey(11)	1,349,940	(11)	17.8	1,349,940	(11)	9.6
Common Stock	Byrd Enterprises of Arizona, Inc.(12)	767,785	(12)	10.1	767,785	(12)	5.5
Common Stock	Zone Right, LLC(13)	709,833	(13)	9.1	766,333	(13)	5.5
Common Stock	The Nelson Revocable Living Trust	629,851	(14)	7.7	779,851	(14)	5.3
Common Stock	Jodi B. Nelson	658,851	(15)	8.0	808,851	(15)	5.5
Common Stock	Noah (Jed) Smith(16)	405,000	(16)	5.3	405,000	(16)	2.9
Common Stock	Clayton Adams(17)	616,274	(17)	8.1	20,000	(17)	0.1

*	Non-officer director beneficially owning less than 1% of the shares of the Company’s common stock.

(1)	Based on 7,591,152 shares of common stock issued and outstanding as of the date of this prospectus.

(2)	Based on 14,006,727 shares of common stock issued and outstanding after the Company’s initial public offering, assuming no exercise of the underwriters’ over-allotment option and assuming an initial public offering price of $4.00 per share (which is the low point of the estimated range of the initial public offering price shown on the cover page of this prospectus), and further assuming, at the time of the initial public offering, the automatic conversion of the Company’s 6% convertible unsecured promissory notes into a total of 3,152,500 shares of common stock, the automatic conversion of the Company’s 8% convertible unsecured promissory notes into a total of 732,500 shares of common stock, and the exercise of certain warrants of the Company to purchase 940,000 shares of common stock. Immediately after the consummation of the initial public offering, we intend to file a Registration Statement on Form S-8 with the SEC to register common stock and options to purchase stock that were issued to certain of our employees, consultants, officers and directors pursuant to the Equity Incentive Plan. See “Corporate History and Structure” and “Executive Compensation – Management Employment and Consulting Agreements”.

(3)	Consists of (i) 29,851 shares of common stock held by the Nelson Trust, (ii) prior to the Company’s initial public offering, 600,000 shares of common stock issuable upon the conversion of a 6% convertible unsecured promissory note held by the Nelson Trust at the option of the Nelson Trust, otherwise, following the initial public offering, assuming no prior occurrence of an Alternative Liquidity Event (as defined in “Description of Securities – 6% Convertible Unsecured Promissory Notes”), in the event that the initial public offering occurs prior to such convertible note’s maturity date, 750,000 shares of common stock issuable upon the automatic conversion of such convertible note, based on the assumed initial public offering price of $4.00 per share, which is the low point of the price range set forth on the cover page of this prospectus, (iii) 5,000 shares of common stock issuable upon the exercise of an option, and (iv) 29,000 shares of common stock issuable upon the exercise of an option within 60 days of the date of this prospectus. Daniel D. Nelson is a co-trustee of the Nelson Trust. Jodi B. Nelson is a co-trustee of the Nelson Trust and is Mr. Nelson’s spouse. Mr. Nelson is deemed to beneficially own the shares of common stock beneficially owned by the Nelson Trust and have shared voting and dispositive power with Ms. Nelson over its shares. Mr. Nelson also has shared voting and dispositive power with Ms. Nelson over the shares of common stock that may be purchased by exercise of Mr. Nelson’s stock options.

(4)	Consists of (i) 90,000 shares of common stock, (ii) 7,500 shares of common stock issuable upon exercise within 60 days of the date of this prospectus, and (iii) 7,500 shares of common stock issuable upon exercise within 60 days of the date of this prospectus.

(5)	Consists of (i) 483,833 shares of common stock held by Zone Right, (ii) prior to the Company’s initial public offering, 226,000 shares of common stock issuable upon the conversion of a 6% convertible unsecured promissory note held by Zone Right at the option of Zone Right, otherwise, following the initial public offering, assuming no prior occurrence of an Alternative Liquidity Event (as defined in “Description of Securities – 6% Convertible Unsecured Promissory Notes”), in the event that the initial public offering occurs prior to such convertible note’s maturity date, 282,500 shares of common stock issuable upon the automatic conversion of such convertible note, based on the assumed initial public offering price of $4.00 per share, which is the low point of the price range set forth on the cover page of this prospectus, and (iii) 5,000 shares of common stock issuable upon exercise of an option. Mr. Kim is the managing member of Zone Right. Mr. Kim is deemed to beneficially own the shares of common stock beneficially owned by Zone Right and has sole voting and dispositive power over its shares.

(6)	Consists of (i) 3,000 shares of common stock issuable upon the exercise of an option and (ii) 21,600 shares of common stock issuable upon the exercise of an option within 60 days of the date of this prospectus.

(7)	Consists of 6,000 shares of common stock issuable upon the exercise of an option within 60 days of the date of this prospectus.

(8)	Consists of 2,000 shares of common stock issuable upon the exercise of an option within 60 days of the date of this prospectus.

(9)	Dennis Gile’s last known address is 4010 E. Leland St., Mesa, AZ 85215.

(10)	John Dorsey, a former officer and director of the Company, is the manager of Dorsey LLC. Mr. Dorsey is deemed to beneficially own the shares of common stock beneficially owned by Dorsey LLC and has sole voting and dispositive power over its shares. Dorsey LLC’s last known address is 18690 N. 101st Pl., Scottsdale, AZ 85255.

(11)	Consists of 1,309,940 shares of common stock held by Dorsey LLC and 40,000 shares of common stock held by John Dorsey. John Dorsey, a former officer and director of the Company, is the manager of Dorsey LLC. Mr. Dorsey is deemed to beneficially own the shares of common stock beneficially owned by Dorsey LLC and has sole voting and dispositive power over its shares. Mr. Dorsey’s last known address is 18690 N. 101st Pl., Scottsdale, AZ 85255.

(12)	Consists of 767,785 shares of common stock. Byrd Enterprises is an Arizona corporation. Virginia Byrd, its president and sole shareholder, is deemed to beneficially own the shares of common stock beneficially owned by Byrd Enterprises and has sole voting and dispositive power over its shares. Byrd Enterprises’ business address is 500 Polk Street, Suite 37, Greenwood, IN 46143.

(13)	Consists of (i) 483,833 shares of common stock and (ii) prior to the Company’s initial public offering, 226,000 shares of common stock issuable upon the conversion of a 6% convertible unsecured promissory note at the option of Zone Right, otherwise, following the initial public offering, assuming no prior occurrence of an Alternative Liquidity Event (as defined in “Description of Securities – 6% Convertible Unsecured Promissory Notes”), in the event that the initial public offering occurs prior to such convertible note’s maturity date, 282,500 shares of common stock issuable upon the automatic conversion of such convertible note, based on the assumed initial public offering price of $4.00 per share, which is the low point of the price range set forth on the cover page of this prospectus. Zone Right’s managing member, Glen Kim, a director, is deemed to beneficially own the shares of common stock beneficially owned by Zone Right and has sole voting and dispositive power over its shares. Zone Right’s business address is 8840 Warner Ave, Suite 200B, Fountain Valley, CA 92708.

(14)	Consists of (i) 29,851 shares of common stock and (ii) prior to the Company’s initial public offering, 600,000 shares of common stock issuable upon the conversion of a 6% convertible unsecured promissory note at the option of the Nelson Trust, otherwise, following the initial public offering, assuming no prior occurrence of an Alternative Liquidity Event (as defined in “Description of Securities – 6% Convertible Unsecured Promissory Notes”), in the event that the initial public offering occurs prior to such convertible note’s maturity date, 750,000 shares of common stock issuable upon the automatic conversion of such convertible note, based on the assumed initial public offering price of $4.00 per share, which is the low point of the price range set forth on the cover page of this prospectus. The Nelson Trust is an Arizona trust provided for by the Nelson Revocable Living Trust Agreement established on March 9, 1999 and amended and restated on November 21, 2005. Daniel D. Nelson, Chief Executive Officer and a director of the Company, and Jodi B. Nelson, who is the spouse of Mr. Nelson, are the co-trustees of the Nelson Trust, and are deemed to beneficially own the shares of common stock beneficially owned by the Nelson Trust and have shared voting and dispositive power over its shares.

(15)	Consists of (i) 29,851 shares of common stock held by the Nelson Trust, (ii) prior to the Company’s initial public offering, 600,000 shares of common stock issuable upon the conversion of a 6% convertible unsecured promissory note held by the Nelson Trust at the option of the Nelson Trust, otherwise, following the initial public offering, assuming no prior occurrence of an Alternative Liquidity Event (as defined in “Description of Securities – 6% Convertible Unsecured Promissory Notes”), in the event that the initial public offering occurs prior to such convertible note’s maturity date, 750,000 shares of common stock issuable upon the automatic conversion of such convertible note, based on the assumed initial public offering price of $4.00 per share, which is the low point of the price range set forth on the cover page of this prospectus, (iii) 5,000 shares of common stock issuable upon the exercise of an option, and (iv) 29,000 shares of common stock issuable upon the exercise of an option within 60 days of the date of this prospectus. Jodi B. Nelson is a co-trustee of the Nelson Trust and is the spouse of Mr. Nelson, and is deemed to beneficially own the shares of common stock beneficially owned by each of the Nelson Trust and Mr. Nelson and have shared voting and dispositive power over such shares.

(16)	Consists of (i) 400,000 shares of common stock and (ii) 5,000 shares of common stock issuable upon the exercise of an option. Noah (Jed) Smith’s business address is 225 Fig Tree Lane, Anthony, NM, 88021.

(17)	Consists of (i) 596,274 shares of common stock, (ii) 5,000 shares of common stock issuable upon the exercise of an option, and (iii) 15,000 shares of common stock issuable upon the exercise of an option within 60 days of the date of this prospectus. The shares of common stock are being registered for resale contemporaneously with the Company’s initial public offering, and it has been assumed that such shares will be sold in the resale offering that will commence contemporaneously with the Company’s initial public offering. See “Selling Stockholders” in the resale prospectus filed contemporaneously with this prospectus. Clayton Adams’ business address is 1904 S. 183rd Circle, Omaha, Nebraska, 68130.

We do not currently have any arrangements which if consummated may result in a change of control of our company.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock currently consists of 150,000,000 shares of common stock, $0.0001 par value per share. No other classes of securities are authorized under our Certificate of Incorporation.

The following description summarizes important terms of the common stock and securities that may converted into or exercised to purchase the common stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Certificate of Incorporation and Amended and Restated Bylaws which have been filed as exhibits to the registration statement of which this prospectus is a part.

As of the date of this prospectus, there were 7,591,152 shares of common stock issued and outstanding.

Common Stock

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Under our Certificate of Incorporation and Amended and Restated Bylaws, any corporate action to be taken by vote of stockholders other than for election of directors shall be authorized by the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter. Directors are elected by a plurality of votes. Stockholders entitled to vote in an election of directors may remove any director from office at any time, with or without cause, by the affirmative vote of a majority in voting power thereof. Stockholders do not have cumulative voting rights.

Holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities.

Holders of common stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the common stock.

Representative’s Warrants

Upon the closing of the Company’s initial public offering, there will be up to 120,750 shares of common stock issuable upon exercise of the representative’s warrants, based on the assumed initial public offering price of $4.00 per share, which is the low point of the price range set forth on the cover page of this prospectus, and assuming full exercise by the underwriters of the over-allotment option. See “Underwriting—Representative’s Warrants” below for a description of the representative’s warrants.

Options

On August 31, 2022, we established the Signing Day Sports, Inc. 2022 Equity Incentive Plan. The purpose of the Plan is to grant restricted stock, stock options and other forms of incentive compensation to our officers, employees, directors and consultants. The maximum number of shares of common stock that may be issued pursuant to awards granted under the Plan is 750,000 shares. Cancelled and forfeited stock options and stock awards may again become available for grant under the Plan. As of the date of this prospectus, 168,550 shares remain available for issuance under the Plan. For a further description of the terms of the Plan, please see “Executive Compensation — 2022 Equity Incentive Plan” in this prospectus.

In September 2022, we granted incentive stock options to certain employees that may be exercised to purchase a total of 59,000 shares of common stock and non-statutory stock options to certain employees, consultants, officers, and directors that may be exercised to purchase a total of 146,000 shares of common stock, not including stock options or portions of stock options that subsequently terminated due to employee, officer, or director departures. The options have an exercise price equal to $3.10 per share, and are subject to various vesting conditions. The options will expire in September 2032.

In March 2023, we granted incentive stock options to certain employees that are exercisable to purchase a total of 43,450 shares of common stock, not including stock options or portions of stock options that subsequently terminated due to employee departures. The options have an exercise price equal to $3.10 per share, and are subject to various vesting conditions. The options will expire in March 2033. In April 2023, we granted an incentive stock option to a former employee, officer and director to purchase a total of 100,000 shares of common stock with an exercise price equal to $2.50 per share, which is subject to certain vesting conditions. The option converted into a non-statutory stock option upon the former employee’s resignation and engagement as a consultant. In April 2023, we also granted a non-statutory stock option to a director to purchase a total of 3,000 shares of common stock with an exercise price equal to $3.10 per share, which is subject to certain vesting conditions. In May 2023, we granted a non-statutory stock option to a director to purchase a total of 24,000 shares of common stock with an exercise price equal to $2.50 per share.

Immediately after the consummation of the initial public offering, we intend to file a Registration Statement on Form S-8 with the SEC to register the potential exercise of these options.

6% Convertible Unsecured Promissory Notes

From September 2021 to December 2021, we conducted a private placement of 6% convertible unsecured promissory notes due three years from the date of execution and entered into related subscription agreements and investor rights and lockup agreements with a number of accredited investors. Pursuant to the agreements, we issued 27 convertible notes for aggregate loans of $6,305,000. The convertible notes bear interest at 6% annually. The convertible notes will mature on October 15, 2024 as to the principal amount of $3,300,000; November 15, 2024 as to the principal amount of $1,205,000; and December 23, 2024 as to the principal amount of $1,800,000, respectively.

The 6% convertible unsecured promissory notes contain both optional and mandatory conversion provisions allowing for the conversion of the outstanding balance under the notes to be converted into shares of common stock, subject to waiver of all accrued interest on the principal subject to such conversion. The convertible notes will be convertible at the holders’ option at a conversion price per share equal to the price per share determined initially by dividing $50 million by the total number of outstanding shares of the Company, subject to adjustment as described below. In connection with an initial public offering and listing of the common stock on Nasdaq, NYSE American, the New York Stock Exchange, or the OTCQX tier of OTC Markets Group Inc. (“OTCQX”), the notes will automatically be converted under a mandatory conversion provision into shares of common stock of the Company at the initial conversion price per share equal to 60% of the public offering price per share of the common stock offered to the public in the Company’s initial public offering, subject to adjustment as described below. In the event of a sale of all or substantially all of the capital stock or assets of the Company to an unaffiliated third person, or Sale of Control, an acquisition by a special purpose acquisition corporation listed on Nasdaq or the New York Stock Exchange, or a SPAC, or an acquisition or merger of the Company by a publicly-reporting company under the Exchange Act without significant business activities and is trading on one of certain securities markets, or a Reverse Merger (collectively, an “Alternative Liquidity Event”), the note holders will have the option to convert the notes at the initial conversion price per share equal to 60% of the aggregate transaction consideration divided by the total number of outstanding shares of common stock of the acquiror resulting from such event, subject to adjustment as described below.

The 6% convertible unsecured promissory notes further provided that the above conversion prices will be adjusted to reflect the applicable price per share, or conversion or exercise price per share, of shares of common stock or securities convertible or exercisable for common stock in a subsequent private placement, initial public offering or Alternative Liquidity Event, that is lower than the convertible notes’ optional conversion price. As described below (see “—8% Convertible Unsecured Promissory Notes”), from August 2022 to January 2023, we issued 8% unsecured convertible promissory notes with an optional conversion price per share equal to $25 million divided by the total number of outstanding shares of the Company’s common stock, which is 50% lower than the initial optional conversion price per share of the convertible notes issued in 2021. In addition, the 8% unsecured convertible promissory notes provide that they will automatically convert upon the occurrence of an initial public offering and each of the events defined as an Alternative Liquidity Event at 50% of the price applicable to such transactions. As a result, the optional conversion price of the convertible notes was adjusted to equal the optional conversion price per share of the convertible notes issued in 2022, equal to $25 million divided by the total number of outstanding shares of the Company’s common stock, and the automatic conversion price of the convertible notes was adjusted to equal 50% of an initial public offering price or price applicable to an Alternative Liquidity Event price. Subsequently, as described below, in March 2023 and April 2023 we conducted one private placement and in May 2023 we completed a subsequent private placement. In these private placements, we issued 8% unsecured promissory notes with respective warrants with an exercise price per share equal to $2.50, which is lower than the prior as-adjusted optional conversion price. As a result, the optional conversion price of the notes was adjusted to equal the exercise price of such warrants, or $2.50 per share.

Each note holder may not convert the 6% convertible unsecured promissory note to the extent that the note holder (together with its affiliates) would beneficially own in excess of 9.99% of the number of shares of common stock outstanding. The note holder may increase or decrease the beneficial ownership limit to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days following notice from the convertible note holder.

In addition, in the event that by the maturity date, the Company has not consummated an initial public offering of its common stock and the listing or trading of its common stock on Nasdaq, the New York Stock Exchange, NYSE American, or the OTCQX, and has not consummated an Alternative Liquidity Event, the Company may elect either (a) upon thirty (30) days prior written notice to the holder, to prepay all or a portion of the principal amount of each note and accrued interest hereon, subject to the holder’s right to convert the note into common stock during such thirty (30) day period, or (b) if the Company does not prepay the entire principal amount of the note or the remaining principal amount of the note, the note will automatically increase to 110% of the original or unpaid portion of the outstanding principal amount. Each note may also either be prepaid by the Company in whole or in part without penalty, fees or premium upon not less than 20 business days prior written notice to the holder, subject to the Holder’s right to convert all or any portion of the note into conversion shares at the optional conversion price prior to the prepayment date.

The subscription agreements and investor rights and lockup agreements further provided for typical “drag along” and “tag along” rights. Each note holder may sell a portion of the holder’s note or note’s conversion shares pursuant to a Sale of Control transaction equal to the percentage of the common stock that stockholders holding a majority of the outstanding voting equity of the Company will sell in the Sale of Control transaction. Each note holder may also be required to sell their note or note’s conversion shares to the proposed acquiror in the Sale of Control transaction. Each note holder also has the participation rights in subsequent securities offerings, including the initial public offering, up to 50% of the amount originally invested. Additionally, the agreements provided that until the 180th day after the first to occur of (i) consummation of an initial public offering, (ii) consummation of a transaction with a SPAC, or (iii) consummation of a Reverse Merger, as applicable, the holder agreed not to sell, transfer or otherwise dispose of any shares of common stock received upon conversion of the convertible notes, subject to certain exceptions.

The convertible note holders entered into related subscription agreements and investor rights and lockup agreements which provided the following registration rights. Within 30 business days following the consummation of the first to occur of an initial public offering, a Sale of Control or a Reverse Merger, as applicable, the Company will file a registration statement on Form S-1 or Form S-3, as available, or Resale Registration Statement, in order to register for resale all of the shares of common stock of the Company or common stock of any successor-in-interest to the Company issued to all holders of the notes upon automatic conversion of the notes, and will use its bests efforts to cause such Resale Registration Statement to be declared effective by the SEC within 90 business days from the date of its initial filing; provided, that such conversion shares will continue to be subject to restrictions on resale for a period of six (6) months following completion of either the initial public offering, Sale of Control or Reverse Merger, as applicable. In the event that, for any reason, the Company is unable to comply with the above registration requirement, note holders holding the majority of the outstanding notes have a one-time right, at any time after one hundred eighty (180) days from the effective date of the registration statement in connection with its initial public offering, to request that the Company file a Resale Registration Statement with respect to the notes’ underlying conversion shares then outstanding having an anticipated aggregate offering price, net of selling expenses, of at least five million dollars ($5,000,000), in which event the Company shall (x) within ten (10) days after the date such request is given, give notice thereof to all other note holders; and (y) as soon as practicable, and in any event within sixty (60) days after the date such request, file a Resale Registration Statement covering all the notes’ underlying conversion shares that were requested to be registered and any additional conversion shares requested to be included in such registration by any other note holders, subject to certain limitations and exceptions. In addition, the Company provided “piggyback” registration rights to the note holders, so as to require us to include, at the option of the note holders, the shares of common stock underlying their securities in any registration statement to register other shares of common stock that the Company determines to file after its initial public offering. The Company must generally keep any required or requested registration statement effective for a period of at least 180 days after the expiration of the lockup requirements described above, subject to extensions under certain circumstances. The Company also provided customary indemnification to the note holders relating to any damages to the holders arising from such registrations.

The investor rights and lockup agreements also provided access rights to audited annual financial statements within 120 days of the end of each fiscal year, unaudited monthly financial statements, and unaudited quarterly financial statements, an annual budget, tax filing-related information, and daily access to the Company’s books and records.

The shares of common stock underlying the notes are subject to certain lockup provisions until 180 days after the commencement of trading of our common stock, subject to certain exceptions.

8% Convertible Unsecured Promissory Notes

From August 2022 to January 2023, we conducted a private placement of the Company’s 8% convertible unsecured promissory notes to a number of accredited investors under subscription agreements. Pursuant to the agreements, we issued convertible notes for aggregate loans of $1,465,000. The convertible notes bear interest at 8% annually. The convertible notes are due on the one-year anniversary from the date of the initial closing of the private placement, or August 8, 2023.

The convertible notes contain both optional and mandatory conversion provisions allowing for the conversion of the outstanding balance under the notes to be converted into shares of common stock, subject to waiver of all accrued interest on the principal subject to such conversion. The convertible notes will be convertible at the holders’ option at a conversion price per share equal to the price per share determined by dividing $25 million by the total number of outstanding shares of the Company. In connection with an initial public offering and listing of the common stock on Nasdaq, NYSE American, or the New York Stock Exchange, the notes will automatically be converted under a mandatory conversion provision into shares of common stock of the Company at the conversion price per share equal to 50% of the public offering price per share of the common stock offered to the public in the initial public offering, or the IPO Conversion Price. In the event of an “Alternative Liquidity Event,” which is defined in a substantially similar manner as in the 6% convertible unsecured promissory notes, the note holders will have the option to convert the notes at the conversion price per share equal to 50% of the aggregate transaction consideration divided by the total number of outstanding shares of common stock of the acquiror resulting from such an event, or the Alternative Liquidity Event Conversion Price.

Each note holder may not convert the 8% convertible unsecured promissory note to the extent that the note holder (together with its affiliates) would beneficially own in excess of 9.99% of the number of shares of common stock outstanding, not including remaining shares issuable to the note holder upon conversion of the note or conversion or exercise of any other securities subject to an equivalent beneficial ownership limit. The note holder may waive or raise the beneficial ownership limit, effective 61 days following notice from the convertible note holder.

In addition, in the event that by the maturity date, the Company has not consummated an initial public offering of its common stock and the listing or trading of its common stock on Nasdaq, the New York Stock Exchange, or NYSE American, and has not consummated an Alternative Liquidity Event, the Company may elect either (a) upon thirty (30) days prior written notice to the holder, elect to prepay all or a portion of the principal amount of the note and accrued interest hereon, subject to the holder’s right to convert the note into common stock during such thirty (30) day period, or (b) if the Company does not prepay the entire principal amount of the note or the remaining principal amount of the note, the note will automatically increase to 110% of the original or unpaid portion of the outstanding principal amount. The note may otherwise not be prepaid.

In addition, the Company provided “piggyback” registration rights to the note holders, so as to require us to include, at the option of the note holders, the shares of common stock underlying their securities in any registration statement to register other shares of common stock that the Company determines to file after its initial public offering. The Company must generally keep such registration statement effective until all shares underlying the convertible notes are sold. The Company also provided customary indemnification to the note holders relating to any damages to the holders arising from such registrations.

The shares of common stock underlying the notes are subject to certain lockup provisions until 365 days after the commencement of trading of our common stock, subject to certain exceptions.

8% Unsecured Promissory Notes

In March 2023 and April 2023 we conducted one private placement, and in May 2023 we completed a subsequent private placement, in which we entered into subscription agreements with accredited investors pursuant to which we issued 8% unsecured promissory notes. The total aggregate principal amount under the notes outstanding is $2,350,000. The notes bear interest at the annual rate of 8%. The amount outstanding under the 8% unsecured promissory notes must be repaid upon the earlier to occur of the consummation of a Liquidity Event or the second anniversary of the initial closing date of the respective private placement (March 17, 2025 as to $1,500,000 principal and May 2, 2025 as to $850,000 principal). If a Liquidity Event occurs before the second anniversary of the initial closing date of the applicable private placement, the warrants issued with these notes will be automatically exercised as to the unexercised portion of the warrants, the outstanding balance due under the 8% unsecured promissory notes will be deemed repaid in the amount of the exercise price for the automatic exercise of the unexercised portion of the respective warrants (see “— Warrants – Investor Warrants – Warrants Issued With 8% Unsecured Promissory Notes” below), and any remaining balance outstanding must be repaid in cash. If a Liquidity Event does not occur before the second anniversary of the initial closing date of the applicable private placement, then both principal and interest outstanding under the notes must be repaid in cash. The notes may be prepaid at the discretion of the Company.

Under the subscription agreements with the investors in the first private placement of the 8% unsecured promissory notes, the Company was required to use the first $450,000 of the net proceeds from the private placement to expand its current operations, including its technology and intellectual property portfolio, and to fund the costs of its initial public offering. The Company was required to use the next $800,000 of the net proceeds from the private placement to repurchase up to 600,000 shares of common stock that were held by Dennis Gile, our largest stockholder and a former officer and director of the Company, at a price equal to approximately $1.35 per share. The repurchase was required to be consummated only to the extent that it does not impair the Company’s capital within the meaning of Section 160 of the DGCL or the Company’s ability to pay down its debts as they become due. The Company was required to enter into an agreement with Mr. Gile providing that Mr. Gile will use the proceeds of the repurchase to settle an existing lawsuit filed against Mr. Gile by John Dorsey, a former officer and director of the Company, subject to a full release of Mr. Gile and the Company, and that Mr. Gile will resign from the board of directors of the Company and from any officer position with the Company upon the repurchase. The Company was required to use any remaining net proceeds from the private placement, which consisted of $250,000 less placement agent fees and expenses, for working capital and other general corporate purposes. Subsequently, the Company used the net proceeds as required. For discussion of related developments, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Contractual Obligations – Repurchase of Shares, Settlement and Release”.

Warrants

Investor Warrants

Warrants Issued With 8% Convertible Unsecured Promissory Notes

In connection with our private placement of 8% convertible unsecured promissory notes (see “—8% convertible Unsecured Promissory Notes” above), from August 2022 to January 2023, we issued warrants to a number of accredited investors. Following an initial public offering or Alternative Liquidity Event, each warrant will be automatically exercisable for the amount of shares of common stock equal to the original principal amount of the respective convertible note divided by the IPO Conversion Price or the Alternative Liquidity Event Conversion Price, as applicable. The warrants have a five-year term. The shares of common stock underlying the warrants are subject to certain lockup provisions until 365 days after the commencement of trading of our common stock, subject to certain exceptions.

Warrants Issued With 8% Unsecured Promissory Notes

In connection with our private placements of 8% unsecured promissory notes (see “—8% Unsecured Promissory Notes” above), in March 2023, April 2023 and May 2023, we issued warrants to purchase an aggregate of 940,000 shares of common stock exercisable at $2.50 per share. The warrants may be voluntarily exercised for cash prior to the maturity date of the respective 8% unsecured promissory notes (see “—8% Unsecured Promissory Notes” above), or will be automatically exercised as to any unexercised portion for shares of common stock upon the occurrence of a Liquidity Event-based maturity of the respective 8% unsecured promissory notes in exchange for the Company’s deemed repayment of the notes in the amount of the exercise price for the automatic exercise of the unexercised portion of the respective warrants, with any remaining balance owed on the promissory notes to be repaid in cash. The warrants have a five-year term. The Company agreed to register the resale all of the shares of common stock that such warrants may or shall be exercised to purchase with the shares being registered for sale in the registration statement of which this prospectus forms a part. The Company must generally keep the registration statement effective for a period as shall be required to permit the investors to complete the offer and sale of their shares. The Company and the investors also provided customary mutual indemnification relating to any damages arising from such registration.

Placement Agent’s Warrants

Boustead acted as placement agent in our private placements of the convertible promissory notes, promissory notes, and warrants described above. Pursuant to our engagement letter agreement with Boustead, in addition to a commission equal to 7% of the gross proceeds raised in the private placements, a non-accountable expense allowance equal to 1% of the gross proceeds raised in the private placements, and payment of certain other expenses, we agreed to issue Boustead five-year warrants to purchase a number of shares of common stock at an exercise price equal to the conversion price as defined in the notes in an amount equal to 7% of the common stock underlying the securities sold in the private placements. Accordingly, a warrant to purchase common stock was issued in December 2021 in connection with our private placement of 6% convertible unsecured promissory notes, exercisable to purchase 7% of the original principal amount of the Company’s 6% convertible unsecured promissory notes divided by the convertible notes’ applicable conversion price, at an exercise price equal to the convertible notes’ applicable per-share conversion price. Warrants to purchase shares of common stock were also issued to Boustead in March 2023, April 2023 and May 2023 in connection with our private placements of 8% unsecured promissory notes and respective investor warrants. The warrants may be exercised to purchase an aggregate of 7% of the common stock underlying the warrants that were issued to the initial 8% unsecured promissory note holders at an exercise price equal to the exercise price as defined in such warrants. Each of the placement agent’s warrants will terminate five years after issuance. Boustead has waived its rights to warrants to purchase shares of common stock in connection with our private placement of 8% convertible unsecured promissory notes and respective investor warrants. Under the engagement letter with Boustead, its placement agent’s warrants must be registered for resale with the Company’s initial public offering. However, Boustead has notified the Company that it has waived these registration rights with respect to the Company’s registration statement for its initial public offering.

SAFEs

From March 2021 to July 2021, the Company raised $1,980,000 from investors in exchange for securities called Simple Agreements for Future Equity (collectively, the “SAFEs”). The SAFEs were subject to different conversion calculations depending on the event triggering conversions as described in the SAFE, including an equity financing, a liquidity event such as the Company’s initial public offering, or an automatic conversion at the end of 18 months because no other conversion-triggering event has occurred. The terms of the SAFEs are discussed below. As also discussed below, all of the SAFEs have been cancelled and exchanged for common stock.

SAFEs – General

A SAFE is an agreement between an investor and a company in which an investor invests cash into a company and the company in turn issues a SAFE contract that will automatically convert into cash, equity in the company, or other future repayment if certain trigger events occur. SAFE instruments were developed for startup companies seeking substantial funds quickly. SAFEs like those we issued convert into cash, equity in the company, or other future repayment upon the occurrence of agreed-upon events indicating that the company has reached sufficient maturity to be accurately valued. At that point the amount contributed by the investor will automatically convert into an amount of cash, equity in the company, or other future repayment represented by the dollar amount contributed divided by the agreed expected company valuation.

Unlike common or preferred stock, SAFEs do not represent a current equity stake and do not entitle investors to typical equity rights such as rights to dividends or voting on major corporate matters.  Instead, the terms of the SAFE must be met in order for an investor to receive an equity stake with these kinds of rights. Also, unlike debt, SAFEs do not represent a right to interest payments or any current legal obligation by the SAFE issuer for the outstanding amount of a loan. If a SAFE issuer is dissolved or otherwise non-operative, SAFE holders typically have no rights to demand or receive any portion of any remaining assets, unlike debtholders and equity holders.

SAFEs – Specific Conversion Terms

From March 2021 to July 2021, our predecessor entity SDS LLC – AZ issued eight SAFEs to investors for total gross proceeds of $1,980,000. The SAFEs had the following conversion terms.

Upon an Equity Financing (defined as a bona fide transaction or series of transactions with the principal purpose of raising capital, pursuant to which the Company issues and sells preferred stock at a fixed pre-money valuation) before the expiration or termination of these instruments, on the initial closing of such Equity Financing, the SAFEs would have automatically converted into preferred stock in an amount of shares equal to the SAFE Purchase Amount divided by the Equity Financing’s offering price per share multiplied by 80%, or the SAFE Conversion Price Per Share, and with identical rights as the preferred stock in such offering except for per share liquidation preference, the initial conversion price for purposes of price-based anti-dilution protection and the basis for any dividend or distribution rights, which will be based on the SAFE Conversion Price Per Share.

Upon a SAFE Liquidity Event (defined as any of certain changes of voting control or disposition of substantially all assets of the Company, a listing of the Company’s equity securities in connection with an effective resale registration statement on Form S-1, or an initial public offering of the Company), the SAFEs would have automatically been entitled to receive a portion of proceeds from the SAFE Liquidity Event due and payable to the investors immediately prior to, or concurrent with the consummation of the initial public offering, equal to the greater of (i) the SAFE Purchase Amount or (ii) an amount equal to a percentage of the proceeds from the initial public offering with such percentage calculated by dividing the SAFE Purchase Amount by $20,000,000.

If there had been a Dissolution Event (defined as (i) a voluntary termination of operations, (ii) a general assignment for the benefit of the Company’s creditors or (iii) any other liquidation, dissolution or winding up of the Company, excluding a SAFE Liquidity Event), whether voluntary or involuntary), the SAFE investors would have automatically been entitled to receive a portion of the cash or other proceeds equal to the SAFE Purchase Amount, due and payable to the investors immediately prior to the consummation of the Dissolution Event.

If after 18 months, there had been no Equity Financing, SAFE Liquidity Event, or Dissolution Event where the SAFE investors have received equity interests in the Company or other payment as contemplated above, then the SAFEs would have automatically converted to the number of shares of common stock of the Company equal to the SAFE Purchase Amount divided by the issued and outstanding shares of common stock of the Company on a fully-diluted basis divided by $20,000,000.

SAFE Cancellations and Exchanges

From September 22, 2022 to October 11, 2022, we entered into cancellation and exchange agreements with the holders of the SAFEs. Under these agreements, each SAFE holder agreed to cancel and exchange the holder’s SAFE for a number of shares of common stock equal to the purchase amount under the SAFE divided by approximately $3.35, based on a $25 million valuation for the Company. As a result, SAFEs that were purchased in the aggregate amount of $1,980,000 were cancelled and exchanged for a total of 591,048 shares of common stock.

Anti-Takeover Provisions

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

●	before such date, the Board of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or after such date, the business combination is approved by the Board and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 662∕3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; and

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

A Delaware corporation may “opt out” of these provisions with an express provision in its certificate of incorporation. We have not opted out of these provisions, which may, as a result, discourage or prevent mergers or other takeover or change of control attempts of us.

Amended and Restated Bylaws

Our Amended and Restated Bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of our company or changing our board of directors and management.

Our Amended and Restated Bylaws permit the board of directors to establish the number of directors and fill any vacancies and newly created directorships. These provisions will prevent a stockholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees. In addition, our Amended and Restated Bylaws provide that in addition to any other vote required by law, no member of our board of directors may be removed from office by our stockholders without the approval of not less than the majority of the total voting power of all of our outstanding voting stock then entitled to vote in the election of directors. Our Amended and Restated Bylaws also do not provide our stockholders with the power to call a special meeting of stockholders and contain certain advance notice provisions for the submission and presentation of stockholder meeting proposals or director nominations at a stockholder meeting, which may limit the ability of stockholders to influence the composition and business decisions of our management.

Our Amended and Restated Bylaws expressly provide for a right of first refusal of the Company for any proposed sale or transfer of stock by a stockholder. As provided, any stockholder may only sell or transfer stock after first giving written notice of the proposed terms of the transfer and a 30-day option to the Company or any designee(s) to purchase the shares on such terms. To the extent that the Company and any designee(s) do not exercise the right of first refusal, the stockholder will have 60 days to sell or transfer the shares as proposed. Certain transfers are exempt from the right of first refusal, including to immediate family, pledges of shares, or to another stockholder or an officer or director of the Company. However, this right of first refusal will terminate upon the date securities of the Company are first offered to the public pursuant to a registration statement or offering statement filed with, and declared effective or qualified by, as applicable, the SEC under the Securities Act. It is expected that upon the completion of the Company’s initial public offering, the right of first refusal under the Amended and Restated Bylaws will terminate in accordance with its terms.

Our Amended and Restated Bylaws also provide that the Company may also agree with any stockholders to restrict the sale or other disposal of the stock of the Company owned by such stockholders. Our Amended and Restated Bylaws are expressly subject to the restrictions set forth in the Shareholder Agreement. As discussed in “Corporate History and Structure – Shareholder Agreement” and “Shares Eligible For Future Sale – Shareholder Agreement”, the Shareholder Agreement provides certain restrictions, rights and obligations relating to the proposed sale, transfer or other disposition of the shares of the Company. These restrictions, rights and obligations include certain provisions that may have anti-takeover effects and prevent a third party from acquiring control of the Company, including the Company’s right of first refusal for proposed sales of shares by any stockholder; each of the stockholder parties’ right to purchase up to their relative percentage ownership of the Company’s common stock of any common stock or securities convertible into or exercisable to purchase common stock that the Company may from time to time issue, including in an initial public offering, at the proposed price and other offering terms; and tag-along rights of the stockholder parties to a proposed Change of Control, which may limit the Company’s ability to negotiate a Change of Control transaction.

The Shareholder Agreement provides that it will terminate on the earliest of (i) the written consent of the board of directors and vote of two-thirds of the holders of the outstanding common stock of the Company; (ii) the Company’s dissolution, filing of a petition in bankruptcy under Chapter 7 of the United States Bankruptcy Code or insolvency of the Company; (iii) upon the closing of the Company’s first underwritten public offering of its common stock on Nasdaq, the New York Stock Exchange or other exchange or marketplace approved by the board of directors; or (iv) at such time as only one stockholder party remains. Similarly, our Amended and Restated Bylaws provide that the right of first refusal date securities of the Corporation are first offered to the public pursuant to a registration statement or offering statement filed with, and declared effective or qualified by, as applicable, the SEC under the Securities Act of 1933. It is expected that upon the completion of the initial public offering, the Shareholder Agreement will terminate in accordance with its terms.

The holders of our common stock do not have cumulative voting rights in the election of our directors. The combination of the present ownership by a few stockholders of a significant portion of our issued and outstanding common stock and lack of cumulative voting makes it more difficult for other stockholders to replace our board of directors or for a third party to obtain control of our company by replacing its board of directors.

Transfer Agent and Registrar

We have appointed Securities Transfer Corporation, telephone (469) 633-0101, as the transfer agent for our common stock.

Trading Symbol and Market

In connection with the Company’s initial public offering, we are in the process of applying for the listing of our common stock on NYSE American under the symbol “SGN”.

SHARES ELIGIBLE FOR FUTURE SALE

Before the Company’s initial public offering, there has not been a public market for shares of our common stock. Future sales of substantial amounts of shares of our common stock, including shares issued upon the conversion of convertible notes, the exercise of outstanding options and warrants, in the public market after the initial public offering, or the possibility of these sales occurring, could cause the prevailing market price for our common stock to fall or impair our ability to raise equity capital in the future.

Immediately following the closing of the initial public offering, there will be 14,006,727 shares of common stock issued and outstanding, assuming, at the time of the initial public offering, the automatic conversion of the Company’s 6% convertible unsecured promissory notes into a total of 3,152,500 shares of common stock, the automatic conversion of the Company’s 8% convertible unsecured promissory notes into a total of 732,500 shares of common stock, and the exercise of certain warrants of the Company to purchase 940,000 shares of common stock. In the event the underwriters exercise the over-allotment option in full, there will be 14,231,727 shares of common stock issued and outstanding, subject to the same assumptions stated above. The common stock sold in the initial public offering and by the selling stockholders named in the resale prospectus filed contemporaneously with this prospectus will be freely tradable without restriction or further registration or qualification under the Securities Act.

Previously issued shares of common stock that were not offered and sold in the initial public offering or by the selling stockholders named in the resale prospectus, as well as shares issuable upon the exercise of warrants, stock options, or pursuant to the terms of other agreements or instruments, are, or will be upon issuance, “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if such public resale is registered under the Securities Act or if the resale qualifies for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which are summarized below.

Rule 144

In general, a person who has beneficially owned restricted shares of our common stock for at least 12 months, or at least six months in the event we have been a reporting company under the Exchange Act for at least ninety (90) days before the sale, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the ninety (90) days preceding the sale. A person who is an affiliate of ours at such time would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of the following:

●	1% of the number of shares of our common stock then outstanding; or

●	1% of the average weekly trading volume of our common stock during the four calendar weeks preceding the filing by such person of a notice on Form 144 with respect to the sale;

provided that, in each case, we are subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Rule 144 trades must also comply with the manner of sale, notice and other provisions of Rule 144, to the extent applicable.

Rule 701

In general, Rule 701 allows a stockholder who purchased shares of our capital stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of ours during the immediately preceding 90 days to sell those shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares, however, are required to wait until ninety (90) days after the date of this prospectus before selling shares pursuant to Rule 701.

Lock-Up Agreements

2021 Private Placement Lock-Up Period

From September 2021 to December 2021, we conducted a private placement of 6% convertible unsecured promissory notes due three years from the date of execution and entered into related subscription agreements and investor rights and lockup agreements with a number of accredited investors. The shares of common stock underlying the notes are subject to certain lockup provisions until 180 days after the commencement of trading of our common stock, subject to certain exceptions.

2022 Private Placement Lock-Up Period

From August 2022 to January 2023, we conducted a private placement of the Company’s 8% convertible unsecured promissory notes and respective warrants under subscription agreements with a number of accredited investors. The shares of common stock underlying the notes and warrants are subject to certain lockup provisions until 365 days after the commencement of trading of our common stock, subject to certain exceptions.

Company Lock-Up

We, all of our directors and officers and stockholders holding 5% or more of our shares (as well as holders of convertible or exercisable securities which convert into or are exercisable into common stock) have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our common stock or securities convertible into or exercisable or exchangeable for our common stock for a period of 12 months, from the date on which the trading of our common stock commences as to our directors, officers and security holders, and from the closing date of the initial public offering as to us. The underwriters have agreed to waive the lock-up requirement for shares of common stock being sold by the selling stockholders named in the resale prospectus filed contemporaneously with this prospectus. See “Underwriting—Company Lock-Up”.

Registration Rights

Registration Rights of 6% Convertible Unsecured Promissory Notes

In connection with the private placement of 6% convertible unsecured promissory notes, the note holders entered into related subscription agreements and investor rights and lockup agreements which provided the following registration rights. Within 30 business days following the consummation of the first to occur of an initial public offering, a Sale of Control or a Reverse Merger, as applicable, the Company will file a Resale Registration Statement in order to register for resale all of the shares of common stock of the Company or common stock of any successor-in-interest to the Company issued to all holders of the notes upon automatic conversion of the notes, and will use its bests efforts to cause such Resale Registration Statement to be declared effective by the SEC within 90 business days from the date of its initial filing; provided, that such conversion shares will continue to be subject to restrictions on resale for a period of six (6) months following completion of either the initial public offering, Sale of Control or Reverse Merger, as applicable. In the event that, for any reason, the Company is unable to comply with the above registration requirement, note holders holding the majority of the outstanding notes have a one-time right, at any time after one hundred eighty (180) days from the effective date of the registration statement in connection with its initial public offering, to request that the Company file a Resale Registration Statement with respect to the notes’ underlying conversion shares then outstanding having an anticipated aggregate offering price, net of selling expenses, of at least five million dollars ($5,000,000), in which event the Company shall (x) within ten (10) days after the date such request is given, give notice thereof to all other note holders; and (y) as soon as practicable, and in any event within sixty (60) days after the date such request, file a Resale Registration Statement covering all the notes’ underlying conversion shares that were requested to be registered and any additional conversion shares requested to be included in such registration by any other note holders, subject to certain limitations and exceptions. In addition, the Company provided “piggyback” registration rights to the note holders, so as to require us to include, at the option of the note holders, the shares of common stock underlying their securities in any registration statement to register other shares of common stock that the Company determines to file after its initial public offering. The Company must generally keep any required or requested registration statement effective for a period of at least 180 days after the expiration of the lockup requirements described above, subject to extensions under certain circumstances. The Company also provided customary indemnification to the note holders relating to any damages to the holders arising from such registrations. For a description of other terms applicable to the 6% convertible unsecured promissory notes, see “Description of Securities – 6% Convertible Unsecured Promissory Notes”.

Registration Rights of 8% Convertible Unsecured Promissory Notes and Respective warrants

In connection with the private placement of 8% convertible unsecured promissory notes and respective warrants, the Company provided “piggyback” registration rights to the investors in such private placement, so as to require us to include, at the option of the investors, the shares of common stock underlying their securities in any registration statement to register other shares of common stock that the Company determines to file after the Company’s initial public offering. For a description of other terms applicable to the 8% convertible unsecured promissory notes, see “Description of Securities – 8% Convertible Unsecured Promissory Notes”. For a description of other terms applicable to the respective warrants, see “Description of Securities – Warrants – Investor Warrants – Warrants Issued With 8% Convertible Unsecured Promissory Notes”.

Registration Rights of Warrants Related to 8% Unsecured Promissory Notes

In connection with the private placement of warrants issued with the 8% unsecured promissory notes, the Company agreed to register the resale all of the shares of common stock that such warrants may or shall be exercised to purchase with the shares being registered for sale in the registration statement of which this prospectus forms a part. The Company must generally keep the registration statement of which this prospectus forms a part effective for a period as shall be required to permit the investors to complete the offer and sale of their shares, unless the shares may be resold pursuant to Rule 144 promulgated under the Securities Act. The Company and the investors also provided customary mutual indemnification relating to any damages arising from such registration. For a description of other terms applicable to these warrants, see “Description of Securities – Warrants – Investor Warrants – Warrants Issued With 8% Unsecured Promissory Notes”.

Registration Rights of the Placement Agent’s Warrants

Under our engagement letter with Boustead, its placement agent’s warrants must be registered for resale with the Company’s initial public offering. However, Boustead has notified the Company that it has waived these registration rights with respect to the Company’s registration statement for its initial public offering. For a description of other terms applicable to the placement agent’s warrants, see “Description of Securities – Warrants – Placement Agent’s Warrants”.

Registration Rights of the Representative’s Warrants

The representative’s warrants carry certain registration rights. The registration statement of which this prospectus forms a part registers the representative’s warrants and the shares of common stock issuable upon exercise of the representative’s warrants. For a description of the terms of the representative’s warrants, see “Underwriting – Representative’s Warrants”.

Shareholder Agreement

On May 17, 2022, the Shareholder Agreement was entered into by and among the Company and the stockholders of the Company. The Shareholder Agreement provides certain restrictions, rights and obligations relating to the proposed sale, transfer or other disposition of the shares of the Company.

Rights of First Refusal

If a stockholder party proposes to sell their shares, or the ownership of the shares would change as a result of a marital divorce or separation, death, bankruptcy or similar proceeding, or the stockholder party engages in fraud, a felony or bad-faith violation of the implied contractual covenant of good faith and fair dealing, the Company may repurchase the shares within a certain period, subject to certain restrictions. If the Company does not repurchase the shares within the prescribed period, the other stockholder parties may then purchase the shares within a certain period. The purchase price would be the seller’s proposed price, or, in the event of a purchase pursuant to a change in the ownership of the shares for one of the reasons stated above, at the Company or other stockholder party buyer’s proposed price, and if not accepted by the disposing stockholder or their spouse, representative or successor, as applicable, then the fair market value of the shares. The purchase price must be paid at the proposed price for proposed sales; in cash as to dispositions pursuant to marital divorce or separation; and for the other events described above, must be paid in cash or with a 5-year nonnegotiable promissory note bearing interest at the rate per annum equal to The Wall Street Journal prime rate of interest as quoted in the Money Rates section of The Wall Street Journal, compounded annually on each anniversary of the note. These purchase rights are subject to certain notice, timing and other provisions set forth in the Shareholder Agreement. The board of directors of the Company may waive the application of the repurchase rights of the Company and the purchase rights of the other stockholder parties described above. Dispositions subject to the tag-along right or drag-along rights described below are not subject to these purchase rights.

Drag-Along Right and Tag-Along Rights

If the Company proposes a Change of Control, the Company may require the other stockholders to transfer all of their shares to the proposed transferee for the same consideration and otherwise on the same terms and conditions upon which the Company is arranging for the sale of shares. Likewise, in the event of such a proposed transaction or series of transactions, subject to the Company’s repurchase rights described above, any stockholder party may cause the Company to effect a disposition of such stockholder’s shares in the transaction. The drag-along right and tag-along rights are subject to certain notice, timing, payment, and other provisions set forth in the Shareholder Agreement.

Participation Rights

Each of the stockholder parties generally has the right to purchase up to their relative percentage ownership of the Company’s common stock of any common stock or securities convertible into or exercisable to purchase common stock that the Company may from time to time issue, including in an initial public offering, at the proposed price and other offering terms. These purchase rights are subject to certain notice and timing provisions set forth in the Shareholder Agreement.

Other Provisions

The stockholder parties are subject to certain confidentiality requirements. The Shareholder Agreement will terminate on the earliest of (i) the written consent of the board of directors and vote of two-thirds of the holders of the outstanding common stock of the Company; (ii) the Company’s dissolution, filing of a petition in bankruptcy under Chapter 7 of the United States Bankruptcy Code or insolvency of the Company; (iii) upon the closing of the Company’s first underwritten public offering of its common stock on Nasdaq, the New York Stock Exchange or other exchange or marketplace approved by the board of directors; or (iv) at such time as only one stockholder party remains.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF OUR COMMON STOCK

The following is a summary of the material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock that is being issued pursuant to the Company’s initial public offering. This summary is limited to Non-U.S. Holders (as defined below) that hold our common stock as a capital asset (generally, property held for investment) for U.S. federal income tax purposes. This summary does not discuss all of the aspects of U.S. federal income and estate taxation that may be relevant to a non-U.S. Holder in light of the Non-U.S. Holder’s particular investment or other circumstances. Accordingly, all prospective Non-U.S. Holders should consult their own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the ownership and disposition of our common stock.

This summary is based on provisions of the Code, applicable U.S. Treasury regulations, and administrative and judicial interpretations, all as in effect or in existence on the date of this prospectus. Subsequent developments in U.S. federal income or estate tax law, including changes in law or differing interpretations, which may be applied retroactively, could alter the U.S. federal income and estate tax consequences of owning and disposing of our common stock as described in this summary. There can be no assurance that the Internal Revenue Service, or IRS, will not take a contrary position with respect to one or more of the tax consequences described herein and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income or estate tax consequences of the ownership or disposition of our common stock.

As used in this summary, the term “Non-U.S. Holder” means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

●	an entity or arrangement treated as a domestic partnership;

●	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●	a trust, if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of the Code) has the authority to control all of the trust’s substantial decisions, or (2) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in such a partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships, and partners in partnerships, that hold our common stock should consult their own tax advisors as to the particular U.S. federal income and estate tax consequences of owning and disposing of our common stock that are applicable to them.

This summary does not consider any specific facts or circumstances that may apply to a Non-U.S. Holder and does not address any special tax rules that may apply to particular Non-U.S. Holders, such as:

●	a Non-U.S. Holder that is a financial institution, insurance company, tax-exempt organization, pension plan, broker, dealer or trader in securities, dealer in currencies, U.S. expatriate, controlled foreign corporation or passive foreign investment company;

●	a non-U.S. Holder holding our common stock as part of a conversion transaction, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security;

●	a Non-U.S. Holder that holds or receives our common stock pursuant to the exercise of any employee stock option or otherwise as compensation; or

●	a non-U.S. Holder that at any time owns, directly, indirectly or constructively, 5% or more of our outstanding common stock.

In addition, this summary does not address any U.S. state or local, or non-U.S. or other tax consequences, or any U.S. federal income or estate tax consequences for beneficial owners of a Non-U.S. Holder, including stockholders of a controlled foreign corporation or passive foreign investment company that holds our common stock.

Each Non-U.S. Holder should consult its own tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of owning and disposing of our common stock.

Distributions on Our Common Stock

We do not currently expect to pay any cash dividends on our common stock. If we make distributions of cash or property (other than certain pro rata distributions of our common stock) with respect to our common stock, any such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax rules. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a nontaxable return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in our common stock and will reduce (but not below zero) such Non-U.S. Holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain from a disposition of our common stock subject to the tax treatment described below in “— Dispositions of Our Common Stock.”

Distributions on our common stock that are treated as dividends and that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States will be taxed on a net income basis at the regular graduated rates and in the manner applicable to United States persons. An exception may apply if the Non-U.S. Holder is eligible for, and properly claims, the benefit of an applicable income tax treaty and the dividends are not attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States. In such case, the Non-U.S. Holder may be eligible for a lower rate under an applicable income tax treaty between the United States and its jurisdiction of tax residence. Dividends that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States will not be subject to U.S. withholding tax if the Non-U.S. Holder provides to the applicable withholding agent a properly executed IRS Form W-8ECI (or other applicable form) in accordance with the applicable certification and disclosure requirements. A Non-U.S. Holder treated as a corporation for U.S. federal income tax purposes may also be subject to a “branch profits tax” at a 30% rate (unless the Non-U.S. Holder is eligible for a lower rate under an applicable income tax treaty) on the Non-U.S. Holder’s earnings and profits (attributable to dividends on our common stock or otherwise) that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. The amount of taxable earnings and profits is generally reduced by amounts reinvested in the operations of the U.S. trade or business and increased by any decline in its equity.

The certifications described above must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. A Non-U.S. Holder may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS. Non-U.S. Holders should consult their own tax advisors regarding their eligibility for benefits under any relevant income tax treaty and the manner of claiming such benefits.

The foregoing discussion is subject to the discussions below under “—Backup Withholding and Information Reporting” and “—FATCA Withholding.”

Dispositions of Our Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income tax (including U.S. withholding tax) on gain recognized on any sale or other disposition of our common stock unless:

●	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States); in such case, the gain would be subject to U.S. federal income tax on a net income basis at the regular graduated rates and in the manner applicable to United States persons (unless an applicable income tax treaty provides otherwise) and, if the Non-U.S. Holder is treated as a corporation for U.S. federal income tax purposes, the “branch profits tax” described above may also apply;

●	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and meets certain other requirements; in such case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by certain U.S. source capital losses, generally will be subject to a flat 30% U.S. federal income tax, even if the Non-U.S. Holder is not treated as a resident of the United States under the Code; or

●	we are or have been a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time during the shorter of (i) the five-year period ending on the date of disposition and (ii) the period that the Non-U.S. Holder held our common stock.

Generally, a corporation is a USRPHC, if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are not currently, and we do not anticipate becoming in the future, a USRPHC. However, because the determination of whether we are a USRPHC is made from time to time and depends on the relative fair market values of our assets, there can be no assurance in this regard. If we were a USRPHC, the tax relating to disposition of stock in a USRPHC generally will not apply to a Non-U.S. Holder whose holdings, direct, indirect and constructive, constituted 5% or less of our common stock at all times during the applicable period, provided that our common stock is “regularly traded on an established securities market” (as provided in applicable U.S. Treasury regulations) at any time during the calendar year in which the disposition occurs. However, no assurance can be provided that our common stock will be regularly traded on an established securities market for purposes of the rules described above. Non-U.S. Holders should consult their own tax advisors regarding any possible adverse U.S. federal income tax consequences to them if we are, or were to become, a USRPHC.

The foregoing discussion is subject to the discussions below under “—Backup Withholding and Information Reporting” and “—FATCA Withholding.”

Federal Estate Tax

Any shares of our common stock that are owned (or treated as owned) by an individual who is not a U.S. citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of his or her death will be included in that individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise, and therefore may be subject to U.S. federal estate tax.

Backup Withholding and Information Reporting

Backup withholding (currently at a rate of 24%) may apply to dividends paid by U.S. corporations in some circumstances, but will not apply to payments of dividends on our common stock to a Non-U.S. Holder if the Non-U.S. Holder provides to the applicable withholding agent a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying under penalties of perjury that the Non-U.S. Holder is not a United States person or is otherwise entitled to an exemption. However, the applicable withholding agent generally will be required to report to the IRS (and to such Non-U.S. Holder) payments of dividends on our common stock and the amount of U.S. federal income tax, if any, withheld from those payments. In accordance with applicable treaties or agreements, the IRS may provide copies of such information returns to the tax authorities in the country in which the Non-U.S. Holder resides.

The gross proceeds from sales or other dispositions of our common stock may be subject, in certain circumstances discussed below, to U.S. backup withholding and information reporting. If a Non-U.S. Holder sells or otherwise disposes of any of our common stock outside the United States through a non-U.S. office of a non-U.S. broker and the disposition proceeds are paid to the Non-U.S. Holder outside the United States, the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not U.S. backup withholding, will apply to a payment of disposition proceeds, even if that payment is made outside the United States, if a Non-U.S. Holder sells our common stock through a non-U.S. office of a broker that is a United States person or has certain enumerated connections with the United States, unless the broker has documentary evidence in its files that the Non-U.S. Holder is not a United States person and certain other conditions are met or the Non-U.S. Holder otherwise qualifies for an exemption.

If a Non-U.S. Holder receives payments of the proceeds of a disposition of our common stock to or through a U.S. office of a broker, the payment will be subject to both U.S. backup withholding and information reporting unless the Non-U.S. Holder provides to the broker a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying under penalties of perjury that the Non-U.S. Holder is not a United States person, or the Non-U.S. Holder otherwise qualifies for an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be credited against the Non-U.S. Holder’s U.S. federal income tax liability (which may result in the Non-U.S. Holder being entitled to a refund), provided that the required information is timely furnished to the IRS.

FATCA Withholding

The Foreign Account Tax Compliance Act and related Treasury guidance (commonly referred to as FATCA) impose U.S. federal withholding tax at a rate of 30% on payments to certain foreign entities of (i) U.S.-source dividends (including dividends paid on our common stock) and (ii) the gross proceeds from the sale or other disposition of property that produces U.S.-source dividends (including sales or other dispositions of our common stock). This withholding tax applies to a foreign entity, whether acting as a beneficial owner or an intermediary, unless such foreign entity complies with (i) certain information reporting requirements regarding its U.S. account holders and its U.S. owners and (ii) certain withholding obligations regarding certain payments to its account holders and certain other persons. Accordingly, the entity through which a Non-U.S. Holder holds its common stock will affect the determination of whether such withholding is required. While withholding under FATCA would have also applied to payments of gross proceeds from the sale or other disposition of our common stock on or after January 1, 2019, U.S. Treasury regulations proposed in December, 2018 eliminate such withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed U.S. Treasury regulations until final U.S. Treasury regulations are issued. Non-U.S. Holders are encouraged to consult their tax advisors regarding the possible application of FATCA in their particular circumstances.

UNDERWRITING

We expect to enter an underwriting agreement with Boustead Securities, LLC (who we refer to as the representative), as representative of the underwriters named in this prospectus, with respect to the shares of common stock in the Company’s initial public offering. Under the terms and subject to the conditions contained in the underwriting agreement, the representative will agree to purchase from us on a firm commitment basis the respective number of shares of common stock at the public price less the underwriting discounts set forth on the cover page of this prospectus, and each of the underwriters has severally agreed to purchase, and we have agreed to sell to the underwriters, the number of shares of common stock listed next to its name in the following table.

Underwriter	Number of Shares
Boustead Securities, LLC

Total

The shares of common stock sold by the underwriters to the public will initially be offered at the initial public offering price range set forth on the cover page of this prospectus. Any shares of common stock sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $ per share. If all of the shares are not sold at the initial offering price, the representative may change the offering price and the other selling terms. The representative has advised us that the underwriters do not intend to make sales to discretionary accounts. The underwriting agreement will provide that the obligations of the underwriters to pay for and accept delivery of the shares of common stock are subject to the passing upon certain legal matters by counsel and certain conditions such as confirmation of the accuracy of representations and warranties by us about our financial condition and operations and other matters. The obligation of the underwriters to purchase the shares of common stock is conditioned upon our receiving approval to list the shares of common stock on NYSE American.

If the underwriters sell more shares of common stock than the total number set forth in the table above, we have granted to the representative an option, exercisable for 45 days from the date of this prospectus, to purchase up to 225,000 additional shares of common stock at the assumed public offering price less the underwriting discount, constituting 15% of the total number of shares of common stock to be offered in the initial public offering (excluding shares subject to this option). The representative may exercise this option solely for the purpose of covering over-allotments in connection with the initial public offering. The initial public offering is being conducted on a firm commitment basis.  Any shares of common stock issued or sold under the option will be issued and sold on the same terms and conditions as the other shares of common stock that are the subject of the initial public offering.

In connection with the initial public offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in compliance with Regulation M promulgated under the Exchange Act, as described below:

●	Stabilizing transactions permit bids to purchase securities so long as the stabilizing bids do not exceed a specified maximum.

●	Over-allotment transactions involve sales by the underwriters of securities in excess of the number of securities the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by the underwriters is not greater than the number of securities that they may purchase in the over-allotment option. In a naked short position, the number of securities involved is greater than the number of securities in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing securities in the open market.

●	Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. A naked short position occurs if the underwriters sell more securities than could be covered by the over-allotment option. This position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the initial public offering.

●	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when securities originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of the securities. As a result, the price of our shares of common stock may be higher than the price that might otherwise exist in the open market. These transactions may be discontinued at any time.

Discounts and Expenses

The following table shows the underwriting discounts, commissions, and non-accountable expense allowance payable to the underwriters by us in connection with the Company’s initial public offering (assuming both the exercise and non-exercise of the over-allotment option that we have granted to the representative):

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discounts and commissions (7%)	$	$	$
Non-accountable expense allowance (1%)	$	$	$
Proceeds, before expenses, to us	$	$	$

We have agreed to pay a non-accountable expense allowance to the representative equal to 1.0% of the gross proceeds received at the closing of the offering.

We have agreed to pay the representative the reasonable out-of-pocket expenses incurred by the representative in connection with the initial public offering up to $255,000. The representative out-of-pocket expenses include but are not limited to: (i) reasonable fees of representative’s legal counsel up to $125,000, (ii) due diligence and other expenses incurred prior to completion of the initial public offering up to $75,000, (iii) road show, travel, platform on-boarding fees, and other reasonable out-of-pocket accountable expenses up to $50,000, and (iv) $5,000 for background checks on our officers, directors and major stockholders and due diligence expenses. As of the date of this prospectus, we have paid the representative advances of $75,000 for its anticipated out-of-pocket costs. Such advance payments will be returned to us to the extent such out-of-pocket expenses are not actually incurred in accordance with Rule 5110(g)(4)(A) of the Financial Industry Regulatory Authority, Inc. (“FINRA”).

Representative’s Warrants

We have agreed to issue warrants to the representative to purchase a number of shares of common stock equal to 7% of the total number of shares sold in the Company’s initial public offering at an exercise price equal to 100% of the public offering price of the shares sold in the initial public offering. The representative’s warrants will be exercisable upon issuance, will have a cashless exercise provision and will terminate on the fifth anniversary of the effective date of the registration statement of which this prospectus forms a part. The representative’s warrants also provide for customary anti-dilution provisions and immediate “piggyback” registration rights with respect to the registration of the shares of common stock underlying the warrants, which registration rights shall terminate on the fifth anniversary of the effective date of the registration statement of which this prospectus forms a part. We have registered the representative’s warrants and the shares underlying the representative’s warrants in the initial public offering.

The representative’s warrants and the underlying shares may be deemed to be compensation by FINRA, and therefore will be subject to FINRA Rule 5110(e)(1). In accordance with FINRA Rule 5110(e)(1), neither the representative’s warrants nor any of our shares of common stock issued upon exercise of the representative’s warrants may be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such securities by any person, for a period of 180 days immediately following the commencement date of sales in the initial public offering, subject to certain exceptions. The representative’s warrants to be received by the representative and related persons in connection with the initial public offering: (i) fully comply with lock-up restrictions pursuant to FINRA Rule 5110(e)(1); and (ii) fully comply with transfer restrictions pursuant to FINRA Rule 5110(e)(2).

Determination of Offering Price

In determining the Company’s initial public offering price, we and the representative have considered a number of factors, including:

●	the information set forth in this prospectus and otherwise available to the representative;

●	our prospects and the history and prospects for the industry in which we compete;

●	an assessment of our management;

●	our prospects for future revenue and earnings;

●	the recent prices of, and demand for, shares sold by us prior to the initial public offering;

●	the general condition of the securities markets at the time of the initial public offering;

●	the recent market prices of, and demand for, publicly traded securities of generally comparable companies; and

●	other factors deemed relevant by the Representative and us.

The assumed initial public offering price set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors. Neither we nor the representative can assure investors that an active trading market will develop for our shares of common stock, or that the shares will trade in the public market at or above the initial public offering price.

We have agreed to indemnify the representative and the other underwriters against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments that the representative and the other underwriters may be required to make for these liabilities.

Right of First Refusal

We have agreed to provide the representative the right of first refusal for eighteen (18) months following the consummation of the Company’s initial public offering or the termination or expiration of the engagement with the representative to act as financial advisor or to act as joint financial advisor on or at least equal economic terms on any public or private financing (debt or equity), merger, business combination, recapitalization or sale of some or all of our equity or our assets.  In the event that we engage the representative to provide such services, the representative will be compensated consistent with our engagement agreement with the representative, unless we mutually agree otherwise.

Tail Rights

Following the termination or expiration of our engagement agreement with the representative, the representative shall be entitled to a cash fee (“Tail Fee”) equal to seven percent (7.0%) of the gross proceeds received by the Company from the sale of shares of common stock to any investor which became aware of the Company or which became known to the Company prior to such termination or expiration within the twelve (12) month period (“Tail Period”) following the termination or expiration of the engagement agreement with the representative, or Identified Party, provided that no party shall be an Identified Party unless such person is contained on a list of Identified Parties to be provided by the representative to the Company at the time of termination or expiration of the engagement agreement with the representative (and which such list must be agreed to by the Company in its reasonable discretion). Notwithstanding the foregoing, in the event the engagement agreement is terminated for “Cause,” which shall mean a material breach by the representative of the engagement agreement, and which such material breach is not cured, no Tail Fee shall be due during the Tail Period.

No Sales of Similar Securities

We have agreed not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any shares of our common stock or other securities convertible into or exercisable or exchangeable for shares of common stock at a price per share that is less than the price per share of common stock in the Company’s initial public offering, or modify the terms of any existing securities, whether in conjunction with another broker-dealer or on the Company’s own volition for a period of 12 months following the date on which the shares of common stock are trading on NYSE American, without the prior written consent of the representative.

Company Lock-Up

We will not, without the prior written consent of the representative, from the date of execution of the Underwriting Agreement and continuing for a period of 12 months from the closing date of the initial public offering (the “Lock-Up Period”), (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, change the terms of or grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act relating to, our common stock or any securities convertible into or exercisable or exchangeable for our common stock, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise. We will agree not to accelerate the vesting of any option or warrant or the lapse of any repurchase right prior to the expiration of the Lock-Up Period.

Our executive officers, directors and stockholders holding 5% or more of our shares (as well as holders of convertible or exercisable securities which convert into or are exercisable into common stock) have also agreed to a 12-month “lock-up” period from the date on which the trading of our common stock commences, during which, without the prior written consent of the representative, they shall not, directly or indirectly, subject to certain exceptions, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, any securities of the Company, owned either of record or beneficially by any signatory of the lock-up agreement on the date of the prospectus or thereafter acquired, or file, or cause to be filed, any registration statement under the Securities Act with respect to any of the foregoing; (ii) enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of the securities of the Company, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of securities of the Company or other securities, in cash or otherwise. The underwriters have agreed to waive the lock-up requirement for shares of common stock being sold by the selling stockholders named in the resale prospectus filed contemporaneously with this prospectus.

Electronic Offer, Sale and Distribution of Shares of Common Stock

A prospectus in electronic format may be made available on the websites maintained by the representative. In addition, shares of common stock may be sold by the representative to securities dealers who resell shares of common stock to online brokerage account holders. Other than the prospectus in electronic format, the information on the representative’s website and any information contained in any other website maintained by the representative is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the representative in its capacity as representative and should not be relied upon by investors.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the shares of common stock, or the possession, circulation or distribution of this prospectus or any other material relating to us or the shares of common stock, where action for that purpose is required. Accordingly, the shares of common stock may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the shares of common stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the Company’s initial public offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Company Securities Acquired by Underwriters in Connection with Private Placements

From October 2021 to December 2021, we conducted a private placement of 6% convertible unsecured promissory notes due three years from the date of execution and entered into related subscription agreements and investor rights and lockup agreements with a number of accredited investors. Pursuant to the agreements, we issued 27 convertible notes for aggregate loans of $6,305,000. The convertible notes bear interest at 6% annually. For a further description of the terms of these convertible notes, see “Description of Securities – 6% Convertible Unsecured Promissory Notes”.

From August 2022 to January 2023, we conducted a private placement of the Company’s 8% convertible unsecured promissory notes and respective warrants under subscription agreements with a number of accredited investors. Pursuant to the agreements, we issued 15 convertible notes and respective warrants for aggregate loans of $1,465,000. The convertible notes bear interest at 8% annually and are due August 8, 2023 unless converted in accordance with their terms. For a further description of the terms of these convertible notes and warrants, see “Description of Securities – 8% Convertible Unsecured Promissory Notes” and “Description of Securities – Warrants – Investor Warrants – Warrants Issued With 8% Convertible Unsecured Promissory Notes”, respectively.

In March 2023 and April 2023 we conducted one private placement, and in May 2023 we completed a subsequent private placement, in which we entered into subscription agreements with a number of accredited investors, pursuant to which we issued 8% unsecured promissory notes in the aggregate principal amount of $2,350,000, which bear interest at the annual rate of 8%, and respective warrants to purchase an aggregate of 940,000 shares of common stock exercisable at $2.50 per share. The convertible notes bear interest at 8% annually. For a further description of the private placement and the terms of these notes and warrants, see “Description of Securities – 8% Unsecured Promissory Notes”, and “Description of Securities – Warrants – Investor Warrants – Warrants Issued With 8% Unsecured Promissory Notes”..

Boustead acted as placement agent in our private placements of the convertible notes, promissory notes, and warrants described above. Pursuant to our engagement letter agreement with Boustead, in addition to a commission equal to 7% of the gross proceeds raised in the private placements, a non-accountable expense allowance equal to 1% of the gross proceeds raised in the private placements, and payment of certain other expenses, we agreed to issue Boustead five-year warrants to purchase a number of shares of common stock at an exercise price equal to the conversion price as defined in the notes in an amount equal to 7% of the common stock underlying the securities sold in the private placements. Accordingly, a warrant to purchase common stock was issued in December 2021 in connection with our private placement of 6% convertible unsecured promissory notes, exercisable to purchase 7% of the original principal amount of the Company’s 6% convertible unsecured promissory notes divided by the convertible notes’ applicable conversion price, at an exercise price equal to the convertible notes’ applicable per-share conversion price. Warrants to purchase shares of common stock were also issued to Boustead in March 2023, April 2023 and May 2023 in connection with our private placement of 8% unsecured promissory notes and respective investor warrants. The warrants may be exercised to purchase an aggregate of 7% of the common stock underlying the warrants that were issued to the initial 8% unsecured promissory note holders at an exercise price equal to the exercise price as defined in such warrants. Each of the placement agent’s warrants will terminate five years after issuance. Boustead has waived its rights to warrants to purchase shares of common stock in connection with our private placement of 8% convertible unsecured promissory notes and respective investor warrants. Under the engagement letter with Boustead, its placement agent’s warrants must be registered for resale with the Company’s initial public offering. However, Boustead has notified the Company that it has waived these registration rights with respect to the Company’s registration statement for its initial public offering.

Boustead agreed to waive its success fee and expense allowance for any Company-introduced investors in the private placement of the Company’s 8% convertible unsecured promissory notes and respective warrants and in consideration of such waiver Boustead will receive a number of shares of common stock of the Company that is equal to 8% of the number of shares of common stock issuable to the Company-introduced investors upon conversion or exercise, as applicable, of their securities. A total of $965,000 were invested by Company-introduced investors in that private placement. Accordingly, Boustead will receive a total of up to 77,200 shares of common stock based on the number of shares of common stock that will be issued upon the automatic conversion of the 8% convertible promissory notes and issuable to the holders of the respective warrants upon the initial public offering, based on the assumed initial public offering price of $4.00 per share, which is the low point of the price range set forth on the cover page of the prospectus. Further, Boustead agreed to defer 50% of its total success fee and 50% of its expense allowance for the other investors in the private placement of the Company’s 8% convertible unsecured promissory notes and respective warrants until the closing of the initial public offering. Based on a total of $500,000 invested by non-Company-introduced investors in that private placement, such deferred fees and non-accountable expense allowance total $20,000.

LEGAL MATTERS

The validity of the securities covered by this prospectus will be passed upon for us by Bevilacqua PLLC. Anthony L.G., PLLC is acting as counsel to the underwriters.

As of the date of this prospectus, Bevilacqua PLLC owns 15,000 shares of common stock. Bevilacqua PLLC received these shares as partial consideration for legal services previously provided to us.

EXPERTS

The financial statements of the Company as of and for the fiscal year ended December 31, 2022 appearing elsewhere in this prospectus have been included herein in reliance upon the report of BARTON CPA, an independent registered public accounting firm (“Barton”), appearing elsewhere herein (which contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as disclosed in Note 1 to the consolidated financial statements), and upon the authority of said firm as experts in accounting and auditing.

The financial statements of the Company as of and for the fiscal year ended December 31, 2021 appearing elsewhere in this prospectus have been included herein in reliance upon the report of Marcum LLP, an independent registered public accounting firm (“Marcum”), appearing elsewhere herein (which contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as disclosed in Note 1 to the consolidated financial statements), and upon the authority of said firm as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
FINANCIAL DISCLOSURE

Marcum audited our consolidated financial statements for the year ended December 31, 2021. On March 6, 2023, Marcum resigned as our independent registered public accounting firm. The audit report issued by Marcum on January 24, 2023, did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to audit scope or accounting principles, but included an explanatory paragraph that there was substantial doubt as to the Company’s ability to continue as a going concern. Marcum did not provide an audit report on our financial statements for any period subsequent to December 31, 2021. Marcum has not provided any audit services to the Company subsequent to January 24, 2023.

During the year ended December 31, 2021 and subsequently during 2022 and through March 6, 2023, (i) there were no “disagreements” between us and Marcum (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K promulgated by the SEC (“Regulation S-K”) and the related instructions to this item) on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Marcum, would have caused them to make reference to the subject matter of the disagreements in connection with their report on the financial statements for such period, and (ii) there were no “reportable events” as such term is defined in Item 304(a)(1)(v) of Regulation S-K, other than as described below.

During the year ended December 31, 2021, in connection with the audit of our financial statements as of and for the year ended December 31, 2021, we were advised by Marcum of certain material weaknesses in our internal control over financial reporting. The material weaknesses related to the following: a) Ineffective controls over period end financial disclosures and reporting process: Due to resource constraints, we have not formally defined internal controls over the period end financial disclosure and reporting process, including the identification of subsequent events, which increases susceptibility to fraud or error, and b) Revenue recognition – customer contracts: In connection with Marcum’s testing of revenue, several test selections did not have documentation such as a corresponding contract or third party written documentation of the customer’s order.

We provided Marcum with a copy of the foregoing disclosures and requested Marcum to furnish us with a letter addressed to the SEC stating whether or not Marcum agrees with the above disclosures. A copy of Marcum’s letter is filed as Exhibit 16.1 to the registration statement of which this prospectus is a part.

On March 1, 2023, we engaged Barton as our new independent registered public accounting firm. During the year ended December 31, 2021 and subsequently during 2022 and through March 1, 2023, we (or any person on our behalf) did not consult with Barton regarding any of the matters described in Items 304(a)(2)(i) or 304(a)(2)(ii) of Regulation S-K.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities we are offering by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information about us and our securities, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are materially complete but may not include a description of all aspects of such contracts, agreements or other documents, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

Upon the effectiveness of the registration statement of which this prospectus forms a part, we will be subject to the informational requirements of the Exchange Act, and, in accordance with the Exchange Act, will file reports, proxy and information statements and other information with the SEC. Such annual, quarterly and special reports, proxy and information statements and other information can be inspected and copied at the locations set forth above. We also anticipate making these documents publicly available, free of charge, on our website at https:// www.signingdaysports.com/ as soon as reasonably practicable after filing such documents with the SEC. Information on, or accessible through, our website is not part of this prospectus.

FINANCIAL STATEMENTS

Signing Day Sports, Inc.

Consolidated Balance Sheets

(Unaudited)

	March 31,	December 31,
	2023	2022

ASSETS

Current assets
Cash and cash equivalents	$248,855	$254,409
Accounts receivable, net	650	15,670
Prepaid expense	4,726	13,841
Other current assets	-	17,412

Total current assets	254,231	301,332

Property and equipment, net	9,782	10,302
Intellectual property	20,167	22,000
Software development & intangible assets	447,869	12,529
Deferred tax asset	100,000	100,000
Other assets	8,000	8,000

Total assets	$840,049	$454,163

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities
Accounts payable	$991,754	$614,158
Accrued liabilities	585,284	512,688
Deferred revenue	28,626	44,073
Deferred rent	-	9,894
Lease liabilities	-	13,924
Tenant deposit	9,894	9,894
Convertible notes - current maturities	1,465,000	1,315,000
Loans Payable	290,000	120,000

Total current liabilities	3,370,558	2,639,631

Non-current liabilities
Convertible & Nonconvertible notes - net of current maturities, less unamortized debt issuance costs	7,129,473	5,917,080

Total liabilities	$10,500,031	$8,556,711

Stockholders’ deficit

Common stock: par value $0.0001 per share; 150,000,000 authorized shares, 7,486,152 and 8,086,152 shares issued and outstanding as of March 31, 2023 and December 31, 2022, respectively.	749	809
Additional paid-in capital	2,755,852	3,377,459
Accumulated deficit	(12,416,583)	(11,480,816)

Total stockholders’ deficit	(9,659,982)	(8,102,548)

Total liabilities and stockholders’ deficit	$840,049	$454,163

The accompanying notes are an integral part of these consolidated financial statements.

Signing Day Sports, Inc.

Consolidated Statements of Operations

(Unaudited)

	Quarter Ended	Quarter Ended
	March 31, 2023	March 31, 2022
Revenues, net	$43,567	$71,848
Cost of revenues	71,439	275,768

Gross profit (loss)	(27,872)	(203,920)

Operating cost and expenses
Advertising and marketing	58,241	341,136
General and administrative	676,685	1,445,334

Total operating expenses	734,926	1,786,470

Net income (loss) from operations	(762,798)	(1,990,390)

Other income (expense)
Interest expense	(202,651)	(2,069)
Interest income	1,100	812
Other expense	-	(53,640)
Other Income	28,582	29,060

Total other income (expense)	(172,969)	(25,837)

Net loss	$(935,767)	$(2,016,227)

Weighted average common shares outstanding - basic and diluted	7,614,070	5,421,113

Net loss per common share - basic and diluted	0.12	0.37

The accompanying notes are an integral part of these consolidated financial statements.

Signing Day Sports, Inc.

Consolidated Statements of Changes In Stockholders’ Deficit

(Unaudited)

	Member’s Equity	Common Stock		Additional Paid-in	Accumulated Equity	Total Stockholders’
	Amount	Shares	Amount	Capital	(Deficit)	Deficit

Balance at December 31, 2021	$-	7,495,104	$750	$1,245,267	$(4,807,002)	$(3,560,985)

Net loss	-	-	-	-	(2,016,227)	(2,016,227)

Balance at March 31, 2022	$-	7,495,104	$750	$1,245,267	$(6,823,229)	$(5,577,212)

Balance at December 31, 2022		8,086,152	$809	3,377,459	(11,480,816)	(8,102,548)

Stock based compensation expense	-	-	-	178,333	-	178,333

Stock Repurchase & Retirement		(600,000)	(60)	(799,940)		(800,000)

Net loss	-	-	-	-	(935,767)	(935,767)

Balance at March 31, 2023	$-	7,486,152	$749	$2,755,852	$(12,416,583)	$(9,659,982)

The accompanying notes are an integral part of these consolidated financial statements.

Signing Day Sports, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Quarter Ended March 31,	Quarter Ended March 31,
	2023	2022
Cash flows from operating activities
Net loss	$(935,767)	$(2,016,227)
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	2,353	-
Stock-based compensation	178,333	-
(Increase) decrease in assets:
Accounts receivable	15,020	4,240
Prepaid and other assets	26,527	130,482
Increase (decrease) in liabilities:
Accounts payable and accrued liabilities	450,192	(271,245)
Deferred revenue	(15,447)	(50,888)
Due to related parties	(9,894)	-
Lease liabilities	(13,924)	(31,960)

Net cash used in operating activities	(302,607)	(2,235,598)

Cash flows from investing activities
Development of internal software	(435,340)	(279,723)
Purchase of intellectual property	-	(22,000)

Net cash used in investing activates	(435,340)	(301,723)

Cash flows from financing activities
Proceeds from issuance of convertible & nonconvertible notes	1,362,393	-
Proceeds from loans	170,000	-
Distribution to member	(800,000)	-

Net cash provided by financing activities	732,393	-

Net increase (decrease) in cash and cash equivalents	(5,554)	(2,537,321)

Cash and cash equivalents, beginning of period	254,409	4,687,550

Cash and cash equivalents, end of period	$248,855	$2,150,229

Supplemental cash flow information Cash paid for interest expense	$2,427	$-

The accompanying notes are an integral part of these consolidated financial statements.

Signing Day Sports, Inc.

Notes to Consolidated Financial Statements

(Unaudited)

Note 1 - Principal Business Activity and Significant Accounting Policies

Principal Business Activity

Signing Day Sports, Inc. (formerly known as Signing Day Sports, LLC) (“Company”) was formed and began operations in January 2019 and provides a digital ecosystem to help high school athletes get discovered and recruited by college coaches across the United States of America.

The Company’s website and mobile phone application provides an opportunity for athletes to create a personal profile by uploading measurables, videos of key drills, testing stats, academics and demographic information. Coaches can evaluate a prospect’s video, watch two separate prospects side by side simultaneously, and perform other actions with the video to visually evaluate talent. Intangible assets consist of development software, patented technology, customer lists, trademarks, software IP, and customer data in the form of verifiable video uploads, player statistics, and academic records.

Principles of Consolidation

The accompanying consolidated financial statements (sometimes referred to herein as “financial statements”) include the accounts of Signing Day Sports, Inc. and its subsidiaries (collectively, the “Company”). All significant intercompany balances and transactions have been eliminated.

Going Concern Considerations

Our financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. We sustained significant losses and negative cash flows from operations and are dependent on debt and equity financing to fund operations. We incurred a net loss of approximately $1.0 million and $2.0 million for the three months ended March 31, 2023 and 2022, respectively. We had cash used in operating activities of approximately $0.3 million and $2.5 million for the three months ended March 31, 2023 and, 2022, respectively, and have cumulative losses of approximately $19.0 million and $18.1 million as of March 31, 2023 and December 31, 2022, respectively. These conditions raise substantial doubt about our ability to continue as a going concern.

The Company is continuing its path to profitability through increased business development, marketing and sales of the Company’s multiple lines of subscriptions.

Failure to successfully continue to grow operational revenues could harm our profitability and adversely affect our financial condition and results of operations. We face all of the risks inherent in a new business, including the need for significant additional capital, management’s potential underestimation of initial and ongoing costs, and potential delays and other problems in connection with establishing sales channels.

We are continuing our plan to further grow and expand operations and seek sources of capital to pay our contractual obligations as they come due. Management believes that its current operating strategy will provide the opportunity for us to continue as a going concern as long as we are able to obtain additional financing; however, there is no assurance this will occur. The accompanying financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

Basis of Presentation

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and the rules and regulations of the Securities and Exchange Commission (“SEC”).

Concentrations of Credit Risk

The Company maintains its cash account in several deposit accounts, the balances of which are periodically more than federally insured limits. At March 31, 2023 and December 31, 2022, the Company had no amounts uninsured.

Receivables and Credit Policy

The Company estimates an allowance for doubtful accounts based upon an evaluation of the status of receivables, historical experience, and other factors as necessary. It is reasonably possible that the Company’s estimate of the allowance for doubtful accounts will change. There were $650 of open receivables at March 31, 2023 and $15,670 at December 31, 2022. At March 31, 2023 and December 31, 2022, the Company believes the accounts receivable are fully collectable and has no reserve established.

Payment Terms

Users may access the Company’s website and application on either a free-trial or paid basis. During 2022 and 2021, certain organizations were also permitted to access the Company’s website and application under a separate free use arrangement. This free use arrangement was discontinued as of December 31, 2022. Users that are not eligible or no longer eligible for free-trial access are required to have subscriptions by making payment to the Company prior to access to the Company’s website and application, except that user organizations may have subscriptions by agreeing to make payment on a monthly installment basis.  If a required payment is not made, access to the Company’s website and application is suspended until the required payment is received.

Property and Equipment

Property and equipment is recorded at cost. Expenditures for renewals and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Expenditures for maintenance and repairs are charged to expense. When equipment is retired or sold, the cost and related accumulated depreciation are eliminated from the accounts and the resultant gain or loss is reflected in income.

Depreciation is provided using the straight-line method, based on useful lives of the assets which range from three to five years.

The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors. Based on this assessment there was no impairment at March 31, 2023 and December 31, 2022.

Internally Developed Software

Software consists of an internally developed information system for use by the Company in matching athletes with qualified coaches. The Company has capitalized costs incurred with development and upgrades of the information systems in accordance with applicable accounting standards. Costs incurred up to and including the feasibility stage of development as well as maintenance costs are expensed as incurred. The Company amortizes these capitalized costs on a straight-line basis over the estimated useful life of the asset of five years.

The Company periodically performs reviews of the recoverability of such capitalized technology costs. At the time a determination is made that capitalized amounts are not recoverable based on estimated cash flows to be generated from technology; any remaining capitalized amounts are written off. During the three months ended March 31, 2023 and 2022, the Company did not have an impairment charge.

Intangible Assets

Intangible assets consist of development software, patented technology, customer lists, trademarks, software IP, and customer data in the form of verifiable video uploads, player statistics, and academic records. Intangible assets are stated at cost less accumulated amortization. For intangible assets that have finite lives, the assets are amortized using the straight-line method over the estimated useful lives of the related assets. For intangible assets with indefinite lives, the assets are tested periodically for impairment.

Fair Value Measurements

The Company uses the fair value framework that prioritizes the inputs to valuation techniques for recognizing financial assets and liabilities measured on a recurring basis and for non-financial assets and liabilities when these items are re-measured. Fair value is considered to be the exchange price in an orderly transaction between market participants, to sell an asset or transfer a liability at the measurement date. The hierarchy below lists three levels of fair value based on the extent to which inputs used in measuring fair value are observable in the market. The Company categorizes each of its fair value measurements in one of these three levels based on the lowest level input that is significant to the fair value measurement in its entirety.

These levels are:

Level 1 – This level consists of valuation techniques in which all significant inputs are unadjusted quoted prices from active markets for assets or liabilities that are identical to the assets or liabilities being measured.

Level 2 – This level consists of valuation techniques in which significant inputs include quoted prices from active markets for assets or liabilities that are similar to the assets or liabilities being measured and/or quoted prices for assets or liabilities that are identical or similar to the assets or liabilities being measured from markets that are not active. Also, model-derived valuations in which all significant inputs and significant value drivers are observable in active markets are Level 2 valuation techniques.

Level 3 – This level consists of valuation techniques in which one or more significant inputs or significant value drivers are unobservable. Unobservable inputs are valuation technique inputs that reflect assumptions about inputs that market participants would use in pricing an asset or liability.

The Company’s financial instruments also include accounts and receivable, accounts payable, and accrued liabilities. Due to the short-term nature of these instruments, their fair values approximate their carrying values on the balance sheet.

Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 825-10, Financial Instruments, allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (fair value option). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable unless a new election date occurs. If the fair value option is elected for an instrument, unrealized gains and losses for that instrument should be reported in earnings at each subsequent reporting date.

The Company did not identify any assets or liabilities that are required to be presented on the balance sheets at fair value in accordance with ASC Topic 820.

Due to the short-term nature of all financial assets and liabilities, their carrying value approximates their fair value as of the balance sheet dates.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of internally developed software and net operating loss and research and development tax credit carry forwards for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company converted to a C corporation in August of 2021. As a limited liability company for the 2020 year and through the date of conversion in 2021, the Company’s taxable loss was allocated to members in accordance with their respective percentage of ownership. Therefore, no provision for income taxes has been included in the financial statements for the period prior to the Company’s conversion to a C corporation.

The Company evaluates its tax positions that have been taken or are expected to be taken on income tax returns to determine if an accrual is necessary for uncertain tax positions. As of March 31, 2023 and December 31, 2022, the unrecognized tax benefits accrual was zero. The Company will recognize future accrued interest and penalties related to unrecognized tax benefits in income tax expense if incurred. As of March 31, 2022, the 2020 through 2022 tax years generally remain subject to examination by federal and state authorities.

Deferred Revenue

Deferred revenues are contract liabilities for collections on subscription agreements in excess of revenue recognized.

Revenue Recognition

The Company accounts for revenue under the guidance of FASB ASC 606, “Revenue from Contracts from Customers” (“ASC 606”).

ASC 606 prescribes a five-step model that focuses on transfer of control and entitlement to payment when determining the amount of revenue to be recognized. Under the ASC 606 guidance, an entity is required to perform the following five steps:

(1) identify the contract(s) with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when (or as) the entity satisfies a performance obligation.

Revenue from performance obligations satisfied at a point in time consist of sales to individuals representing a one-month subscription and are recognized at the end of the subscription.

Revenue from performance obligations satisfied over time consists of the sale of subscription agreements to individual organizations or customers that are more than one month in duration and are recognized on a monthly basis over the life of the subscription agreement.

Debt Issuance Costs

Debt issuance costs are amortized over the period the related obligation is outstanding using the straight-line method. The straight-line method is a reasonable estimate of the effective interest method due to the relatively short maturities of the related debt. Debt issuance costs are included within long-term debt on the balance sheet. Amortization of debt issuance costs is included in interest expense in the accompanying financial statements. As of March 31, 2023 and December 31, 2022, unamortized debt issuance costs are $425,527 and $387,920, respectively.

Advertising Costs

Advertising and marketing costs are expensed as incurred. Such costs amounted to $58,241 and $341,136 for the three months ended March 31 2023 and 2022, respectively. Advertising costs are included in advertising and marketing expenses in the statements of operations.

Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Contract Costs

Incremental costs of obtaining a contract are expensed as incurred as the amortization period of the asset that otherwise would have been recognized is estimated to be one year or less.

Stock-Based Compensation

The Company accounts for stock-based compensation costs under the provisions of ASC 718, Compensation—Stock Compensation, which requires the measurement and recognition of compensation expense related to the fair value of stock-based compensation awards that are ultimately expected to vest. Stock-based compensation expense recognized includes the compensation cost for all stock-based payments granted to employees, officers, and directors based on the grant date fair value estimated in accordance with the provisions of ASC 718. ASC 718 is also applied to awards modified, repurchased, or cancelled during the periods reported. Stock-based compensation is recognized as expense over the employee’s requisite vesting period and over the nonemployee’s period of providing goods or services.

Treasury stock

Treasury stock are shares the Company has acquired of the Company’s capital stock and have all been cancelled. The cost of the acquired shares is presented as a deduction from stockholders’ equity.

Basic and Diluted Net Loss per Common Share

Basic loss per common share is computed by dividing the net loss by the weighted average number of shares of common stock outstanding for each period. Diluted loss per share is computed by dividing the net loss by the weighted average number of shares of common stock outstanding plus the dilutive effect of shares issuable through the common stock equivalents. The weighted-average number of common shares outstanding excludes common stock equivalents because their inclusion would be anti-dilutive. As of March 31, 2023 and December 31, 2022, 253,000 stock options were excluded from dilutive earnings per share as their effects were anti-dilutive.

Leases

At the inception or modification of a contract, the Company determines whether a lease exists and classifies its leases as an operating or finance lease at commencement. Right-of-use (“ROU”) assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent their obligation to make lease payments arising from the lease.

As most of the Company’s leases do not provide an implicit interest rate, the lease liability is calculated at lease commencement as the present value of unpaid lease payments using the Company’s estimated incremental borrowing rate. The incremental borrowing rate represents the rate of interest that the Company would have to pay to borrow an amount equal to the lease payments on a collateralized basis over a similar term and is determined using a portfolio approach based on information available at the commencement date of the lease.

The lease asset also reflects any prepaid rent, initial direct costs incurred and lease incentives received. The Company’s lease terms may include optional extension periods when it is reasonably certain that those options will be exercised.

Leases with an initial expected term of 12 months or less are not recorded in the Balance Sheet and the related lease expense is recognized on a straight-line basis over the lease term. For certain classes of underlying assets, the Company has elected to not separate fixed lease components from the fixed non-lease components. As of March 31, 2023 and December 31, 2022, there were no leases with an expected term greater than 12 months.

Note 2 - Revenue

The following table disaggregates the Company’s revenue based on the timing of satisfaction of performance obligations as of:

	Three Months Ended March 31,
	2023	2022
Total revenue from contracts with customers recognized over time	$43,567	$71,848

The following table presents our contract liabilities (deferred revenue) and certain information related to these balances as of:

	March 31, 2023	December 31, 2022
Contract liabilities (deferred revenue)	$28,626	$44,073

	Three Months Ended March 31,
	2023	2022
Revenue recognized in the period from:
Amounts included in contract liabilities at the beginning of the period	$35,530	$52,288

Note 3 - Property, Plant and Equipment

The Company’s property, plant and equipment include the following:

		Accum.
	Cost Basis	Depreciation	Net
		March 31, 2023
Office Furniture	$12,380	$(2,598)	$9,782

December 31, 2022
Office Furniture	$12,380	$(2,078)	$10,302

Note 4 - Internally Developed Software

Internally developed software asset consists of the following:

	March 31, 2023
		Accumulated
	Cost	Amortization	Impairment	Net
Internally developed software	$435,854	$-	$-	$-

	2022
		Accumulated
	Cost	Amortization	Impairment	Net
Internally developed software	$820,951	$-	$(820,951)	$-

During Q4 2022, the Company recognized an impairment loss on its internally developed software amounting to $820,951 due to a decrease in projected revenues, writing down the asset to zero as of December 31, 2022. The Company did not have an impairment charge for the three months ended March 31, 2023.

Note 5 - Intangible Assets

The Company’s intangible assets include the following:

		Accum.
	Cost Basis	Amortization	Net
	March 31, 2023
Intellectual property	$22,000	$(1,833)	$20,167
Proprietary technology	18,700	(6,685)	12,015
Total	$40,700	$(8,518)	$32,182

	December 31, 2022
Intellectual property	$22,000	$-	$22,000
Proprietary technology	18,700	(6,171)	12,529
Total	$40,700	$(6,171)	$34,529

Amortization expense for the periods ended March 31, 2023 and 2022 was $2,347 and $0, respectively.

Note 6 - Notes Payable

Convertible notes payable consists of:

	March 31, 2023	March 31, 2022
9 convertible notes payable, bear interest at 6%, no monthly payments, unsecured, notes automatically convert at 50% of fair value (less any accrued interest) upon initial public offering (IPO) or other “sale of control” as defined in the agreement. If IPO or sale of control is not consummated by March 31, 2022, the Company has the option to repay notes at anytime prior to maturity date of October 15, 2024	$3,300,000	$3,300,000
12 convertible notes payable, bear interest at 6%, no monthly, payments, unsecured, notes automatically convert at 50% of fair value (less any accrued interest) upon IPO or other “sale of control” as defined in the agreement. If IPO or sale of control is not consummated by March 31, 2022 the company has the option to repay notes at anytime prior to maturity date of November 15, 2024	1,205,000	1,205,000
6 convertible notes payable, bear interest at 6%, no monthly payments, unsecured, notes automatically convert at 50% of fair value (less any accrued interest) upon IPO or other “sale of control” as defined in the agreement. If IPO or sale of control is not consummated by March 31, 2022 the company has the option to repay notes at anytime prior to maturity date of December 23, 2024	1,800,000	1,800,000
15 convertible notes payable, bear interest at 8%, no monthly payments, unsecured, notes automatically convert at 50% of fair value (less any accrued interest) upon IPO or other “sale of control” as defined in the agreement. Notes may only be prepaid by the Company with the written consent of the holder prior to the maturity date of August 8, 2023	1,465,000
4 nonconvertible notes payable, bear interest at 8%, no monthly payments, unsecured, notes have warrants that are payable upon IPO or other “sale of control” as defined in the agreement. Notes may be prepaid by the Company at any time in its sole discretion Prior to the maturity on March 16, 2025	1,400,000	-
	$9,020,000	$7,620,000
Less unamortized debt issuance costs	(425,527)	(387,920)
Debt, less unamortized debt issuance costs	$8,594,473	$7,232,080

Future maturities of convertible notes payable are as follows:

Years ending December 31,	Amount
2023 (remaining 9 months)	$1,465,000
2024	6,305,000
2025	1,250,000
Total	$9,020,000

Note 7 - Leases

The Company leases office space under a long-term operating lease from a third party expiring on May 31, 2023. Monthly rent is $12,075. In December 2021, the Company entered into an agreement to sublease their office space to an unrelated party under an operating lease agreement. The sublease ends on May 31, 2023 and includes fixed rent of $9,894 a month. As a result of the sublease, the Company incurred a loss on the transaction of $43,785 during the year ended December 31, 2021, which is included within accrued liabilities in the accompanying balance sheet. The lease liability will be amortized over the remainder of the lease. As of March 31, 2023 and December 31, 2022, the unamortized balance was $0 and $13,924, respectively.

In November 2022, the company signed a 6-month short-term lease for office space expiring on April 30, 2023. Monthly rent is $7,491 per month plus rental tax.

Total rental expense to non-related parties in three months ended March 31, 2023 and 2022 was $53,817 and $63,804 respectively. Total rental expense to related parties in three months ended March 31, 2023 and 2022 was $0 and $0 respectively.

As of March 31, 2023, there are no future maturities of uncancelable leases with a term longer than one year.

Note 8 - Income Taxes

Deferred tax assets consist of the following components as of March 31, 2023 and December 31, 2022:

	Mar. 31, 2023	Dec. 31, 2022
Deferred Tax Asset (Liabilities)
Net operating loss	$2,282,000	$2,040,000
Internally developed software	442,000	470,000
Furniture and fixtures	(3,000)	(3,000)
R&D Tax Credit Carryforwards	160,000	160,000
AZ Refundable R&D Tax Credit	100,000	100,000

Net deferred tax assets before valuation allowance	$2,981,000	$2,767,000

Less valuation allowance	(2,881,000)	(2,667,000)

Net deferred tax assets	$100,000	$100,000

The Company has a valuation allowance against the full amount of its net deferred tax assets due to the uncertainty of realization of the deferred tax assets due to the operating loss history of the Company. The Company currently provides a valuation allowance against deferred taxes when it is more likely than not that some portion, or all of its deferred tax assets will not be realized. The valuation allowance could be reduced or eliminated based on future earnings and future estimates of taxable income.

The Company’s effective income tax rate is lower than what would be expected if the federal statutory rate were applied to income from continuing operations primarily because of expenses deductible for financial reporting purposes that are not deductible for tax purposes and tax-exempt income.

As of March 31, 2023 and December 31, 2022, the Company had approximately $8,809,900 and $7,900,000, respectively, of federal net operating loss carryforwards available to offset future taxable income. Under current tax law, the federal net operating losses generated do not expire and may be carried forward indefinitely. As of March 31, 2023 and December 31, 2022, the Company has approximately $260,000 and $260,000, respectively, of federal and state research and development credits. The 2022 Arizona credit of $100,000 is refundable, and the remaining federal credit from 2022 will expire in 2042, and the 2021 credits expire in 2041.

Note 9 - Recapitalization

At inception, the Company was organized as a limited liability company (LLC). During 2020, The LLC formed two wholly- owned subsidiaries, Signing Day Sports Football, LLC (SDSF LLC) and Signing Day Sports Baseball, LLC (SDSB LLC).

Signing Day Sports, LLC, an Arizona limited liability company (“SDS LLC – AZ”), was formed on January 21, 2019. SDS LLC – AZ formed two wholly-owned subsidiaries, Signing Day Sports Football, LLC, an Arizona limited liability company (“SDSF LLC”), and Signing Day Sports Baseball, LLC, an Arizona limited liability company (“SDSB LLC”), on September 29, 2020 and November 25, 2020, respectively.

On June 5, 2020, a process to change SDS LLC – AZ into a Delaware corporation was initiated. On that date, a certificate of formation for Signing Day Sports, LLC, a Delaware limited liability company (“SDS LLC – DE”), and a certificate of conversion of SDS LLC – AZ into SDS LLC – DE, were filed with the Delaware Secretary of State. On September 9, 2021, a certificate of incorporation for Signing Day Sports, Inc., a Delaware corporation (“SDS Inc. – DE” or the “Company”), and a certificate of conversion of SDS LLC – DE into SDS Inc. – DE were filed with the Delaware Secretary of State. From September 9, 2021 to July 11, 2022, SDS Inc. – DE operated as the successor entity to SDS LLC – AZ, and SDS LLC – AZ continued to be registered as an active entity with the Arizona Corporation Commission while its conversion into SDS LLC – DE pended.

On July 11, 2022, an Agreement and Plan of Merger was entered into between SDS LLC – AZ, SDSF LLC, SDSB LLC, and SDS Inc. – DE (the “Merger Agreement”). On the same date, pursuant to the Merger Agreement, a certificate of merger was filed with the Delaware Secretary of State and a statement of merger was filed with the Arizona Secretary of State effecting the merger of SDS LLC – AZ, SDSF LLC, and SDSB LLC with and into SDS Inc. – DE, and SDS Inc. – DE succeeded to the rights, property, obligations, and liabilities of each of SDS LLC – AZ, SDSF LLC, and SDSB LLC. In anticipation of the Merger Agreement and its consummation, in April 2022 and May 2022, SDS LLC – AZ, SDS Inc. – DE, and each of the members or stockholders of SDS LLC – AZ, SDSF LLC, SDSB LLC, and SDS Inc. – DE, entered into Settlement Agreement and Releases (collectively, the “Settlement Agreements”), which provided, among other things, for the mutual general release of all claims by the parties against and relating to SDS LLC – AZ, SDSF LLC, SDSB LLC, and SDS Inc. – DE, and confirmed the owners and related amounts of all outstanding shares of common stock of SDS Inc. represented by the capitalization table exhibit to the Settlement Agreements.

SDS Inc. – DE has 150,000,000 shares authorized. No shares were formally issued. On July 11, 2022, it was agreed that all previous members in SDS LLC -AZ owned 7,495,104 common shares of SDS Inc. – DE at the date of the merger.

Note 10 - Stockholder’s Deficit

Common Stock

The Company is authorized to issue 150,000,000 shares of $0.0001 par value common stock as of March 31, 2023 and December 31, 2022, respectively. The Company has 8,086,152 shares issued and outstanding as of March 31, 2023 and December 31, 2022, respectively.

Reverse Stock Split

On April 14, 2023 (the “Effective Date”), the Company filed a Certificate of Amendment with the Secretary of State of the State of Delaware. Upon the filing and effectiveness, April 14, 2023,  pursuant to the Delaware General Corporation Law of this Certificate of Amendment to the Certificate of Incorporation of the Corporation, each five (5) shares of Common Stock issued and outstanding immediately prior to the Effective Date shall, automatically and without any action on the part of the respective holder thereof, be combined and converted into one (1) share of Common Stock (the “Reverse Stock Split”).

The Certificate of Amendment effected a 1-for-5 Reverse Stock Split on the Effective Date and was approved by shareholders on April 4, 2023, and the Board of Directors on April 11, 2023. Accordingly, all share and per share amounts for all periods presented in the accompanying financial statements and notes thereto have been adjusted retroactively, where applicable, to reflect this reverse stock split.

Treasury Stock

On March 31, 2023, under the terms of a Repurchase and Resignation Agreement, dated March 21, 2023, with Dennis Gile (the “Repurchase Agreement”), we paid an aggregate purchase price of $800,000 for the repurchase (the “Repurchase”) of 600,000 shares of common stock from Dennis Gile, our largest stockholder and a former Chief Executive Officer, President, Secretary, Chairman, and director of the Company, at approximately $1.33 per share. Pursuant to the Repurchase Agreement, $695,000 of the $800,000 payment was made to the attorneys for John Dorsey, a former officer and director of the Company (the “Dorsey/Gile Settlement Payment”), as part of the settlement of a private lawsuit under a settlement agreement between Mr. Gile and Mr. Dorsey (the “Dorsey/Gile Lawsuit”) between these individuals and Dorsey LLC (the “Dorsey/Gile Settlement Agreement”). Pursuant to the Repurchase Agreement, the balance of the aggregate purchase price was paid to the attorneys for Mr. Gile. Pursuant to the Repurchase Agreement, Mr. Gile agreed to resign his position as Chairman and every other director and officer position he held with the Company effective as of March 21, 2023. Prior to such date, on March 20, 2023, Mr. Gile delivered notice of resignation from such positions, which stated that it was effective March 19, 2023. Pursuant to the Repurchase Agreement, Mr. Gile will not receive any severance payments in connection with any other agreement with the Company as a result of his resignation. The Repurchase was also conditioned on the Company’s prior review of and consent to the Dorsey/Gile Settlement Agreement prior to its execution, and receipt of a certificate from the Chief Financial Officer of the Company that the Repurchase will not impair the Company’s capital within the meaning of Section 160 of the DGCL or the Company’s ability to pay down its debts as they become due (the “CFO Certificate”). Under the Repurchase Agreement, the Dorsey/Gile Settlement Agreement was required to fully resolve, settle and dismiss the Gile/Dorsey Lawsuit and contain a general release of claims by all the plaintiffs in the Dorsey/Gile Lawsuit in favor of Mr. Gile, the Company, the Company’s affiliates, stockholders, and certain other Company releasees. Under the Repurchase Agreement, Mr. Gile agreed to indemnify the Company for claims arising out of based upon the Repurchase Agreement. Pursuant to the Repurchase Agreement, a copy of the Dorsey/Gile Settlement Agreement was reviewed and consented to by the Company and entered into as of March 20, 2023. Under the Dorsey/Gile Settlement Agreement, between Mr. Gile, Mr. Dorsey, and Dorsey LLC, Mr. Gile agreed to pay the Dorsey/Gile Settlement Payment and transfer 40,000 shares of the Company to Mr. Dorsey. Mr. Gile, Mr. Dorsey and Dorsey LLC agreed to mutual releases of all claims relating to the Dorsey/Gile Lawsuit and to dismiss the Dorsey/Gile Lawsuit. Although the Dorsey/Gile Settlement Agreement did not contain a release of the Company and did not contain releases by the plaintiffs of Mr. Gile other than with respect to the Lawsuit, the Company waived any related requirements under the Repurchase Agreement in light of the expected execution of the Mutual Release Agreement (as defined below). The CFO Certificate was received as of March 21, 2023. The repurchased shares were cancelled as of March 31, 2023. The transfer of 40,000 shares by Mr. Gile to Mr. Dorsey occurred on April 4, 2023, after waiver of the board of directors of the repurchase rights and purchase rights provided for under the Shareholder Agreement by resolutions adopted on March 24, 2023.

Equity Incentive Plan

In August 2022, the Board of Directors adopted the Company’s 2022 Equity Incentive Plan (the “2022 Plan”), effective as of August 31, 2022. Awards that may be granted under the 2022 Plan include: (a) Incentive Stock Options, (b) Non-qualified Stock Options, (c) Stock Appreciation Rights, (d) Restricted Awards, (e)Performance Share Awards, and (f) Performance Compensation Awards. The persons eligible to receive Awards are the Employees, Consultants and Directors of the Company and its Affiliates and such other individuals designated by the Committee who are reasonably expected to become Employees, Consultants and Directors after the receipt of Awards. The purpose of the 2022 Plan is to attract and retain the types of Employees, Consultants and Directors who will contribute to the Company’s long-term success; (b) provide incentives that align the interests of Employees, Consultants and Directors with those of the stockholders of the Company; and (c) promote the success of the Company’s business. The 2022 Plan shall be administered by the Committee or, in the Board’s sole discretion, by the Board. Subject to the terms of the Plan and the provisions of Section 409A of the Code (if applicable), the Committee’s charter and Applicable Laws, and in addition to other express powers and authorization conferred by the Plan. The Board reserved 750,000 shares of common stock issuable upon the grant of awards. Stock options comprise all of the awards granted since the 2022 Plan’s inception. As of March 31, 2023, there were 344,200 shares available for grant under the 2022 Plan and the Company had granted 90,000 restricted stock awards and 315,800 stock options to purchase common stock with an exercise price of $3.10 that expire ten years from the date of grant.

The following table summarizes stock option activity for the three months ended March 31, 2023:

		Weighted
		Average	Intrinsic
	Options	Exercise Price	Value
Outstanding at December 31, 2022	262,000	$3.10
Granted	53,800	$3.10
Exercised	-	-
Forfeited or expired	(2,000)	-

Outstanding at March 31, 2023	313,800	$3.10	$52,280

Exercisable at March 31, 2023	104,680	$3.10	$26,170

Three Months Ended
March 31,
2023
Weighted average grant-date fair value of options granted during the period	$1.73

The following table summarizes restricted stock award activity for the three months ended March 31, 2023:

		Weighted
		Average
	RSAs	Grant Date Fair value
Outstanding, beginning of year	-	$-
Granted	90,000	3.35
Vested	(45,000)	3.35
Cancelled	-	-

Outstanding, end of period	45,000	$3.35	$

The following table presents, on a weighted average basis, the assumptions used in the Black-Scholes option-pricing model to determine the grant-date fair value of stock options granted:

Three Months Ended
March 31,
2023
Risk-free interest rate	3.58%
Expected term (in years)	5.42
Expected volatility	50%
Expected dividend yield	$-

The total grant-date fair value of the options granted during the three month period March 31, 2023, was $92,913. Stock-based compensation expense of $152,251 was recognized for the three month period ended March 31, 2023 and was included on the statement of operations. Total unrecognized compensation cost related to non-vested stock option awards and restricted stock awards amounted to $514,432 as of March 31, 2023.

Note 11 - Commitments and Contingencies

Legal

The Company may be a party to various legal actions arising from the normal course of business. In management’s opinion, the Company has adequate legal defenses and/or insurance coverage and does not believe the outcome of such legal actions will materially affect the Company’s operation and/or financial position.

Claim of John Dorsey

On or about November 29, 2022, John Dorsey, a former Chief Executive Officer and director of the Company, through his counsel, sent the Company a letter demanding full payment on the Alleged Loan in connection with the Loan Dispute. Under the January 2023 Dorsey Settlement Agreement, Mr. Dorsey agreed to a discharge of the Alleged Loan and waiver and release of claims relating to the Alleged Loan and Loan Dispute and covenant not to sue on the basis of such claims or otherwise commence any action or proceeding that would be inconsistent with the release of such claims. The Company agreed to pay Mr. Dorsey $10,000 and issue a promissory note to Mr. Dorsey in the principal amount of $40,000 payable on the earlier of ten business days following the successful closing of an initial public offering of the Company’s common stock that generates at least $1 million in net proceeds to the Company or July 1, 2023.

Collaborative Arrangements

The company has entered into collaborative arrangements with various parties for the cross promotion of technologies and services within certain geographical areas. These arrangements do not commit the Company or the counterpart to any financial obligation. If these arrangements result in a formal project, the Company and the counterparties will receive certain equity consideration in the project or be given first right of refusal to provide their products or services to the projects, as defined by the respective agreements. To date, these arrangements have not resulted in any formal projects.

Note 12 - Related Party Transactions

See leases note 9 for related party disclosure.

On April 10, 2023, the Company issued Richard Symington, our President and Chief Marketing Officer and a director, an 8% unsecured promissory note in the amount of $250,000 and a warrant to purchase 100,000 shares of common stock at an exercise price of $2.50 per share in a private placement. The promissory note bears interest at 8% annually and will mature on the earlier to occur of March 17, 2025 or a Liquidity Event. If a Liquidity Event occurs before March 17, 2025, the warrant will be automatically exercised as to the unexercised portion of the warrant, the outstanding balance due under the 8% unsecured promissory note will be deemed repaid in the amount of the unexercised portion of the warrant from the automatic exercise of the unexercised portion of the warrant, and any remaining balance outstanding under the promissory note must be repaid in cash. If a Liquidity Event does not occur before March 17, 2025, then both principal and interest outstanding under the note must be repaid in cash. The warrant may be voluntarily exercised for cash prior to the maturity date of the promissory note or, as indicated above, will be automatically exercised for shares of common stock upon the consummation of a Liquidity Event. The warrant has a five-year term. Mr. Symington also entered into a subscription agreement which provided certain registration rights with respect to the shares underlying the warrant.

Under the Mutual Release Agreement, as of March 29, 2023, Mr. Dorsey agreed to a general release of claims against and covenant not to sue the Company, the Company’s affiliates, stockholders, and certain other Company releasees, and the Company agreed to a general release of claims against and covenant not to sue Mr. Dorsey, Mr. Dorsey’s affiliates, and certain other releasees, subject to payment of the Dorsey/Gile Settlement Payment, which, as indicated above, was made on March 31, 2023. The releases of claims and covenants not to sue under the Mutual Release Agreement do not apply to breach of the Dorsey/Gile Settlement Agreement or to the January 2023 Dorsey Settlement Agreement.

Under our Settlement Agreement with Dennis Gile, our largest stockholder and a former Chief Executive Officer, President, Secretary, Chairman, and director of the Company, dated as of May 12, 2022, the parties agreed, among other things, to a general release and discharge of claims against us, our officers and directors, certain other affiliates and related parties, and our stockholders as listed on an exhibit to the agreement, including without limitation, claims relating to Mr. Gile’s direct or indirect ownership of shares of SDS Inc. – DE’s capital stock, or Mr. Gile’s direct or indirect ownership of membership interests of SDS LLC – AZ, SDS LLC – DE, SDSF LLC, or SDSB LLC, as applicable, provided, however, that nothing in the Settlement Agreement was intended to release any rights that any party or Mr. Gile may have under the terms of that certain Severance General Waiver and Release Agreement between Mr. Gile and the Company, dated March 22, 2022, including the releases of any and all claims against the Company and certain related parties as contained therein, Mr. Gile’s agreement to be terminated effective on January 1, 2022 and receive a severance payment of $53,500 pursuant to Section 1 of the Severance Agreement, paid in March 2022, all of which terms were to remain in force notwithstanding the provisions of the Settlement Agreement. Further, Mr. Gile irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever released and waived their rights to any claim, distributions, payments, or other amounts that Mr. Gile believed should have been paid or were owed to Mr. Gile by SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE. Each party also agreed, in order to make sure there was a clear understanding regarding the capitalization of SDS Inc. – DE, irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely to forever release and waive any claims that they may have had with respect to ownership interests in SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE, whether past, present, future, or contingent, and affirmed that he, she, or it did not own any interests in SDS Inc. – DE beyond that set forth on the capitalization table attached as an exhibit to the Settlement Agreement. The parties therefore agreed that Mr. Gile owned 2,816,377 shares of common stock pursuant to the Settlement Agreement. Mr. Gile also irrevocably covenanted that he would not sue us or the other released parties in respect of any of the matters released and discharged. Notwithstanding the Severance Agreement referenced above, Mr. Gile has not had a written employment agreement with the Company, has not been terminated, and has not received a salary since 2021, but has continued to receive standard employee benefits on a monthly basis.

Under our Settlement Agreement with Dorsey LLC, John Dorsey, in his individual capacity, and who was formerly Chief Executive Officer and a director of the Company, and his spouse, Elena Dorsey, to the extent of such spouse’s community property interest, if any (together, “Dorsey”), dated as of April 25, 2022, the parties agreed, among other things, (1) that Dorsey had held 959,940 shares of SDS Inc. – DE’s common stock at that time, (2) that prior to the anticipated redomestication of SDS LLC – AZ to Delaware as a Delaware limited liability company and conversion to a Delaware corporation, Dorsey was a member of SDS LLC – AZ and was a party to SDS LLC – AZ’s Fourth Amended Limited Liability Company Operating Agreement dated July 16, 2021 (the “SDS LLC – AZ Operating Agreement”), (3) that the SDS LLC – AZ Operating Agreement provided Dorsey, among other things, certain anti-dilution protections whereby SDS LLC – AZ would have been required to issue additional equity to Dorsey if SDS LLC – AZ were to have issued additional equity which would have the effect of reducing Dorsey’s ownership below 11% of SDS LLC – AZ’s outstanding equity (the “Dorsey Anti-Dilution Provision”), (4) that on April 25, 2022, Dorsey LLC would receive a total of 350,000 shares of common stock of SDS Inc. – DE in exchange for Dorsey’s cancellation, waiver, and release of all of Dorsey’s rights under the Dorsey Anti-Dilution Provision in the SDS LLC – AZ Operating Agreement, (5) to a general release and discharge of claims against us, our officers and directors, certain other affiliates and related parties, and our stockholders as listed on an exhibit to the agreement, including without limitation, claims relating to the Dorsey Anti-Dilution Provision, Dorsey’s direct or indirect ownership of shares of SDS Inc. – DE’s capital stock, or Dorsey’s direct or indirect ownership of membership interests of SDS LLC – AZ, SDS LLC – DE, SDSF LLC, or SDSB LLC, as applicable, provided, however, that nothing in the Settlement Agreement was intended to release any rights that any party or Dorsey may have under the terms of that certain Offer of Employment between John Dorsey and SDS LLC – AZ, dated January 13, 2022, or that certain Simple Agreement for Future Equity and/or Convertible Note, as applicable. As of the date of this prospectus, the Company has no agreements with Dorsey otherwise relating to, and has not issued to Dorsey, any simple agreement for future equity or convertible note. Further, Dorsey irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever released and waived their rights to any claim, distributions, payments, or other amounts that Dorsey believed should have been paid or were owed to Dorsey by SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE. Each party also agreed, in order to make sure there was a clear understanding regarding the capitalization of SDS Inc. – DE, irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely to forever release and waive any claims that they may have had with respect to ownership interests in SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE, whether past, present, future, or contingent, and affirmed that he, she, or it did not own any interests in SDS Inc. – DE beyond that set forth on the capitalization table attached as an exhibit to the Settlement Agreement. The parties therefore agreed that Dorsey LLC owned 1,309,940 shares of common stock pursuant to the Settlement Agreement. Dorsey also irrevocably covenanted that they would not sue us or the other released parties in respect of any of the matters released and discharged. Mr. Dorsey is deemed to beneficially own the shares of common stock owned by Dorsey LLC and has sole voting and dispositive powers over its shares.

On or about November 29, 2022, John Dorsey, a former Chief Executive Officer and director of the Company, through his counsel, sent the Company a letter demanding full payment on the Alleged Loan in connection with the Loan Dispute. Under the January 2023 Dorsey Settlement Agreement, Mr. Dorsey agreed to a discharge of the Alleged Loan and waiver and release of claims relating to the Alleged Loan and Loan Dispute and covenant not to sue on the basis of such claims or otherwise commence any action or proceeding that would be inconsistent with the release of such claims. The Company agreed to pay Mr. Dorsey $10,000 and issue a promissory note to Mr. Dorsey in the principal amount of $40,000 payable on the earlier of ten business days following the successful closing of an initial public offering of the Company’s common stock that generates at least $1 million in net proceeds to the Company or July 1, 2023. The net balance of this promissory note as of March 31, 2023 was $30,000.

Under a lease agreement dated as of October 7, 2021 and an addendum dated the same date, we leased our former corporate offices consisting of approximately 7,800 square feet for a term of five years beginning January 1, 2022 and ending December 31, 2026 for a monthly rent of $20,800 plus tax and certain operating expenses, with an increase of 3% at the beginning of every calendar year following the first year of the term of the lease agreement through January 2026. As of December 31, 2021, a security deposit was paid in the amount of $23,411. The office space was owned by John Dorsey, a former chief executive officer and director of the Company. On August 31, 2022, we entered into a Lease Termination Agreement in which both parties agreed to terminate the lease and release each other from all future obligations. The total approximate dollar value of this transaction was $420,992 plus tax and certain operating expenses. The approximate dollar value of the interest of Mr. Dorsey in this transaction was $420,992.

Note 13 - Subsequent Events

In March 2023 and April 2023 we conducted one private placement, and in May 2023 we completed a subsequent private placement in which we entered into subscription agreements with a number of accredited investors, pursuant to which we issued 8% unsecured promissory notes in the aggregate principal amount of $2,350,000, which bear interest at the annual rate of 8%, and accompanying warrants to purchase an aggregate of 940,000 shares of common stock exercisable at $2.50 per share. The warrants may be voluntarily exercised for cash prior to the maturity date of the promissory notes or will be automatically exercised as described below. The amount outstanding under the 8% unsecured promissory notes must be repaid upon the earlier to occur of the consummation of a Liquidity Event or the second anniversary of the initial closing date of the respective private placement (March 17, 2025 as to $1,500,000 principal and May 2, 2025 as to $850,000 principal). If a Liquidity Event occurs before the second anniversary of the initial closing date of the applicable private placement, the warrants will be automatically exercised as to the unexercised portion of the warrants, the outstanding balance under the 8% unsecured promissory notes will be deemed repaid in the amount of the exercise price for the automatic exercise of the unexercised portion of the related warrants, with any remaining balance owed on the promissory notes to be repaid in cash. If a Liquidity Event does not occur before the second anniversary of the initial closing date of the applicable private placement, then both principal and interest outstanding under the notes must be repaid in cash. The Company agreed to register the resale all of the shares of common stock that such warrants may or shall be exercised to purchase with the shares being registered for sale in the registration statement of which this prospectus forms a part. The Company must generally keep the registration statement effective for a period as shall be required to permit the investors to complete the offer and sale of their shares. The Company and the investors also provided customary mutual indemnification relating to any damages arising from such registration.

Boustead has acted as placement agent in these private placements. Pursuant to our engagement letter agreement with Boustead, in addition to a commission equal to 7% of the gross proceeds raised in the private placements, a non-accountable expense allowance equal to 1% of the gross proceeds raised in the private placements, and payment of certain other expenses, we agreed to issue Boustead five-year warrants to purchase a number of shares of common stock equal to 7% of the common stock underlying the warrants accompanying the 8% unsecured promissory notes at an exercise price equal to the exercise price as defined in such warrants. Under the engagement letter with Boustead, its placement agent’s warrants must be registered for resale with the Company’s initial public offering. However, Boustead has informally deferred these registration rights with respect to the registration statement for the initial public offering.

Under the subscription agreements with the investors in the first of these two private placements, the Company was required to use the first $450,000 of the net proceeds from the private placement to expand its current operations, including its technology and intellectual property portfolio, and to fund the costs of its initial public offering. The Company was required to use the next $800,000 of the net proceeds from the private placement to repurchase up to 600,000 shares of common stock that were held by Dennis Gile, our largest stockholder and a former officer and director of the Company, at a price equal to approximately $1.35 per share. The repurchase was required to be consummated only to the extent that it does not impair the Company’s capital within the meaning of Section 160 of the DGCL or the Company’s ability to pay down its debts as they become due. The Company was required to enter into an agreement with Mr. Gile providing that Mr. Gile will use the proceeds of the repurchase to settle an existing lawsuit filed against Mr. Gile by John Dorsey, a former officer and director of the Company, subject to a full release of Mr. Gile and the Company, and that Mr. Gile will resign from the board of directors of the Company and from any officer position with the Company upon the repurchase. The Company was required to use any remaining net proceeds from the private placement, which consisted of $250,000 less placement agent fees and expenses, for working capital and other general corporate purposes. Subsequently, the Company used the net proceeds as required.

Immediately after the consummation of the initial public offering, we intend to file a Registration Statement on Form S-8 with the SEC to register the potential exercise of these options.

On May 1, 2023, the Company entered into a lease agreement with M4 Perimeter, LLC for a period of 39 months from the commencement date of May 4, 2023. The term of the current lease shall expire on May 3, 2023.

Base Monthly Rent. From and after the Extension Term Commencement Date, the Base Monthly Rent schedule is hereby amended as follows:

Months 1 – 12	$7,359.00 per month, plus applicable rental taxes**

Months 13 – 24	$7,580.00 per month, plus applicable rental taxes

Months 25 – 36	$7,808.00 per month, plus applicable rental taxes

Months 37 – 39	$8,042.00 per month, plus applicable rental taxes

**	Base Monthly Rent for Months 1 – 3 shall be 100% abated

See Note 10 for reverse stock split subsequent event.

Certified Public Accountants and Advisors

A PCAOB Registered Firm

713-489-5635 bartoncpafirm.com Cypress, Texas

Report of Independent Registered Public Accounting Firm

To the Board of Directors of

Signing Day Sports, Inc.

7272 E. Indian School Road, STE 101

Scottsdale, Arizona 85251

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Signing Day Sports, Inc., (the “Company”), as of December 31, 2022, and the related statements of operations, stockholders’ equity, and cash flows for the year then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of Signing Day Sports, Inc. as of December 31, 2022, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to Signing Day Sports, Inc. in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Signing Day Sports, Inc. is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Substantial Doubt About the Entity’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency, and therefore a substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Other Matter – Prior Year Financial Statements

The accompanying balance sheet of Signing Day Sports, Inc. as of December 31, 2021, and the related statements of operations and cash flows for the year then ended were not audited, reviewed, or compiled by us and, accordingly, we do not express an opinion or any other form of assurance on them, with the exception of the reverse stock split mentioned below. They were audited by other auditors whose report dated January 24, 2023, expressed an unmodified opinion on those statements.

As part of our audit of the December 31, 2022 financial statements, we also audited the 2021 change in common stock related to the reverse stock split that has been reflected in the financial statements as if it had occurred at the beginning of the first period presented.

Critical Audit Matters

The are no critical audit matters matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments.

We have served as Signing Day Sports, Inc.’s auditor since 2023.

/s/ BARTON CPA

BARTON CPA

Cypress, Texas

April 27, 2023

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Signing Day Sports, Inc.

Opinion on the Financial Statements

We have audited, before the effects of the adjustments to retroactively apply the reverse stock split described in Note 12, the accompanying consolidated balance sheet of Signing Day Sports, Inc. (the “Company”) as of December 31, 2021, the related consolidated statements of operations, stockholders’ and members’ equity (deficit) and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

We were not engaged to audit, review, or apply any procedures to the adjustments to retroactively apply the effects of the reverse stock split described in Note 12, accordingly, we do not express an opinion or any other form of assurance about whether such adjustments are appropriate and have been properly applied. Those adjustments were audited by Barton CPA.

Explanatory Paragraph – Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has suffered significant losses and negative cash flows from operations and is dependent on debt and equity financing to fund its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We served as the Company’s auditor from 2021 (such date takes into account the acquisition of Rotenberg Meril Solomon Bertiger & Guttilla, P.C., by Marcum LLP effective February 1, 2022) through 2023.

Saddle Brook, New Jersey

January 24, 2023

Signing Day Sports, Inc.

Consolidated Balance Sheets

	December 31,	December 31,
	2022	2021

ASSETS

Current assets
Cash and cash equivalents	$254,409	$4,687,550
Accounts receivable, net	15,670	4,840
Prepaid expense	13,841	162,833
Other current assets	17,412	-

Total current assets	301,332	4,855,223

Property and equipment, net	10,302	12,070
Intellectual property	22,000	-
Software development & intangible assets	12,529	-
Deferred tax asset	100,000	-
Other assets	8,000	48,902

Total assets	$454,163	$4,916,195

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities
Accounts payable	$614,158	$182,947
Accrued liabilities	512,688	197,417
Deferred revenue	44,073	66,549
Deferred rent	9,894	31,960
Lease liabilities	13,924	43,785
Tenant deposit	9,894	9,894
Convertible notes - current maturities	1,315,000	-
Loans Payable	120,000	-

Total current liabilities	2,639,631	532,552

Non-current liabilities
Convertible notes - net of current maturities,
less unamortized debt issuance costs	5,917,080	5,809,993
SAFE Agreements	-	2,134,635

Total liabilities	$8,556,711	$8,477,180

Stockholders’ deficit

Common stock: par value $0.0001 per share; 150,000,000 authorized shares, 8,086,152 and 7,495,104 shares issued and outstanding as of December 31, 2022 and 2021, respectively.	809	750
Additional paid-in capital	3,377,459	1,245,267
Accumulated deficit	(11,480,816)	(4,807,002)

Total stockholders’ deficit	(8,102,548)	(3,560,985)

Total liabilities and stockholders’ deficit	$454,163	$4,916,195

The accompanying notes are an integral part of these consolidated financial statements.

Signing Day Sports, Inc.

Consolidated Statements of Operations

	Year Ended December 31,	Year Ended December 31,
	2022	2021

Revenues, net	$78,336	$340,984
Cost of revenues	783,064	504,342

Gross profit (loss)	(704,728)	(163,358)

Operating cost and expenses
Advertising and marketing	1,842,666	1,104,939
General and administrative	3,025,223	5,027,820
Impairment charge	820,951	2,276,159

Total operating expenses	5,688,840	8,408,918

Net income (loss) from operations	(6,393,568)	(8,572,276)

Other income (expense)
Interest expense	(597,747)	(78,503)
Interest income	1,100	1,187
Deferred tax income	100,000	-
Change in fair value of SAFE Agreements	154,635	(154,635)
Other expense	(53,640)	-
Other Income	115,406	-

Total other income (expense)	(280,246)	(231,951)

Net loss	$(6,673,814)	$(8,804,227)

Weighted average common shares outstanding - basic and diluted	7,614,070	7,495,104

Net loss per common share - basic and diluted	0.88	1.17

The accompanying notes are an integral part of these consolidated financial statements.

Signing Day Sports, Inc.

Consolidated Statements of Changes In Stockholders’ Deficit

	Member’s Equity	Common Stock		Additional Paid-in	Accumulated Equity	Total Stockholders’
	Amount	Shares	Amount	Capital	(Deficit)	Deficit

Balance at December 31, 2020	$2,556,242	-	$-	$-	$-	$2,556,242

Member contributions	3,437,000	-	-	-	-	3,437,000

Member distributions	(750,000)	-	-	-	-	(750,000)

Net loss attributable to LLC	(3,997,225)				-	(3,997,225)

Conversion from LLC to Corp	(1,246,017)	7,495,104	750	1,245,267	-	-

Net loss	-	-	-	-	(4,807,002)	(4,807,002)

Balance at December 31, 2021	$-	7,495,104	$750	$1,245,267	$(4,807,002)	$(3,560,985)

Issuance of Common Stock in exchange for SAFEs cancelation	-	591,048	59	1,979,941	-	1,980,000

Stock based compensation expense				152,251		152,251

Net loss	-	-	-	-	(6,673,814)	(6,673,814)

Balance at December 31, 2022	$-	8,086,152	$809	$3,377,459	$(11,480,816)	$(8,102,548)

The accompanying notes are an integral part of these consolidated financial statements.

Signing Day Sports, Inc.

Consolidated Statements of Cash Flows

	2022	2021

Cash flows from operating activities
Net loss	$(6,673,814)	$(8,804,227)
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	1,768	372,852
Bad debt	6,660	-
Change in fair value of future equity obligations	(154,635)	154,635
Interest expense attributable to amortization of debt issuance cost	191,287	24,559
Impairment loss on software development costs	820,951	2,276,159
Stock-based compensation	152,251	-
(Increase) decrease in assets:
Accounts receivable	(17,490)	(4,840)
Prepaid and other assets	172,482	(172,621)
Deferred tax asset	(100,000)	-
Increase (decrease) in liabilities:
Accounts payable and accrued liabilities	746,482	378,040
Deferred revenue	(22,476)	(7,719)
Due to related parties	(22,066)	-
Lease liabilities	(29,861)	43,785
Tenant deposit	-	9,894

Net cash used in operating activities	(4,928,461)	(5,729,483)

Cash flows from investing activities
Development of internal software	(833,480)	(1,073,898)
Purchase of intellectual property	(22,000)	-
Purchase of property and equipment	-	(12,380)

Net cash used in investing activates	(855,480)	(1,086,278)

Cash flows from financing activities
Proceeds from issuance of convertible notes	1,230,800	6,305,000
Payment of debt issuance cost	-	(519,566)
Proceeds from loans	120,000
Proceeds from SAFE agreements	-	1,980,000
Proceeds from member contributions	-	3,437,000
Distribution to member	-	(750,000)

Net cash provided by financing activities	1,350,800	10,452,434

Net increase (decrease) in cash and cash equivalents	(4,433,141)	3,636,673

Cash and cash equivalents, beginning of period	4,687,550	1,050,877

Cash and cash equivalents, end of period	$254,409	$4,687,550

Supplemental cash flow information
Cash paid for interest expense	$-	$695

Supplemental disclosure of non-cash financing activities:
SAFEs cancelation	$(1,980,000)	$-
Issuance of common stock in exchange for SAFEs cancelation	$1,980,000	$-

The accompanying notes are an integral part of these consolidated financial statements.

Signing Day Sports, Inc.

Notes to Consolidated Financial Statements

Note 1 - Principal Business Activity and Significant Accounting Policies

Principal Business Activity

Signing Day Sports, Inc. (formerly known as Signing Day Sports, LLC) (“Company”) was formed and began operations in January 2019 and provides a digital ecosystem to help high school athletes get discovered and recruited by college coaches across the United States of America.

The Company’s website and mobile phone application provides an opportunity for athletes to create a personal profile by uploading measurables, videos of key drills, testing stats, academics and demographic information. Coaches can evaluate a prospect’s video, watch two separate prospects side by side simultaneously, and perform other actions with the video to visually evaluate talent. Intangible assets consist of development software, patented technology, customer lists, trademarks, software IP, and customer data in the form of verifiable video uploads, player statistics, and academic records.

Principles of Consolidation

The accompanying consolidated financial statements (sometimes referred to herein as “financial statements”) include the accounts of Signing Day Sports, Inc. and its subsidiaries (collectively, the “Company”). All significant intercompany balances and transactions have been eliminated.

Going Concern Considerations

Our financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. We sustained significant losses and negative cash flows from operations and are dependent on debt and equity financing to fund operations. We incurred a net loss of approximately $6.6 million and $8.8 million for the years ended December 31, 2022, and 2021, respectively. We had cash used in operating activities of approximately $4.9 million and $5.7 million for the years ended December 31, 2022, and 2021, respectively, and have cumulative losses of approximately $18.1 million and $11.5 million as of December 31, 2022, and 2021, respectively. These conditions raise substantial doubt about our ability to continue as a going concern.

The Company is continuing its path to profitability through increased business development, marketing and sales of the Company’s multiple lines of subscriptions.

Failure to successfully continue to grow operational revenues could harm our profitability and adversely affect our financial condition and results of operations. We face all of the risks inherent in a new business, including the need for significant additional capital, management’s potential underestimation of initial and ongoing costs, and potential delays and other problems in connection with establishing sales channels.

We are continuing our plan to further grow and expand operations and seek sources of capital to pay our contractual obligations as they come due. Management believes that its current operating strategy will provide the opportunity for us to continue as a going concern as long as we are able to obtain additional financing; however, there is no assurance this will occur. The accompanying financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

Basis of Presentation

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and the rules and regulations of the Securities and Exchange Commission (“SEC”).

Concentrations of Credit Risk

The Company maintains its cash account in several deposit accounts, the balances of which are periodically more than federally insured limits. At December 31, 2022 and 2021, the uninsured amounts approximated $0 and $4,000,000, respectively.

Receivables and Credit Policy

The Company estimates an allowance for doubtful accounts based upon an evaluation of the status of receivables, historical experience, and other factors as necessary. It is reasonably possible that the Company’s estimate of the allowance for doubtful accounts will change. There were approximately $16,000 of open receivables at December 31, 2022 and $5,000 at December 31, 2021. At December 31, 2022 and 2021 the Company believes the accounts receivable are fully collectable and has no reserve established.

Payment Terms

Payments from individuals and organizations are required prior to providing access to the Company’s website and application. If not paid in advance, payments are required from organizations on a monthly basis. If a payment is not made, access to the Company’s website and application is suspended until the required payment is received.

Property and Equipment

Property and equipment is recorded at cost. Expenditures for renewals and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Expenditures for maintenance and repairs are charged to expense. When equipment is retired or sold, the cost and related accumulated depreciation are eliminated from the accounts and the resultant gain or loss is reflected in income.

Depreciation is provided using the straight-line method, based on useful lives of the assets which range from three to five years.

The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors. Based on this assessment there was no impairment at December 31, 2022 and 2021.

Internally Developed Software

Software consists of an internally developed information system for use by the Company in matching athletes with qualified coaches. The Company has capitalized costs incurred with development and upgrades of the information systems in accordance with applicable accounting standards. Costs incurred up to and including the feasibility stage of development as well as maintenance costs are expensed as incurred. The Company amortizes these capitalized costs on a straight-line basis over the estimated useful life of the asset of five years.

The Company periodically performs reviews of the recoverability of such capitalized technology costs. At the time a determination is made that capitalized amounts are not recoverable based on estimated cash flows to be generated from technology; any remaining capitalized amounts are written off. During the years ended December 31, 2022, and 2021, the Company wrote off net capitalized software development costs of $820,951 and $2,276,159 respectively. An impairment charge for this write-off is reflected in the operating expenses in the accompanying statement of operations.

Intangible Assets

Intangible assets consist of development software, patented technology, customer lists, trademarks, software IP, and customer data in the form of verifiable video uploads, player statistics, and academic records. Intangible assets are stated at cost less accumulated amortization. For intangible assets that have finite lives, the assets are amortized using the straight-line method over the estimated useful lives of the related assets. For intangible assets with indefinite lives, the assets are tested periodically for impairment.

Fair Value Measurements

The Company values its “Simple Agreement for Future Equity” Agreements (“SAFE Agreements”) under the provisions of FASB ASC 820, “Fair Value Measurements and Disclosures,” which defines fair value under U.S. GAAP, establishes a framework for measuring fair value and enhances disclosures about fair value measurements. U.S. GAAP establishes a fair value hierarchy, which required an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The asset or liability’s fair value measurement level within the fair value hierarchy is based up the lowest level of any input that is significant to the fair value measurement.

A fair value hierarchy has been established, which prioritizes the valuation inputs into three broad levels. Level 1 inputs consist of quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the related asset or liability. Level 3 inputs are unobservable inputs related to the asset or liability.

The SAFE Agreements are valued using market conditions to estimate the fair value of the agreements. These are classified within Level 3.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of internally developed software and net operating loss and research and development tax credit carry forwards for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company converted to a C corporation in August of 2021. As a limited liability company for the 2020 year and through the date of conversion in 2021, the Company’s taxable loss was allocated to members in accordance with their respective percentage of ownership. Therefore, no provision for income taxes has been included in the financial statements for the period prior to the Company’s conversion to a corporation.

The Company evaluates its tax positions that have been taken or are expected to be taken on income tax returns to determine if an accrual is necessary for uncertain tax positions. As of December 31, 2022 and 2021, the unrecognized tax benefits accrual was zero. The Company will recognize future accrued interest and penalties related to unrecognized tax benefits in income tax expense if incurred. As of December 31, 2022, the 2020 through 2022 tax years generally remain subject to examination by federal and state authorities.

Deferred Revenue

Deferred revenues are contract liabilities for collections on subscription agreements in excess of revenue recognized.

Revenue Recognition

The Company accounts for revenue under the guidance of FASB ASC 606, “Revenue from Contracts from Customers” (“ASC 606”).

ASC 606 prescribes a five-step model that focuses on transfer of control and entitlement to payment when determining the amount of revenue to be recognized. Under the ASC 606 guidance, an entity is required to perform the following five steps:

(1) identify the contract(s) with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when (or as) the entity satisfies a performance obligation.

Revenue from performance obligations satisfied at a point in time consist of sales to individuals representing a one-month subscription and are recognized at the end of the subscription.

Revenue from performance obligations satisfied over time consists of the sale of subscription agreements to individual organizations or customers that are more than one month in duration and are recognized on a monthly basis over the life of the subscription agreement.

Debt Issuance Costs

Debt issuance costs are amortized over the period the related obligation is outstanding using the straight-line method. The straight-line method is a reasonable estimate of the effective interest method due to the relatively short maturities of the related debt. Debt issuance costs are included within long-term debt on the balance sheet. Amortization of debt issuance costs is included in interest expense in the accompanying financial statements. As of December 31, 2022 and 2021, unamortized debt issuance costs are $387,920 and $495,007, respectively.

Advertising Costs

Advertising and marketing costs are expensed as incurred. Such costs amounted to $1,842,666 and $1,104,939 for the years ended December 31, 2022 and 2021, respectively. Advertising costs are included in advertising and marketing expenses in the statements of operations.

Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Contract Costs

Incremental costs of obtaining a contract are expensed as incurred as the amortization period of the asset that otherwise would have been recognized is estimated to be one year or less.

Stock-Based Compensation

The Company accounts for stock-based compensation costs under the provisions of ASC 718, Compensation—Stock Compensation, which requires the measurement and recognition of compensation expense related to the fair value of stock-based compensation awards that are ultimately expected to vest. Stock-based compensation expense recognized includes the compensation cost for all stock-based payments granted to employees, officers, and directors based on the grant date fair value estimated in accordance with the provisions of ASC 718. ASC 718 is also applied to awards modified, repurchased, or cancelled during the periods reported. Stock-based compensation is recognized as expense over the employee’s requisite vesting period and over the nonemployee’s period of providing goods or services.

Basic and Diluted Net Loss per Common Share

Basic loss per common share is computed by dividing the net loss by the weighted average number of shares of common stock outstanding for each period. Diluted loss per share is computed by dividing the net loss by the weighted average number of shares of common stock outstanding plus the dilutive effect of shares issuable through the common stock equivalents. The weighted-average number of common shares outstanding excludes common stock equivalents because their inclusion would be anti-dilutive. As of December 31, 2022, and 2021, 253,000 and 0 stock options, respectively, were excluded from dilutive earnings per share as their effects were anti-dilutive.

Recent Accounting Guidance

In February 2016, the FASB issued Accounting Standards Update No. 2016-02, Leases (Topic 842), which requires lessees to recognize leases on the balance sheet and disclose key information about leasing arrangements. The new standard establishes a right-of-use (ROU) model that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases will be classified as finance or operating, with classification affecting the pattern and classification of the expense recognition in the income statement. The Company has implemented the new standard and it does not have an impact on its assets, liabilities and results of operations or cash flows.

Leases

At the inception or modification of a contract, the Company determines whether a lease exists and classifies its leases as an operating or finance lease at commencement. Right-of-use (“ROU”) assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent their obligation to make lease payments arising from the lease.

As most of the Company’s leases do not provide an implicit interest rate, the lease liability is calculated at lease commencement as the present value of unpaid lease payments using the Company’s estimated incremental borrowing rate. The incremental borrowing rate represents the rate of interest that the Company would have to pay to borrow an amount equal to the lease payments on a collateralized basis over a similar term and is determined using a portfolio approach based on information available at the commencement date of the lease.

The lease asset also reflects any prepaid rent, initial direct costs incurred and lease incentives received. The Company’s lease terms may include optional extension periods when it is reasonably certain that those options will be exercised.

Leases with an initial expected term of 12 months or less are not recorded in the Balance Sheet and the related lease expense is recognized on a straight-line basis over the lease term. For certain classes of underlying assets, the Company has elected to not separate fixed lease components from the fixed non-lease components. As of December 31, 2022 and 2021, there were no leases with an expected term greater than 12 months.

Reclassifications

Certain amounts in the 2021 consolidated financial statements have been reclassified to conform to the current year presentation. These reclassifications had no effect on net income or equity.

Note 2 - Revenue

The following table disaggregates the Company’s revenue based on the timing of satisfaction of performance obligations for the years ended December 31, 2022 and 2021:

	2022	2021

Revenue recognized over time	$33,229	$340,984
Revenue recognized at a point in time	45,107	-

Total revenue from contracts with customers	$78,336	$340,984

The beginning and ending balances for deferred revenue were as follows for the years ended December 31, 2022 and 2021:

	2022
Deferred revenue	January 1	December 31

	$66,549	$44,073

	2021
Deferred revenue	January 1	December 31

	$74,268	$66,549

The Company recognized revenue of $66,549 in 2022 that was included in the deferred revenue balance as of December 31, 2021. The Company expects to recognize the December 31, 2022 balance fully in the year ending December 31, 2023.

Note 3 - Property, Plant and Equipment

The Company’s fixed assets include the following on December 31, 2022 and 2021:

		Accum.
	Cost Basis	Depreciation	Net
	2022
Office Furniture	$12,380	$(2,078)	$10,302

	2021
Office Furniture	$12,380	$(310)	$12,070

Note 4 - Internally Developed Software

Internally developed software asset consists of the following:

	2022
		Accumulated
	Cost	Amortization	Impairment	Net

Internally developed software	$820,951	$-	$(820,951)	$-

	2021
		Accumulated
	Cost	Amortization	Impairment	Net

Internally developed software	$2,769,984	$(493,825)	$(2,276,159)	$-

During the years ended December 31, 2022 and 2021, the Company recognized impairment loss on its internally developed software amounting to $820,951 and $2,276,159, respectively due to a decrease in projected revenues.

Amortization expense for the years ended December 31, 2022 and 2021, was $0 and $372,542, respectively.

Note 5 - Intangible Assets

The Company’s intangible assets include the following on December 31, 2022:

		Accumulated
	Cost	Amortization	Net

Intellectual Property	$22,000	$-	$22,000
Proprietary technology	$18,700	$(6,171)	$12,529

Total intangible assets	$40,700	$(6,171)	$34,529

Amortization expense for the years ended December 31, 2022 and 2021 was $6,171 and $0, respectively.

Note 6 - Fair Value of Assets and Liabilities

There are three general valuation techniques that may be used to measure fair value, as described below:

1.	Market approach – Uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities. Prices may be indicated by pricing guides, sale transactions, market trades, or other sources;

2.	Cost approach – Based on the amount that currently would be required to replace the service capacity of an asset (replacement cost); and

3.	Income approach – Uses valuation techniques to convert future amounts to a single present amount based on current market expectations about the future amounts (includes present value techniques and option-pricing models). Net present value is an income approach where a stream of expected cash flows is discounted at an appropriate market interest rate.

The fair value of the SAFE Agreements was determined using the market approach with an option pricing model discounted to present value. Significant assumptions used in the option pricing model included current equity value of the Company, risk free rate, maturity and volatility resulting in a future value of $0 and $2,134,635, as of December 31, 2022 and 2021, respectively. A discount rate of 11.8% was applied to the future value to arrive at the estimated fair value. In 2022, the SAFEs were converted to common stock through agreements made with all SAFE holders.

Liabilities measured at fair value as of December 31, 2022 is as follows:

		Quoted Prices in Active	Other Observable	Unobservable
		Markets	Inputs	Inputs
	Total	(Level 1)	(Level 2)	(Level 3)

SAFE Agreements	$-	$-		$

Liabilities measured at fair value as of December 31, 2021 is as follows:

		Quoted Prices in Active	Other Observable	Unobservable
		Markets	Inputs	Inputs
	Total	(Level 1)	(Level 2)	(Level 3)

SAFE Agreements	$2,134,635	$-	$-	$2,134,635

The following are transfers into and out of Level 3 of the fair value hierarchy and purchases and issues of Level 3 assets and liabilities:

Transfers into Level 3	-
Transfers out of Level 3	-
Purchases	-
Issuances	1,980,000
Change in fair value	154,635

Balance at December 31, 2021	$2,134,635

Transfers into Level 3	-
Transfers out of Level 3	-
Purchases	-
Issuances	-
Conversion to stock	(1,980,000)
Change in fair value	(154,635)

Balance at December 31, 2022	$-

Note 7 - Convertible Notes Payable

Convertible notes payable consists of:

	2022	2021
9 convertible notes payable, bear interest at 6%, no monthly payments, unsecured, notes automatically convert at 50% of fair value (less any accrued interest) upon initial public offering (IPO) or other “sale of control” as defined in the agreement. If IPO or sale of control is not consummated by March 31, 2022, the Company has the option to repay notes at anytime prior to maturity date of October 15, 2024	3,300,000	3,300,000

12 convertible notes payable, bear interest at 6%, no monthly payments, unsecured, notes automatically convert at 50% of fair value (less any accrued interest) upon IPO or other “sale of control” as defined in the agreement. If IPO or sale of control is not consummated by March 31, 2022 the company has the option to repay notes at anytime prior to maturity date of November 15, 2024	1,205,000	1,205,000

6 convertible notes payable, bear interest at 6%, no monthly payments, unsecured, notes automatically convert at 50% of fair value (less any accrued interest) upon IPO or other “sale of control” as defined in the agreement. If IPO or sale of control is not consummated by March 31, 2022 the company has the option to repay notes at anytime prior to maturity date of December 23, 2024	1,800,000	1,800,000

13 convertible notes payable, bear interest at 8%, no monthly payments, unsecured, notes automatically convert at 50% of fair value (less any accrued interest) upon IPO or other “sale of control” as defined in the agreement. Notes may only be prepaid by the Company with the written consent of the holder prior to the maturity date of August 8, 2023	1,315,000

	7,620,000	6,305,000

Less unamortized debt issuance costs	(387,920)	(495,007)

Long-term debt, less unamortized debt issuance costs	$7,232,080	$5,809,993

Future maturities of convertible notes payable are as follows:

Years Ending December 31,	Amount
2022		-
2023	1,315,000
2024	6,305,000

Total	$7,620,000

Note 8 - SAFE Agreements

During March 2021 through July 2021, the Company entered into 8 agreements consisting of a “Simple Agreement for Future Equity” (SAFE agreements) totaling $1,980,000. The SAFE agreements provide a right to the holder to future equity in the Company in the form of these notes payable.

If the Company receives Equity Financing, the SAFE agreement will automatically convert into the number of Preferred Shares equal to the Purchase Amount (as defined in the SAFE agreements) divided by the conversion price per share.

If there is a Liquidity Event (as defined in the SAFE agreements), the holder of the SAFE Agreement will be automatically entitled to receive a portion of the proceeds equal to the greater of (i) the Purchase Amount/Cash-out Amount or (ii) an amount equal to a percentage of the proceeds to be received in a Liquidity Event with such percentage calculated by dividing the Purchase Amount by the Liquidity Event Amount.

If there is a Dissolution Event (as defined in the SAFE agreements), the holder of the SAFE agreement will automatically receive a portion of the Proceeds equal to the Purchase Amount/Cash-out Amount, due and payable immediately prior to the consummation of the Dissolution Event.

If after eighteen months, there has been no Equity Financing, Liquidity Event, or Dissolution Event, the SAFE agreement will automatically convert into the number of Common Shares equal to the Purchase Amount divided by the Valuation Discount Price Per Share resulting in an approximate 20% discount.

As of December 31, 2021, none of the above described events have occurred. In 2022, the SAFE Agreements were voluntarily canceled through agreements with the SAFE holders and a total of 591,048 share of common stock were issued in exchange.

The SAFE Agreements were not mandatorily redeemable, and they could require the Company to issue a variable number of shares. Management of the Company determined that the SAFE Agreements contained a liquidity event provision that embodied an obligation indexed to the fair value of the equity shares and could require the Company to settle the SAFE obligation by transferring assets or cash. The SAFE Agreements represented a recurring measurement that is classified within Level 3, disclosed and defined in Note 5 of the financial statements of the fair value hierarchy wherein fair value is estimated using significant unobservable inputs.

On initial recognition, the Company measured the fair value of the liability at an amount equal to the aggregate proceeds of $1,980,000 that was received from investors in exchange for the SAFE agreements. As of December 31, 2022 and 2021, the Company estimated the fair value to be $0 and $2,134,635. See Note 5 for Fair Value related disclosures.

The SAFE Agreements are shown as long-term on the accompanying balance sheet in 2021.

The Company elected to offer safe holders the option for voluntary conversion. At the time of offering the company proposed a $25 million valuation offering to the current SAFE holders. All SAFE holders voluntarily converted into common stock in 2022.

Note 9 - Leases

The Company leases office space under a long-term operating lease from a third party expiring on May 31, 2023. Monthly rent is $12,075 and includes annual escalations. Total rental expense to non-related parties in 2021 was $174,437. In December 2021, the Company entered into an agreement to sublease their office space to an unrelated party under an operating lease agreement. The sublease ends on May 31, 2023 and includes fixed rent of $9,894. As a result of the sublease, the Company incurred a loss on the transaction of $43,785 during the year ended December 31, 2021, which is shown as lease liability in the accompanying balance sheet. The lease liability will be amortized over the remainder of the lease.

In November 2022, the company signed a 6-month short-term lease for office space expiring on April 30, 2023. Monthly rent is $7,491 per month plus rental tax.

During 2021, the Company entered into a lease for office space with a related party with the lease commencing in January 2022. The office space is owned by John Dorsey. The lease agreement requires monthly payments of approximately $20,800 plus tax, with an increase of three percent every year on each anniversary date until January 2026. As of December 31, 2021, a security deposit was paid in the amount of $23,411.

In August 2022, the Company entered into a lease termination agreement whereby both parties agreed to terminate the lease and release each other from all future obligations.

Total rental expense to non-related parties in 2022 and 2021 was $158,621 and $174,437 , respectively. Total rental expense to related parties in 2022 and 2021 was $148,876 and $0 respectively.

As of December 31, 2022, there are no future maturities of uncancelable leases with a term longer than one year.

Note 10 - Income Taxes

There was no current tax expense for the year ended December 31, 2022 and 2021. Deferred tax income was $100,000 and $0 as of December 31, 2022 and 2021.

Deferred tax assets consist of the following components as of December 31, 2022 and 2021:

	2022	2021
Deferred Tax Asset (Liabilities)
Net operating loss	$2,040,000	$800,000
Internally developed software	470,000	-
Furniture and fixtures	(3,000)	(3,000)
R&D Tax Credit Carryforwards	160,000	60,000
AZ Refundable R&D Tax Credit	100,000	-

Net deferred tax assets before valuation allowance	$2,767,000	$857,000

Less valuation allowance	(2,667,000)	(857,000)

Net deferred tax assets	$100,000	$-

The Company has a valuation allowance against the full amount of its net deferred tax assets due to the uncertainty of realization of the deferred tax assets due to the operating loss history of the Company. The Company currently provides a valuation allowance against deferred taxes when it is more likely than not that some portion, or all of its deferred tax assets will not be realized. The valuation allowance could be reduced or eliminated based on future earnings and future estimates of taxable income.

The Company’s effective income tax rate is lower than what would be expected if the federal statutory rate were applied to income from continuing operations primarily because of expenses deductible for financial reporting purposes that are not deductible for tax purposes and tax-exempt income.

As of December 31, 2022 and 2021, the Company had approximately $7,900,000 and $3,100,000, respectively, of federal net operating loss carryforwards available to offset future taxable income. Under current tax law, the federal net operating losses generated do not expire and may be carried forward indefinitely. As of December 31, 2022 and 2021, the Company has approximately $260,000 and $60,000, respectively, of federal and state research and development credits. The 2022 Arizona credit of $100,000 is refundable, and the remaining federal credit from 2022 will expire in 2042, and the 2021 credits expire in 2041.

Note 11 - Recapitalization

At inception, the Company was organized as a limited liability company (LLC). During 2020, The LLC formed two wholly- owned subsidiaries, Signing Day Sports Football, LLC (SDSF LLC) and Signing Day Sports Baseball, LLC (SDSB LLC).

Signing Day Sports, LLC, an Arizona limited liability company (“SDS LLC – AZ”), was formed on January 21, 2019. SDS LLC – AZ formed two wholly-owned subsidiaries, Signing Day Sports Football, LLC, an Arizona limited liability company (“SDSF LLC”), and Signing Day Sports Baseball, LLC, an Arizona limited liability company (“SDSB LLC”), on September 29, 2020 and November 25, 2020, respectively.

On June 5, 2020, a process to change SDS LLC – AZ into a Delaware corporation was initiated. On that date, a certificate of formation for Signing Day Sports, LLC, a Delaware limited liability company (“SDS LLC – DE”), and a certificate of conversion of SDS LLC – AZ into SDS LLC – DE, were filed with the Delaware Secretary of State. On September 9, 2021, a certificate of incorporation for Signing Day Sports, Inc., a Delaware corporation (“SDS Inc. – DE” or the “Company”), and a certificate of conversion of SDS LLC – DE into SDS Inc. – DE were filed with the Delaware Secretary of State. From September 9, 2021 to July 11, 2022, SDS Inc. – DE operated as the successor entity to SDS LLC – AZ, and SDS LLC – AZ continued to be registered as an active entity with the Arizona Corporation Commission while its conversion into SDS LLC – DE pended.

On July 11, 2022, an Agreement and Plan of Merger was entered into between SDS LLC – AZ, SDSF LLC, SDSB LLC, and SDS Inc. – DE (the “Merger Agreement”). On the same date, pursuant to the Merger Agreement, a certificate of merger was filed with the Delaware Secretary of State and a statement of merger was filed with the Arizona Secretary of State effecting the merger of SDS LLC – AZ, SDSF LLC, and SDSB LLC with and into SDS Inc. – DE, and SDS Inc. – DE succeeded to the rights, property, obligations, and liabilities of each of SDS LLC – AZ, SDSF LLC, and SDSB LLC. In anticipation of the Merger Agreement and its consummation, in April 2022 and May 2022, SDS LLC – AZ, SDS Inc. – DE, and each of the members or stockholders of SDS LLC – AZ, SDSF LLC, SDSB LLC, and SDS Inc. – DE, entered into Settlement Agreement and Releases (collectively, the “Settlement Agreements”), which provided, among other things, for the mutual general release of all claims by the parties against and relating to SDS LLC – AZ, SDSF LLC, SDSB LLC, and SDS Inc. – DE, and confirmed the owners and related amounts of all outstanding shares of common stock of SDS Inc. represented by the capitalization table exhibit to the Settlement Agreements.

SDS Inc. – DE has 150,000,000 shares authorized. No shares were formally issued as of December 31, 2021. On July 11, 2022, it was agreed that all previous members in SDS LLC -AZ owned 7,495,104 common shares of SDS Inc. – DE at the date of the merger.

The accompanying balance sheet and statement of stockholders’ and members’ equity (deficit) retrospectively present the shares as if they were issued as of December 31, 2021.

Note 12 - Stockholder’s Deficit

Common Stock

The Company is authorized to issue 150,000,000 shares of $0.0001 par value common stock as of December 31, 2022 and 2021, respectively. The Company has 8,086,152 and 7,495,104 shares issued and outstanding as of December 31, 2022 and 2021, respectively.

During 2021, 7,495,104 shares were issued as part of the recapitalization from an LLC to a Corporation. See note 11. In 2022, 591,048 shares of common stock were issued in exchange for the cancelation of the SAFE agreements. See note 8.

Reverse Stock Split

On April 14, 2023 (the “Effective Date”), the Company filed a Certificate of Amendment with the Secretary of State of the State of Delaware. Upon the filing and effectiveness, April 14, 2023,  pursuant to the Delaware General Corporation Law of this Certificate of Amendment to the Certificate of Incorporation of the Corporation, each five (5) shares of Common Stock issued and outstanding immediately prior to the Effective Date shall, automatically and without any action on the part of the respective holder thereof, be combined and converted into one (1) share of Common Stock (the “Reverse Stock Split”).

The Certificate of Amendment effected a 1-for-5 Reverse Stock Split on the Effective Date and was approved by shareholders on April 4, 2023, and the Board of Directors on April 11, 2023. Accordingly, all share and per share amounts for all periods presented in the accompanying financial statements and notes thereto have been adjusted retroactively, where applicable, to reflect this reverse stock split.

Equity Incentive Plan

In August 2022, the Board of Directors adopted the Company’s 2022 Equity Incentive Plan (the “2022 Plan”), effective as of August 31, 2022. Awards that may be granted under the 2022 Plan include: (a) Incentive Stock Options, (b) Non-qualified Stock Options, (c) Stock Appreciation Rights, (d) Restricted Awards, (e)Performance Share Awards, and (f) Performance Compensation Awards. The persons eligible to receive Awards are the Employees, Consultants and Directors of the Company and its Affiliates and such other individuals designated by the Committee who are reasonably expected to become Employees, Consultants and Directors after the receipt of Awards. The purpose of the 2022 Plan is to attract and retain the types of Employees, Consultants and Directors who will contribute to the Company’s long-term success; (b) provide incentives that align the interests of Employees, Consultants and Directors with those of the stockholders of the Company; and (c) promote the success of the Company’s business. The 2022 Plan shall be administered by the Committee or, in the Board’s sole discretion, by the Board. Subject to the terms of the Plan and the provisions of Section 409A of the Code (if applicable), the Committee’s charter and Applicable Laws, and in addition to other express powers and authorization conferred by the Plan. The Board reserved 750,000 shares of common stock issuable upon the grant of awards. Stock options comprise all of the awards granted since the 2022 Plan’s inception. As of December 31, 2022, there were 488,000 shares available for grant under the 2022 Plan and the Company had granted 262,000 stock options to purchase common stock with an exercise price of $3.10 that expire ten years from the date of grant.

A summary of information related to stock options for the year ended December 31, 2022 is as follows:

The summary of activity under the plan as of December 31, 2022, and changes during the year then ended is as follows:

		Weighted
		Average Exercise	Intrinsic
	Options	Price	Value
Outstanding at December 31, 2021	-	$-
Granted	262,000	3.10
Exercised	-	-
Forfeited or expired	-	-

Outstanding at December 31, 2022	262,000	$3.10	$42,402

Exercisable at December 31, 2022	92,390	$3.10	$21,848

Year Ended
December 31,
2022
Weighted average grant-date fair value of options granted during year	$1.74
Weighted average duration (years) to expiration of outstanding options at year-end	9.73

The following table presents, on a weighted average basis, the assumptions used in the Black-Scholes option-pricing model to determine the grant-date fair value of stock options granted:

Year Ended
December 31,
2022
Risk-free interest rate	3.88%
Expected term (in years)	5.42
Expected volatility	50%
Expected dividend yield	$-

The total grant-date fair value of the options granted during the year ended December 31, 2022, was $440,726. Stock-based compensation expense of $152,251 was recognized for the year ended December 31, 2022. Total unrecognized compensation cost related to non-vested stock option awards amounted to $288,475 as of December 31, 2022, which will be recognized over a weighted average period of 1.1 years.

Note 13 - Commitments and Contingencies

Legal

The Company may be a party to various legal actions arising from the normal course of business. In management’s opinion, the Company has adequate legal defenses and/or insurance coverage and does not believe the outcome of such legal actions will materially affect the Company’s operation and/or financial position.

Betterdays Media, Inc. v. Signing Day Sports, LLC, Case No. 2:21-cv-07442-DMG-JDE (United States District Court for the Central District of California, September 17, 2021)

The plaintiff, Betterdays Media, Inc. commenced this case in the Superior Court of California for Los Angeles County. Thereafter, the defendant, SDS LLC – AZ, removed the case to U.S. District Court for the Central District of California on September 17, 2021. The plaintiff’s complaint in the case alleges that it entered into a contract with the defendant pursuant to which the plaintiff was to perform film production work on a sports documentary for the defendant and that the defendant breached that contract by failing to pay the full amount owed under the contract to the plaintiff. The plaintiff claimed damages in the amount of $138,062.97 plus interest. In its answer to the complaint, SDS LLC – AZ denied the plaintiff’s allegations. On February 1, 2022, the parties filed a joint notice stating that they had agreed to settle the case, were preparing a written settlement agreement and stipulation of dismissal, and that by February 28, 2022 they would file such stipulated dismissal or a report why such stipulated dismissal was not filed. On February 4, 2022, the court entered an order providing that, by March 1, 2022, the parties were to file either (1) a stipulation and proposed order for dismissal of the action or judgment, or (2) a motion to reopen if settlement has not been consummated and that upon the failure to timely comply with this order, the action would be deemed to be dismissed as of March 2, 2022. That was the last docket entry in the case. Therefore, pursuant to that order, the case was deemed dismissed as neither a stipulation and proposed order of dismissal nor a motion to reopen was filed by March 1, 2022.

Claim of John Dorsey

On or about November 29, 2022, John Dorsey, a former Chief Executive Officer and director of the Company, through his counsel, sent the Company a letter demanding full payment on the Alleged Loan in connection with the Loan Dispute. Under the January 2023 Dorsey Settlement Agreement, Mr. Dorsey agreed to a discharge of the Alleged Loan and waiver and release of claims relating to the Alleged Loan and Loan Dispute and covenant not to sue on the basis of such claims or otherwise commence any action or proceeding that would be inconsistent with the release of such claims. The Company agreed to pay Mr. Dorsey $10,000 and issue a promissory note to Mr. Dorsey in the principal amount of $40,000 payable on the earlier of ten business days following the successful closing of an initial public offering of the Company’s common stock that generates at least $1 million in net proceeds to the Company or July 1, 2023.

Collaborative Arrangements

The company has entered into collaborative arrangements with various parties for the cross promotion of technologies and services within certain geographical areas. These arrangements do not commit the Company or the counterpart to any financial obligation. If these arrangements result in a formal project, the Company and the counterparties will receive certain equity consideration in the project or be given first right of refusal to provide their products or services to the projects, as defined by the respective agreements. To date, these arrangements have not resulted in any formal projects.

Note 14 - Related Party Transactions

See leases note 9 for related party disclosure.

On April 10, 2023, the Company issued Richard Symington, our President and Chief Marketing Officer and a director, an 8% unsecured promissory note in the amount of $250,000 and a warrant to purchase 100,000 shares of common stock at an exercise price of $2.50 per share in a private placement. The promissory note bears interest at 8% annually and will mature on the earlier to occur of March 17, 2025 or a Liquidity Event. If a Liquidity Event occurs before March 17, 2025, the warrant will be automatically exercised as to the unexercised portion of the warrant, the outstanding balance due under the 8% unsecured promissory note will be deemed repaid in the amount of the unexercised portion of the warrant from the automatic exercise of the unexercised portion of the warrant, and any remaining balance outstanding under the promissory note must be repaid in cash. If a Liquidity Event does not occur before March 17, 2025, then both principal and interest outstanding under the note must be repaid in cash. The warrant may be voluntarily exercised for cash prior to the maturity date of the promissory note or, as indicated above, will be automatically exercised for shares of common stock upon the consummation of a Liquidity Event. The warrant has a five-year term. Mr. Symington also entered into a subscription agreement which provided certain registration rights with respect to the shares underlying the warrant.

Under the terms of the Repurchase Agreement, on March 31, 2023, we paid an aggregate purchase price of $800,000 for 600,000 shares of common stock formerly held by Dennis Gile, our largest stockholder and a former Chief Executive Officer, President, Secretary, Chairman, and director of the Company, at approximately $1.33 per share. Pursuant to the Repurchase Agreement, the Dorsey/Gile Settlement Payment was made to John Dorsey as part of the settlement of the Dorsey/Gile Lawsuit under the Dorsey/Gile Settlement Agreement. Pursuant to the Repurchase Agreement, the balance of the aggregate purchase price was paid to the attorneys for Mr. Gile. Pursuant to the Repurchase Agreement, Mr. Gile agreed to resign his position as Chairman and every other director and officer position he held with the Company effective as of March 21, 2023. Prior to such date, on March 20, 2023, Mr. Gile delivered notice of resignation from such positions, which stated that it was effective March 19, 2023. Pursuant to the Repurchase Agreement, Mr. Gile will not receive any severance payments in connection with any other agreement with the Company as a result of his resignation. The Repurchase was also conditioned on the Company’s prior review of and consent to the Dorsey/Gile Settlement Agreement prior to its execution, and receipt of the CFO Certificate. Under the Repurchase Agreement, the Dorsey/Gile Settlement Agreement was required to fully resolve, settle and dismiss the Gile/Dorsey Lawsuit and contain a general release of claims by all the plaintiffs in the Dorsey/Gile Lawsuit in favor of Mr. Gile, the Company, the Company’s affiliates, stockholders, and certain other Company releasees. Under the Repurchase Agreement, Mr. Gile agreed to indemnify the Company for claims arising out of based upon the Repurchase Agreement. Pursuant to the Repurchase Agreement, a copy of the Dorsey/Gile Settlement Agreement was reviewed and consented to by the Company and entered into as of March 20, 2023. Under the Dorsey/Gile Settlement Agreement, between Mr. Gile, Mr. Dorsey, and Dorsey LLC, Mr. Gile agreed to pay the Dorsey/Gile Settlement Payment, transfer 40,000 shares of the Company to Mr. Dorsey. Mr. Gile, Mr. Dorsey and Dorsey LLC agreed to mutual releases of all claims relating to the Dorsey/Gile Lawsuit and to dismiss the Dorsey/Gile Lawsuit. Although the Dorsey/Gile Settlement Agreement did not contain a release of the Company and did not contain releases by the plaintiffs of Mr. Gile other than with respect to the Lawsuit, the Company waived any related requirements under the Repurchase Agreement in light of the expected execution of the Mutual Release Agreement. The CFO Certificate was received as of March 21, 2023. The repurchased shares were cancelled as of March 31, 2023. The transfer of 40,000 shares by Mr. Gile to Mr. Dorsey occurred on April 4, 2023, after waiver of the board of directors of the repurchase rights and purchase rights provided for under the Shareholder Agreement by resolutions adopted on March 24, 2023.

Under the Mutual Release Agreement, as of March 29, 2023, Mr. Dorsey agreed to a general release of claims against and covenant not to sue the Company, the Company’s affiliates, stockholders, and certain other Company releasees, and the Company agreed to a general release of claims against and covenant not to sue Mr. Dorsey, Mr. Dorsey’s affiliates, and certain other releasees, subject to payment of the Dorsey/Gile Settlement Payment, which, as indicated above, was made on March 31, 2023. The releases of claims and covenants not to sue under the Mutual Release Agreement do not apply to breach of the Dorsey/Gile Settlement Agreement or to the January 2023 Dorsey Settlement Agreement.

Under our Settlement Agreement with Dennis Gile, our largest stockholder and a former Chief Executive Officer, President, Secretary, Chairman, and director of the Company, dated as of May 12, 2022, the parties agreed, among other things, to a general release and discharge of claims against us, our officers and directors, certain other affiliates and related parties, and our stockholders as listed on an exhibit to the agreement, including without limitation, claims relating to Mr. Gile’s direct or indirect ownership of shares of SDS Inc. – DE’s capital stock, or Mr. Gile’s direct or indirect ownership of membership interests of SDS LLC – AZ, SDS LLC – DE, SDSF LLC, or SDSB LLC, as applicable, provided, however, that nothing in the Settlement Agreement was intended to release any rights that any party or Mr. Gile may have under the terms of that certain Severance General Waiver and Release Agreement between Mr. Gile and the Company, dated March 22, 2022, including the releases of any and all claims against the Company and certain related parties as contained therein, Mr. Gile’s agreement to be terminated effective on January 1, 2022 and receive a severance payment of $53,500 pursuant to Section 1 of the Severance Agreement, paid in March 2022, all of which terms were to remain in force notwithstanding the provisions of the Settlement Agreement. Further, Mr. Gile irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever released and waived their rights to any claim, distributions, payments, or other amounts that Mr. Gile believed should have been paid or were owed to Mr. Gile by SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE. Each party also agreed, in order to make sure there was a clear understanding regarding the capitalization of SDS Inc. – DE, irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely to forever release and waive any claims that they may have had with respect to ownership interests in SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE, whether past, present, future, or contingent, and affirmed that he, she, or it did not own any interests in SDS Inc. – DE beyond that set forth on the capitalization table attached as an exhibit to the Settlement Agreement. The parties therefore agreed that Mr. Gile owned 2,816,377 shares of common stock pursuant to the Settlement Agreement. Mr. Gile also irrevocably covenanted that he would not sue us or the other released parties in respect of any of the matters released and discharged. Notwithstanding the Severance Agreement referenced above, Mr. Gile has not had a written employment agreement with the Company, has not been terminated, and has not received a salary since 2021, but has continued to receive standard employee benefits on a monthly basis.

Under our Settlement Agreement with Dorsey LLC, John Dorsey, in his individual capacity, and who was formerly Chief Executive Officer and a director of the Company, and his spouse, Elena Dorsey, to the extent of such spouse’s community property interest, if any (together, “Dorsey”), dated as of April 25, 2022, the parties agreed, among other things, (1) that Dorsey had held 959,940 shares of SDS Inc. – DE’s common stock at that time, (2) that prior to the anticipated redomestication of SDS LLC – AZ to Delaware as a Delaware limited liability company and conversion to a Delaware corporation, Dorsey was a member of SDS LLC – AZ and was a party to SDS LLC – AZ’s Fourth Amended Limited Liability Company Operating Agreement dated July 16, 2021 (the “SDS LLC – AZ Operating Agreement”), (3) that the SDS LLC – AZ Operating Agreement provided Dorsey, among other things, certain anti-dilution protections whereby SDS LLC – AZ would have been required to issue additional equity to Dorsey if SDS LLC – AZ were to have issued additional equity which would have the effect of reducing Dorsey’s ownership below 11% of SDS LLC – AZ’s outstanding equity (the “Dorsey Anti-Dilution Provision”), (4) that on April 25, 2022, Dorsey LLC would receive a total of 350,000 shares of common stock of SDS Inc. – DE in exchange for Dorsey’s cancellation, waiver, and release of all of Dorsey’s rights under the Dorsey Anti-Dilution Provision in the SDS LLC – AZ Operating Agreement, (5) to a general release and discharge of claims against us, our officers and directors, certain other affiliates and related parties, and our stockholders as listed on an exhibit to the agreement, including without limitation, claims relating to the Dorsey Anti-Dilution Provision, Dorsey’s direct or indirect ownership of shares of SDS Inc. – DE’s capital stock, or Dorsey’s direct or indirect ownership of membership interests of SDS LLC – AZ, SDS LLC – DE, SDSF LLC, or SDSB LLC, as applicable, provided, however, that nothing in the Settlement Agreement was intended to release any rights that any party or Dorsey may have under the terms of that certain Offer of Employment between John Dorsey and SDS LLC – AZ, dated January 13, 2022, or that certain Simple Agreement for Future Equity and/or Convertible Note, as applicable. As of the date of this prospectus, the Company has no agreements with Dorsey otherwise relating to, and has not issued to Dorsey, any simple agreement for future equity or convertible note. Further, Dorsey irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever released and waived their rights to any claim, distributions, payments, or other amounts that Dorsey believed should have been paid or were owed to Dorsey by SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE. Each party also agreed, in order to make sure there was a clear understanding regarding the capitalization of SDS Inc. – DE, irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely to forever release and waive any claims that they may have had with respect to ownership interests in SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE, whether past, present, future, or contingent, and affirmed that he, she, or it did not own any interests in SDS Inc. – DE beyond that set forth on the capitalization table attached as an exhibit to the Settlement Agreement. The parties therefore agreed that Dorsey LLC owned 1,309,940 shares of common stock pursuant to the Settlement Agreement. Dorsey also irrevocably covenanted that they would not sue us or the other released parties in respect of any of the matters released and discharged. Mr. Dorsey is deemed to beneficially own the shares of common stock owned by Dorsey LLC and has sole voting and dispositive powers over its shares.

On or about November 29, 2022, John Dorsey, a former Chief Executive Officer and director of the Company, through his counsel, sent the Company a letter demanding full payment on the Alleged Loan in connection with the Loan Dispute. Under the January 2023 Dorsey Settlement Agreement, Mr. Dorsey agreed to a discharge of the Alleged Loan and waiver and release of claims relating to the Alleged Loan and Loan Dispute and covenant not to sue on the basis of such claims or otherwise commence any action or proceeding that would be inconsistent with the release of such claims. The Company agreed to pay Mr. Dorsey $10,000 and issue a promissory note to Mr. Dorsey in the principal amount of $40,000 payable on the earlier of ten business days following the successful closing of an initial public offering of the Company’s common stock that generates at least $1 million in net proceeds to the Company or July 1, 2023.

Under our Settlement Agreement with Noah (Jed) Smith, a former director and a beneficial owner of more than 5% of the outstanding common stock of the Company, and his spouse, Glory Smith, to the extent of such spouse’s community property interest, if any (together, “Smith”), dated as of May 13, 2022, the parties agreed, among other things, (1) that Dennis Gile, the founder of SDS LLC – AZ, our largest stockholder, and a former Chief Executive Officer, President, Secretary, and Chairman of the Company, agreed and contracted to fulfill certain obligations to Smith, including, but not limited to, granting a profits interest that was intended to be a membership interest in SDS LLC – AZ as well as a percentage of future profits from the operations or sale of SDS LLC – AZ, pursuant to that certain Contribution and Profit-Sharing Agreement between Mr. Gile and Smith, dated April 5, 2019, as amended by that certain First Amendment to Contribution and Profit-Sharing Agreement dated December 9, 2019, and that certain Second Amendment to Contribution and Profit-Sharing Agreement dated August 21, 2020, all attached as an exhibit to the Settlement Agreement (collectively, the “Smith Contribution and Profit-Sharing Agreement”), (2) that Mr. Smith held 300,000 shares of common stock in SDS Inc. – DE in exchange for Smith’s previous contributions to SDS LLC – AZ, (3) that on May 13, 2022, Mr. Smith would receive an additional 100,000 shares of common stock of SDS Inc. – DE in exchange for the termination of Smith’s rights under the Smith Contribution and Profit-Sharing Agreement, (4) that following such receipt of such additional shares, Mr. Smith would have a total of 400,000 shares of common stock, and (5) to a general release and discharge of claims against us, our officers and directors, certain other affiliates and related parties, and our stockholders as listed on an exhibit to the agreement, including without limitation, claims relating to the Smith Contribution and Profit-Sharing Agreement, Smith’s direct or indirect ownership of shares of SDS Inc. – DE’s capital stock, or Smith’s direct or indirect ownership of membership interests of SDS LLC – AZ, SDS LLC – DE, SDSF LLC, or SDSB LLC, as applicable, provided, however, that nothing in the Settlement Agreement was intended to release any rights that any party or Smith may have under that certain Simple Agreement for Future Equity and/or Convertible Note, as applicable. As of the date of this prospectus, the Company has no agreements with Smith otherwise relating to, and has not issued to Smith, any simple agreement for future equity or convertible note. Further, Smith irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever released and waived their rights to any claim, distributions, payments, or other amounts that Smith believed should have been paid or were owed to Smith by SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE. Each party also agreed, in order to make sure there was a clear understanding regarding the capitalization of SDS Inc. – DE, irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely to forever release and waive any claims that they may have had with respect to ownership interests in SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE, whether past, present, future, or contingent, and affirmed that he, she, or it did not own any interests in SDS Inc. – DE beyond that set forth on the capitalization table attached as an exhibit to the Settlement Agreement. The parties therefore agreed that Mr. Smith owned 400,000 shares of common stock pursuant to the Settlement Agreement. Smith also irrevocably covenanted that they would not sue us or the other released parties in respect of any of the matters released and discharged.

Under our Settlement Agreement with Virginia Byrd, an individual, and Byrd Enterprises of Arizona, Inc., an Arizona corporation (“Byrd Enterprises”), dated as of May 13, 2022 (together, “Byrd”), the parties agreed, among other things, to a general release and discharge of claims against us, our officers and directors, certain other affiliates and related parties, and our stockholders as listed on an exhibit to the agreement, including without limitation, claims relating to Byrd’s direct or indirect ownership of shares of SDS Inc. – DE’s capital stock, or Byrd’s direct or indirect ownership of membership interests of SDS LLC – AZ, SDS LLC – DE, SDSF LLC, or SDSB LLC, as applicable, provided, however, that nothing in the Settlement Agreement was intended to release any rights that any party or Byrd may have under that certain Simple Agreement for Future Equity and/or Convertible Note, as applicable. As of the date of this prospectus, the Company has no agreements with Byrd otherwise relating to, and has not issued to Byrd, any simple agreement for future equity or convertible note. Further, Byrd irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever released and waived their rights to any claim, distributions, payments, or other amounts that Byrd believed should have been paid or were owed to Byrd by SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE. Each party also agreed, in order to make sure there was a clear understanding regarding the capitalization of SDS Inc. – DE, irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely to forever release and waive any claims that they may have had with respect to ownership interests in SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE, whether past, present, future, or contingent, and affirmed that he, she, or it did not own any interests in SDS Inc. – DE beyond that set forth on the capitalization table attached as an exhibit to the Settlement Agreement. The parties therefore agreed that Byrd Enterprises owned 767,785 shares of common stock pursuant to the Settlement Agreement. Byrd also irrevocably covenanted that they would not sue us or the other released parties in respect of any of the matters released and discharged.

On November 15, 2021, the Company issued a 6% convertible unsecured promissory note in the amount of $565,000 to Zone Right in a private placement. Glen Kim, a director of the Company and the managing member of Zone Right, is deemed to beneficially own the shares of common stock owned by Zone Right and has sole voting and dispositive powers over its shares. The convertible note bears interest at 6% annually and matures on November 15, 2024. The convertible note contains provisions for optional and mandatory conversion and conversion price adjustments. In the event that the Company’s initial public offering occurs prior to such convertible note’s maturity date or optional conversion, 282,500 shares of common stock will be issuable upon the automatic conversion of such convertible note, based on the assumed initial public offering price of $4.00 per share, which is the low point of the price range set forth on the cover page of this prospectus. The purchaser also entered into a subscription agreement and investor rights and lockup agreement which provided information and inspection rights, registration rights, lock-up provisions, participation rights in subsequent securities offerings and private placements, and typical “drag along” and “tag along” rights.

Under our Settlement Agreement with Zone Right, Mr. Kim, a director of the Company, and his spouse, Jessica Lee, to the extent of such spouse’s community property interest, if any, dated as of April 26, 2022 (the “Zone Right Parties”), the parties agreed, among other things, to a general release and discharge of claims against us, our officers and directors, certain other affiliates and related parties, and our stockholders as listed on an exhibit to the agreement, including without limitation, claims relating to the Zone Right Parties’ direct or indirect ownership of shares of SDS Inc. – DE’s capital stock, or the Zone Right Parties’ direct or indirect ownership of membership interests of SDS LLC – AZ, SDS LLC – DE, SDSF LLC, or SDSB LLC, as applicable, provided, however, that nothing in the Settlement Agreement was intended to release any rights that any party or the Zone Right Parties may have under that certain Simple Agreement for Future Equity and/or Convertible Note, as applicable. As of the date of this prospectus, other than as otherwise disclosed above, the Company has no agreements with the Zone Right Parties otherwise relating to, and has not issued to the Zone Right Parties, any Simple Agreement for Future Equity or convertible note. Further, the Zone Right Parties irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever released and waived their rights to any claim, distributions, payments, or other amounts that the Zone Right Parties believed should have been paid or were owed to the Zone Right Parties by SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE. Each party also agreed, in order to make sure there was a clear understanding regarding the capitalization of SDS Inc. – DE, irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely to forever release and waive any claims that they may have had with respect to ownership interests in SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE, whether past, present, future, or contingent, and affirmed that he, she, or it did not own any interests in SDS Inc. – DE beyond that set forth on the capitalization table attached as an exhibit to the Settlement Agreement. The parties therefore agreed that Zone Right owned 483,833 shares of common stock pursuant to the Settlement Agreement. The Zone Right Parties also irrevocably covenanted that they would not sue us or the other released parties in respect of any of the matters released and discharged. Glen Kim is deemed to beneficially own the shares of common stock owned by Zone Right and has sole voting and dispositive powers over its shares.

Under a lease agreement dated as of October 7, 2021 and an addendum dated the same date, we leased our former corporate offices consisting of approximately 7,800 square feet for a term of five years beginning January 1, 2022 and ending December 31, 2026 for a monthly rent of $20,800 plus tax and certain operating expenses, with an increase of 3% at the beginning of every calendar year following the first year of the term of the lease agreement through January 2026. As of December 31, 2021, a security deposit was paid in the amount of $23,411. The office space was owned by John Dorsey, a former chief executive officer and director of the Company. On August 31, 2022, we entered into a Lease Termination Agreement in which both parties agreed to terminate the lease and release each other from all future obligations. The total approximate dollar value of this transaction was $420,992 plus tax and certain operating expenses. The approximate dollar value of the interest of Mr. Dorsey in this transaction was $420,992.

On August 7, 2021, SDS LLC – AZ agreed to issue Clayton Adams, a former director and a beneficial owner of more than 5% of the common stock of the Company, 4.3% of its membership interests in a private placement for total proceeds of $250,000 under a membership interest purchase agreement. The agreement stated that SDS LLC – AZ intended to convert into a corporation in connection with a going public transaction by way of an initial public offering or reverse merger (“Going Public Transaction”), and that the membership interest would be converted into or exchanged for shares of common stock in connection with the Public Transaction. The agreement indicates that the number of shares of common stock that Mr. Adams would hold upon an initial public offering would be 363,274 shares of common stock. Under the agreement, SDS LLC – AZ reserved the right to reduce Mr. Adams’ membership interest from the pre-Public Transaction valuation of our most recent SAFE round of $42,000,000. The parties also agreed that, notwithstanding the foregoing, the membership interest would not be adjusted based on the final capital structure following a Public Transaction.

Under our Settlement Agreement with Clayton Adams, a former director and a beneficial owner of more than 5% of the common stock of the Company, dated as of May 3, 2022, the parties agreed, among other things, to a general release and discharge of claims against us, our officers and directors, certain other affiliates and related parties, and our stockholders as listed on an exhibit to the agreement, including without limitation, claims relating to Mr. Adams’ direct or indirect ownership of shares of SDS Inc. – DE’s capital stock, or Mr. Adams’ direct or indirect ownership of membership interests of SDS LLC – AZ, SDS LLC – DE, SDSF LLC, or SDSB LLC, as applicable, provided, however, that nothing in the Settlement Agreement was intended to release any rights that any party or Mr. Adams may have under that certain Simple Agreement for Future Equity and/or Convertible Note, as applicable. As of the date of this prospectus, the Company has no agreements with Mr. Adams otherwise relating to, and has not issued to Mr. Adams, any simple agreement for future equity or convertible note. Further, Mr. Adams irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever released and waived their rights to any claim, distributions, payments, or other amounts that Mr. Adams believed should have been paid or were owed to Mr. Adams by SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE. Each party also agreed, in order to make sure there was a clear understanding regarding the capitalization of SDS Inc. – DE, irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely to forever release and waive any claims that they may have had with respect to ownership interests in SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE, whether past, present, future, or contingent, and affirmed that he, she, or it did not own any interests in SDS Inc. – DE beyond that set forth on the capitalization table attached as an exhibit to the Settlement Agreement. The parties therefore agreed that Mr. Adams owned 363,274 shares of common stock pursuant to the Settlement Agreement. Mr. Adams also irrevocably covenanted that they would not sue us or the other released parties in respect of any of the matters released and discharged.

On July 21, 2022, the date that Clayton Adams, a former director and a beneficial owner of more than 5% of the common stock of the Company, was appointed as a member of our board of directors, Mr. Adams agreed to provide $100,000 in financing to the Company. The Company has not borrowed any funds from Mr. Adams and does not expect that it will need to do so as of the date of this prospectus. Mr. Adams resigned from his position on the board of directors effective April 27, 2023.

On August 9, 2021, SDS LLC – AZ agreed to issue Matthew Atkinson, a former director and a beneficial owner of more than five percent (5%) of the issued and outstanding shares of the Company, 4.3% of its membership interests in a private placement for total proceeds of $250,000 under a membership interest purchase agreement. The agreement stated that SDS LLC – AZ intended to convert into a corporation in connection with a going public transaction by way of an initial public offering or reverse merger (“Going Public Transaction”), and that the membership interest would be converted into or exchanged for shares of common stock in connection with the Public Transaction. The agreement indicates that the number of shares of common stock that Mr. Atkinson would hold upon an initial public offering would 363,274 shares of common stock. Under the agreement, SDS LLC – AZ reserved the right to reduce Mr. Atkinson’s membership interest from the pre-Public Transaction valuation of the Company’s most recent SAFE round of $42,000,000. The parties also agreed that, notwithstanding the foregoing, the membership interest would not be adjusted based on the final capital structure following a Public Transaction.

Under our Settlement Agreement with Mr. Atkinson and his spouse, Penny Atkinson, to the extent of such spouse’s community property interest, if any (together, “Atkinson”), dated as of May 13, 2022, the parties agreed, among other things, to a general release and discharge of claims against us, our officers and directors, certain other affiliates and related parties, and our stockholders as listed on an exhibit to the agreement, including without limitation, claims relating to Atkinson’s direct or indirect ownership of shares of SDS Inc. – DE’s capital stock, or Atkinson’s direct or indirect ownership of membership interests of SDS LLC – AZ, SDS LLC – DE, SDSF LLC, or SDSB LLC, as applicable, provided, however, that nothing in the Settlement Agreement was intended to release any rights that any party or Atkinson may have under that certain Simple Agreement for Future Equity and/or Convertible Note, as applicable. As of the date of this prospectus, the Company has no agreements with Atkinson otherwise relating to, and has not issued to Atkinson, any simple agreement for future equity or convertible note. Further, Atkinson irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever released and waived their rights to any claim, distributions, payments, or other amounts that Atkinson believed should have been paid or were owed to Atkinson by SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE. Each party also agreed, in order to make sure there was a clear understanding regarding the capitalization of SDS Inc. – DE, irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely to forever release and waive any claims that they may have had with respect to ownership interests in SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE, whether past, present, future, or contingent, and affirmed that he, she, or it did not own any interests in SDS Inc. – DE beyond that set forth on the capitalization table attached as an exhibit to the Settlement Agreement. The parties therefore agreed that Mr. Atkinson owned 383,274 shares of common stock pursuant to the Settlement Agreement. Atkinson also irrevocably covenanted that they would not sue us or the other released parties in respect of any of the matters released and discharged.

Under our Settlement Agreement with 35’sNextChapters, LLC (“35’sNextChapters”), dated as of May 13, 2022, the parties agreed, among other things, to a general release and discharge of claims against us, our officers and directors, certain other affiliates and related parties, and our stockholders as listed on an exhibit to the agreement, including without limitation, claims relating to 35’sNextChapters’ direct or indirect ownership of shares of SDS Inc. – DE’s capital stock, or 35’sNextChapters’ direct or indirect ownership of membership interests of SDS LLC – AZ, SDS LLC – DE, SDSF LLC, or SDSB LLC, as applicable, provided, however, that nothing in the Settlement Agreement was intended to release any rights that any party or 35’sNextChapters may have under the terms of that certain Invitation to Join the Board of Directors between Ronald Saslow and the Company or that certain Simple Agreement for Future Equity and/or Convertible Note, as applicable. As of the date of this prospectus, the Company has no agreements with 35’sNextChapters otherwise relating to, and has not issued to 35’sNextChapters, any convertible note or Invitation to Join the Board of Directors between Ronald Saslow and the Company. Further, 35’sNextChapters irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever released and waived their rights to any claim, distributions, payments, or other amounts that 35’sNextChapters believed should have been paid or were owed to 35’sNextChapters by SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE. Each party also agreed, in order to make sure there was a clear understanding regarding the capitalization of SDS Inc. – DE, irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely to forever release and waive any claims that they may have had with respect to ownership interests in SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE, whether past, present, future, or contingent, and affirmed that he, she, or it did not own any interests in SDS Inc. – DE beyond that set forth on the capitalization table attached as an exhibit to the Settlement Agreement. The parties therefore agreed that 35’sNextChapters owned 150,000 shares of common stock pursuant to the Settlement Agreement. 35’sNextChapters also irrevocably covenanted that they would not sue us or the other released parties in respect of any of the matters released and discharged. Ronald Saslow, a former director of the Company, as Manager of 35’sNextChapters, is deemed to beneficially own the shares of common stock owned by 35’sNextChapters and has sole voting and dispositive powers over its shares.

In July 2021, we issued a SAFE to 35’snextchapters, LLC, whose Manager, Ronald Saslow, is a former director of the Company, and is deemed to beneficially own the securities and interests in securities owned by 35’sNextChapters and has sole voting and dispositive powers over its securities. In October 2022, we entered into a cancellation and exchange agreement with 35’snextchapters, LLC in which we agreed to cancel its SAFE in exchange for the issuance of 74,627 shares of common stock. The number of shares was equal to the purchase amount under the SAFE divided by approximately $3.35, based on a $25 million valuation for the Company.

In April 2021, we issued a SAFE to The Nelson Revocable Living Trust (the “Nelson Trust”), one of whose co-trustees is Daniel D. Nelson, our Chief Executive Officer, Chairman, and a director of the Company, in exchange for a payment of $100,000. In October 2022, we entered into a cancellation and exchange agreement with the Nelson Trust in which we agreed to cancel its SAFE in exchange for the issuance of 29,851 shares of common stock. The number of shares was equal to the purchase amount under the SAFE divided by approximately $3.35, based on a $25 million valuation for the Company.

On October 15, 2021, the Company issued a 6% convertible unsecured promissory note in a private placement in the amount of $1,500,000 to the Nelson Trust, whose co-trustees are Daniel D. Nelson, our Chief Executive Officer, Chairman, and a director of the Company, and Jodi B. Nelson. The convertible note bears interest at 6% annually and matures on October 15, 2024. The convertible note contains provisions for optional and mandatory conversion and conversion price adjustments. In the event that the Company’s initial public offering occurs prior to such convertible note’s maturity date or optional conversion, 750,000 shares of common stock will be issuable upon the automatic conversion of such convertible note, based on the assumed initial public offering price of $4.00 per share, which is the low point of the price range set forth on the cover page of this prospectus. The purchaser also entered into a subscription agreement and investor rights and lockup agreement which provided information and inspection rights, registration rights, lock-up provisions, participation rights in subsequent securities offerings and private placements, and typical “drag along” and “tag along” rights.

In April 2022, Nelson Financial Services Inc. became the insurance agent providing group benefits for the Company. Total dollar benefits provided to the Company under the group benefits plan in 2022 were approximately $48,374. Total dollar payments to Nelson Financial Services Inc. in 2022 under the group benefits plan were approximately $2,790. As Chief Executive Officer and sole owner of Nelson Financial Services Inc., the approximate dollar value of Mr. Nelson’s interest in this transaction was approximately $2,790.

Note 15 - Restatement

The Company has restated its previously issued financial statements to appropriately reflect the December 31, 2021 internally developed software and impairment loss on the statement of operations for the year ended December 31, 2021, as well as to properly reflect the impact of the conversion of the Company from a limited liability company to a corporation on the statement of stockholders’ and members’ equity (deficit) for the year ended December 31, 2021.

The statement of stockholders’ and member’s equity (deficit) also reflects an opening balance reclassification of accumulated deficit to total members’ equity.

The following is a summary of the effects of the restatement in the Company’s December 31, 2021 Balance Sheet:

	As previously reported	Adjustment	As restated
Internally developed software, net	$2,276,159	$(2,276,159)	$-
Total assets	7,192,354	(2,276,159)	4,916,195
Additional paid-in capital	7,870,793	(6,628,524)	1,242,269
Accumulated deficit	(9,159,367)	4,352,365	(4,807,002)
Total stockholders’ (deficit)	(1,284,826)	(2,276,159)	(3,560,985)
Total liabilities and stockholders’ (deficit)	7,192,354	(2,276,159)	4,916,195

The following is a summary of the effects of the restatement in the Company’s December 31, 2021 Statement of Operations:

	As previously reported	Adjustment	As restated
Impairment loss	$-	$2,276,159	$2,276,159
Net loss	6,528,068	2,276,159	8,804,227

The following is a summary of the effects of the restatement in the Company’s December 31, 2021, Statement of Cash Flows:

	As previously reported	Adjustment	As restated
Net loss	$6,528,068	$2,276,159	$8,804,227
Impairment loss	-	2,276,159	2,276,159

Note 16 - Subsequent Events

Subsequent to December 31, 2022, the Company issued two 8% convertible unsecured promissory notes and accompanying warrants to accredited investors under subscription agreements for aggregate loans of $150,000. The convertible notes bear interest at 8% annually, and are due August 8, 2023 unless converted in accordance with their terms.

Subsequent to December 31, 2022, a grant of 90,000 shares of common stock to an executive officer under the Company’s Equity Incentive Plan.

Subsequent to December 31, 2022, an issuance of 15,000 shares of common stock as partial payment for legal services occurred.

In January 2023, the Company entered into a settlement agreement with its former Chief Executive Officer whereby it agreed to pay $10,000 and issue a promissory note in the amount of $40,000. The note bears no interest, and is payable on the earlier of (a) ten business days after the successful initial public offering of the Company’s stock that generates at least $1 million in net proceeds to the Company, or (b) July 1, 2023.

In March 2023 and April 2023 we completed one private placement, and in May 2023  we conducted a subsequent private placement in which we entered into subscription agreements with a number of accredited investors, pursuant to which we issued 8% unsecured promissory notes in the aggregate principal amount of $2,350,000, which bear interest at the annual rate of 8%, and accompanying warrants to purchase an aggregate of 940,000 shares of common stock exercisable at $2.50 per share. The warrants may be voluntarily exercised for cash prior to the maturity date of the promissory notes or will be automatically exercised as described below. The amount outstanding under the 8% unsecured promissory notes must be repaid upon the earlier to occur of the consummation of a Liquidity Event or the second anniversary of the initial closing date of the respective private placement (March 17, 2025 as to $1,500,000 principal and May 2, 2025 as to $850,000 principal). If a Liquidity Event occurs before the second anniversary of the initial closing date of the applicable private placement, the warrants will be automatically exercised as to the unexercised portion of the warrants, the outstanding balance under the 8% unsecured promissory notes will be deemed repaid in the amount of the exercise price for the automatic exercise of the unexercised portion of the related warrants, with any remaining balance owed on the promissory notes to be repaid in cash. If a Liquidity Event does not occur before the second anniversary of the initial closing date of the applicable private placement, then both principal and interest outstanding under the notes must be repaid in cash. The Company agreed to register the resale all of the shares of common stock that such warrants may or shall be exercised to purchase with the shares being registered for sale in the registration statement of which this prospectus forms a part. The Company must generally keep the registration statement effective for a period as shall be required to permit the investors to complete the offer and sale of their shares. The Company and the investors also provided customary mutual indemnification relating to any damages arising from such registration.

Boustead has acted as placement agent in these private placements. Pursuant to our engagement letter agreement with Boustead, in addition to a commission equal to 7% of the gross proceeds raised in the private placements, a non-accountable expense allowance equal to 1% of the gross proceeds raised in the private placements, and payment of certain other expenses, we agreed to issue Boustead five-year warrants to purchase a number of shares of common stock equal to 7% of the common stock underlying the warrants accompanying the 8% unsecured promissory notes at an exercise price equal to the exercise price as defined in such warrants. Under the engagement letter with Boustead, its placement agent’s warrants must be registered for resale with the Company’s initial public offering. However, Boustead has informally deferred these registration rights with respect to the registration statement for the initial public offering.

Under the subscription agreements with the investors in the first of these two private placements, the Company was required to use the first $450,000 of the net proceeds from the private placement to expand its current operations, including its technology and intellectual property portfolio, and to fund the costs of its initial public offering. The Company was required to use the next $800,000 of the net proceeds from the private placement to repurchase up to 600,000 shares of common stock that were held by Dennis Gile, our largest stockholder and a former officer and director of the Company, at a price equal to approximately $1.35 per share. The repurchase was required to be consummated only to the extent that it does not impair the Company’s capital within the meaning of Section 160 of the DGCL or the Company’s ability to pay down its debts as they become due. The Company was required to enter into an agreement with Mr. Gile providing that Mr. Gile will use the proceeds of the repurchase to settle an existing lawsuit filed against Mr. Gile by John Dorsey, a former officer and director of the Company, subject to a full release of Mr. Gile and the Company, and that Mr. Gile will resign from the board of directors of the Company and from any officer position with the Company upon the repurchase. The Company was required to use any remaining net proceeds from the private placement, which consisted of $250,000 less placement agent fees and expenses, for working capital and other general corporate purposes. Subsequently, the Company used the net proceeds as required.

On March 31, 2023, under the terms of a Repurchase and Resignation Agreement, dated March 21, 2023, with Dennis Gile (the “Repurchase Agreement”), we paid an aggregate purchase price of $800,000 for the repurchase (the “Repurchase”) of 600,000 shares of common stock from Dennis Gile, our largest stockholder and a former Chief Executive Officer, President, Secretary, Chairman, and director of the Company, at approximately $1.33 per share. Pursuant to the Repurchase Agreement, $695,000 of the $800,000 payment was made to the attorneys for John Dorsey, a former officer and director of the Company (the “Dorsey/Gile Settlement Payment”), as part of the settlement of a private lawsuit under a settlement agreement between Mr. Gile and Mr. Dorsey (the “Dorsey/Gile Lawsuit”) between these individuals and Dorsey LLC (the “Dorsey/Gile Settlement Agreement”). Pursuant to the Repurchase Agreement, the balance of the aggregate purchase price was paid to the attorneys for Mr. Gile. Pursuant to the Repurchase Agreement, Mr. Gile agreed to resign his position as Chairman and every other director and officer position he held with the Company effective as of March 21, 2023. Prior to such date, on March 20, 2023, Mr. Gile delivered notice of resignation from such positions, which stated that it was effective March 19, 2023. Pursuant to the Repurchase Agreement, Mr. Gile will not receive any severance payments in connection with any other agreement with the Company as a result of his resignation. The Repurchase was also conditioned on the Company’s prior review of and consent to the Dorsey/Gile Settlement Agreement prior to its execution, and receipt of a certificate from the Chief Financial Officer of the Company that the Repurchase will not impair the Company’s capital within the meaning of Section 160 of the DGCL or the Company’s ability to pay down its debts as they become due (the “CFO Certificate”). Under the Repurchase Agreement, the Dorsey/Gile Settlement Agreement was required to fully resolve, settle and dismiss the Gile/Dorsey Lawsuit and contain a general release of claims by all the plaintiffs in the Dorsey/Gile Lawsuit in favor of Mr. Gile, the Company, the Company’s affiliates, stockholders, and certain other Company releasees. Under the Repurchase Agreement, Mr. Gile agreed to indemnify the Company for claims arising out of based upon the Repurchase Agreement. Pursuant to the Repurchase Agreement, a copy of the Dorsey/Gile Settlement Agreement was reviewed and consented to by the Company and entered into as of March 20, 2023. Under the Dorsey/Gile Settlement Agreement, between Mr. Gile, Mr. Dorsey, and Dorsey LLC, Mr. Gile agreed to pay the Dorsey/Gile Settlement Payment, transfer 40,000 shares of the Company to Mr. Dorsey. Mr. Gile, Mr. Dorsey and Dorsey LLC agreed to mutual releases of all claims relating to the Dorsey/Gile Lawsuit and to dismiss the Dorsey/Gile Lawsuit. Although the Dorsey/Gile Settlement Agreement did not contain a release of the Company and did not contain releases by the plaintiffs of Mr. Gile other than with respect to the Lawsuit, the Company waived any related requirements under the Repurchase Agreement in light of the expected execution of the Mutual Release Agreement (as defined below). The CFO Certificate was received as of March 21, 2023. The repurchased shares were cancelled as of March 31, 2023. The transfer of 40,000 shares by Mr. Gile to Mr. Dorsey occurred on April 4, 2023, after waiver of the board of directors of the repurchase rights and purchase rights provided for under the Shareholder Agreement by resolutions adopted on March 24, 2023.

Effective March 29, 2023, a Confidential Mutual General Release and Covenant Not to Sue Agreement was entered into between the Company and Mr. Dorsey (the “Mutual Release Agreement”). Under the Mutual Release Agreement, Mr. Dorsey agreed to a general release of claims against and covenant not to sue the Company, the Company’s affiliates, stockholders, and certain other Company releasees, and the Company agreed to a general release of claims against and covenant not to sue Mr. Dorsey, Mr. Dorsey’s affiliates, and certain other releasees, subject to payment of the Dorsey/Gile Settlement Payment, which, as indicated above, was made on March 31, 2023. The releases of claims and covenants not to sue under the Mutual Release Agreement do not apply to breach of the Dorsey/Gile Settlement Agreement or to the January 2023 Dorsey Settlement Agreement.

In March 2023, we granted incentive stock options to certain employees to purchase a total of 53,800 shares of common stock. The options have an exercise price equal to $3.10 per share, and are subject to various vesting conditions. The options will expire in March 2033. In April 2023, we granted an incentive stock option to an employee, officer and director to purchase a total of 100,000 shares of common stock with an exercise price equal to $2.50 per share, which is subject to certain vesting conditions. In April 2023, we also granted a non-statutory stock option to a director to purchase a total of 3,000 shares of common stock with an exercise price equal to $3.10 per share, which is subject to certain vesting conditions. In May 2023, we granted a non-statutory stock option to a director to purchase a total of 24,000 shares of common stock with an exercise price equal to $2.50 per share.

Immediately after the consummation of the initial public offering, we intend to file a Registration Statement on Form S-8 with the SEC to register the potential exercise of these options.

On May 1, 2023, the Company entered into a lease agreement with M4 Perimeter, LLC for a period of 39 months from the commencement date of May 4, 2023. The term of the current lease shall expire on May 3, 2023.

Base Monthly Rent. From and after the Extension Term Commencement Date, the Base Monthly Rent schedule is hereby amended as follows:

Months 1 – 12 $7,359.00 per month, plus applicable rental taxes**

Months 13 – 24 $7,580.00 per month, plus applicable rental taxes

Months 25 – 36 $7,808.00 per month, plus applicable rental taxes

Months 37 – 39 $8,042.00 per month, plus applicable rental taxes

**	Base Monthly Rent for Months 1 – 3 shall be 100% abated

See Note 12 for reverse stock split subsequent event.

Signing Day Sports, Inc.

1,500,000

Shares of Common Stock

Prospectus

Boustead Securities, LLC

                   , 2023

Until and including     , 2023 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED JUNE 30, 2023

Signing Day Sports, Inc.

2,346,548 Shares of Common Stock

This prospectus relates to the resale of up to 2,346,548 shares of common stock, $0.0001 par value per share (the “common stock”), of Signing Day Sports, Inc. that may be sold from time to time by the selling stockholders named in this prospectus, which includes:

●	746,548 shares of common stock held by the selling stockholders;

●	410,000 shares of common stock issuable upon the conversion of 6% convertible unsecured promissory notes issued to the selling stockholders;

●	250,000 shares of common stock issuable upon the conversion of 8% convertible unsecured promissory notes issued to the selling stockholders; and

●	940,000 shares of common stock issuable upon the exercise of warrants issued to the selling stockholders.

We will not receive any proceeds from the sales of common stock by the selling stockholders.

Prior to this offering, there has been no public market for our shares.  We are in the process of applying to list our shares of common stock on NYSE American LLC (“NYSE American”) under the symbol “SGN”. NYSE American might not approve such application, and if our application is not approved, the Company’s initial public offering cannot be completed and this resale offering will not proceed.

We are an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act of 2012, under applicable U.S. federal securities laws, and are eligible for reduced public company reporting requirements. See “Prospectus Summary – Implications of Being an Emerging Growth Company” for more information.

The selling stockholders may offer and sell the common stock being offered by this prospectus from time to time in public or private transactions, or both. These sales will occur at an assumed fixed initial public offering price of $4.00 per share, which is the low point of the price range set forth on the cover page of initial public offering prospectus being filed contemporaneously with this prospectus, until our common stock is listed on NYSE American. Thereafter, these sales will occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The selling stockholders may sell shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders, the purchasers of the shares, or both. Any participating broker-dealers and any selling stockholders who are affiliates of broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and any commissions or discounts given to any such broker-dealer or affiliates of a broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock. See “Plan of Distribution” for a more complete description of the ways in which the shares may be sold.

Investing in our securities is highly speculative and involves a high degree of risk.  See “Risk Factors” beginning on page 15 for a discussion of information that should be considered in connection with an investment in our securities.

Neither the U.S. Securities and Exchange Commission nor any state or provincial securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is , 2023.

[Alternate Page for Resale Prospectus]

The Offering

Common stock offered by the selling stockholders:

This prospectus relates to 2,346,548 shares of common stock that may be sold from time to time by the selling stockholders named in this prospectus, which includes:

●      746,548 shares of common stock held by the selling stockholders;

●     410,000 shares of common stock issuable upon the conversion of 6% convertible unsecured promissory notes issued to the selling stockholders;

●     250,000 shares of common stock issuable upon the conversion of 8% convertible unsecured promissory notes issued to the selling stockholders; and

●     940,000 shares of common stock issuable upon the exercise of warrants issued to the selling stockholders.

Shares outstanding at commencement of the offering(1):	9,091,152 shares of common stock (or 9,316,152 shares if the underwriters in the Company’s initial public offering exercise the over-allotment option in full, based on the assumed initial public offering price of $4.00 per share, which is the low point of the price range set forth on the cover page of the initial public offering prospectus filed contemporaneously with this prospectus).
Use of proceeds:	We will not receive any proceeds from the sales of outstanding common stock by the selling stockholders.
Risk factors:	Investing in our common stock involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 15 before deciding to invest in our Class B Common Stock.
Trading market and symbol:	We are in the process of applying to list our common stock on NYSE American under the symbol “SGN”. We believe that upon the completion of the Company’s initial public offering, we will meet the standards for listing on NYSE American. The closing of the initial public offering is contingent upon the successful listing of our common stock on NYSE American.

(1) The number of shares of common stock outstanding at the commencement of the offering assumes the issuance by us of shares of common stock pursuant to the initial public offering prospectus filed contemporaneously with this prospectus, is based on 7,591,152 shares of common stock outstanding as of the date of this prospectus or that may be outstanding before the commencement of the initial public offering, and excludes:

●	3,152,500 shares of common stock issuable upon conversion of outstanding 6% convertible unsecured promissory notes at a conversion price of $2.00 per share assuming that all are converted at the mandatory conversion price at the time of the initial public offering, based on the assumed initial public offering price of $4.00 per share, which is the low point of the price range set forth on the cover page of the initial public offering prospectus being filed contemporaneously with this prospectus, or up to 2,522,000 shares of common stock issuable upon the optional conversion of 6% convertible unsecured promissory notes at their optional conversion price of $2.50 per share;

●	732,500 shares of common stock issuable upon conversion of outstanding 8% convertible unsecured promissory notes at a conversion price of $2.00 per share assuming that all are converted at the mandatory conversion price at the time of the initial public offering, based on the assumed initial public offering price of $4.00 per share, which is the low point of the price range set forth on the cover page of initial public offering prospectus being filed contemporaneously with this prospectus, or up to 444,842 shares of common stock issuable upon the optional conversion of 8% convertible unsecured promissory notes at their optional conversion price of approximately $3.29 per share;

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●	732,500 shares of common stock issuable upon exercise of outstanding warrants at an exercise price of $2.00 per share, based on the assumed initial public offering price of $4.00 per share, which is the low point of the price range set forth on the cover page of initial public offering prospectus being filed contemporaneously with this prospectus;

●	940,000 shares of common stock issuable upon exercise of outstanding warrants issued to private placement investors in our 8% unsecured promissory notes at an exercise price of $2.50 per share;

●	220,675 shares of common stock issuable to Boustead as placement agent upon exercise of placement agent’s warrants issued to Boustead at an exercise price of $2.00 per share with respect to outstanding 6% convertible unsecured promissory notes issued to private placement investors assuming that all such private placement securities are converted at the 6% convertible unsecured promissory notes’ mandatory conversion price at the time of the initial public offering, based on the assumed initial public offering price of $4.00 per share, which is the low point of the price range set forth on the cover page of initial public offering prospectus being filed contemporaneously with this prospectus, or 176,540 shares of common stock issuable upon exercise of such placement agent’s warrants at an exercise price of $2.50 per share upon the optional conversion of outstanding 6% convertible unsecured promissory notes at their optional conversion price of $2.50 per share;

●	Up to 77,200 shares of common stock issuable to Boustead as placement agent in consideration for the waiver of its success fee and expense allowance for Company-introduced investors in outstanding 8% convertible unsecured promissory notes and respective warrants equal to 8% of the number of shares of common stock issuable to the Company-introduced investors upon conversion or exercise, as applicable, of their securities, based on the assumed initial public offering price of $4.00 per share, which is the low point of the price range set forth on the cover page of initial public offering prospectus being filed contemporaneously with this prospectus;

●	65,800 shares of common stock issuable to Boustead as placement agent upon exercise of placement agent’s warrants issued to Boustead at an exercise price of $2.50 per share with respect to warrants issued to private placement investors in our 8% unsecured promissory notes;

●	13,375 shares of common stock upon the completion of the initial public offering assuming the offering is completed by November 15, 2023, based on the assumed initial public offering price of $4.00 per share, which is the low point of the price range set forth on the cover page of initial public offering prospectus being filed contemporaneously with this prospectus, otherwise the number of shares of common stock equal to the number of shares derived by dividing $53,500 by the Fair Market Value, as defined by certain service provider agreements, of the common stock of the Company on November 15, 2023, pursuant to such service provider agreements;

●	248,350 total shares of common stock issuable upon the exercise of stock options at an exercise price per share equal to $3.10 per share and 243,000 total shares of common stock issuable upon the exercise of stock options at an exercise price per share equal to $2.50 per share which were granted to certain employees, consultants, officers, and directors under the Signing Day Sports, Inc. 2022 Equity Incentive Plan, or the Equity Incentive Plan, or the Plan;

●	10,000 shares of common stock issuable upon the exercise of a stock option to be granted to a consultant under the consultant’s consulting agreement under the Plan promptly following the consummation of the initial public offering, subject to the consultant’s continuing in service through the grant date, at an exercise price per share equal to the initial public offering price per share;

●	750,000 shares of common stock that are reserved for issuance under the Plan, which is inclusive of the 520,450 shares issuable upon the exercise of stock options that are granted under the Plan; and

●	120,750 shares of common stock issuable upon exercise of representative’s warrants to be issued to the underwriters in connection with the initial public offering, based on the assumed initial public offering price of $4.00 per share, which is the low point of the price range set forth on the cover page of initial public offering prospectus being filed contemporaneously with this prospectus, and assuming full exercise by the underwriters of the over-allotment option.

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USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock by the selling stockholders.

The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred by them in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our accountants.

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SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders are those held by the selling stockholders or issuable to the selling stockholders upon the automatic exercise of certain warrants to purchase shares of common stock or automatic conversion of certain convertible notes into shares of common stock held by the selling stockholders. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of these securities or as otherwise disclosed below, the selling stockholders have not had any position, office, or other material relationship with us or any of our predecessors or affiliates within the past three years, and based on the information provided to us by the selling stockholders, no selling stockholder is a broker-dealer or an affiliate of a broker-dealer.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. For purposes of the table below, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person or any member of such group has the right to acquire within 60 days of the date of this prospectus. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named below, any shares that such person or persons has the right to acquire within 60 days of the date of this prospectus are deemed to be outstanding for such person, but not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership by any person.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each selling stockholder, based on its ownership of shares of common stock, shares of common stock issuable upon the automatic conversion of 6% convertible unsecured promissory notes upon the consummation of the Company’s initial public offering, shares of common stock issuable upon the automatic conversion of 8% convertible promissory notes upon the consummation of the Company’s initial public offering, or shares of common stock issuable upon the exercise of warrants issued to initial holders of 8% unsecured promissory notes, and assuming the automatic conversion of the 6% convertible unsecured promissory notes upon the consummation of the Company’s initial public offering, the automatic conversion of the 8% convertible unsecured promissory notes upon the consummation of the Company’s initial public offering, and the exercise prior to or upon the consummation of the Company’s initial public offering of the warrants issued to the initial holders of 8% unsecured promissory notes, without regard to any limitations on conversions and exercises. The third column lists the shares of common stock being offered by this prospectus by the selling stockholders.

In accordance with the terms of the registration provisions of subscription agreements entered into with the initial holders of the warrants issued to the initial holders of our 8% unsecured promissory notes, this prospectus generally covers the resale of the sum of the maximum number of shares of common stock issuable upon the exercise of such warrants, without regard to any limitations on the exercise of these securities. The other shares of common stock that are included below were included based on discussions with the underwriter of the Company’s initial public offering, which is being conducted simultaneously with this resale offering. The fourth column of the table below assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus. The fifth column is based on the assumptions described in the first footnote to the table.

Each selling stockholder whose shares being offered are issuable upon conversion of a 6% convertible unsecured promissory note holder may not convert the note to the extent that the note holder (together with its affiliates) would beneficially own in excess of 9.99% of the number of shares of common stock outstanding. The selling stockholder may increase or decrease the beneficial ownership limit to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days following notice from the selling stockholder. Each selling stockholder whose shares being offered are issuable upon conversion of an 8% convertible unsecured promissory note may not convert the note to the extent that the selling stockholder (together with its affiliates) would beneficially own in excess of 9.99% of the number of shares of common stock outstanding, not including remaining shares issuable to the selling stockholder upon conversion of the note or conversion or exercise of any other securities subject to an equivalent beneficial ownership limit. The selling stockholder may waive or raise the beneficial ownership limit, effective 61 days following notice from the selling stockholder. The number of shares in the table below do not reflect these limitations. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

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Except as otherwise indicated in the table below, the selling stockholders may sell all, some or none of the shares of common stock being offered. See “Plan of Distribution.” We therefore have no way of determining the number of shares of common stock each selling stockholder will hold after this offering. Therefore, the fourth and fifth columns assume that each selling stockholder will sell all shares of common stock covered by this prospectus.

	Amount of Shares of Common Stock Beneficially Owned Prior to this		Amount of Shares of Common Stock Being		Amount of Shares of Common Stock Beneficially Owned After this Offering
Name of Selling Stockholder	Offering		Offered		Shares	Percent(1)

BaseStones, Inc.	100,000	(2)	50,000	(2)	50,000	*
Brick Lane Holdings LLC	50,000	(3)	50,000	(3)	-	-
Candice Nicholson	12,500	(4)	12,500	(4)	-	-
Charles Holbrook	12,500	(5)	12,500	(5)	-	-
Chris Etherington	12,500	(6)	12,500	(6)	-	-
Clayton Adams	616,274	(7)	596,274	(7)	20,000	*
Confluence Global Capital Holdings, LLC	100,000	(8)	100,000	(8)	-	-
Eternal Horizon International Company Limited	100,000	(9)	50,000	(9)	50,000	*
Gilbert Lam	100,000	(10)	50,000	(10)	50,000	*
John Dodero	10,000	(11)	10,000	(11)	-	-
John Nicholson	12,500	(12)	12,500	(12)	-	-
Matthew Atkinson(13)	50,274		50,274		-	-
Oleta Investments, LLC	100,000	(14)	50,000	(14)	50,000	*
Roger Beasley	50,000	(15)	50,000	(15)	-	-
Rui Wu	225,000	(16)	175,000	(16)	50,000	-
Herbert Irvine and Sandra Irvine	57,964	(17)	40,000	(17)	17,964	*
John M Stroud and Melissa J Stroud Revocable Trust	320,000	(18)	320,000	(18)	-	-
Martin De Rito	100,000	(19)	100,000	(19)	-	-
Paul Rutkowski	40,000	(20)	40,000	(20)	-	-
Richard Symington	100,000	(21)	100,000	(21)	-	-
Todd Bazucki	40,000	(22)	40,000	(22)	-	-
James Tewell	40,000	(23)	40,000	(23)	-	-
Keith Zacher	100,000	(24)	100,000	(24)	-	-
Mayurkumar Bhakta	40,000	(25)	40,000	(25)	-	-
Chris Lane	80,000	(26)	80,000	(26)	-	-
Cory Lane	40,000	(27)	40,000	(27)	-	-
Kimsey Ventures LLC(28)	249,254		100,000		149,254	*
Varkes Churukian	25,000	(29)	25,000	(29)	-	-

*	Less than 1%.

(1)	Applicable percentage ownership after this offering is based on 7,591,152 shares of common stock deemed to be outstanding as of the date of this prospectus and 14,006,727 shares of common stock issued and outstanding after the Company’s initial public offering which will occur contemporaneously with the resale offering, assuming no exercise of the underwriters’ over-allotment option and assuming an initial public offering price of $4.00 per share (which is the low point of the estimated range of the initial public offering price shown on the cover page of the initial public offering prospectus filed contemporaneously with this prospectus), and further assuming, at the time of the initial public offering, the automatic conversion of the Company’s 6% convertible unsecured promissory notes into a total of 3,152,500 shares of common stock, the automatic conversion of the Company’s 8% convertible unsecured promissory notes into a total of 732,500 shares of common stock, and the exercise of certain warrants of the Company to purchase 940,000 shares of common stock. As noted above, for purposes of computing percentage ownership after this offering, we have assumed that any shares of common stock being offered will be sold in this offering, and any shares of common stock issuable upon exercise of a warrant or conversion of a convertible note that are being offered will be sold immediately following the automatic exercise or conversion of the warrant or convertible note under which such common stock is issuable.

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(2)	Beneficially owned shares of common stock consist of (i) 50,000 shares of common stock issuable upon conversion of an 8% convertible unsecured promissory note upon the consummation of the initial public offering and (ii) 50,000 shares of common stock issuable upon exercise of a warrant. The shares of common stock being offered consist of 50,000 shares of common stock issuable upon conversion of the 8% convertible unsecured promissory note. Mohammed Jawad Ansari has sole voting and dispositive power over the shares held by BaseStones, Inc.

(3)	Consists of 50,000 shares of common stock issuable upon conversion of a 6% convertible unsecured promissory note upon the consummation of the initial public offering. Robert Babcock and Sandra Monfared have shared voting and dispositive power over the shares held by Brick Lane Holdings LLC.

(4)	Consists of 12,500 shares of common stock issuable upon conversion of a 6% convertible unsecured promissory note upon the consummation of the initial public offering.

(5)	Consists of 12,500 shares of common stock issuable upon conversion of a 6% convertible unsecured promissory note upon the consummation of the initial public offering.

(6)	Consists of 12,500 shares of common stock issuable upon conversion of a 6% convertible unsecured promissory note upon the consummation of the initial public offering.

(7)	Beneficially owned shares of common stock consist of (i) 596,274 shares of common stock, (ii) 5,000 shares of common stock issuable upon the exercise of an option, and (iii) 15,000 shares of common stock issuable upon the exercise of an option within 60 days of the date of this prospectus. The shares of common stock being offered consist of 596,274 shares of common stock. Clayton Adams is a former director of the Company and beneficially owns more than 5% of the outstanding common stock. Mr. Adams has had no other material relationship with the Company.

(8)	Consists of 100,000 shares of common stock issuable upon conversion of a 6% convertible unsecured promissory note upon the consummation of the initial public offering. Andrew Ross has sole voting and dispositive power over the shares held by Confluence Global Capital Holdings, LLC.

(9)	Beneficially owned shares of common stock consist of (i) 50,000 shares of common stock issuable upon conversion of an 8% convertible unsecured promissory note upon the consummation of the initial public offering and (ii) 50,000 shares of common stock issuable upon exercise of a warrant. The shares of common stock being offered consist of 50,000 shares of common stock issuable upon conversion of the 8% convertible unsecured promissory note upon the consummation of the initial public offering. Jie Xu has sole voting and dispositive power over the shares held by Eternal Horizon International Company Limited.

(10)	Beneficially owned shares of common stock consist of (i) 50,000 shares of common stock issuable upon conversion of an 8% convertible unsecured promissory note upon the consummation of the initial public offering and (ii) 50,000 shares of common stock issuable upon exercise of a warrant. The shares of common stock being offered consist of 50,000 shares of common stock issuable upon conversion of the 8% convertible unsecured promissory note upon the consummation of the initial public offering.

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(11)	Consists of 10,000 shares of common stock issuable upon conversion of a 6% convertible unsecured promissory note upon the consummation of the initial public offering.

(12)	Consists of 12,500 shares of common stock issuable upon conversion of a 6% convertible unsecured promissory note upon the consummation of the initial public offering.

(13)	Matthew Atkinson is a former director and a former beneficial owner of more than 5% of the outstanding common stock. Mr. Atkinson has had no other material relationship with the Company.

(14)	Beneficially owned shares of common stock consist of (i) 50,000 shares of common stock issuable upon conversion of an 8% convertible unsecured promissory note upon the consummation of the initial public offering and (ii) 50,000 shares of common stock issuable upon exercise of a warrant. The shares of common stock being offered consist of 50,000 shares of common stock issuable upon conversion of the 8% convertible unsecured promissory note upon the consummation of the initial public offering. Chris Etherington has sole voting and dispositive power over the shares held by Oleta Investments, LLC

(15)	Consists of 50,000 shares of common stock issuable upon conversion of a 6% convertible unsecured promissory note upon the consummation of the initial public offering.

(16)	Beneficially owned shares of common stock consist of (i) 125,000 shares of common stock issuable upon conversion of a 6% convertible unsecured promissory note, (ii) 50,000 shares of common stock issuable upon conversion of an 8% convertible unsecured promissory note upon the consummation of the initial public offering, and (iii) 50,000 shares of common stock issuable upon exercise of a warrant. The shares of common stock being offered consist of (i) 125,000 shares of common stock issuable upon conversion of the 6% convertible unsecured promissory note upon the consummation of the initial public offering, and (ii) 50,000 shares of common stock issuable upon conversion of the 8% convertible unsecured promissory note upon the consummation of the initial public offering.

(17)	Consists of (i) 17,964 shares of common stock and (ii) 40,000 shares of common stock issuable upon exercise of a warrant. The shares of common stock being offered consist of 40,000 shares of common stock issuable upon exercise of a warrant.

(18)	Consists of 320,000 shares of common stock issuable upon exercise of a warrant. John Stroud and Melissa Stroud are the co-trustees of the John M Stroud and Melissa J Stroud Revocable Trust (the “Stroud Trust”) and have shared voting and dispositive power over the securities held by the Stroud Trust.

(19)	Consists of 100,000 shares of common stock issuable upon exercise of a warrant.

(20)	Consists of 40,000 shares of common stock issuable upon exercise of a warrant.

(21)	Consists of 100,000 shares of common stock issuable upon exercise of a warrant. Richard Symington is a former director, executive officer and employee of the Company. Mr. Symington has been engaged to provide certain services on a consulting basis beginning after the closing of this initial public offering. The consulting agreement may be terminated at any time before or after that point in time.

(22)	Consists of 40,000 shares of common stock issuable upon exercise of a warrant.

(23)	Consists of 40,000 shares of common stock issuable upon exercise of a warrant.

(24)	Consists of 100,000 shares of common stock issuable upon exercise of a warrant.

(25)	Consists of 40,000 shares of common stock issuable upon exercise of a warrant.

(26)	Consists of 80,000 shares of common stock issuable upon exercise of a warrant.

(27)	Consists of 40,000 shares of common stock issuable upon exercise of a warrant.

(28)	Chase Martin Kimsey has sole voting and dispositive power over the securities held by Kimsey Ventures LLC.

(29)	Consists of 25,000 shares of common stock issuable upon conversion of a 6% convertible unsecured promissory note upon the consummation of the initial public offering.

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PLAN OF DISTRIBUTION

Each selling stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on any stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales will occur at a fixed price of $4.00 per share until our common stock is listed on NYSE American. Thereafter, these sales will occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with Rule 2121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”); and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the selling stockholders of shares issued upon exercise of the warrants that were issued with our 8% unsecured promissory notes against certain losses, claims, damages and liabilities relating to the registration of their shares, including liabilities under the Securities Act.

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[Alternate Page for Resale Prospectus]

We agreed to keep the registration statement of which this prospectus forms a part effective for a period as shall be required to permit the investors to complete the offer and sale of their shares, unless the shares may be resold pursuant to Rule 144 promulgated under the Securities Act. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M promulgated under the Exchange Act, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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[Alternate Page for Resale Prospectus]

LEGAL MATTERS

The validity of the shares of common stock covered by this prospectus will be passed upon by Bevilacqua PLLC.

As of the date of this prospectus, Bevilacqua PLLC owns 15,000 shares of common stock. Bevilacqua PLLC received these shares as partial consideration for legal services previously provided to us.

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PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Unless the context indicates otherwise, “we,” “us,” “our,” “Signing Day Sports,” “the Company,” “our company” and similar references in this “Part II. Information Not Required in the Prospectus” refer to the consolidated operations of Signing Day Sports, Inc., a Delaware corporation.

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts, commissions and non-accountable expense allowance, payable by us in connection with the sale of shares of common stock being registered. All amounts, other than the SEC registration fee, NYSE American LLC listing fee and Financial Industry Regulatory Authority, Inc. (“FINRA”) filing fee, are estimates. We will pay all these expenses.

Amount
SEC registration fee	$2,771.95
NYSE American listing fee	60,000
FINRA filing fee	4,273.07
Accounting fees and expenses	300,000
Legal fees and expenses	275,000
Transfer agent fees and expenses	5,000
Printing and related fees	30,000
Miscellaneous fees and expenses	350,000
Total	$1,027,045.02

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our Certificate of Incorporation authorizes the Company to indemnify, and advance expenses to, to the fullest extent permitted by law, any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

The Amended and Restated Bylaws require that we indemnify our directors and executive officers to the fullest extent permitted by law, provided that we may modify the extent of such indemnification by individual contracts with directors and executive officers, and also provided that we are not required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the our board of directors, (iii) such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the Company under the DGCL or any other applicable law, or (iv) such indemnification is required to be made under the indemnification rights enforcement provision of the Amended and Restated Bylaws. Our obligation, if any, to indemnify any person pursuant to our Amended and Restated Bylaws who was or is serving at its request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise, or nonprofit entity.

Our Amended and Restated Bylaws also provide for advancement of expenses to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director or executive officer of the Company, or is or was serving at the request of the Company as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses actually and reasonably incurred by any director or executive officer in defending such proceeding, upon receipt of an undertaking by or on behalf of such person to repay all amounts advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses. Notwithstanding the foregoing, generally no advance shall be made by the Company to an executive officer of the Company (except by reason of the fact that such executive officer is or was a director of the Company) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of a quorum consisting of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the Company’s interest. The Company’s obligation, if any, to indemnify any person pursuant to the Amended and Restated Bylaws who was or is serving at its request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise, or nonprofit entity. Our Amended and Restated Bylaws also permit the Company to indemnity its other officers, employees and other agents as set forth in the DGCL. The board of directors has the power to delegate the determination of whether indemnification shall be given to any such person except executive officers to such officers or other persons as the board of directors shall determine.

We have also separately entered into an indemnification agreement with each of our directors and executive officers. Each indemnification agreement provides for indemnification to the fullest extent permitted by law, including: (i) all expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by a director or executive officer, or on their behalf, in connection with any proceeding other than proceedings by or in the right of the Company or any claim, issue or matter therein, if the director or executive officer acted in good faith and in a manner the director or executive officer reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal proceeding, had no reasonable cause to believe the director or executive officer’s conduct was unlawful; (ii) all expenses actually and reasonably incurred by a director or executive officer, or on their behalf, in connection with a proceedings by or in the right of the Company if the director or executive officer acted in good faith and in a manner the director or executive officer reasonably believed to be in or not opposed to the best interests of the Company, provided that if applicable law so provides, no indemnification against such expenses shall be made in respect of any claim, issue or matter in such proceeding as to which the director or executive officer shall have been adjudged to be liable to the Company unless and to the extent that the Court of Chancery of the State of Delaware shall determine that such indemnification may be made; (iii) to the extent that a director or executive officer is, by reason of the director or executive officer’s director or executive officer status, a party to and is successful, on the merits or otherwise, in any proceeding, including by dismissal of such proceeding with or without prejudice, then the director or executive officer shall be indemnified to the maximum extent permitted by law, as such may be amended from time to time, against all expenses actually and reasonably incurred by the director or executive officer or on the director or executive officer’s behalf in connection therewith; and (iv) all expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by a director or executive officer or on a director or executive officer’s behalf if, by reason of the director or executive officer’s status as a director or executive officer, the director or executive officer is, or is threatened to be made, a party to or participant in any proceeding (including a proceeding by or in the right of the Company), including, without limitation, all liability arising out of the negligence or active or passive wrongdoing of the director or executive officer, except where the payment is finally determined (under the procedures, and subject to the presumptions, set forth in the indemnification agreements) to be unlawful. The Company shall also advance all such expenses incurred by or on behalf of each director or executive officer in connection with any of the above proceedings by reason of the director or executive officer’s director or executive officer status within 30 days after the receipt by the Company of a statement or statements from the director or executive officer requesting such advance or advances from time to time, whether prior to or after final disposition of such proceeding. Such statement or statements shall reasonably evidence the expenses incurred by the director or executive officer and shall include or be preceded or accompanied by a written undertaking by or on behalf of the director or executive officer to repay any expenses advanced if it shall ultimately be determined that the director or executive officer is not entitled to be indemnified against such expenses. Any advances and undertakings to repay shall be unsecured and interest free. The indemnification agreements also provide for payments by the Company for the entire amount of any judgment or settlement of any action, suit or proceeding in which it is liable or would be liable if joined in such action, subject to the other terms and provisions of the indemnification agreements, and certain other indemnification and payment obligations. The indemnification agreements also provide that if we maintain a directors’ and officers’ liability insurance policy, that each director and executive officer will be covered by the policy to the maximum extent of the coverage available for any of the Company’s directors or executive officers.

We have obtained standard directors and officers liability insurance under which coverage is provided (a) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to us with respect to payments which we may make to such officers and directors pursuant to the indemnification agreements described above or otherwise as a matter of law.

We have obtained standard directors and officers liability insurance under which coverage is provided (a) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to us with respect to payments which we may make to such officers and directors pursuant to the indemnification agreements described above or otherwise as a matter of law.

The underwriting agreement, filed as Exhibit 1.1 to this registration statement, will provide for indemnification, under certain circumstances, by the underwriter of us and our officers and directors for certain liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities

During the past three years, we issued or agreed to issue the following securities, which issuances were not, and are not expected to be, registered under the Securities Act. Unless otherwise noted, the share and per share information in this “Part II. Information Not Required in the Prospectus – Item 15. Recent Sales of Unregistered Securities” have been adjusted to give effect to the one-for-five (1-for-5) reverse stock split of the outstanding common stock which became effective on April 14, 2023.

Settlement Agreements with Stockholders

Under our Settlement Agreement with Dennis Gile, our largest stockholder and a former Chief Executive Officer, President, Secretary, Chairman, and director of the Company, dated as of May 12, 2022, the parties agreed, among other things, to a general release and discharge of claims against us, our officers and directors, certain other affiliates and related parties, and our stockholders as listed on an exhibit to the agreement, including without limitation, claims relating to Mr. Gile’s direct or indirect ownership of shares of the capital stock of Signing Day Sports, Inc., a Delaware corporation (“SDS Inc. – DE”), or Mr. Gile’s direct or indirect ownership of membership interests of Signing Day Sports, LLC, an Arizona limited liability company (“SDS LLC – AZ”), Signing Day Sports, LLC, a Delaware limited liability company (“SDS LLC – DE”), Signing Day Sports Football, LLC, an Arizona limited liability company (“SDSF LLC”), or Signing Day Sports Baseball, LLC, an Arizona limited liability company (“SDSB LLC”), as applicable, provided, however, that nothing in the Settlement Agreement was intended to release any rights that any party or Mr. Gile may have under the terms of that certain Severance General Waiver and Release Agreement between Mr. Gile and the Company, dated March 22, 2022, including the releases of any and all claims against the Company and certain related parties as contained therein, Mr. Gile’s agreement to be terminated effective on January 1, 2022 and receive a severance payment of $53,500 pursuant to Section 1 of the Severance Agreement, paid in March 2022, all of which terms were to remain in force notwithstanding the provisions of the Settlement Agreement. Further, Mr. Gile irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever released and waived their rights to any claim, distributions, payments, or other amounts that Mr. Gile believed should have been paid or were owed to Mr. Gile by SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE. Each party also agreed, in order to make sure there was a clear understanding regarding the capitalization of SDS Inc. – DE, irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely to forever release and waive any claims that they may have had with respect to ownership interests in SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE, whether past, present, future, or contingent, and affirmed that he, she, or it did not own any interests in SDS Inc. – DE beyond that set forth on the capitalization table attached as an exhibit to the Settlement Agreement. The parties therefore agreed that Mr. Gile owned 2,816,377 shares of common stock pursuant to the Settlement Agreement. Mr. Gile also irrevocably covenanted that he would not sue us or the other released parties in respect of any of the matters released and discharged.

Under our Settlement Agreement with Dorsey Family Holdings, LLC, an Arizona limited liability company (“Dorsey LLC”), John Dorsey, in his individual capacity, and who was formerly Chief Executive Officer and a director of the Company, and his spouse, Elena Dorsey, to the extent of such spouse’s community property interest, if any (together, “Dorsey”), dated as of April 25, 2022, the parties agreed, among other things, (1) that Dorsey had held 959,940 shares of SDS Inc. – DE’s common stock at that time, (2) that prior to the anticipated redomestication of SDS LLC – AZ to Delaware as a Delaware limited liability company and conversion to a Delaware corporation, Dorsey was a member of SDS LLC – AZ and was a party to SDS LLC – AZ’s Fourth Amended Limited Liability Company Operating Agreement dated July 16, 2021 (the “SDS LLC – AZ Operating Agreement”), (3) that the SDS LLC – AZ Operating Agreement provided Dorsey, among other things, certain anti-dilution protections whereby SDS LLC – AZ would have been required to issue additional equity to Dorsey if SDS LLC – AZ were to have issued additional equity which would have the effect of reducing Dorsey’s ownership below 11% of SDS LLC – AZ’s outstanding equity (the “Dorsey Anti-Dilution Provision”), (4) that on April 25, 2022, Dorsey LLC would receive a total of 350,000 shares of common stock of SDS Inc. – DE in exchange for Dorsey’s cancellation, waiver, and release of all of Dorsey’s rights under the Dorsey Anti-Dilution Provision in the SDS LLC – AZ Operating Agreement, (5) to a general release and discharge of claims against us, our officers and directors, certain other affiliates and related parties, and our stockholders as listed on an exhibit to the agreement, including without limitation, claims relating to the Dorsey Anti-Dilution Provision, Dorsey’s direct or indirect ownership of shares of SDS Inc. – DE’s capital stock, or Dorsey’s direct or indirect ownership of membership interests of SDS LLC – AZ, SDS LLC – DE, SDSF LLC, or SDSB LLC, as applicable, provided, however, that nothing in the Settlement Agreement was intended to release any rights that any party or Dorsey may have under the terms of that certain Offer of Employment between John Dorsey and SDS LLC – AZ, dated January 13, 2022, or that certain Simple Agreement for Future Equity and/or Convertible Note, as applicable. As of the date of this registration statement, the Company has no agreements with Dorsey otherwise relating to, and has not issued to Dorsey, any simple agreement for future equity or convertible note. Further, Dorsey irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever released and waived their rights to any claim, distributions, payments, or other amounts that Dorsey believed should have been paid or were owed to Dorsey by SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE. Each party also agreed, in order to make sure there was a clear understanding regarding the capitalization of SDS Inc. – DE, irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely to forever release and waive any claims that they may have had with respect to ownership interests in SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE, whether past, present, future, or contingent, and affirmed that he, she, or it did not own any interests in SDS Inc. – DE beyond that set forth on the capitalization table attached as an exhibit to the Settlement Agreement. The parties therefore agreed that Dorsey LLC owned 1,309,940 shares of common stock pursuant to the Settlement Agreement. Dorsey also irrevocably covenanted that they would not sue us or the other released parties in respect of any of the matters released and discharged. Mr. Dorsey is deemed to beneficially own the shares of common stock owned by Dorsey LLC and has sole voting and dispositive power over its shares.

Under our Settlement Agreement with Joshua A. Donaldson Revocable Trust and Joshua Donaldson, an individual (together, “Donaldson”), dated as of May 17, 2022, the parties agreed, among other things, (1) that Donaldson had held 210,000 shares of SDS Inc. – DE’s common stock at that time, (2) that prior to the anticipated redomestication of SDS LLC – AZ to Delaware as a Delaware limited liability company and conversion to a Delaware corporation, Donaldson was a member of SDS LLC – AZ and was a party to the SDS LLC – AZ Operating Agreement, (3) that the SDS LLC – AZ Operating Agreement provided Donaldson, among other things, certain anti-dilution protections whereby SDS LLC – AZ would have been required to issue additional equity to Donaldson if SDS LLC – AZ were to have issued additional equity which would have the effect of reducing Donaldson’s ownership below 3.5% of SDS LLC – AZ’s outstanding equity (the “Donaldson Anti-Dilution Provision”), (4) that on April 25, 2022, Donaldson would receive a total of 60,000 shares of common stock of SDS Inc. – DE in exchange for Donaldson’s cancellation, waiver, and release of all of Donaldson’s rights under the Donaldson Anti-Dilution Provision in the SDS LLC – AZ Operating Agreement, (5) we and Donaldson agreed that the Celebrity Endorsement / Licensing Agreement between SDSB LLC and JDRAINMAN20 INC., a Florida limited liability company, dated March 1, 2021 (the “Endorsement Agreement”), remains in full force and effect, that Donaldson confirmed that Donaldson received 1% ownership in SDS LLC – AZ in consideration for the licenses granted under the Endorsement Agreement, which 1% interest converted into 60,000 shares, or 1% of the outstanding shares of SDS Inc. – DE at the time of the conversion of SDS LLC – DE into SDS Inc. – DE, (6) to a general release and discharge of claims against us, our officers and directors, certain other affiliates and related parties, and our stockholders as listed on an exhibit to the agreement, including without limitation, claims relating to the Donaldson Anti-Dilution Provision, Donaldson’s direct or indirect ownership of shares of SDS Inc. – DE’s capital stock, or Donaldson’s direct or indirect ownership of membership interests of SDS LLC – AZ, SDS LLC – DE, SDSF LLC, or SDSB LLC, as applicable, provided, however, that nothing in the Settlement Agreement was intended to release any rights that any party or Donaldson may have under the terms of the Endorsement Agreement. Further, Donaldson irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever released and waived their rights to any claim, distributions, payments, or other amounts that Donaldson believed should have been paid or were owed to Donaldson by SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE. Each party also agreed, in order to make sure there was a clear understanding regarding the capitalization of SDS Inc. – DE, irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely to forever release and waive any claims that they may have had with respect to ownership interests in SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE, whether past, present, future, or contingent, and affirmed that he, she, or it did not own any interests in SDS Inc. – DE beyond that set forth on the capitalization table attached as an exhibit to the Settlement Agreement. The parties therefore agreed that Joshua Donaldson, Trustee of the Joshua A. Donaldson Revocable Trust, owned 270,000 shares of common stock pursuant to the Settlement Agreement. Donaldson also irrevocably covenanted that they would not sue us or the other released parties in respect of any of the matters released and discharged.

Under our Settlement Agreement with Noah (Jed) Smith, a former director and a beneficial owner of more than 5% of the common stock of the Company, and his spouse, Glory Smith, to the extent of such spouse’s community property interest, if any (together, “Smith”), dated as of May 13, 2022, the parties agreed, among other things, (1) that Dennis Gile, the founder of SDS LLC – AZ, our largest stockholder, and a former Chief Executive Officer, President, Secretary, Chairman, and director of the Company, agreed and contracted to fulfill certain obligations to Smith, including, but not limited to, granting a profits interest that was intended to be a membership interest in SDS LLC – AZ as well as a percentage of future profits from the operations or sale of SDS LLC – AZ, pursuant to that certain Contribution and Profit-Sharing Agreement between Mr. Gile and Smith, dated April 5, 2019, as amended by that certain First Amendment to Contribution and Profit-Sharing Agreement dated December 9, 2019, and that certain Second Amendment to Contribution and Profit-Sharing Agreement dated August 21, 2020, all attached as an exhibit to the Settlement Agreement (collectively, the “Smith Contribution and Profit-Sharing Agreement”), (2) that Mr. Smith held 300,000 shares of common stock in SDS Inc. – DE in exchange for Smith’s previous contributions to SDS LLC – AZ, (3) that on May 13, 2022, Mr. Smith would receive an additional 100,000 shares of common stock of SDS Inc. – DE in exchange for the termination of Smith’s rights under the Smith Contribution and Profit-Sharing Agreement, (4) that following such receipt of such additional shares, Mr. Smith would have a total of 400,000 shares of common stock, and (5) to a general release and discharge of claims against us, our officers and directors, certain other affiliates and related parties, and our stockholders as listed on an exhibit to the agreement, including without limitation, claims relating to the Smith Contribution and Profit-Sharing Agreement, Smith’s direct or indirect ownership of shares of SDS Inc. – DE’s capital stock, or Smith’s direct or indirect ownership of membership interests of SDS LLC – AZ, SDS LLC – DE, SDSF LLC, or SDSB LLC, as applicable, provided, however, that nothing in the Settlement Agreement was intended to release any rights that any party or Smith may have under that certain Simple Agreement for Future Equity and/or Convertible Note, as applicable. As of the date of this registration statement, the Company has no agreements with Smith otherwise relating to, and has not issued to Smith, any simple agreement for future equity or convertible note. Further, Smith irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever released and waived their rights to any claim, distributions, payments, or other amounts that Smith believed should have been paid or were owed to Smith by SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE. Each party also agreed, in order to make sure there was a clear understanding regarding the capitalization of SDS Inc. – DE, irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely to forever release and waive any claims that they may have had with respect to ownership interests in SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE, whether past, present, future, or contingent, and affirmed that he, she, or it did not own any interests in SDS Inc. – DE beyond that set forth on the capitalization table attached as an exhibit to the Settlement Agreement. The parties therefore agreed that Mr. Smith owned 400,000 shares of common stock pursuant to the Settlement Agreement. Smith also irrevocably covenanted that they would not sue us or the other released parties in respect of any of the matters released and discharged.

Under our Settlement Agreement with Midwestern Interactive, LLC (“Midwestern”), dated as of May 2, 2022, the parties agreed, among other things, (1) that Dennis Gile, the founder of SDS LLC – AZ, our largest stockholder and a former Chief Executive Officer, President, Secretary, Chairman, and director of the Company, agreed and contracted to fulfill certain obligations to Midwestern, including, but not limited to, granting a profits interest that was intended to be a membership interest in SDS LLC – AZ as well as a percentage of future profits from the operations or sale of SDS LLC – AZ, in exchange for Midwestern’s contribution of $250,000 in-kind investment, pursuant to the terms of that certain Contribution and Profit-Sharing Agreement between Mr. Gile and Midwestern dated August 23, 2019, attached as an exhibit to the Settlement Agreement (the “Midwestern Contribution and Profit-Sharing Agreement”), (2) that (i) the only outstanding shares of capital stock of SDS Inc. – DE that Midwestern owned were as set forth on the capitalization table attached as an exhibit to the Settlement Agreement, (ii) such shares were issued to Midwestern pursuant to the Midwestern Contribution and Profit-Sharing Agreement, and (iii) as a result of the issuance of such shares, Midwestern’s rights under the Midwestern Contribution and Profit-Sharing Agreement were thereby terminated and the Midwestern Contribution and Profit-Sharing Agreement was of no further force or effect, and (3) to a general release and discharge of claims against us, our officers and directors, certain other affiliates and related parties, and our stockholders as listed on an exhibit to the agreement, including without limitation, claims relating to the Midwestern Contribution and Profit-Sharing Agreement, Midwestern’s direct or indirect ownership of shares of SDS Inc. – DE’s capital stock, or Midwestern’s direct or indirect ownership of membership interests of SDS LLC – AZ, SDS LLC – DE, SDSF LLC, or SDSB LLC, as applicable, provided, however, that nothing in the Settlement Agreement was intended to release any rights that any party or Midwestern may have under that certain Simple Agreement for Future Equity and/or Convertible Note, as applicable. As of the date of this registration statement, the Company has no agreements with Midwestern otherwise relating to, and has not issued to Midwestern, any simple agreement for future equity or convertible note. Further, Midwestern irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever released and waived their rights to any claim, distributions, payments, or other amounts that Midwestern believed should have been paid or were owed to Midwestern by SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE. Each party also agreed, in order to make sure there was a clear understanding regarding the capitalization of SDS Inc. – DE, irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely to forever release and waive any claims that they may have had with respect to ownership interests in SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE, whether past, present, future, or contingent, and affirmed that he, she, or it did not own any interests in SDS Inc. – DE beyond that set forth on the capitalization table attached as an exhibit to the Settlement Agreement. The parties therefore agreed that Midwestern owned 80,000 shares of common stock pursuant to the Settlement Agreement. Midwestern also irrevocably covenanted that they would not sue us or the other released parties in respect of any of the matters released and discharged.

Under our Settlement Agreement with Virginia Byrd, an individual, and Byrd Enterprises of Arizona, Inc., an Arizona corporation, dated as of May 13, 2022 (together, “Byrd”), the parties agreed, among other things, to a general release and discharge of claims against us, our officers and directors, certain other affiliates and related parties, and our stockholders as listed on an exhibit to the agreement, including without limitation, claims relating to Byrd’s direct or indirect ownership of shares of SDS Inc. – DE’s capital stock, or Byrd’s direct or indirect ownership of membership interests of SDS LLC – AZ, SDS LLC – DE, SDSF LLC, or SDSB LLC, as applicable, provided, however, that nothing in the Settlement Agreement was intended to release any rights that any party or Byrd may have under that certain Simple Agreement for Future Equity and/or Convertible Note, as applicable. As of the date of this registration statement, the Company has no agreements with Byrd otherwise relating to, and has not issued to Byrd, any simple agreement for future equity or convertible note. Further, Byrd irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever released and waived their rights to any claim, distributions, payments, or other amounts that Byrd believed should have been paid or were owed to Byrd by SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE. Each party also agreed, in order to make sure there was a clear understanding regarding the capitalization of SDS Inc. – DE, irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely to forever release and waive any claims that they may have had with respect to ownership interests in SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE, whether past, present, future, or contingent, and affirmed that he, she, or it did not own any interests in SDS Inc. – DE beyond that set forth on the capitalization table attached as an exhibit to the Settlement Agreement. The parties therefore agreed that Byrd Enterprises of Arizona, Inc. owned 767,785 shares of common stock pursuant to the Settlement Agreement. Byrd also irrevocably covenanted that they would not sue us or the other released parties in respect of any of the matters released and discharged.

Under our Settlement Agreement with Zone Right, LLC, a California limited liability company (“Zone Right”), Glen Kim, a director of the Company, and his spouse, Jessica Lee, to the extent of such spouse’s community property interest, if any, dated as of April 26, 2022 (the “Zone Right Parties”), the parties agreed, among other things, to a general release and discharge of claims against us, our officers and directors, certain other affiliates and related parties, and our stockholders as listed on an exhibit to the agreement, including without limitation, claims relating to the Zone Right Parties’ direct or indirect ownership of shares of SDS Inc. – DE’s capital stock, or the Zone Right Parties’ direct or indirect ownership of membership interests of SDS LLC – AZ, SDS LLC – DE, SDSF LLC, or SDSB LLC, as applicable, provided, however, that nothing in the Settlement Agreement was intended to release any rights that any party or the Zone Right Parties may have under that certain Simple Agreement for Future Equity and/or Convertible Note, as applicable. As of the date of this registration statement, other than as otherwise disclosed above, the Company has no agreements with the Zone Right Parties otherwise relating to, and has not issued to the Zone Right Parties, any Simple Agreement for Future Equity or convertible note. Further, the Zone Right Parties irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever released and waived their rights to any claim, distributions, payments, or other amounts that the Zone Right Parties believed should have been paid or were owed to the Zone Right Parties by SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE. Each party also agreed, in order to make sure there was a clear understanding regarding the capitalization of SDS Inc. – DE, irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely to forever release and waive any claims that they may have had with respect to ownership interests in SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE, whether past, present, future, or contingent, and affirmed that he, she, or it did not own any interests in SDS Inc. – DE beyond that set forth on the capitalization table attached as an exhibit to the Settlement Agreement. The parties therefore agreed that Zone Right owned 483,833 shares of common stock pursuant to the Settlement Agreement. The Zone Right Parties also irrevocably covenanted that they would not sue us or the other released parties in respect of any of the matters released and discharged. Glen Kim is deemed to beneficially own the shares of common stock owned by Zone Right and has sole voting and dispositive power over its shares.

Under our Settlement Agreement with Clayton Adams, a former director and a beneficial owner of more than 5% of the common stock of the Company, dated as of May 3, 2022, the parties agreed, among other things, to a general release and discharge of claims against us, our officers and directors, certain other affiliates and related parties, and our stockholders as listed on an exhibit to the agreement, including without limitation, claims relating to Mr. Adams’ direct or indirect ownership of shares of SDS Inc. – DE’s capital stock, or Mr. Adams’ direct or indirect ownership of membership interests of SDS LLC – AZ, SDS LLC – DE, SDSF LLC, or SDSB LLC, as applicable, provided, however, that nothing in the Settlement Agreement was intended to release any rights that any party or Mr. Adams may have under that certain Simple Agreement for Future Equity and/or Convertible Note, as applicable. As of the date of this registration statement, the Company has no agreements with Mr. Adams otherwise relating to, and has not issued to Mr. Adams, any simple agreement for future equity or convertible note. Further, Mr. Adams irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever released and waived their rights to any claim, distributions, payments, or other amounts that Mr. Adams believed should have been paid or were owed to Mr. Adams by SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE. Each party also agreed, in order to make sure there was a clear understanding regarding the capitalization of SDS Inc. – DE, irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely to forever release and waive any claims that they may have had with respect to ownership interests in SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE, whether past, present, future, or contingent, and affirmed that he, she, or it did not own any interests in SDS Inc. – DE beyond that set forth on the capitalization table attached as an exhibit to the Settlement Agreement. The parties therefore agreed that Mr. Adams owned 363,274 shares of common stock pursuant to the Settlement Agreement. Mr. Adams also irrevocably covenanted that he would not sue us or the other released parties in respect of any of the matters released and discharged.

Under our Settlement Agreement with Matthew Atkinson, a former director and a former beneficial owner of more than 5% of the common stock of the Company, and his spouse, Penny Atkinson, to the extent of such spouse’s community property interest, if any (together, “Atkinson”), dated as of May 13, 2022, the parties agreed, among other things, to a general release and discharge of claims against us, our officers and directors, certain other affiliates and related parties, and our stockholders as listed on an exhibit to the agreement, including without limitation, claims relating to Atkinson’s direct or indirect ownership of shares of SDS Inc. – DE’s capital stock, or Atkinson’s direct or indirect ownership of membership interests of SDS LLC – AZ, SDS LLC – DE, SDSF LLC, or SDSB LLC, as applicable, provided, however, that nothing in the Settlement Agreement was intended to release any rights that any party or Atkinson may have under that certain Simple Agreement for Future Equity and/or Convertible Note, as applicable. As of the date of this registration statement, the Company has no agreements with Atkinson otherwise relating to, and has not issued to Atkinson, any simple agreement for future equity or convertible note. Further, Atkinson irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever released and waived their rights to any claim, distributions, payments, or other amounts that Atkinson believed should have been paid or were owed to Atkinson by SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE. Each party also agreed, in order to make sure there was a clear understanding regarding the capitalization of SDS Inc. – DE, irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely to forever release and waive any claims that they may have had with respect to ownership interests in SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE, whether past, present, future, or contingent, and affirmed that he, she, or it did not own any interests in SDS Inc. – DE beyond that set forth on the capitalization table attached as an exhibit to the Settlement Agreement. The parties therefore agreed that Mr. Atkinson owned 383,274 shares of common stock pursuant to the Settlement Agreement. Atkinson also irrevocably covenanted that they would not sue us or the other released parties in respect of any of the matters released and discharged.

Under our Settlement Agreement with Bayston Family Limited Partnership, Brett Bayston, an individual, and his/her spouse, Shari L. Bayston, to the extent of such spouse’s community property interest, if any (together, “Bayston”), dated as of April 26, 2022, the parties agreed, among other things, to a general release and discharge of claims against us, our officers and directors, certain other affiliates and related parties, and our stockholders as listed on an exhibit to the agreement, including without limitation, claims relating to Bayston’s direct or indirect ownership of shares of SDS Inc. – DE’s capital stock, or Bayston’s direct or indirect ownership of membership interests of SDS LLC – AZ, SDS LLC – DE, SDSF LLC, or SDSB LLC, as applicable, provided, however, that nothing in the Settlement Agreement was intended to release any rights that any party or Bayston may have under that certain Simple Agreement for Future Equity and/or Convertible Note, as applicable. As of the date of this registration statement, the Company has no agreements with Bayston otherwise relating to, and has not issued to Bayston, any simple agreement for future equity or convertible note. Further, Bayston irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever released and waived their rights to any claim, distributions, payments, or other amounts that Bayston believed should have been paid or were owed to Bayston by SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE. Each party also agreed, in order to make sure there was a clear understanding regarding the capitalization of SDS Inc. – DE, irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely to forever release and waive any claims that they may have had with respect to ownership interests in SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE, whether past, present, future, or contingent, and affirmed that he, she, or it did not own any interests in SDS Inc. – DE beyond that set forth on the capitalization table attached as an exhibit to the Settlement Agreement. The parties therefore agreed that Bayston Family Limited Partnership owned 150,000 shares of common stock pursuant to the Settlement Agreement. Bayston also irrevocably covenanted that they would not sue us or the other released parties in respect of any of the matters released and discharged.

Under our Settlement Agreement with DeWayne L. Corvin and his/her spouse, Becky Corvin, to the extent of such spouse’s community property interest, if any (together, “Corvin”), dated as of May 4, 2022, the parties agreed, among other things, to a general release and discharge of claims against us, our officers and directors, certain other affiliates and related parties, and our stockholders as listed on an exhibit to the agreement, including without limitation, claims relating to Corvin’s direct or indirect ownership of shares of SDS Inc. – DE’s capital stock, or Corvin’s direct or indirect ownership of membership interests of SDS LLC – AZ, SDS LLC – DE, SDSF LLC, or SDSB LLC, as applicable, provided, however, that nothing in the Settlement Agreement was intended to release any rights that any party or Corvin may have under that certain Simple Agreement for Future Equity and/or Convertible Note, as applicable. As of the date of this registration statement, the Company has no agreements with Corvin otherwise relating to, and has not issued to Corvin, any simple agreement for future equity or convertible note. Further, Corvin irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever released and waived their rights to any claim, distributions, payments, or other amounts that Corvin believed should have been paid or were owed to Corvin by SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE. Each party also agreed, in order to make sure there was a clear understanding regarding the capitalization of SDS Inc. – DE, irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely to forever release and waive any claims that they may have had with respect to ownership interests in SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE, whether past, present, future, or contingent, and affirmed that he, she, or it did not own any interests in SDS Inc. – DE beyond that set forth on the capitalization table attached as an exhibit to the Settlement Agreement. The parties therefore agreed that Mr. Corvin owned 11,976 shares of common stock pursuant to the Settlement Agreement. Corvin also irrevocably covenanted that they would not sue us or the other released parties in respect of any of the matters released and discharged.

Under our Settlement Agreement with 35’sNextChapters, LLC (“35’sNextChapters”), dated as of May 13, 2022, the parties agreed, among other things, to a general release and discharge of claims against us, our officers and directors, certain other affiliates and related parties, and our stockholders as listed on an exhibit to the agreement, including without limitation, claims relating to 35’sNextChapters’ direct or indirect ownership of shares of SDS Inc. – DE’s capital stock, or 35’sNextChapters’ direct or indirect ownership of membership interests of SDS LLC – AZ, SDS LLC – DE, SDSF LLC, or SDSB LLC, as applicable, provided, however, that nothing in the Settlement Agreement was intended to release any rights that any party or 35’sNextChapters may have under the terms of that certain Invitation to Join the Board of Directors between Ronald Saslow and the Company or that certain Simple Agreement for Future Equity and/or Convertible Note, as applicable. As of the date of this registration statement, the Company has no agreements with 35’sNextChapters otherwise relating to, and has not issued to 35’sNextChapters, any convertible note or Invitation to Join the Board of Directors between Ronald Saslow and the Company. Further, 35’sNextChapters irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever released and waived their rights to any claim, distributions, payments, or other amounts that 35’sNextChapters believed should have been paid or were owed to 35’sNextChapters by SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE. Each party also agreed, in order to make sure there was a clear understanding regarding the capitalization of SDS Inc. – DE, irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely to forever release and waive any claims that they may have had with respect to ownership interests in SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE, whether past, present, future, or contingent, and affirmed that he, she, or it did not own any interests in SDS Inc. – DE beyond that set forth on the capitalization table attached as an exhibit to the Settlement Agreement. The parties therefore agreed that 35’sNextChapters owned 150,000 shares of common stock pursuant to the Settlement Agreement. 35’sNextChapters also irrevocably covenanted that they would not sue us or the other released parties in respect of any of the matters released and discharged. Ronald Saslow, a former director of the Company, as Manager of 35’sNextChapters, is deemed to beneficially own the shares of common stock owned by 35’sNextChapters and has sole voting and dispositive power over its shares.

Under our Settlement Agreement with William Greene, dated as of May 1, 2022, the parties agreed, among other things, to a general release and discharge of claims against us, our officers and directors, certain other affiliates and related parties, and our stockholders as listed on an exhibit to the agreement, including without limitation, claims relating to Mr. Greene’s direct or indirect ownership of shares of SDS Inc. – DE’s capital stock, or Mr. Greene’s direct or indirect ownership of membership interests of SDS LLC – AZ, SDS LLC – DE, SDSF LLC, or SDSB LLC, as applicable, provided, however, that nothing in the Settlement Agreement was intended to release any rights that any party or Mr. Greene may have under that certain Simple Agreement for Future Equity and/or Convertible Note, as applicable. As of the date of this registration statement, the Company has no agreements with Mr. Greene otherwise relating to, and has not issued to Mr. Greene, any simple agreement for future equity or convertible note. Further, Mr. Greene irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever released and waived their rights to any claim, distributions, payments, or other amounts that Mr. Greene believed should have been paid or were owed to Mr. Greene by SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE. Each party also agreed, in order to make sure there was a clear understanding regarding the capitalization of SDS Inc. – DE, irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely to forever release and waive any claims that they may have had with respect to ownership interests in SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE, whether past, present, future, or contingent, and affirmed that he, she, or it did not own any interests in SDS Inc. – DE beyond that set forth on the capitalization table attached as an exhibit to the Settlement Agreement. The parties therefore agreed that Mr. Greene owned 15,000 shares of common stock pursuant to the Settlement Agreement. Mr. Greene also irrevocably covenanted that he would not sue us or the other released parties in respect of any of the matters released and discharged.

Under our Settlement Agreement with Herbert and Sandra Irvine, as Joint Tenants with Right of Survivorship (“Irvine”), dated as of May 3, 2022, the parties agreed, among other things, to a general release and discharge of claims against us, our officers and directors, certain other affiliates and related parties, and our stockholders as listed on an exhibit to the agreement, including without limitation, claims relating to Irvine’s direct or indirect ownership of shares of SDS Inc. – DE’s capital stock, or Irvine’s direct or indirect ownership of membership interests of SDS LLC – AZ, SDS LLC – DE, SDSF LLC, or SDSB LLC, as applicable, provided, however, that nothing in the Settlement Agreement was intended to release any rights that any party or Irvine may have under that certain Simple Agreement for Future Equity and/or Convertible Note, as applicable. As of the date of this registration statement, the Company has no agreements with Irvine otherwise relating to, and has not issued to Irvine, any simple agreement for future equity or convertible note. Further, Irvine irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever released and waived their rights to any claim, distributions, payments, or other amounts that Irvine believed should have been paid or were owed to Irvine by SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE. Each party also agreed, in order to make sure there was a clear understanding regarding the capitalization of SDS Inc. – DE, irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely to forever release and waive any claims that they may have had with respect to ownership interests in SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE, whether past, present, future, or contingent, and affirmed that he, she, or it did not own any interests in SDS Inc. – DE beyond that set forth on the capitalization table attached as an exhibit to the Settlement Agreement. The parties therefore agreed that Irvine owned 17,964 shares of common stock pursuant to the Settlement Agreement. Irvine also irrevocably covenanted that Irvine would not sue us or the other released parties in respect of any of the matters released and discharged.

Under our Settlement Agreement with Jonathan Byrd, an individual, and his/her spouse, Abigail R. Byrd, to the extent of such spouse’s community property interest, if any (together, the “Byrds”), dated as of May 13, 2022, the parties agreed, among other things, to a general release and discharge of claims against us, our officers and directors, certain other affiliates and related parties, and our stockholders as listed on an exhibit to the agreement, including without limitation, claims relating to the Byrds’ direct or indirect ownership of shares of SDS Inc. – DE’s capital stock, or the Byrds’ direct or indirect ownership of membership interests of SDS LLC – AZ, SDS LLC – DE, SDSF LLC, or SDSB LLC, as applicable, provided, however, that nothing in the Settlement Agreement was intended to release any rights that any party or the Byrds may have under that certain Simple Agreement for Future Equity and/or Convertible Note, as applicable. As of the date of this registration statement, the Company has no agreements with the Byrds otherwise relating to, and has not issued to the Byrds, any simple agreement for future equity or convertible note. Further, the Byrds irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever released and waived their rights to any claim, distributions, payments, or other amounts that the Byrds believed should have been paid or were owed to the Byrds by SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE. Each party also agreed, in order to make sure there was a clear understanding regarding the capitalization of SDS Inc. – DE, irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely to forever release and waive any claims that they may have had with respect to ownership interests in SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE, whether past, present, future, or contingent, and affirmed that he, she, or it did not own any interests in SDS Inc. – DE beyond that set forth on the capitalization table attached as an exhibit to the Settlement Agreement. The parties therefore agreed that Jonathan Byrd owned 7,408 shares of common stock pursuant to the Settlement Agreement. The Byrds also irrevocably covenanted that they would not sue us or the other released parties in respect of any of the matters released and discharged.

Under our Settlement Agreement with Jeffrey L. Smith, Trustee of the Jeffrey L. Smith Living Trust (the “Smith Trust”), dated as of April 27, 2022, the parties agreed, among other things, to a general release and discharge of claims against us, our officers and directors, certain other affiliates and related parties, and our stockholders as listed on an exhibit to the agreement, including without limitation, claims relating to the Smith Trust’s direct or indirect ownership of shares of SDS Inc. – DE’s capital stock, or the Smith Trust’s direct or indirect ownership of membership interests of SDS LLC – AZ, SDS LLC – DE, SDSF LLC, or SDSB LLC, as applicable, provided, however, that nothing in the Settlement Agreement was intended to release any rights that any party or the Smith Trust may have under that certain Simple Agreement for Future Equity and/or Convertible Note, as applicable. As of the date of this registration statement, the Company has no agreements with the Smith Trust otherwise relating to, and has not issued to the Smith Trust, any simple agreement for future equity or convertible note. Further, the Smith Trust irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever released and waived their rights to any claim, distributions, payments, or other amounts that the Smith Trust believed should have been paid or were owed to the Smith Trust by SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE. Each party also agreed, in order to make sure there was a clear understanding regarding the capitalization of SDS Inc. – DE, irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely to forever release and waive any claims that they may have had with respect to ownership interests in SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE, whether past, present, future, or contingent, and affirmed that he, she, or it did not own any interests in SDS Inc. – DE beyond that set forth on the capitalization table attached as an exhibit to the Settlement Agreement. The parties therefore agreed that the Smith Trust owned 37,037 shares of common stock pursuant to the Settlement Agreement. The Smith Trust also irrevocably covenanted that it would not sue us or the other released parties in respect of any of the matters released and discharged.

Under our Settlement Agreement with Shawn Olson and Jill Olson (the “Olsons”), dated as of April 29, 2022, the parties agreed, among other things, to a general release and discharge of claims against us, our officers and directors, certain other affiliates and related parties, and our stockholders as listed on an exhibit to the agreement, including without limitation, claims relating to the Olsons’ direct or indirect ownership of shares of SDS Inc. – DE’s capital stock, or the Olsons’ direct or indirect ownership of membership interests of SDS LLC – AZ, SDS LLC – DE, SDSF LLC, or SDSB LLC, as applicable, provided, however, that nothing in the Settlement Agreement was intended to release any rights that any party or the Olsons may have under that certain Simple Agreement for Future Equity and/or Convertible Note, as applicable. As of the date of this registration statement, the Company has no agreements with the Olsons otherwise relating to, and has not issued to the Olsons, any simple agreement for future equity or convertible note. Further, the Olsons irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever released and waived their rights to any claim, distributions, payments, or other amounts that the Olsons believed should have been paid or were owed to the Olsons by SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE. Each party also agreed, in order to make sure there was a clear understanding regarding the capitalization of SDS Inc. – DE, irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely to forever release and waive any claims that they may have had with respect to ownership interests in SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE, whether past, present, future, or contingent, and affirmed that he, she, or it did not own any interests in SDS Inc. – DE beyond that set forth on the capitalization table attached as an exhibit to the Settlement Agreement. The parties therefore agreed that the Olsons owned 59,702 shares of common stock pursuant to the Settlement Agreement. The Olsons also irrevocably covenanted that they would not sue us or the other released parties in respect of any of the matters released and discharged.

Under our Settlement Agreement with John and Valerie Russell, as Trustees of the Valerie P. Russell Revocable Trust (the “Russell Trust”), dated as of May 3, 2022, the parties agreed, among other things, to a general release and discharge of claims against us, our officers and directors, certain other affiliates and related parties, and our stockholders as listed on an exhibit to the agreement, including without limitation, claims relating to the Russell Trust’s direct or indirect ownership of shares of SDS Inc. – DE’s capital stock, or the Russell Trust’s direct or indirect ownership of membership interests of SDS LLC – AZ, SDS LLC – DE, SDSF LLC, or SDSB LLC, as applicable, provided, however, that nothing in the Settlement Agreement was intended to release any rights that any party or the Russell Trust may have under that certain Simple Agreement for Future Equity and/or Convertible Note, as applicable. As of the date of this registration statement, the Company has no agreements with the Russell Trust otherwise relating to, and has not issued to the Russell Trust, any simple agreement for future equity or convertible note. Further, the Russell Trust irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever released and waived their rights to any claim, distributions, payments, or other amounts that the Russell Trust believed should have been paid or were owed to the Russell Trust by SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE. Each party also agreed, in order to make sure there was a clear understanding regarding the capitalization of SDS Inc. – DE, irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely to forever release and waive any claims that they may have had with respect to ownership interests in SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE, whether past, present, future, or contingent, and affirmed that he, she, or it did not own any interests in SDS Inc. – DE beyond that set forth on the capitalization table attached as an exhibit to the Settlement Agreement. The parties therefore agreed that the Russell Trust owned 5,988 shares of common stock pursuant to the Settlement Agreement. The Russell Trust also irrevocably covenanted that it would not sue us or the other released parties in respect of any of the matters released and discharged.

Under our Settlement Agreement with Spencer Bayston, an individual, dated as of April 26, 2022, the parties agreed, among other things, to a general release and discharge of claims against us, our officers and directors, certain other affiliates and related parties, and our stockholders as listed on an exhibit to the agreement, including without limitation, claims relating to Mr. Bayston’s direct or indirect ownership of shares of SDS Inc. – DE’s capital stock, or Mr. Bayston’s direct or indirect ownership of membership interests of SDS LLC – AZ, SDS LLC – DE, SDSF LLC, or SDSB LLC, as applicable, provided, however, that nothing in the Settlement Agreement was intended to release any rights that any party or Mr. Bayston may have under that certain Simple Agreement for Future Equity and/or Convertible Note, as applicable. As of the date of this registration statement, the Company has no agreements with Mr. Bayston otherwise relating to, and has not issued to Mr. Bayston, any simple agreement for future equity or convertible note. Further, Mr. Bayston irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever released and waived their rights to any claim, distributions, payments, or other amounts that Mr. Bayston believed should have been paid or were owed to Mr. Bayston by SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE. Each party also agreed, in order to make sure there was a clear understanding regarding the capitalization of SDS Inc. – DE, irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely to forever release and waive any claims that they may have had with respect to ownership interests in SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE, whether past, present, future, or contingent, and affirmed that he, she, or it did not own any interests in SDS Inc. – DE beyond that set forth on the capitalization table attached as an exhibit to the Settlement Agreement. The parties therefore agreed that Mr. Bayston owned 120,000 shares of common stock pursuant to the Settlement Agreement. Mr. Bayston also irrevocably covenanted that he would not sue us or the other released parties in respect of any of the matters released and discharged.

Under our Settlement Agreement with Deene Beauchamp, dated as of May 3, 2022, the parties agreed, among other things, to a general release and discharge of claims against us, our officers and directors, certain other affiliates and related parties, and our stockholders as listed on an exhibit to the agreement, including without limitation, claims relating to Mr. Beauchamp’s direct or indirect ownership of shares of SDS Inc. – DE’s capital stock, or Mr. Beauchamp’s direct or indirect ownership of membership interests of SDS LLC – AZ, SDS LLC – DE, SDSF LLC, or SDSB LLC, as applicable, provided, however, that nothing in the Settlement Agreement was intended to release any rights that any party or Mr. Beauchamp may have under that certain Simple Agreement for Future Equity and/or Convertible Note, as applicable. As of the date of this registration statement, the Company has no agreements with Mr. Beauchamp otherwise relating to, and has not issued to Mr. Beauchamp, any simple agreement for future equity or convertible note. Further, Mr. Beauchamp irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever released and waived their rights to any claim, distributions, payments, or other amounts that Mr. Beauchamp believed should have been paid or were owed to Mr. Beauchamp by SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE. Each party also agreed, in order to make sure there was a clear understanding regarding the capitalization of SDS Inc. – DE, irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely to forever release and waive any claims that they may have had with respect to ownership interests in SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE, whether past, present, future, or contingent, and affirmed that he, she, or it did not own any interests in SDS Inc. – DE beyond that set forth on the capitalization table attached as an exhibit to the Settlement Agreement. The parties therefore agreed that Mr. Beauchamp owned 5,988 shares of common stock pursuant to the Settlement Agreement. Mr. Beauchamp also irrevocably covenanted that he would not sue us or the other released parties in respect of any of the matters released and discharged.

SAFEs Private Placement

From March 2021 to July 2021, we raised an aggregate of $1,980,000 from investors in exchange for securities called Simple Agreements for Future Equity (collectively, the “SAFEs”). For a description of the terms of the SAFEs, see the section entitled “Description of Securities – SAFEs” of this registration statement.

SAFE Cancellations and Exchanges

From September 22, 2022 to October 11, 2022, we entered into cancellation and exchange agreements with the holders of the SAFEs. Under these agreements, each SAFE holder agreed to cancel and exchange the holder’s SAFE for a number of shares of common stock equal to the purchase amount under the SAFE divided by approximately $3.35, based on a $25 million valuation for the Company. As a result, SAFEs that were purchased in the aggregate amount of $1,980,000 were cancelled and exchanged for a total of 591,048 shares of common stock.

6% Convertible Unsecured Promissory Notes Private Placement

From October 2021 to December 2021, we conducted a private placement of 6% convertible unsecured promissory notes due three years from the date of execution and entered into related subscription agreements and investor rights and lockup agreements with a number of accredited investors. Pursuant to the agreements, we issued 27 convertible notes for aggregate loans of $6,305,000. The convertible notes bear interest at 6% annually. For a further description of the terms of these convertible notes, see the section entitled “Description of Securities – 6% Convertible Unsecured Promissory Notes” of the prospectus contained in this registration statement.

8% Convertible Unsecured Promissory Notes and Warrants Private Placement

From August 2022 to January 2023, we conducted a private placement of the Company’s 8% convertible unsecured promissory notes and respective warrants under subscription agreements with a number of accredited investors. Pursuant to the agreements, we issued 15 convertible notes and respective warrants for aggregate loans of $1,465,000. The convertible notes bear interest at 8% annually and are due August 8, 2023 unless converted in accordance with their terms. For a further description of the terms of these convertible notes and warrants, see “Description of Securities – 8% Convertible Unsecured Promissory Notes” and “Description of Securities – Warrants – Investor Warrants – Warrants Issued With 8% Unsecured Promissory Notes”, respectively.

8% Unsecured Promissory Notes and Warrants Private Placements

In March 2023 and April 2023 we conducted one private placement, and in May 2023 we completed a subsequent private placement, in which we issued 8% unsecured promissory notes and respective warrants to a number of accredited investors under subscription agreements. Pursuant to the agreements, we issued promissory notes for aggregate loans of $2,350,000, which bear interest at the annual rate of 8%, and respective warrants to purchase an aggregate of 940,000 shares of common stock exercisable at $2.50 per share. The convertible notes bear interest at 8% annually. The amount outstanding under the 8% unsecured promissory notes must be repaid upon the earlier to occur of the consummation of a Liquidity Event or the second anniversary of the initial closing date of the respective private placement (March 17, 2025 as to $1,500,000 principal and May 2, 2025 as to $850,000 principal). The warrants may be voluntarily exercised for cash prior to the maturity date of the respective 8% unsecured promissory notes or will be automatically exercised as to any unexercised portion for shares of common stock upon the occurrence of a Liquidity Event-based maturity of the respective 8% unsecured promissory notes in exchange for the Company’s deemed repayment of the balance outstanding under the respective 8% unsecured promissory notes in an amount equal to the exercise price for exercise of the unexercised portion of the warrants. For a further description of the private placements and the terms of these notes and warrants, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Recent Developments – 8% Unsecured Promissory Notes and Warrants Private Placement Subsequent to March 31, 2023”, “Description of Securities – 8% Unsecured Promissory Notes”, and “Description of Securities – Warrants – Investor Warrants – Warrants Issued With 8% Unsecured Promissory Notes”.

Placement Agent’s Warrants

Boustead acted as placement agent in our private placements of the convertible promissory notes, promissory notes, and warrants described above. Pursuant to our engagement letter agreement with the representative, in addition to a commission equal to 7% of the gross proceeds raised in the private placements, a non-accountable expense allowance equal to 1% of the gross proceeds raised in the private placements, and payment of certain other expenses, we agreed to issue Boustead five-year warrants to purchase a number of shares of common stock at an exercise price equal to the conversion price as defined in the notes in an amount equal to 7% of the common stock underlying the securities sold in the private placements. Accordingly, a warrant to purchase common stock was issued in December 2021 in connection with our private placement of 6% convertible unsecured promissory notes, exercisable to purchase 7% of the original principal amount of the Company’s 6% convertible unsecured promissory notes divided by the convertible notes’ applicable conversion price, at an exercise price equal to the convertible notes’ applicable per-share conversion price. Warrants to purchase shares of common stock were also issued to Boustead in March 2023, April 2023 and May 2023 in connection with our private placements of 8% unsecured promissory notes and respective investor warrants. The warrants may be exercised to purchase an aggregate of 7% of the common stock underlying the warrants that were issued to the initial 8% unsecured promissory note holders at an exercise price equal to the exercise price as defined in such warrants. Each of the placement agent’s warrants will terminate five years after issuance. Boustead has waived its rights to warrants to purchase shares of common stock in connection with our private placement of 8% convertible unsecured promissory notes and respective investor warrants. Under the engagement letter with Boustead, its placement agent’s warrants must be registered for resale with the Company’s initial public offering. However, Boustead has notified the Company that it has waived these registration rights with respect to the Company’s registration statement for its initial public offering.

Boustead agreed to waive its success fee and expense allowance for any Company-introduced investors in the private placement of the Company’s 8% convertible unsecured promissory notes and respective warrants and in consideration of such waiver Boustead will receive a number of shares of common stock of the Company that is equal to 8% of the number of shares of common stock issuable to the Company-introduced investors upon conversion or exercise, as applicable, of their securities. A total of $965,000 were invested by Company-introduced investors in that private placement. Accordingly, Boustead will receive a total of 77,200 shares of common stock based on the number of shares of common stock that will be issued upon the automatic conversion of the 8% convertible promissory notes and issuable to the holders of the respective warrants upon the initial public offering, based on the assumed initial public offering price of $4.00 per share, which is the low point of the price range set forth on the cover page of the Company’s initial public offering prospectus filed contemporaneously with this prospectus. Further, Boustead agreed to defer 50% of its total success fee and 50% of its expense allowance for the other investors in that private placement until the closing of the initial public offering. Based on a total of $500,000 invested by non-Company-introduced investors in that private placement, such deferred fees and non-accountable expense allowance total $20,000.

Restricted Stock and Option Grants

Since September 2022, we have made the following grants of options to purchase common stock and restricted stock to employees, officers, and directors under the Signing Day Sports, Inc. 2022 Equity Incentive Plan (the “Plan”):

Dennis Gile, our largest stockholder and a former Chief Executive Officer, President, Secretary, Chairman, and director of the Company, was granted options to purchase a total of 35,000 shares of common stock on September 28, 2022. The options may be exercised at $3.10 per share. The options are subject to certain vesting conditions. Effective March 19, 2023, Mr. Gile resigned from all positions as an officer or director of the Company. Under the terms of his option agreements, the portion of Mr. Gile’s stock options that had vested prior to Mr. Gile’s resignation, relating to 29,000 shares, will be exercisable until June 19, 2023.

David O’Hara, our Chief Operating Officer and Secretary, was granted options to purchase a total of 60,000 shares of common stock on September 9, 2022 and September 28, 2022. The options may be exercised at $3.10 per share. The options are subject to certain vesting conditions.

Daniel D. Nelson, our Chief Executive Officer and Chairman, and a director of the Company, was granted options to purchase a total of 35,000 shares of common stock on September 28, 2022. The options may be exercised at $3.10 per share. The options are subject to certain vesting conditions.

Noah (Jed) Smith, a former director and a beneficial owner of more than 5% of the common stock of the Company of the Company, was granted an option to purchase 5,000 shares of common stock on September 28, 2022. The option may be exercised at $3.10 per share.

Clayton Adams, a former director and a beneficial owner of more than 5% of the common stock of the Company, was granted options to purchase a total of 30,000 shares of common stock on September 28, 2022. The options may be exercised at $3.10 per share. The options are subject to certain vesting conditions. Effective April 27, 2023, Mr. Adams resigned from his position as a director of the Company. Under the terms of his option agreements, the portion of Mr. Adams’ stock options that had vested prior to Mr. Adams’ resignation, relating to 20,000 shares, will be exercisable until July 27, 2023.

Glen Kim, a director of the Company, was granted an option to purchase 5,000 shares of common stock on September 28, 2022. The option may be exercised at $3.10 per share.

Martin Lanphere, a director of the Company, was granted an options to purchase 27,000 shares of common stock for $3.10 per share, subject to certain vesting conditions, on September 28, 2022. Mr. Lanphere was also granted an option to purchase 3,000 shares of common stock for $2.50 per share on April 18, 2023.

Roger Mason Jr., a director of the Company, was granted an option to purchase 24,000 shares of common stock on September 9, 2022. The option may be exercised at $3.10 per share. The option is subject to certain vesting conditions.

Richard Symington, our former President and Chief Marketing Officer and a former director of the Company, was granted an option to purchase 100,000 shares of common stock on April 5, 2023. The option may be exercised at $2.50 per share. The option is subject to certain vesting conditions. Under a consulting agreement with Mr. Symington in which Mr. Symington will provide certain services to the Company following the Company’s initial public offering, the Company has agreed not to terminate the option pending the beginning of such services, subject to termination of the consulting agreement at any time.

David O’Hara, our Chief Operating Officer and Secretary, was granted 90,000 shares of restricted stock on March 14, 2023. The restricted stock is subject to certain vesting conditions.

Greg Economou, a director of the Company, was granted an option to purchase 24,000 shares of common stock on May 9, 2023. The option may be exercised at $2.50 per share. The option is subject to certain vesting conditions.

Certain non-executive employees were granted options to purchase a total of 56,000 shares of common stock in September 2022. The options may be exercised at $3.10 per share. A portion of the options is subject to certain vesting conditions. Subsequently, two of the employees were terminated. The former employees’ options were formerly exercisable to purchase 27,000 shares of common stock. The former employees did not exercise the options within the options’ exercise period as to the vested portion of the options, resulting in the full termination of these options without exercise.

On March 14, 2023, options to purchase a total of 53,800 shares of common stock were granted under the Plan to certain employees. The options may be exercised at $3.10 per share. A portion of the options is subject to certain vesting conditions. Subsequently, one of the employees resigned prior to the vesting of a portion of the former employee’s option to purchase 13,800 shares of common stock after vesting; the unvested portion of the option, as to 10,350 shares of common stock, terminated immediately and the vested portion of the option, as to 3,450 shares of common stock, will remain exercisable until July 20, 2023. On April 19, 2023, stock options to purchase a total of 51,000 shares of common stock were granted under the Plan to certain employees. The options may be exercised at $2.50 per share. The options are subject to certain vesting conditions. On May 5, 2023, stock options to purchase a total of 35,000 shares of common stock that were granted under the Plan to certain employees on April 19, 2023 were amended and restated to grant a total of 100,000 shares of common stock. The options may be exercised at $2.50 per share. The options are subject to certain vesting conditions.

Service Provider Agreements

Under service provider agreements entered into with certain vendors effective as of November 28, 2022, in exchange for services, we agreed to issue the number of shares of common stock equal to the number of shares derived by dividing the total of $53,500 by the public offering price of the securities in the initial public offering to the vendors upon the completion of the Company’s initial public offering, if completed by November 15, 2023; otherwise we will issue the number of shares of common stock derived by divided $53,500 by the Fair Market Value (as defined in the service provider agreements) of the common stock. Pursuant to the agreements, each service provider was also required to enter into related restricted stock award agreements and an accredited investor questionnaire prior to the issuances of shares of common stock.

General

Unless otherwise stated above, the sales of securities described above were made or will be made in reliance upon exemptions provided by Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D thereunder for the offer and sale of securities not involving a public offering.

No underwriter was engaged in connection with the foregoing sales of securities. The Company has reason to believe that all of the foregoing purchasers were familiar with or had access to information concerning the operations and financial conditions of the Company, and all of those individuals or entities purchasing securities represented that they were accredited investors, acquiring the shares for investment and without a view to the distribution thereof. At the time of issuance, all of the foregoing securities were deemed to be restricted securities for purposes of the Securities Act and the certificates representing such securities bore legends to that effect.

Item 16. Exhibits.

(a) Exhibits.

Exhibit No.	Description

1.1	Form of Underwriting Agreement
2.1	Agreement and Plan of Merger of Signing Day Sports, LLC, Signing Day Sports Baseball, LLC, and Signing Day Sports Football, LLC, with and into Signing Day Sports, Inc. (incorporated by reference to Exhibit 2.1 to the Registration Statement on Form S-1 filed on May 15, 2023)
3.1	Amended and Restated Certificate of Incorporation of Signing Day Sports, Inc. (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 filed on May 15, 2023)
3.2	Second Amended and Restated Bylaws of Signing Day Sports, Inc. (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1 filed on May 15, 2023)
4.1	Form of Representative’s Warrant
4.2	Form of Simple Agreement for Future Equity (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-1 filed on May 15, 2023)
4.3	Form of 6% Convertible Note (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-1 filed on May 15, 2023)
4.4	Warrant to Purchase Common Stock issued to Boustead Securities, LLC, dated as of December 23, 2021 (incorporated by reference to Exhibit 4.4 to the Registration Statement on Form S-1 filed on May 15, 2023)
4.5	Form of 8% Convertible Unsecured Note (incorporated by reference to Exhibit 4.5 to the Registration Statement on Form S-1 filed on May 15, 2023)
4.6	Form of Warrant to Purchase Equity Securities issued with 8% Convertible Unsecured Note (incorporated by reference to Exhibit 4.6 to the Registration Statement on Form S-1 filed on May 15, 2023)
4.7	Promissory Note issued by Signing Day Sports, Inc. to John Dorsey, dated January 12, 2023 (incorporated by reference to Exhibit 4.7 to the Registration Statement on Form S-1 filed on May 15, 2023)
4.8	Form of 8% Unsecured Promissory Note (incorporated by reference to Exhibit 4.8 to the Registration Statement on Form S-1 filed on May 15, 2023)
4.9	Form of Common Stock Purchase Warrant issued with 8% Unsecured Promissory Note (incorporated by reference to Exhibit 4.9 to the Registration Statement on Form S-1 filed on May 15, 2023)
4.10	Form of Warrants to Purchase Common Stock issued to Boustead Securities, LLC, in connection with issuances of 8% Unsecured Promissory Notes and respective warrants (incorporated by reference to Exhibit 4.10 to the Registration Statement on Form S-1 filed on May 15, 2023)
5.1	Opinion of Bevilacqua PLLC
10.1	Shareholder Agreement among Signing Day Sports, Inc. and each of the stockholders of Signing Day Sports, Inc., effective as of May 17, 2022
10.2	Marketing Agreement between Texas High School Coaches Association and Signing Day Sports, LLC, dated June 22, 2021 (incorporated by reference to Exhibit 10.2 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.3	Marketing Agreement between North Carolina Coaches Association and Signing Day Sports, Inc., dated September 15, 2021 (incorporated by reference to Exhibit 10.3 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.4	Marketing Agreement between Arizona Football Coaches Association and Signing Day Sports, dated May 23, 2022 (incorporated by reference to Exhibit 10.4 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.5	Client Service Agreement between Tilson HR, Inc. and Signing Day Sports, dated June 18, 2020 (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-1 filed on May 15, 2023)

10.6	Master Services Agreement between SAGE186, LLC and Signing Day Sports, dated January 18, 2022 (incorporated by reference to Exhibit 10.6 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.7	Work for Hire Agreement between Signing Day Sports and Midwestern Interactive, LLC, dated August 17, 2022 (incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.8	Order for Services between Signing Day Sports, Inc. and Paycor Services, dated May 23, 2022 (incorporated by reference to Exhibit 10.8 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.9	Membership Interest Purchase Agreement between Clayton Adams and Signing Day Sports, LLC, dated August 7, 2021 (incorporated by reference to Exhibit 10.9 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.10	Membership Interest Purchase Agreement between Matthew Atkinson and Signing Day Sports, LLC, dated August 9, 2021 (incorporated by reference to Exhibit 10.10 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.11†	Employment Offer Letter Agreement between George Weathers and Signing Day Sports, Inc., dated October 8. 2021 (incorporated by reference to Exhibit 10.11 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.12†	Engagement Letter Agreement between Wolfson Berbenich & Co., CPA’s, LLP and Signing Day Sports, Inc., dated August 12, 2022 (incorporated by reference to Exhibit 10.12 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.13	Settlement Agreement and Release between Dennis Gile and Signing Day Sports, LLC, Signing Day Sports Baseball, LLC, Signing Day Sports Football, LLC, and Signing Day Sports, Inc., dated as of May 12, 2022 (incorporated by reference to Exhibit 10.13 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.14	Settlement Agreement and Release between Dorsey Family Holdings, LLC, John Dorsey and Elena Dorsey, and Signing Day Sports, LLC, Signing Day Sports Baseball, LLC, Signing Day Sports Football, LLC, and Signing Day Sports, Inc., dated as of April 25, 2022 (incorporated by reference to Exhibit 10.14 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.15	Settlement Agreement and Release between Joshua A. Donaldson Revocable Trust and Joshua Donaldson, and Signing Day Sports, LLC, Signing Day Sports Baseball, LLC, Signing Day Sports Football, LLC, and Signing Day Sports, Inc., dated as of May 17, 2022 (incorporated by reference to Exhibit 10.15 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.16	Settlement Agreement and Release between Noah (Jed) Smith and Glory Smith, and Signing Day Sports, LLC, Signing Day Sports Baseball, LLC, Signing Day Sports Football, LLC, and Signing Day Sports, Inc., dated as of May 13, 2022 (incorporated by reference to Exhibit 10.16 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.17	Settlement Agreement and Release between Midwestern Interactive, LLC, and Signing Day Sports, LLC, Signing Day Sports Baseball, LLC, Signing Day Sports Football, LLC, and Signing Day Sports, Inc., dated as of May 2, 2022 (incorporated by reference to Exhibit 10.17 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.18	Settlement Agreement and Release between Virginia Byrd and Byrd Enterprises of Arizona, Inc., and Signing Day Sports, LLC, Signing Day Sports Baseball, LLC, Signing Day Sports Football, LLC, and Signing Day Sports, Inc., dated as of May 13, 2022 (incorporated by reference to Exhibit 10.18 to the Registration Statement on Form S-1 filed on May 15, 2023)

10.19	Settlement Agreement and Release between Zone Right, LLC, Glen Kim and Jessica Lee, and Signing Day Sports, LLC, Signing Day Sports Baseball, LLC, Signing Day Sports Football, LLC, and Signing Day Sports, Inc., dated as of April 26, 2022 (incorporated by reference to Exhibit 10.19 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.20	Settlement Agreement and Release between Clayton Adams and Signing Day Sports, LLC, Signing Day Sports Baseball, LLC, Signing Day Sports Football, LLC, and Signing Day Sports, Inc., dated as of May 3, 2022 (incorporated by reference to Exhibit 10.20 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.21	Settlement Agreement and Release between Matthew Atkinson and Penny Atkinson, and Signing Day Sports, LLC, Signing Day Sports Baseball, LLC, Signing Day Sports Football, LLC, and Signing Day Sports, Inc., dated as of May 13, 2022 (incorporated by reference to Exhibit 10.21 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.22	Settlement Agreement and Release between Bayston Family Limited Partnership, Brett Bayston and Shari L. Bayston, and Signing Day Sports, LLC, Signing Day Sports Baseball, LLC, Signing Day Sports Football, LLC, and Signing Day Sports, Inc., dated as of April 26, 2022 (incorporated by reference to Exhibit 10.22 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.23	Settlement Agreement and Release between DeWayne L. Corvin and Becky Corvin, and Signing Day Sports, LLC, Signing Day Sports Baseball, LLC, Signing Day Sports Football, LLC, and Signing Day Sports, Inc., dated as of May 4, 2022 (incorporated by reference to Exhibit 10.23 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.24	Settlement Agreement and Release between 35’sNextChapters, LLC and Signing Day Sports, LLC, Signing Day Sports Baseball, LLC, Signing Day Sports Football, LLC, and Signing Day Sports, Inc., dated as of May 13, 2022 (incorporated by reference to Exhibit 10.24 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.25	Settlement Agreement and Release between William Greene and Signing Day Sports, LLC, Signing Day Sports Baseball, LLC, Signing Day Sports Football, LLC, and Signing Day Sports, Inc., dated as of May 1, 2022 (incorporated by reference to Exhibit 10.25 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.26	Settlement Agreement and Release between Herbert and Sandra Irvine, as Joint Tenants with Right of Survivorship, and Signing Day Sports, LLC, Signing Day Sports Baseball, LLC, Signing Day Sports Football, LLC, and Signing Day Sports, Inc., dated as of May 3, 2022 (incorporated by reference to Exhibit 10.26 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.27	Settlement Agreement and Release between Jonathan Byrd and Abigail R. Byrd, and Signing Day Sports, LLC, Signing Day Sports Baseball, LLC, Signing Day Sports Football, LLC, and Signing Day Sports, Inc., dated as of May 13, 2022 (incorporated by reference to Exhibit 10.27 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.28	Settlement Agreement and Release between Jeffrey L. Smith, Trustee of the Jeffrey L. Smith Living Trust, and Signing Day Sports, LLC, Signing Day Sports Baseball, LLC, Signing Day Sports Football, LLC, and Signing Day Sports, Inc., dated as of April 27, 2022 (incorporated by reference to Exhibit 10.28 to the Registration Statement on Form S-1 filed on May 15, 2023)

10.29	Settlement Agreement and Release between Shawn Olson and Jill Olson, and Signing Day Sports, LLC, Signing Day Sports Baseball, LLC, Signing Day Sports Football, LLC, and Signing Day Sports, Inc., dated as of April 29, 2022 (incorporated by reference to Exhibit 10.29 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.30	Settlement Agreement and Release between John and Valerie Russell, as Trustees of the Valerie P. Russell Revocable Trust, and Signing Day Sports, LLC, Signing Day Sports Baseball, LLC, Signing Day Sports Football, LLC, and Signing Day Sports, Inc., dated as of May 3, 2022 (incorporated by reference to Exhibit 10.30 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.31	Settlement Agreement and Release between Spencer Bayston and Signing Day Sports, LLC, Signing Day Sports Baseball, LLC, Signing Day Sports Football, LLC, and Signing Day Sports, Inc., dated as of April 26, 2022 (incorporated by reference to Exhibit 10.31 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.32	Settlement Agreement and Release between Deene Beauchamp and Signing Day Sports, LLC, Signing Day Sports Baseball, LLC, Signing Day Sports Football, LLC, and Signing Day Sports, Inc., dated as of May 3, 2022 (incorporated by reference to Exhibit 10.32 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.33	Form of Subscription Agreement for 6% Convertible Unsecured Promissory Notes (incorporated by reference to Exhibit 10.33 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.34	Form of Investor Rights and Lock-Up Agreement (incorporated by reference to Exhibit 10.34 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.35	Form of Subscription Agreement for 8% Convertible Unsecured Promissory Notes and Warrants (incorporated by reference to Exhibit 10.35 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.36	Sponsorship Agreement between Goat Farm Sports and Signing Day Sports, Inc., dated September 9, 2022 (incorporated by reference to Exhibit 10.36 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.37	Collaboration and Revenue-Sharing Agreement between Signing Day Sports, Inc. and Louisville Slugger Hitting Science Center LLC, dated as of October 31, 2022 (incorporated by reference to Exhibit 10.37 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.38†	Offer Letter Agreement between John Dorsey and Signing Day Sports, Inc., dated January 13, 2022 (incorporated by reference to Exhibit 10.38 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.39†	Severance General Waiver and Release Agreement between Signing Day Sports, Inc. and Dennis Gile, dated March 22, 2022 (incorporated by reference to Exhibit 10.39 to the Registration Statement on Form S-1 filed on May 15, 2023)

10.40	Lease Agreement between Scottsdale Financial Center Owner LLC and Signing Day Sports, LLC, dated January 25, 2021 (incorporated by reference to Exhibit 10.40 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.41	Consent to Sublease, executed as of December 1, 2021, between Scottsdale Financial Center Owner LLC, Signing Day Sports, LLC, and Exact Payments Opco LLC (incorporated by reference to Exhibit 10.41 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.42	Sublease, dated as of November 10, 2021, between Signing Day Sports, LLC and Exact Payments Opco LLC (incorporated by reference to Exhibit 10.42 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.43	Standard Multi-Tenant Office Lease – Gross and Addendum to Lease, dated as of October 7, 2021, between Verde View Grove, LLC and Signing Day Sports, Inc. (incorporated by reference to Exhibit 10.43 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.44	Lease Termination Agreement, dated as of August 31, 2022, between Verde View Grove LLC and Signing Day Sports, Inc. (incorporated by reference to Exhibit 10.44 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.45	Form of Cancellation and Exchange Agreement between Signing Day Sports, Inc. and the former holders of certain Simple Agreements for Future Equity (incorporated by reference to Exhibit 10.45 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.46	Form of Service Provider Agreement between Signing Day Sports, Inc. and certain vendors (incorporated by reference to Exhibit 10.46 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.47	Form of Restricted Stock Award Agreement between Signing Day Sports, Inc. and certain vendors (incorporated by reference to Exhibit 10.47 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.48	Settlement Agreement, Release of Claims, and Covenant Not To Sue between Signing Day Sports, Inc. and John Dorsey, dated as of January 12, 2023 (incorporated by reference to Exhibit 10.48 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.49	Standard Form Office Lease, dated November 1, 2022, and Addendum to Lease, dated November 1, 2022, between M4 Perimeter, LLC and Signing Day Sports, Inc. (incorporated by reference to Exhibit 10.49 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.50†	Amended and Restated Employment Offer Letter, dated March 14, 2023, between Signing Day Sports, Inc. and David O’Hara (incorporated by reference to Exhibit 10.50 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.51†	Form of Independent Director Agreement between Signing Day Sports, Inc. and each independent director (incorporated by reference to Exhibit 10.51 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.52†	Form of Indemnification Agreement between Signing Day Sports, Inc. and each officer or director (incorporated by reference to Exhibit 10.52 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.53†	Signing Day Sports, Inc. 2022 Equity Incentive Plan (incorporated by reference to Exhibit 10.53 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.54†	Form of Stock Option Agreement for Signing Day Sports, Inc. 2022 Equity Incentive Plan (incorporated by reference to Exhibit 10.54 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.55†	Form of Restricted Stock Award Agreement for Signing Day Sports, Inc. 2022 Equity Incentive Plan (incorporated by reference to Exhibit 10.55 to the Registration Statement on Form S-1 filed on May 15, 2023)

10.56†	Form of Restricted Stock Unit Award Agreement for Signing Day Sports, Inc. 2022 Equity Incentive Plan (incorporated by reference to Exhibit 10.56 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.57	Form of Subscription Agreement for 8% Unsecured Promissory Notes and Warrants (incorporated by reference to Exhibit 10.57 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.58	Repurchase and Resignation Agreement between Signing Day Sports, Inc. and Dennis Gile, dated March 21, 2023 (incorporated by reference to Exhibit 10.58 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.59	Confidential Mutual General Release and Covenant Not to Sue Agreement, effective as of March 29, 2023, between Signing Day Sports, Inc. and John Dorsey (incorporated by reference to Exhibit 10.59 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.60	First Amendment to Lease, dated April 1, 2023, between M4 PERIMETER, LLC and Signing Day Sports, Inc. (incorporated by reference to Exhibit 10.60 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.61†	Employee Confidential Information and Inventions Assignment Agreement, dated April 3, 2023, between Signing Day Sports, Inc. and David O’Hara (incorporated by reference to Exhibit 10.61 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.62†	Executive Employment Agreement, dated April 5, 2023, between Signing Day Sports, Inc. and Richard Symington (incorporated by reference to Exhibit 10.62 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.63	Work for Hire Agreement between Signing Day Sports and Midwestern Interactive, LLC, dated December 6, 2022
10.64	Work for Hire Agreement between Signing Day Sports and Midwestern Interactive, LLC, dated December 21, 2022
14.1	Code of Ethics and Business Conduct (incorporated by reference to Exhibit 14.1 to the Registration Statement on Form S-1 filed on May 15, 2023)
16.1	Letter from Marcum LLP to the Securities and Exchange Commission dated June 30, 2023
23.1	Consent of BARTON CPA
23.2	Consent of Marcum LLP
23.3	Consent of Bevilacqua PLLC (included in Exhibit 5.1)
24.1	Power of Attorney (incorporated by reference to the signature page of the Registration Statement on Form S-1 filed on May 15, 2023)
99.1	Audit Committee Charter (incorporated by reference to Exhibit 99.1 to the Registration Statement on Form S-1 filed on May 15, 2023)
99.2	Compensation Committee Charter (incorporated by reference to Exhibit 99.2 to the Registration Statement on Form S-1 filed on May 15, 2023)
99.3	Nominating and Corporate Governance Committee Charter (incorporated by reference to Exhibit 99.3 to the Registration Statement on Form S-1 filed on May 15, 2023)
107	Calculation of Filing Fee Table

†	Executive compensation plan or arrangement.

(b) Financial Statement Schedules.

All financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or in the notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(i)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)	For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on June 30, 2023.

Signing Day Sports, Inc.

By:	/s/ Daniel D. Nelson
Daniel D. Nelson Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

	/s/ Daniel D. Nelson	Chief Executive Officer	June 30, 2023
	Daniel D. Nelson	(principal executive officer), Chairman, and Director

	/s/ Damon Rich	Interim Chief Financial Officer	June 30, 2023
	Damon Rich	(principal financial officer and principal accounting officer)

	/s/ *	Director	June 30, 2023
Greg Economou

	/s/ *	Director	June 30, 2023
Glen Kim

	/s/ *	Director	June 30, 2023
Martin Lanphere

	/s/ *	Director	June 30, 2023
Roger Mason Jr.

* By:	/s/ Daniel D. Nelson
Daniel D. Nelson
Attorney-In-Fact

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